As filed with the Securities and Exchange Commission on February 14, 2006

Registration No. 333–130353

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PREGIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3089	20-3103585
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

1900 West Field Court

Lake Forest, IL 60045

(847) 482-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Vincent P. Langone

1900 West Field Court

Lake Forest, IL 60045

(847) 482-2000

(Name, address, including zip code,

and telephone number, including area code, of agent for service)

Copies to:

Michael A. Levitt, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Second Priority Senior Secured Floating Rate Notes due 2013	€100,000,000	100%	€100,000,000	$12,608.88 (2)
Guarantees of Second Priority Senior Secured Floating Rate Notes due 2013	€100,000,000	(3)	(3)	(3)
12 3/8% Senior Subordinated Notes due 2013	$150,000,000	100%	$150,000,000	$16,050.00
Guarantees of 12 3/8% Senior Subordinated Notes due 2013	$150,000,000	(3)	(3)	(3)
Total Registration Fee	—	—	—	$28,658.88 (4)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2)	Calculated based on the noon buying rate at December 6, 2005 of €1.00 = $1.1784 provided by the Federal Reserve Bank of New York.

(3)	No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

(4)	Previously paid on December 15, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
PREGIS HOLDING II CORPORATION	Delaware	6719	20-3321581
PREGIS MANAGEMENT CORPORATION	Delaware	8741	20-3321603
PREGIS INNOVATIVE PACKAGING INC.	Delaware	3089	76-0533954
HEXACOMB CORPORATION	Illinois	2653	36-3670404

(1)	The address for each of the additional registrant guarantors is c/o Pregis Corporation, 1900 West Field Court, Lake Forest, IL 60045.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

Subject to Completion, dated February 14, 2006

Prospectus

Pregis Corporation

Exchange Offer for

€100,000,000

Second Priority Senior Secured Floating Rate Notes due 2013

$150,000,000

12 3/8% Senior Subordinated Notes due 2013

We are offering to exchange up to €100,000,000 of our new second priority senior secured floating rate notes due 2013 and $150,000,000 of our new 12 3/8% senior subordinated notes due 2013, which will be registered under the Securities Act of 1933, as amended, for up to €100,000,000 of our outstanding second priority senior secured floating rate notes due 2013 and up to $150,000,000 of our outstanding 12 3/8% senior subordinated notes due 2013, respectively. We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The senior subordinated exchange notes will not be listed on any securities exchange. Application has been made to the Irish Financial Services Regulatory Authority, as competent authority under Directive 2003/71/EC, for the offering circular (pursuant to which the outstanding notes were issued) to be approved. Application has been made to the Irish Stock Exchange for the outstanding senior secured floating rate notes to be admitted to the Official List and trading on its regulated market.

The exchange offer will expire at 12:00 a.m., New York City time on                     , 2006, unless we extend it.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider carefully the “ Risk Factors” beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006.

This document constitutes a prospectus for purposes of the Prospectus Directive.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Pregis Corporation is a Delaware Corporation. We are a wholly owned subsidiary of Pregis Holding II Corporation, a Delaware Corporation, or Pregis Holding II, which is in turn a wholly owned subsidiary of Pregis Holding I Corporation, a Delaware Corporation, or Pregis Holding I. Our principal executive offices are located in 1900 West Field Court, Lake Forest, IL 60045. Our telephone number is (847) 482-2000.

This prospectus includes trademarks and service marks owned or used by us, such as Astro-Foam™, Astro-Cell®, Astro-Bubble®, Astro-Supra Bubble®, Air Kraft®, Furniture GUARD®, Hexacomb®, Microfoam®, Nopaplank™, Polylam®, Polyplank®, Jiffy™, Propyflex™, Secu-Drape™, Cleerpeel™, Steriflex™, Mediwell Super™, Mediwell Super Plus™, Medipeel™, Hefty Express®, Air-Paq™, Prop-X™, Micro-Tuff™, Rhino™, and Flexopeel™, as well as trademarks and service marks owned by third parties.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before participating in the exchange offer. Except as otherwise required by the context, references in this prospectus to “our company,” “we,” “our” or “us” (or similar terms) refer to Pregis Corporation, the obligor under the notes, together with its consolidated subsidiaries, “pro forma” gives effect to the Acquisition and related transactions in the manner described under “Unaudited Pro Forma Combined Financial Information,” and “$”, “US$” or “U.S. dollars” refers to the lawful currency of the United States.

Our Company

We are one of the leading international manufacturers, marketers and suppliers of protective packaging products and specialty packaging solutions. Our broad, industry-leading product offering includes protective packaging, flexible barrier packaging, food service packaging and hospital supplies. We serve a diversified range of end-markets including general industrial, foodservice, electronics, medical, furniture, consumer products, building products, agricultural, retail and other specialty industries. We have been able to secure strong positions in our segments as a result of our broad offering of highly customized, innovative packaging solutions; long-standing customer relationships; customer-focused service; strategically located operations; and advanced low-cost manufacturing facilities. Our product offering is primarily plastic resin and plastic film-based but also includes products derived from kraft paper and other raw material. We believe that our diversified range of product offerings, geographical markets, end-markets and customers helps reduce overall business risk, enhances our revenue stability and provides us with opportunities for growth resulting from changing customer needs and market trends.

Our company operates through two divisions: Global Protective Packaging and European Specialty Packaging.

Our Global Protective Packaging division manufactures, markets, sells and distributes protective packaging products in both North America and Europe. Global Protective Packaging’s protective mailers, air-encapsulated cushioning products, sheet foam, engineered foam, inflatable airbag systems, honeycomb products and other protective packaging products are used for cushioning, void-fill, surface protection, containment, and blocking and bracing. Global Protective Packaging derived approximately 85% of its 2004 sales from market segments where we believe Global Protective Packaging is the largest or second largest supplier. We believe Global Protective Packaging’s market leadership results from its broad product offerings with multiple applications, industry-leading scale, end-user focused sales strategy, low-cost operations and continuous investment in innovation. With a strategic footprint of 18 manufacturing facilities in North America and 13 in Europe, Global Protective Packaging benefits significantly from an estimated cost-effective shipping radius in the industry of approximately 200 to 400 miles.

Our European Specialty Packaging division is a leading European packaging business focused on the development, production and marketing of specialty packaging solutions principally to the food, medical and consumer products markets. Within these markets, European Specialty Packaging pursues a niche strategy focusing on market segments that we believe offer attractive growth and return opportunities. Through a combination of highly customized, value-added packaging solutions and a diversified technology and production base, European Specialty Packaging has been able to secure strong positions in the segments it serves. European Specialty Packaging has thus far developed three niche areas of focus:

•	Flexibles, which produces high value-added customized converted barrier films and products for niche segments of the food, medical and consumer products markets;

•	Hospital Supplies, which manufactures and supplies a full range of customizable operating drape products, procedure packs, protection products and sterilization packaging for the health care industry; and

•	Foodservice, which produces and resells plastic-based rigid films and thermoformed containers, primarily serving the food and foodservice sectors.

European Specialty Packaging operates eight manufacturing facilities in Germany, the United Kingdom and Egypt and generates substantially all of its sales in Europe, the Middle East and North Africa.

Competitive Strengths

We believe we are distinguished by the following competitive strengths:

•	leading positions in fragmented markets;

•	a broad product offering combined with customer-focused service;

•	advanced, low-cost manufacturing;

•	significant diversification;

•	a track record of customization and innovation; and

•	our experienced management team and strong equity sponsorship.

Business Strategy

We have developed a business strategy to increase future revenue and cash flow. The key components of this strategy are:

•	utilizing our market credibility and innovations to further penetrate end-markets;

•	continuing customer-focused service;

•	optimizing our corporate overhead structure and improving our manufacturing operations;

•	maintaining technological know-how and low-cost manufacturing position; and

•	continuing to use our international platform.

Recent Developments

On February 6, 2006, we announced that Vincent P. Langone was appointed as our new President and Chief Executive Officer effective immediately. Mr. Langone also joined the board of directors of Pregis Holding II and will become an investor in our company. Mr. Langone is the former Chairman, President and Chief Executive Officer of Formica Corporation. Mr. Langone succeeded Glenn Fischer, who served as our Interim Chief Executive Officer from January 1, 2006 to February 5, 2006. Mr. Fischer, an operating partner with AEA Investors LLC, remains a member of the board of directors of Pregis Holding II. On December 1, 2005, we announced that our then Chief Executive Officer, James D. Morris, decided to leave his position for personal reasons. His resignation became effective December 31, 2005. Mr. Morris continues to work with us as a consultant, an investor and a member of the board of directors of Pregis Holding II.

On November 14, 2005, we announced that Kevin J. Corcoran and the company reached a mutual agreement that Mr. Corcoran will cease to serve as our Chief Financial Officer. Mr. Corcoran has agreed to continue serving as our Chief Financial Officer until his successor has been appointed, at which time his resignation will become effective. A search for Mr. Corcoran’s replacement is underway.

The Acquisition

AEA Investors LLC and certain of its affiliates, or AEA Investors, formed Pregis Corporation, Pregis Holding I and Pregis Holding II for the purpose of the Acquisition. On June 23, 2005, we entered into a stock purchase agreement with Pactiv Corporation, or Pactiv, and certain of its affiliates to purchase all of the outstanding shares of capital stock of Pactiv’s subsidiaries operating its global protective packaging and European specialty packaging businesses. On October 12, 2005, the Acquisition was consummated. The purchase price for the Acquisition was $523.5 million, subject to post-closing working capital and indebtedness adjustments to be determined pursuant to the stock purchase agreement. The Acquisition was financed with the proceeds from the offering of the outstanding notes, borrowings under our senior secured credit facilities and an equity contribution to Pregis Holding I by AEA Investors.

As used in this prospectus, the term “Transactions” means, collectively, the Acquisition and the related financings, repayment of existing debt of affiliates prior to closing of the Acquisition and other related transactions.

Risk Factors

Investing in the exchange notes involves risks, which include, among other things:

•	Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes. Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial leverage;

•	The right of holders of senior subordinated notes to receive payments on the senior subordinated notes will be junior to our existing and future senior debt, including indebtedness under the senior secured floating rate notes and our senior secured credit facilities. Further, the guarantees of the senior subordinated notes are junior to all of the guarantors’ existing and future senior debt;

•	If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes;

•	Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes;

•	There may not be sufficient collateral to pay all or any of the senior secured floating rate notes;

•	Holders of the senior secured floating rate notes will not control decisions regarding collateral;

•	We had never operated as a stand–alone entity prior to the closing of the Acquisition and our business could suffer if we fail to develop the systems and infrastructure necessary to support our business as a stand–alone entity;

•	Because our historical financial information may not be representative of our results as a separate company, you have limited financial information on which to evaluate our business and your investment decision;

•	Our financial performance is dependent on plastic resin prices as well as the continued availability of resin and energy costs;

•	We face competition in each of our businesses and our customers may not continue to purchase our products.

See “Risk Factors” for a description of these and other risks of investing in the exchange notes.

Ownership and Corporate Structure

The chart below summarizes our ownership and corporate structure.

The exchange notes will be guaranteed by Pregis Holding II Corporation and all of the current and future domestic restricted subsidiaries of Pregis Corporation. The exchange notes will be effectively subordinated to all of the liabilities of Pregis Corporation’s subsidiaries that are not guaranteeing the notes. See “Description of Senior Secured Floating Rate Exchange Notes—Senior Secured Floating Rate Note Guarantees,” “Description of Senior Subordinated Exchange Notes—Senior Subordinated Note Guarantees” and “Risk Factors—Risks Related to the Notes and Our Indebtedness—Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.”

The Sponsor

AEA Investors is a New York-based private equity investment firm specializing in leveraged buyouts. AEA Investors was founded in 1968 and currently manages approximately $2 billion of invested and committed capital in four separate funds, with approximately $1 billion of committed capital available for new investments. With a staff of approximately 45 investment professionals across its various funds, AEA Investors operates offices in New York and London.

Summary of the Exchange Offer

On October 12, 2005, we sold €100,000,000 aggregate principal amount of our second priority senior secured floating rate notes due 2013 and $150,000,000 aggregate principal amount of our 12 3/8% senior subordinated notes due 2013 in a transaction exempt from registration under the Securities Act. We are conducting this exchange offer to satisfy our obligations contained in the registration rights agreement that we entered into in connection with that sale. You should read the discussion under the headings “The Exchange Offer,” “Description of Senior Secured Floating Rate Exchange Notes” and “Description of Senior Subordinated Exchange Notes” for further information regarding the exchange notes to be issued in the exchange offer.

Securities Offered

Up to €100,000,000 aggregate principal amount of second priority senior secured floating rate notes due 2013 registered under the Securities Act.

Up to $150,000,000 aggregate principal amount of 12 3/8% senior subordinated notes due 2013 registered under the Securities Act.

The terms of the exchange notes offered in the exchange offer are identical to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer	We are offering exchange notes in exchange for a like principal amount of our outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 12:00 a.m., New York City time, on , 2006, unless we extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal period.

Conditions to the Exchange Offer

The exchange offer is not subject to any conditions, other than that:

•       the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC; and

•       there is no action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

Procedures for Tendering Outstanding Notes

To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

United States Federal Tax Considerations	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Material United States Federal Income and Estate Tax Considerations” for a summary of United States federal tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York, the trustee under the indentures governing the notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Resales of the Exchange Notes

Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

•        you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

•        you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•        you are not an “affiliate” of our company, as that term is defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Summary of The Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. For a more complete understanding of the exchange notes, please refer to the sections entitled “Description of Senior Secured Floating Rate Exchange Notes” and “Description of Senior Subordinated Exchange Notes” in this prospectus.

Issuer	Pregis Corporation

Securities Offered

Up to €100,000,000 aggregate principal amount of senior secured floating rate exchange notes due 2013.

Up to $150,000,000 aggregate principal amount of 12 3/8% senior subordinated exchange notes due 2013.

Maturity Date	The senior secured floating rate exchange notes will mature on April 15, 2013. The senior subordinated exchange notes will mature on October 15, 2013.

Interest

The senior secured floating rate exchange notes will bear interest at a floating rate equal to EURIBOR (as defined) plus 5.00% per year. Interest on the senior secured floating rate exchange notes will be reset quarterly and will be payable quarterly on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2006. As of January 15, 2006, this interest rate equals 7.52%.

The senior subordinated exchange notes will bear interest at a rate per annum equal to 12.375%. Interest on the senior subordinated exchange notes will be payable semi-annually on April 15 and October 15 of each year, beginning on April 15, 2006.

Guarantees	The payment of principal, premium, if any, and interest on the senior secured floating rate exchange notes is unconditionally guaranteed, jointly and severally, on a senior secured basis by our immediate parent and each of our current and future domestic restricted subsidiaries. The payment of principal, premium, if any, and interest on the senior subordinated exchange notes is unconditionally guaranteed, jointly and severally, on a senior subordinated basis by our parent and each of our current and future domestic restricted subsidiaries.

Ranking

The senior secured floating rate exchange notes and the related guarantees will be second priority secured senior obligations. Accordingly, they will be:

•        effectively junior to our and the guarantors’ obligations under our senior secured credit facilities and any other obligations that are secured by first priority liens on the collateral securing the senior secured floating rate exchange notes or that are secured by a lien on assets that are not part of the collateral securing the senior secured floating rate exchange notes, in each case, to the extent of the value of such collateral or assets;

•        structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors;

•        equal in right of payment with all of our and the guarantors’ existing and future unsecured and unsubordinated indebtedness, and effectively senior to such indebtedness to the extent of the value of the collateral; and

•        senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, including the senior subordinated exchange notes and the related guarantees.

The senior subordinated exchange notes and the related guarantees will be unsecured, senior subordinated obligations. Accordingly, they will be:

•       subordinated in right of payment to all of our and the guarantors’ existing and future senior indebtedness, including indebtedness under the senior secured floating rate exchange notes and our senior secured credit facilities;

•       structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors;

•       equal in right of payment to our and the guarantors’ future senior subordinated indebtedness; and

•       senior in right of payment to our and the guarantors’ future subordinated indebtedness.

As of September 30, 2005, after giving pro forma effect to the Transactions, we would have had $442.7 million of indebtedness on a consolidated basis, of which:

•       $295.5 million would have been senior debt comprising $172.0 million of borrowings under our senior secured credit facilities (excluding $50.0 million of availability under the revolving credit portion of such facilities and $100.0 million of additional borrowings that we would be permitted to incur, subject to certain conditions, under the term loan portion of such facilities) and $123.5 million (euro equivalent) aggregate principal amount of senior secured floating rate notes, all of which would have been secured debt; and

•       $147.2 million would have been senior subordinated debt representing the senior subordinated notes.

In addition, as of September 30, 2005, after giving pro forma effect to the Transactions, our subsidiaries that are not guarantors would have had $46.9 million of liabilities, all of which would constitute trade payables.

Collateral for the Senior Secured Floating Rate Exchange Notes	The senior secured floating rate exchange notes and the related guarantees will be secured by a second priority lien, subject to permitted liens, on all of the following assets owned by us or the guarantors, to the extent such assets secure our senior secured credit facilities on a first priority basis:

•       substantially all of our and each guarantor’s existing and future property and assets (subject to certain exceptions); and

•       all of the capital stock or other securities of our and the guarantors’ existing or future direct or indirect domestic subsidiaries and 66% of the stock or other securities of our and the guarantors’ existing or future direct foreign subsidiaries, but only to the extent that the inclusion of such capital stock or other securities will mean that the par value, book value as carried by us, or market value (whichever is greatest) of any such capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of senior secured floating rate exchange notes outstanding. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Exchange Notes—The equity interests and other securities securing the senior secured floating rate exchange notes will be deemed not to be collateral to the extent the pledge of such equity interests or other securities would require the filing with the SEC of separate financial statements for any subsidiaries that shall have issued such equity interests or other securities.”

Our obligations under our senior secured credit facilities are secured by a first priority lien on the collateral (as well as on the capital stock or other securities in excess of the 20% threshold discussed in the preceding paragraph). As a result, the senior secured floating rate exchange notes will be effectively junior to our obligations under our senior secured credit facilities and any other indebtedness secured by a first priority lien on the collateral to the extent of the value of the collateral. In addition, the indenture governing the senior secured floating rate exchange notes permits us (1) to secure with first priority liens on the collateral (a) hedging obligations, (b) an amount of indebtedness that would result in the ratio of our total secured indebtedness (other than indebtedness secured by second or third priority liens on the collateral) to our consolidated cash flow (as defined in such indenture) being equal to 3.0 to 1.0 and (c) up to $50 million of additional indebtedness and (2) to secure an unlimited principal amount of additional senior secured floating rate notes (issued after the closing date of this offering) with second priority liens on the collateral provided that the indebtedness represented by such additional notes could be incurred under such indenture.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. As of December 31, 2005, the book value of the collateral for the senior secured floating rate notes equals approximately $420 million, before giving effect to any purchase price allocation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay any of our obligations under the senior secured floating rate exchange notes, in full or at all, after first applying any proceeds from the collateral to satisfy our obligations in full under our senior secured credit facilities and any other indebtedness secured by a first priority lien on the collateral. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Exchange Notes—There may not be sufficient collateral to pay all or any of the senior secured floating rate exchange notes.”

Any proceeds received by the trustee on behalf of the holders of the senior secured floating rate exchange notes from the sale of the collateral prior to the payment in full of indebtedness secured by the first priority liens on the collateral must be delivered to the holders of that indebtedness.

The security documents governing the collateral provide that the holders of first priority liens on the collateral will control, at all times prior to payment in full, all remedies and other actions related to the collateral. The second priority liens on the collateral will not entitle the trustee or the holders of any senior secured floating rate exchange notes to take any action whatsoever with respect to the collateral prior to such time. As a result, neither the trustee nor the holders of the senior secured floating rate exchange notes will be able to force a sale of the collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the lenders under our senior secured credit facilities and other holders of first priority liens on the collateral. To the extent that the first priority lien holders release their first priority liens on all or any portion of the collateral, the second priority lien on the collateral will likewise be automatically released to the same extent, in most cases. However, if following such release, we grant any future creditor a first priority lien on any assets constituting the secondary collateral to secure new indebtedness, we must also grant the holders of senior secured floating rate exchange notes a second priority lien on such assets to secure our obligations under the senior secured floating rate exchange notes and the related guarantees.

Optional Redemption	We may redeem up to 35% of the aggregate principal amount of the senior subordinated exchange notes at any time prior to October 15, 2008 with the net proceeds of certain equity offerings at redemption prices set forth in this prospectus. We may redeem some or all of the senior secured floating rate exchange notes at any time prior to October 15, 2006 and some or all of the senior subordinated exchange notes at any time prior to October 15, 2009, in each case, at the redemption prices equal to the respective make-whole amounts set forth in this prospectus. We may also redeem some or all of the senior secured floating rate exchange notes on or after October 15, 2006 and some or all of the senior subordinated exchange notes on or after October 15, 2009, in each case, at the redemption prices set forth in this prospectus. See “Description of Senior Secured Floating Rate Exchange Notes—Optional Redemption” and “Description of Senior Subordinated Exchange Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, we will be required to make an offer to repurchase each holder’s exchange notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase; provided that our obligation to repurchase the exchange notes will be subject to the terms of our senior secured credit facilities and our obligation to repurchase the senior subordinated exchange notes will also be subject to the terms of the indenture governing the senior secured floating rate exchange notes. See “Description of Senior Secured Floating Rate Exchange Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Senior Subordinated Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indentures governing the exchange notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•        incur additional indebtedness;

•        pay dividends or make other equity distributions;

•        make investments;

•        create liens;

•        in the case of our restricted subsidiaries, incur obligations that restrict their ability to make dividends or other payments to us;

•        sell assets;

•        engage in transactions with affiliates;

•        with respect to the senior secured floating rate exchange notes, incur debt that is expressly subordinated to other debt;

•        with respect to the senior subordinated exchange notes, incur debt that is expressly senior to such notes and subordinate to any other debt;

•        with respect to the senior secured floating rate exchange notes, engage in sale-leaseback transactions;

•        create unrestricted subsidiaries; and

•        merge or consolidate with other companies or sell substantially all of their assets.

These limitations are subject to a number of important exceptions and qualifications. See “Description of Senior Secured Floating Rate Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

Listing	Application has been made to the Irish Financial Services Regulatory Authority, as competent authority under Directive 2003/71/EC, for the offering circular (pursuant to which the outstanding notes were issued) to be approved. Application has been made to the Irish Stock Exchange for the outstanding senior secured floating rate notes to be admitted to the Official List and trading on its regulated market.

Risk Factors	Investment in the exchange notes involves certain risks. You should carefully consider the information in the “Risk Factors” section and all other information included in this prospectus before participating in the exchange offer.

Summary Historical Financial and Other Data

Set forth below is summary historical financial and other data for us. The summary historical financial data set forth below as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited combined financial statements. The audited combined statements as of December 31, 2003 and 2004 and for the three years ended December 31, 2004 are included elsewhere in this prospectus. The summary historical financial data presented below as of and for the nine-month periods ended September 30, 2004 and September 30, 2005 have been derived from our unaudited interim combined financial statements. The unaudited interim combined financial statements as of September 30, 2005 and for the nine-month periods ended September 30, 2004 and September 30, 2005 are included elsewhere in this prospectus and have been prepared on the same basis as the audited combined financial statements included elsewhere herein. In the opinion of management, the interim data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results for these periods. Operating results for the nine-month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

The summary historical financial and other data should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our combined financial statements and the notes related thereto appearing elsewhere in this prospectus.

	Year Ended December 31,			Unaudited
	2002	2003	2004	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
	(dollars in thousands)
Statement of Operations:
Sales	$711,503	$760,833	$838,370	$617,756	$667,022
Costs and expenses
Cost of sales, excluding depreciation and amortization	543,378	592,634	657,456	483,419	528,856
Selling, general and administrative	104,373	105,795	103,760	77,526	84,032
Depreciation and amortization	27,190	29,136	32,123	23,335	24,169
Goodwill impairment	—	—	—	—	35,654
Other (income) expense	(383)	802	312	208	246
Restructuring and other	(49)	—	12,712	11,755	(314)

Total costs and expenses	674,509	728,367	806,363	596,243	672,643

Operating income (loss)	36,994	32,466	32,007	21,513	(5,621)
Gain on sale of securities	—	—	—	—	(1,228)
Interest expense, net	5,345	4,663	3,562	2,275	2,240
Income tax expense (benefit)	13,763	11,019	13,056	8,801	(92)

Income (loss) before cumulative effect of change in accounting principle, net of taxes	17,886	16,784	15,389	10,437	(6,541)
Cumulative effect of change in accounting principle, net of taxes	(70,150)	—	—	—	—

Net income (loss)	$(52,264)	$16,784	$15,389	$10,437	$(6,541)

	Year Ended December 31,			Unaudited
	2002	2003	2004	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
	(dollars in thousands)
Other Data:
Capital expenditures	$35,671	$25,468	$19,321	$12,836	$21,453
Interest expense, net	$5,345	$4,663	$3,562	$2,275	$2,240
EBITDA(1)	$(5,966)	$61,602	$64,130	$44,848	$19,776
Cumulative effect of change in accounting principle, net of taxes(2)	$70,150	$—	$—	$—	$—
Goodwill impairment(3)	$—	$—	$—	$—	$35,654
Cash provided by (used in):
Operating activities	$37,441	$37,504	$42,531	$25,990	$105,937
Investing activities	$(37,386)	$(24,864)	$(17,614)	$(11,511)	$(21,496)
Financing activities	$1,565	$(7,084)	$(15,557)	$(8,732)	$(80,176)

	Year Ended December 31,			Unaudited
	2002	2003	2004	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
	(dollars in thousands)
Balance Sheet Data (at end of period):
Cash and temporary cash investments	$6,085	$13,378	$22,595	$19,453	$24,340
Trade working capital(4)	$128,496	$143,632	$159,949	$154,635	$157,025
Property, plant and equipment, net	$281,116	$300,791	$306,217	$283,088	$280,148
Total assets	$732,853	$793,619	$853,958	$807,193	$704,445
Total debt(5)	$117,359	$112,319	$110,113	$98,230	$589
Total owner’s equity	$444,125	$513,617	$550,100	$523,197	$523,313

(1)	EBITDA is defined as net income before interest expense, net, income tax expense, depreciation and amortization. EBITDA is a measure used by management to evaluate operating performance. We believe that EBITDA can be useful for, and is frequently used by, securities analysts, investors and other interested parties to perform comparisons of our operating performance between periods and with other companies in our industry and across different industries. In particular, EBITDA is useful because it excludes the effect of:

•	depreciation and amortization, which represent non-cash charges to earnings. Companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation method (straight-line, accelerated, units of production), which can result in considerable variability in depreciation and amortization expense between companies;

•	interest expense, net, which is significantly affected by external factors, including interest rates and inflation rates. Interest expense is dependent on the capital structure and credit rating of a company, while debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary in significance between companies; and

•	income tax expense. The tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits and the differing jurisdictions in which they transact business, with the result that their effective tax rates and tax expense can vary considerably.

However, there are material limitations associated with making the adjustments to calculate EBITDA and using this non-GAAP financial measure as a performance measure as compared to the most directly comparable GAAP financial measure. For instance, EBITDA does not:

•	include interest expense, and because we have borrowed money to finance our operations, interest expense is a necessary element of our cash requirements and costs and ability to generate revenue;

•	include depreciation and amortization expense, and because the assets being depreciated and amortized will often have to be replaced in the future, EBITDA does not reflect any cash requirements for such replacements;

•	include tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our cash requirements and costs and ability to operate;

•	reflect cash expenditures, future requirements for capital expenditures or contractual commitments; or

•	reflect changes in, or cash requirements for, our working capital needs.

Accordingly, EBITDA should not be considered in isolation or construed as an alternative to net income or other measures as determined in accordance with GAAP as an indication of our operating performance. In addition, it should not be considered as a measure of discretionary cash available to us to invest in the growth of our business, as it does not consider certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. In addition, other companies in our industry or across different industries may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for the limitations of EBITDA, we utilize several GAAP measures to review our performance. These GAAP measures include, but are not limited to, net income (loss), operating income (loss), cash provided by (used in) operating activities, cash provided by (used in) investing activities and cash provided by (used in) financing activities. These important GAAP measures allow management to, among other things, review and understand our company’s uses of cash period to period, compare our company’s operations with competitors on a consistent basis and understand the revenues and expenses matched to each other for the applicable reporting period. We believe that the use of these GAAP measures, supplemented by the use of EBITDA, allows us to have a greater understanding of our company’s performance and allows us to adapt to changing trends and business opportunities.

We urge investors or potential investors to review the limitations associated with the using of EBITDA as a performance measure described above, other financial information contained in this prospectus and the following table which sets forth a reconciliation of net income to EBITDA:

	Year Ended December 31,			Unaudited
	2002	2003	2004	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
	(dollars in thousands)
Net income (loss)	$(52,264)	$16,784	$15,389	$10,437	$(6,541)
Depreciation and amortization	27,190	29,136	32,123	23,335	24,169
Interest expense, net	5,345	4,663	3,562	2,275	2,240
Income tax expense (benefit)	13,763	11,019	13,056	8,801	(92)

EBITDA	$(5,966)	$61,602	$64,130	$44,848	$19,776

(2)	During 2002, we recorded a goodwill impairment charge, net of taxes, of $70.2 million as a result of the adoption of FAS 142 “Goodwill and other Intangible Assets.”

(3)	For the nine months ended September 30, 2005, we took a goodwill impairment charge of $35.7 million based on the fair value indicated by the purchase price for the Acquisition.

(4)	Trade working capital is defined as third party receivables, plus inventory, less third party payables.

(5)	Total debt includes short-term and long-term affiliated and non-affiliated debt.

RISK FACTORS

Investing in the exchange notes involves risks. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus, including our combined consolidated financial statements and related notes, before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment. Information contained in this section may be considered “forward-looking statements.” See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of certain qualifications regarding such statements.

Risks Related to the Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We have a significant amount of indebtedness. As of September 30, 2005, after giving pro forma effect to the Transactions, we would have had total indebtedness of $442.7 million, excluding up to an additional $50.0 million that may be borrowed under our senior secured revolving credit facility and $100.0 million that may be borrowed under our term loan facilities subject to certain conditions.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds for capital expenditures, acquisitions, working capital or other purposes.

In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. On a pro forma basis, our interest expense for the year ended December 31, 2004 and the nine months ended September 30, 2005 would have been approximately $39.6 million and $29.7 million, respectively. In addition, each one point increase or decrease in the applicable interest rates on the facilities and the senior secured floating rate notes would correspondingly change our interest expense by approximately $3.0 million per year (based on rates in effect at January 15, 2006). While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes do not, and our senior secured credit facilities do not, fully prohibit us or our subsidiaries from doing so. Our senior secured credit facilities permit borrowings of up to approximately $322.0 million (which amount includes $172.0 million term loans drawn in connection with the Acquisition, up to $50.0 million of availability under the revolving credit portion of such facilities and up to approximately $100.0 million of additional term loans that we may incur, subject to certain conditions, under the term loan portion of such facilities), and all of those borrowings would be effectively senior to the notes and the subsidiary guarantees thereof to the extent of the value of the assets securing such indebtedness and senior in right of payment to the senior subordinated notes. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and we may not be able to meet all our debt obligations, including the repayment of the notes, in whole or in part.

The right of holders of senior subordinated notes to receive payments on the senior subordinated notes will be junior to our existing and future senior debt, including indebtedness under the senior secured floating rate notes and our senior secured credit facilities. Further, the guarantees of the senior subordinated notes are junior to all of the guarantors’ existing and future senior debt.

The senior subordinated notes will rank behind all of our existing and future senior debt. Each guarantee of the senior subordinated notes will rank behind all of that guarantor’s existing and future senior debt. As of September 30, 2005, after giving pro forma effect to the Transactions, the senior subordinated notes and the guarantees thereof would have been subordinated to $295.5 million of senior debt (all of which would have represented borrowings under the senior secured floating rate notes and our senior secured credit facilities). In addition, our senior secured revolving credit facility would have permitted up to $50.0 million of additional borrowings, and our senior secured term loan facilities would have permitted up to approximately $100.0 million of additional term loans subject to certain conditions. These additional borrowings would be senior in right of payment to the senior subordinated notes and the guarantees thereof. We are permitted to borrow substantial additional senior debt in the future under the terms of the indenture governing the senior subordinated notes.

As a result of such subordination, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the senior subordinated notes. Similarly, upon any distribution to the creditors of any guarantor of the senior subordinated notes in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of that guarantor’s senior debt will be entitled to be paid in full before any payment will be made on that guarantor’s guarantee. In addition, we will be prohibited from making any payments on the senior subordinated notes and the guarantees thereof if we default on our payment obligations on our senior debt and we may be prohibited from making any such payments for up to 179 consecutive days if certain non-payment defaults on senior debt occur. In the event of a bankruptcy, liquidation of reorganization or similar proceeding relating to us or the guarantors, holders of the senior subordinated notes will participate with all other holders of subordinated debt in the assets remaining after we and the guarantors have paid all of our and their senior debt. However, because the senior subordinated notes indenture requires that amounts otherwise payable to holders of the senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the senior subordinated notes may receive less, ratably, than holders of trade payables and other unsubordinated debt in any such proceeding.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness—Senior Secured Credit Facilities,” “Description of Senior Secured Floating Rate Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

The guarantors of the notes will not include all of our subsidiaries. In particular, our foreign subsidiaries and all of our future unrestricted subsidiaries will not guarantee the notes. Payments on the notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. In 2004, our non-guarantor subsidiaries had sales of $524.1 million, or 62.5% of our combined 2004 sales, and income from continuing operations before income taxes of $14.5 million, or 51.1% of our combined 2004 income from continuing operations before income taxes. Similarly, at September 30, 2005, our non-guarantor subsidiaries had total assets of $499.7 million, or 70.9% of our total combined assets.

In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables. As of September 30, 2005, after giving pro forma effect to the Transactions, our non-guarantor subsidiaries would have had $46.9 million of trade payables.

We are a holding company.

We are a holding company and we conduct substantially all of our operations through our subsidiaries. Consequently we do not have any income from operations and do not expect to generate income from operations in the future. As a result, our ability to meet our debt service obligations, including our obligations under the notes, substantially depends upon our subsidiaries’ cash flow and payment of funds to us by our subsidiaries as dividends, loans, advances or other payments.

In addition, the payment of dividends or the making of loans, advances or other payments to us may be subject to regulatory or contractual restrictions. We are not aware of any material regulatory or contractual restrictions limiting the payments of dividends or the making of loans, advances or other payments by its subsidiaries to us. However, in the future, our subsidiaries may enter into credit facilities which may materially limit the subsidiaries’ ability to make payments to us. In addition, we may enter into joint venture agreements in the U.S. or Europe which could materially restrict the joint enterprises from making payments to us. It is also possible that we may establish new subsidiaries in certain foreign jurisdictions with regulatory restrictions materially limiting the new subsidiaries’ ability to make payments to us.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our senior secured credit facilities and our other debt agreements, including the indentures governing the notes, and other agreements we may enter into in the future. In particular, we need to maintain certain financial ratios under our senior secured credit facilities. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs.

We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facilities, on commercially reasonable terms or at all. In particular, our senior secured credit facilities mature prior to the maturity of the notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

Our senior secured credit facilities and the indentures governing the notes may restrict, or market or business conditions may limit, our ability to take some or all of these actions.

The agreements governing our debt, including the notes and our senior secured credit facilities, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

Our existing agreements impose and future financing agreements are likely to impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including a maximum leverage ratio and a minimum interest coverage ratio, and limit or prohibit our ability to, among other things:

•	incur, assume or permit to exist additional indebtedness, guaranty obligations or hedging arrangements;

•	incur liens or agree to negative pledges in other agreements;

•	make capital expenditures;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	limit the ability of our subsidiaries to enter into agreements restricting dividends and distributions;

•	with respect to the senior secured floating rate notes, engage in sale-leaseback transactions;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness including the notes;

•	amend or otherwise alter the terms of our organizational documents, our indebtedness including the notes and other material agreements;

•	sell assets or engage in receivables securitizations;

•	transact with affiliates; and

•	alter the business that we conduct.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities. See “Description of Other Indebtedness,” “Description of Senior Secured Floating Rate Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

The notes and the guarantees may not be enforceable because of fraudulent conveyance laws.

Our obligations under the notes and the guarantors’ guarantees of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time we or a guarantor incurred debt, including debt represented by the guarantee, we or such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and we or the guarantor

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or the guarantee or subordinate the amounts owing under the notes or the guarantee to our or the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If the notes or a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against the relevant obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee (other than in accordance with the terms of the indentures) will constitute defaults under the indentures, which defaults would cause all notes to become immediately due and payable.

We believe that, at the time we and the guarantors initially incurred, as applicable, the debt represented by the notes and the guarantees, we and the guarantors:

•	were not insolvent or rendered insolvent by the incurrence;

•	had sufficient capital to run our or their businesses effectively; and

•	were able to pay obligations on the notes and the guarantees as they mature or become due.

In reaching the foregoing conclusions we have relied upon our analyses of internal cash flow projections and estimated values of our and the guarantors’ assets and liabilities. In addition, we have relied on a limitation contained in the guarantors’ guarantee that limits each guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, a court passing on these questions might not reach the same conclusions.

We may not have the ability to raise the funds necessary to finance the change of control offers required by the indentures governing the notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all the notes have been previously called for redemption. The holders of other debt securities that we may issue in the future that rank equally in right of payment with the notes may also have this right. Our failure to purchase tendered notes would constitute events of default under the indentures governing the notes, which in turn, would constitute a default under our senior secured credit facilities. In addition, the occurrence of a change of control would also constitute an event of default under the agreement governing our senior secured credit facilities. A default under our senior secured credit facilities would result in a default under the indentures if the lenders accelerate the debt under our senior secured credit facilities.

Therefore, it is possible that we would not have sufficient funds at the time of the change of control to make the required purchase of the notes. Moreover, our senior secured credit facilities restrict, and any future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase notes unless we first repay all indebtedness outstanding under our senior secured credit facilities and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Moreover, the indenture governing the senior secured floating rate notes restricts our ability to repurchase the senior subordinated notes. Any requirement to offer to repurchase notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of other indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of Senior Secured Floating Rate Exchange Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Senior Subordinated Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

There is no prior public market for the notes. An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.

The outstanding notes were issued to, and we believe those securities are owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the exchange notes. Although the exchange notes may be resold or otherwise transferred by the holders without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market.

The initial purchasers (including Credit Suisse First Boston (Europe) Limited, Credit Suisse First Boston LLC, Lehman Brothers International (Europe), and Lehman Brothers Inc.) of the outstanding notes, pursuant to a purchase agreement among us, the guarantors and the initial purchasers, dated October 6, 2005, as amended, have informed us that they intend to make a market in the notes. However, the initial purchasers are not obligated to do so and may cease their market-making at any time. In addition, such market-making activity may be limited during the exchange offer. Although we have applied to list the outstanding senior secured floating rate notes on the Irish Stock Exchange, we cannot assure you that such notes will become or remain listed. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by a number of factors, including

•	the number of noteholders;

•	our operating performance and financial condition;

•	our ability to complete the exchange offer;

•	the market for similar securities;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on noteholders.

You may have difficulty selling the outstanding notes which you do not exchange.

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer and exchange of your outstanding notes. Those transfer restrictions are described in the indentures relating to the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from, or in a transaction not subject to, those requirements. After completion of this exchange offer, we do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged outstanding notes. In addition, upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Risks Related to the Senior Secured Floating Rate Notes

There may not be sufficient collateral to pay all or any of the senior secured floating rate notes.

As further described in this prospectus, debt under our senior secured credit facilities (which we refer to as first priority lien obligations) is secured by a pledge of substantially all of our and the guarantors’ property and assets (subject to certain exceptions), 100% of the capital stock of our and the guarantors’ direct and indirect domestic subsidiaries and 66% of the capital stock or other securities of our and the guarantors’ direct foreign subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, our subsidiaries, or any future subsidiary, the first priority lien obligations will have a senior claim to the assets that are pledged as collateral before the collateral may be available for making any payments on the senior secured floating rate notes.

At September 30, 2005, after giving pro forma effect to the Transactions, there would have been $172.0 million of debt outstanding under our senior secured credit facilities, up to an additional $50.0 million available for borrowing under our senior secured revolving credit facility and $100.0 million available for borrowing under our term loan facilities subject to certain conditions. In addition, other arrangements that are customarily secured, such as hedging agreements, surety bonds, letters of credit, and treasury management agreements, may be secured by first priority liens.

No appraisals of any collateral have been prepared in connection with the offering of the outstanding notes or the exchange offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral and our high degree of leverage. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay any of our obligations under the senior secured floating rate notes, in full or at all, after first applying any proceeds from the collateral to satisfy the first priority lien obligations. In addition, the book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of our company. Accordingly, any such sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value.

Holders of the senior secured floating rate notes will not control decisions regarding collateral.

The holders of the first priority lien obligations control substantially all matters related to the collateral securing the senior secured floating rate notes. The holders of the first priority lien obligations may cause the collateral agent to dispose of, release, or foreclose on, or take other actions with respect to, the collateral with which holders of the senior secured floating rate notes may disagree or that may be contrary to the interests of holders of the senior secured floating rate notes. To the extent collateral is released from securing the first priority lien obligations, the second priority liens securing the senior secured floating rate notes will also be released. If all of the first priority liens are released, and no event of default under the indenture governing the senior secured floating rate notes exists, all of the second priority liens will be released. In addition, the security documents generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents without the consent of the holders of the senior secured floating rate notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the senior secured floating rate notes and not the other secured creditors in a like or similar manner. The security agreement prohibits second priority lien holders from foreclosing on the collateral as long as the first priority lien obligations remain outstanding. In addition, to the extent that the holders of the first priority liens elect not to perfect their security interest in collateral, the second priority lien will not be perfected as to these rights.

Rights of holders of the senior secured floating rate notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the senior secured floating rate notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. In addition, the rights of holders of senior secured floating rate notes in the collateral will be subject to the rights of any holders of obligations secured by first priority liens in the collateral. Those holders of other obligations will have secured claims senior to the claims of the holders of the senior secured floating rate notes with respect to the collateral. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the senior secured floating rate notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of senior secured floating rate notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the senior secured floating rate notes, as well as all obligations secured by first priority liens on the collateral, the holders of the senior secured floating rate notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not provide “adequate protection” for undersecured claims or permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders in the collateral may be adversely affected by the “one-action rule” in the state of California.

We own real property in California, and may in the future acquire additional real property in California, which will secure the senior secured floating rate notes or the related guarantees. As of December 31, 2005, the book value of our real property in California equals approximately $5.6 million (before any adjustment for purchase accounting). California has an extensive and complicated body of law, commonly known as the “one-action rule,” relating to the exercise of remedies against real property collateral by a secured creditor. These rules mandate, among other things, that a creditor who holds an obligation secured, whether in whole or in part, by California real property may only enforce the obligation by commencing a judicial foreclosure case in which all California real property collateral must be included or causing the trustee under a California deed of trust to initiate a non-judicial trustee’s sale. To the extent that collateral includes real estate in California, the “one-action” rule will be applicable to any potential enforcement by the collateral agent of its rights as a secured creditor. In essence, this rule requires that a creditor may bring only a single action for the recovery of debt or the enforcement of any rights secured by a mortgage or deed of trust upon California real property.

The “one-action” rule also imposes a “fair value” limit upon the recovery of a deficiency judgment following a judicial foreclosure (as compared to a non-judicial trustee’s sale which results in a bar of any deficiency judgment). Thus, a creditor who seeks to foreclose judicially must first obtain a decree of foreclosure and then cause the sale of all encumbered realty. No later than three months after the sale of the encumbered realty at a public auction, the creditor must give notice of a “fair value” hearing at which the court must determine as a factual matter the “fair value” as of the date of sale of all foreclosed collateral. It is this finding of “fair value,” not the successful bid at a foreclosure sale, which is then deducted from the unpaid balance set forth in the Decree of Foreclosure to determine whether recovery of any deficiency judgment will be allowed under California law. This rule can also be used in California by a borrower as an affirmative defense to force a creditor to exercise its remedies against all collateral in a single action. Even if the borrower does not assert this defense, the one-action rule could operate as a limitation on a creditor, in that the creditor may be deemed to have made an election of remedies if the creditor improperly exercises any of its remedies against the borrower, and the creditor’s lien over the California real property collateral may be extinguished or, in some instances, recovery of the obligation may be barred altogether. The holders of the first priority lien obligations control substantially all matters related to collateral enforcement. In these circumstances, actions taken by the collateral agent pursuant to directions from the holders of the first priority lien obligations may adversely affect the rights and remedies of the holders of the senior secured floating rate notes.

The California courts have also identified the so-called “sanction aspect” of the one-action rule to punish violations of the rule. As a result, certain conduct deemed to violate the statutory mandate to exhaust all real property collateral before recovery of a judgment against the obligor or obtaining recourse to assets not expressly hypothecated as collateral will trigger the “sanction aspect.” For example, a creditor who exercises an equitable right or a right of set-off will be deemed to have violated the “one-action” rule and, at a minimum, may no longer exercise its remedies against California real property collateral. Similarly, obtaining a judgment upon an obligation secured by California real property collateral, whether in the State of California or in any other state, prior to the exhaustion of all California real property collateral by a method authorized by the “one-action” rule, will result in a forced judicial waiver of all such real property collateral. In extreme instances, the California Supreme Court has held that the “sanction aspect” may also require forfeiture of any right to enforce the unpaid obligation. Notwithstanding this provision of the indenture governing the senior secured floating rate notes, in the event a holder of a senior secured floating rate note does exercise any remedy during such time, there remains a risk that the one-action rule could adversely affect the ability of the collateral agent or the holders of the senior secured floating rate notes to exercise other remedies against the California real property collateral.

In addition, California statutes provide borrowers with the right to rescind an acceleration of a secured debt obligation by curing past defaults within specified time periods.

Rights of holders of senior secured floating rate notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.

The security interest in the collateral securing the senior secured floating rate notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral.

If we fail to deliver mortgages to secure the senior secured floating rate notes or perfect other collateral securing the senior secured floating rate notes, the risk that the second priority liens granted thereunder could be avoided will be increased.

We have agreed to deliver second priority mortgages, subject to permitted liens, to secure the senior secured floating rate notes on substantially all of our and the guarantors’ real property that also secures the senior secured credit facilities and to take other steps to perfect the collateral with respect to the senior secured floating rate notes. Although most of the second priority mortgages were put in place prior to the issue date of the senior secured floating rate notes, we agreed with the holders of the first priority liens that certain leasehold mortgages would not be perfected until after closing. The holders of the first priority liens will have the right to control the timing of the delivery and filing of the mortgages or to waive such requirements. Any such actions by the first priority lien holders could have adverse consequences to the holders of the senior secured floating rate notes. See “Description of Senior Secured Floating Rate Exchange Notes—Collateral.”

If we or any guarantor were to become subject to a bankruptcy proceeding, any mortgages or liens recorded or perfected after the issue date of the senior secured floating rate notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. If a mortgage or lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a mortgage or lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the senior secured floating rate notes. Accordingly, if we or a guarantor were to file bankruptcy after the issue date of the senior secured floating rate notes and the mortgages or liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the mortgages or liens securing the senior secured floating rate notes may be especially subject to challenge as a result of having been delivered after the issue date of the senior secured floating rate notes. To the extent that such a challenge succeeds, you would lose the benefit of the security that the collateral was intended to provide.

Environmental laws may decrease the value of the real property collateral securing the senior secured floating rate notes and may result in you being liable for environmental cleanup costs.

The senior secured floating rate notes and the related guarantees are secured by liens on real property that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property as collateral for the senior secured floating rate notes. The costs of complying with laws relating to the protection of the environment may be significant. See “—Risks Related to Our Business—The cost of complying with laws relating to the protection of the environment may be significant.”

Moreover, under federal and certain state environmental laws, a secured noteholder may be liable for an issuer’s environmental matters if the noteholder or its agents or employees have actually participated in the management of the operations of the issuer, even though the environmental damage or threat was caused by a third party, a prior owner, a current owner or an operator other than that noteholder. Under federal environmental laws, “participation in management” generally requires actual participation in, and not merely the capacity to influence, the operations of the subject facility. This would generally require that the noteholder has exercised control with respect to environmental compliance or over all or substantially all of the non-environmental operational functions. Similarly, the noteholder becomes liable in various circumstances, including when it:

•	holds the facility or property as an investment, including leasing the facility or property to a third party;

•	fails to sell, re-lease or otherwise divest itself of the property at the earliest practicable, commercially reasonable time, on commercially reasonable terms; or

•	fails to properly address environmental conditions at the facility or property.

The equity interests and other securities securing the senior secured floating rate notes will be deemed not to be collateral to the extent the pledge of such equity interests or other securities would require the filing with the SEC of separate financial statements for any subsidiaries that shall have issued such equity interests or other securities.

The indenture governing the senior secured floating rate notes and the related security documents provide that, to the extent that any rule would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary’s capital stock or other ownership interests or other securities secure the senior secured floating rate notes, then such equity interests or other securities will automatically be deemed not to be part of the collateral to the extent necessary to not be subject to such requirement. In such event, the security documents provide for an automatic release of the second priority liens on the appropriate amount of such capital stock or other securities. Current SEC rules could require certain subsidiaries to file separate financial statements with the SEC. As a result, the capital stock or other securities of such subsidiaries will not be part of the collateral to the extent necessary to avoid this requirement.

The collateral includes all of the capital stock or other securities of our and the guarantors’ existing or future direct or indirect domestic subsidiaries and 66% of the capital stock or other securities of our and the guarantors’ existing or future direct foreign subsidiaries, but only to the extent that the inclusion of such capital stock or other securities will mean that the par value, book value as carried by us, or market value (whichever is greatest) of any such capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of senior secured floating rate notes outstanding. Because our foreign operations are held by a single intermediate foreign holding company which is our direct foreign subsidiary, the value of such holding company’s capital stock as of the date of this prospectus is likely to significantly exceed the 20% threshold. As a result, a significant portion of such intermediate foreign holding company’s capital stock is excluded from the collateral securing the senior secured floating rate notes (but not from the collateral securing the bank lenders under the senior secured credit facilities).

We may incur additional indebtedness secured on the same or a prior basis to the senior secured floating rate notes and the related guarantees.

The indenture governing the senior secured floating rate notes permits us (1) to secure with first priority liens on the collateral (a) hedging obligations, (b) an amount of indebtedness that would result in the ratio of our total secured indebtedness (other than indebtedness secured by second or third priority liens on the collateral) to our consolidated cash flow being equal to 3.0 to 1.0 and (c) up to $50 million of additional indebtedness and (2) to secure an unlimited principal amount of additional senior secured floating rate notes (issued after the closing date of this offering) with second priority liens on the collateral provided that the indebtedness represented by such additional notes could be incurred under such indenture. If we incur any additional indebtedness that is secured on a prior basis to the senior secured floating rate notes, such notes will be effectively junior to our obligations under such additional indebtedness to the extent of the value of the collateral. Thus, such additional indebtedness, like our obligations under our senior secured credit facilities, will have a senior claim to the assets that are pledged as collateral before the collateral may be available for making any payments on the senior secured floating rate notes. If we issue additional senior secured floating rate notes, the holders of such notes will be entitled to share ratably with the holders of the senior secured floating rate notes offered hereby in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of our company. The foregoing considerations may have the effect of reducing or even eliminating the amount of proceeds paid to you.

You may face foreign exchange risks as a result of investing in the senior secured floating rate notes.

The senior secured floating rate notes are denominated and payable in euros. If you are a U.S. investor, an investment in the senior secured floating rate notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the senior secured floating rate notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis.

You may face tax consequences as a result of investing in the senior secured floating rate notes.

The senior secured floating rate notes are denominated in and payable in euros. If you are a U.S. investor in the senior secured floating rate notes, complex rules may apply requiring you to translate interest earned and gain or loss realized from euros into U.S. dollars. Accordingly, you may be required to recognize taxable gain or loss as a result of the movement in exchange rates between the time of purchase and the time of disposition of an exchange note, which will be treated as ordinary income or loss. See the more detailed discussion under “Material United States Federal Income and Estate Tax Considerations—United States Holders—Euro Denominated Notes.”

Risks Related to Our Business

We had never operated as a stand-alone entity prior to the closing of the Acquisition and our business could suffer if we fail to develop the systems and infrastructure necessary to support our business as a stand-alone entity.

Following the Acquisition, we began to operate as a stand-alone entity and, accordingly, began to develop and implement the systems and infrastructure necessary to support our current and future business. If we fail to develop these systems and infrastructure, our business will suffer. Pactiv has historically provided us with operational, financial and other support. Although Pactiv will provide us with various interim and ongoing services, these arrangements will terminate six months after the closing of the Acquisition (or twelve months after the closing of the Acquisition in the case of information and telecommunication services). After the expiration of these various arrangements, we may not be able to replace the interim and ongoing services on terms and conditions, including costs, as favorable as those that we had as divisions of Pactiv or pursuant to these arrangements. We also may not be able to develop the necessary systems and infrastructure to operate as a stand-alone entity. Any failure to do so could seriously harm our business, results of operations and financial condition.

Because our historical financial information may not be representative of our results as a separate company, you have limited financial information on which to evaluate our business and your investment decision.

The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented and may not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, you have limited information on which to evaluate our business and your investment decision. This is because:

•	when we were divisions of Pactiv, Pactiv provided us with various services and allocated expenses for these services to us in amounts that may not have been the same as the expenses we would have incurred had we performed or acquired these services ourselves;

•	the information does not reflect other events and changes that occured as a result of our separation from Pactiv, including the establishment of our capital structure, the incurrence of debt and changes in our expenses as a result of new employee, tax and other structures and matters; and

•	the information includes assets and liabilities that were not purchased or assumed as part of the Acquisition.

See note 2 to the audited combined financial statements.

Our financial performance is dependent on plastic resin prices as well as the continued availability of resin and energy costs.

The primary raw materials we use in the manufacture of some of our products are various plastic resins, primarily polyethylene, which represented approximately 44% of our 2004 raw material costs. Our financial performance therefore is dependent to a substantial extent on the plastic resin market.

The capacity, supply and demand for plastic resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations and other market disturbances, including supply shortages. We currently purchase our raw materials, including resin, from Pactiv. For a period of two years following closing of the Acquisition, Pactiv has agreed to communicate to its suppliers our orders for resin together with its own orders for resin, as long as Pactiv is not disadvantaged by this arrangement. Following termination of these arrangements with Pactiv, we will independently purchase our raw materials from third party suppliers. Since we have never purchased raw materials as a stand-alone entity, we cannot give any assurance that we will be able to obtain these materials on the same terms or in the same manner as our arrangements with Pactiv. In addition, in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types or grades of resin purchased from one or more of our suppliers, we may not be able to arrange for alternative sources of resin. Any such shortage may negatively impact our sales and financial condition and our competitive position versus companies that are able to better or more cheaply source resin. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Principal Factors Affecting Our Results of Operations.”

Additionally, we may be subject to significant increases in resin prices that may materially impact our financial condition. Over the past few years, resin prices have more than doubled. Plastic resin prices may continue to fluctuate as a result of changes in natural gas and crude oil prices. The instability in the world markets for petroleum and natural gas could materially adversely affect the prices and general availability of raw materials quickly. Due to the uncertain extent and rapid nature of cost increases, we cannot reasonably estimate our ability to successfully recover any cost increases. Additional resin price increases were announced in North America in August and September 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Principal Factors Affecting Our Results of Operations.” Even if we are able to pass these price increases on to our customers, our gross margins could decline and we may not be able to implement other price increases for our products. To the extent that cost increases cannot be passed on to our customers, or the duration of time lags associated with a pass-through becomes significant, such increases may have a material adverse effect on our profitability.

Freight costs are a meaningful part of our cost structure. Over the past several years, we have experienced increased freight costs as a result of rising energy costs. Such cost increases, to the extent that they cannot be passed on to our customers or minimized through our productivity programs, may have a material adverse effect on our profitability.

We face competition in each of our businesses and our customers may not continue to purchase our products.

We face significant competition in the sale of our products. We compete with multiple companies with respect to each of our products, including divisions or subsidiaries of larger companies and foreign competitors. Certain of our competitors are substantially larger, are well established and have financial and other resources that are greater than ours and may be better able to withstand price competition. Specifically, our Global Protective Packaging products compete with similar products made by other manufacturers and with a number of other packaging products that provide protection against damage to customers’ products during shipment and storage. Our primary competitor in protective packaging is Sealed Air, while we also selectively compete with companies such as Poly Air, FP International and Storopack in North America and Fagerdala, Sansetu and BFI in Europe. Our European Specialty Packaging competes with a number of national and regional suppliers in each of its key products and end markets, and there are additional competitive pressures in some markets due to increasing consolidation among our customers.

We compete on the basis of a number of considerations, including price (on a price-to-value basis), service, quality, performance, product characteristics, brand recognition and loyalty, marketing, product development, sales and distribution, and ability to supply products to customers in a timely manner. Increases in our prices as compared to those of our competitors could materially adversely affect us.

The competition we face involves the following key risks:

•	loss of market share;

•	failure to anticipate and respond to changing consumer preferences and demographics;

•	failure to develop new and improved products;

•	failure of consumers to accept our brands and exhibit brand loyalty and pay premium prices; and

•	aggressive pricing by competitors, which may force us to decrease prices or increase marketing and promotional spending in order to maintain market share.

In addition, our competitors may develop products that are superior to our products or may adapt more quickly to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques and make it more difficult for us to compete. In addition, since we do not have long-term arrangements with many of our customers, these competitive factors could cause our customers to cease purchasing our products.

If we are unable to meet future capital requirements, our businesses may be adversely affected.

We have made significant capital expenditures in our businesses in recent years to improve productivity, quality and service. We spent approximately $35.7 million, $25.5 million, $19.3 million and $25.0 million in capital expenditures in fiscal years 2002, 2003, 2004 and 2005. As we grow our businesses, we may have to incur significant additional capital expenditures. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product offerings may become dated, our productivity may decrease and the quality of our products may be adversely affected, which, in turn, could reduce our sales and profitability and impair our ability to satisfy our obligations under the notes. In addition, even if we are able to invest sufficient resources, these investments may not generate net sales that exceed our expenses, generate any net sales at all or result in any commercially acceptable products.

Our business could be materially hurt by economic downturns.

Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate, including, for Global Protective Packaging, general industrial, high tech electronics, furniture manufacturing, building products, retail, and agriculture end-markets, and for European Speciality Packaging, fresh food, consumer products, dry food, medical, foodservice, convenience foods, bakery, and confectionery end-markets. The demand for our products by our customers in these end-markets depends, in part, on general economic conditions and business confidence levels. A decline in economic activity in the United States and Europe could materially adversely affect our financial condition and results of operation.

Our business is subject to risks associated with manufacturing processes.

Our Global Protective Packaging division operates 18 manufacturing facilities in North America and 13 in Europe and our European Speciality Packaging division operates 8 manufacturing facilities in Germany, the United Kingdom and Egypt. We produce substantially all of our products in these facilities, including hospital supplies and foodservice products, which require special care to avoid contamination during manufacturing. Unexpected failures of our equipment and machinery, as well as contamination in the clean rooms used to manufacture our hospital supplies and foodservice products, may result in production delays, revenue loss, third party lawsuits and significant repair costs, as well as injuries to our employees. Any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative impact on our profitability and cash flows.

While we maintain insurance covering our manufacturing and production facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of our facilities due to accident, fire, explosion, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us. Moreover, our business interruption and general liability insurance may not be sufficient to offset the lost revenues or increased costs that we may experience during a disruption of our operations. Furthermore, we cannot assure you that we will maintain our insurance on acceptable terms in the future.

We may make acquisitions or divestitures that may be unsuccessful.

We have made, and may in the future opportunistically consider, the acquisition of other manufacturers or product lines of other businesses that either complement or expand our existing business, or the divestiture of some of our businesses. We cannot assure you that we will be able to consummate any acquisitions or that any future acquisitions or divestitures will be able to be consummated at acceptable prices and terms. Acquisitions or divestitures involve a number of special risks, including some or all of the following:

•	the diversion of management’s attention from our core businesses;

•	the disruption of our ongoing business;

•	entry into markets in which we have limited or no experience;

•	the ability to integrate our acquisitions without substantial costs, delays or other problems, which would be complicated by the breadth of Pregis’ international operations;

•	inaccurate assessment of undisclosed liabilities;

•	the incorporation of acquired product lines into our business;

•	the failure to realize expected synergies and cost savings;

•	the loss of key employees or customers of the acquired or divested business;

•	increasing demands on our operational systems;

•	the integration of information system and internal controls, which are themselves currently being reviewed and updated given Pregis’ recent separation from Pactiv;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after the acquisition is completed; and

•	the amortization of acquired intangible assets.

Additionally, any acquisitions or dispositions we may make could result in significant increases in our outstanding indebtedness and debt service requirements.

Our business operations could be significantly disrupted if members of our management team were to leave.

Our success depends to a significant degree upon the continued contributions of our senior management. Our senior operating management members average approximately 18 years of industry experience and approximately 10 years of experience with our company and have extensive engineering, manufacturing and finance backgrounds. We believe that the depth of our management team is instrumental to our continued success. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

On February 6, 2006, we announced that Vincent P. Langone was appointed as our new President and Chief Executive Officer effective immediately. Mr. Langone also joined the board of directors of Pregis Holding II and will become an investor in our company. Mr. Langone succeeded Glenn Fischer, who served as our Interim Chief Executive Officer from January 1, 2006 to February 5, 2006. Mr. Fischer remains a member of the board of directors of Pregis Holding II. On December 1, 2005, we announced that our then Chief Executive Officer, James D. Morris, decided to leave his position for personal reasons. His resignation became effective December 31, 2005. Mr. Morris continues to work with us as a consultant, an investor and a member of the board of directors of Pregis Holding II.

On November 14, 2005, we announced that Kevin J. Corcoran and the company reached a mutual agreement that Mr. Corcoran will cease to serve as our Chief Financial Officer. Mr. Corcoran has agreed to continue serving as our Chief

Financial Officer until his successor has been appointed, at which time his resignation will become effective. A search for Mr. Corcoran’s replacement is underway.

Because a small number of stockholders own all of our common stock, they control all major corporate decisions and their interests may conflict with the interests of the holders of the notes.

AEA Investors controls all of our common stock and has the power to control our affairs and policies. AEA Investors also controls the election of our directors, the appointment of our management and the entering into of business combinations or dispositions and other extraordinary transactions. The directors so elected have the authority, subject to the terms of the indentures and our senior secured credit facilities, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions that would be detrimental to holders of the notes.

The interests of AEA Investors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of AEA Investors, as equity holders, might conflict with your interests as a noteholder. Affiliates of AEA Investors may also have an interest in pursuing acquisition, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder.

We may be unable to respond effectively to technological changes in our industry.

We have made substantial investments to develop advanced packaging manufacturing technologies, and as a result we have a significant portfolio of industry-leading products and technologies. For instance, we believe Global Protective Packaging is one of only three manufacturers of extruded engineered foam in both North America and Europe, the only producer of polypropylene sheet foam in North America and the first producer of inflatable engineered cushioning with individual cells. Our future business success will continue to depend upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our inability to anticipate, respond to or utilize changing technologies could have an adverse effect on our business, financial condition or results of operations.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

We currently rely on a combination of registered and unregistered trademarks, patents, copyrights, domain names, proprietary know-how, trade secrets and other intellectual property rights throughout the world to protect certain aspects of our business. We employ various methods to protect our intellectual property, including confidentiality and non-disclosure agreements with third parties.

While we attempt to ensure that our intellectual property and similar proprietary rights are protected, despite the steps we have taken to prevent unauthorized use of our intellectual property, third parties and current and former employees and contractors may take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation. We have relied on, and in the future we may continue to rely on litigation to enforce our intellectual property rights and contractual rights, and, if such enforcement measures are not successful, we may not be able to protect the value of our intellectual property. Regardless of its outcome, any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations. See “Business—Legal Proceedings.”

In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. We believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties. However, we have received, and from time to time, may receive in the future, claims from third parties by which such third parties assert infringement claims against us and can give no assurance that claims or litigation asserting infringement by us of third parties’ intellectual property rights will not be initiated in the future. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements, to the extent such arrangements are available. See “Business—Legal Proceedings.”

We are subject to government regulation.

We are subject to government regulation by many U.S. and non-U.S. supranational, national, federal, state and local governmental authorities. For instance, our protective and flexible packaging products are subject to the U.S. Clean Air Act, U.S. Food, Drug and Cosmetic Act, U.S. Consumer Product Safety Act, U.S. Meat Products Inspection Acts, Canada Food and Drug regulations and various E.U. directives. In some circumstances, before we may sell some of our products these authorities must approve these products, our manufacturing processes and facilities. We are also subject to ongoing reviews of our products and manufacturing processes.

In order to obtain regulatory approval of various new products, we must, among other things, demonstrate to the relevant authority that the product is safe and effective for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. There can be no assurance that approvals will be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products.

New laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as criminal penalties, which could have an adverse effect on our business, financial condition or results of operations.

The cost of complying with laws relating to the protection of the environment may be significant.

We are subject to extensive federal, state, municipal, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the air and water and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose joint and several liability on past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which contaminants were disposed or released without regard to whether the owner or operator knew of or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. In addition, under certain of these laws and regulations, a party that disposes of contaminants at a third party disposal site may also become a responsible party required to share in the costs of in the investigation or cleanup of the site.

While we believe that the future cost of compliance with environmental laws and regulations and liabilities associated with claims or known environmental conditions will not have a material adverse effect on our business, future events, such as new or more stringent environmental laws and regulations, any related damage claims, the discovery of previously unknown environmental conditions requiring response action, or more vigorous enforcement or new interpretations of existing environmental laws and regulations may require us to incur additional costs that could be material. We believe our cost of compliance with environmental laws and regulations did not exceed $1.5 million in 2005.

Our international operations expose us to risks related to conducting business in multiple jurisdictions outside the United States.

The international scope of our operations may lead to volatile financial results and difficulties in managing our business. We generated 63% of our sales outside the United States for the twelve months ended September 30, 2005. International sales and operations are subject to a number of risks, including:

•	exchange rate fluctuations;

•	restrictive governmental actions such as the imposition of trade quotas and restrictions on transfers of funds;

•	changes in non-U.S. labor laws and regulations affecting our ability to hire, retain or dismiss employees;

•	the need to comply with multiple and potentially conflicting laws and regulations;

•	difficulties and costs of staffing, managing and accounting for foreign operations;

•	unfavorable business conditions or economic instability in any particular country or region; and

•	difficulty in obtaining distribution and support.

Any of these factors, by itself or in combination with others, could materially and adversely effect our business, results of operations or financial condition.

Our exposure to currency exchange rate fluctuations results primarily from the translation exposure associated with the preparation of our combined consolidated financial statements, as well as from transaction exposure associated with generating revenues and incurring expenses in different currencies. While our combined financial statements are reported in U.S. dollars, the financial statements of our subsidiaries outside the United States are prepared using the local currency as the functional currency and translated into U.S. dollars by applying an appropriate exchange rate. As a result, fluctuations in the exchange rate of the U.S. dollar relative to the local currencies in which our subsidiaries outside the United States report could cause significant fluctuations in our results. We record sales and expenses in a variety of currencies.

While our expenses with respect to foreign operations are generally denominated in the same currency as the corresponding sales, we have transaction exposure to the extent our receipts and expenditures are not offsetting in any currency. Moreover, the costs of doing business abroad may increase as a result of adverse exchange rate fluctuations.

If we are unable to improve existing products and develop new products, our sales and industry position may suffer.

We believe that our future success will continue to depend, in part, upon our ability to make innovations in our existing products and to develop, manufacture and market new products. This will depend, in part, on the success of our research and development and engineering efforts, our ability to expand or modify our manufacturing capacity and the extent to which we convince customers and consumers to accept our new products. Historically, our ability to innovate has been a key factor in our ability to expand our product line and grow our revenue base. For example, Global Protective Packaging recently introduced Hefty Express® poly mailers, and Air-Paq™ cushion products. If we fail to successfully introduce, market and manufacture new products or product innovations and differentiate our products from those of our competitors, our ability to maintain or expand our sales and to maintain or enhance our industry position could be adversely affected, which in turn could materially adversely affect our business, financial condition or results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We have never operated as a stand-alone entity prior to the closing of the Acquisition and only recently did we begin to develop and implement our own internal control system. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, our financial statements may not accurately reflect our financial condition.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes in like principal amount. The form and terms of the exchange notes are identical to the form and terms of the outstanding notes, except as otherwise described herein under “The Exchange Offer—Terms of the Exchange Offer.”

The net proceeds from the offering of the outstanding notes, after deducting the initial purchasers’ discount, was approximately $263.3 million. We used the net proceeds from the offering of the outstanding notes, together with borrowings under our senior secured credit facilities and the equity contribution:

•	to pay the purchase price for the Acquisition;

•	to fund certain pension obligations;

•	to fund certain transition capital expenditures; and

•	to pay fees and expenses associated with the Transactions.

The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our cash and temporary cash investments and capitalization as of September 30, 2005 on an actual basis and on a pro forma basis to give effect to the Transactions. This table should be read in conjunction with the combined financial statements and the related notes included elsewhere in this prospectus and “Use of Proceeds” and “Unaudited Pro Forma Combined Financial Information.”

	As of September 30, 2005
	Actual	Pro Forma
	(dollars in millions)
Cash and temporary cash investments	$24.3	$15.0

Long-term debt, including current portion:
Senior secured credit facilities:
Multicurrency revolving facility(1)	—	—
Term B-1 facility(2)	—	88.0
Term B-2 facility(2)(3)	—	84.0
Senior secured floating rate notes(3)	—	123.5
Senior subordinated notes(4)	—	147.2

Total long-term debt, including current portion	—	442.7
Total owner’s equity	523.3	149.0

Total capitalization	$523.3	$591.7

(1)	Our senior secured revolving credit facility provides for borrowings of the equivalent of up to $50.0 million in any combination of U.S. dollars and euros, all of which will be available for borrowing as of the closing of the Acquisition. See “Description of Other Indebtedness.”

(2)	We may incur up to approximately $100.0 million of additional term loans under the term loan portion of our senior secured credit facilities subject to certain conditions.

(3)	Euro-denominated US$ equivalent. All euro-denominated indebtedness incurred in connection with the Acquisition that is included in this prospectus has been calculated using an exchange rate of euros to U.S. dollars of 0.8098 pursuant to a forward currency hedge agreement entered into between us and Lehman Brothers Special Financing Inc. at the time of the Acquisition.

(4)	References in this prospectus to $147.2 million of indebtedness under the senior subordinated notes reflect gross proceeds in such amount from the issuance of $150.0 million aggregate principal amount of the outstanding senior subordinated notes, which were initially issued at a discount to their face amount.

THE ACQUISITION

On June 23, 2005, we entered into a purchase agreement with Pactiv and certain of its affiliates to purchase all of the outstanding shares of capital stock of the subsidiaries operating Pactiv’s protective packaging and European specialty packaging businesses. On October 12, 2005, the Acquisition was consummated. The purchase price for the Acquisition was $523.5 million, subject to working capital and indebtedness adjustments to be determined pursuant to the stock purchase agreement following the closing of the Acquisition and other agreements between the parties. The Acquisition was financed with the proceeds from the offering of the outstanding notes, borrowings under our senior secured credit facilities and an equity contribution to Pregis Holding I by affiliates of AEA Investors. See “Description of Other Indebtedness.”

Stock Purchase Agreement

The stock purchase agreement for the Acquisition contains customary representations, warranties and covenants for acquisition transactions of similar type and size. In addition, Pactiv has agreed to indemnify us for, among other things:

•	taxes imposed on the acquired entities and their subsidiaries arising in or relating to periods ending on or prior to the closing date of the Acquisition;

•	any losses or damages resulting from the pre-sale reorganization undertaken by Pactiv to prepare the subsidiaries for sale to us;

•	any losses or damages related to ongoing litigation concerning a previous fire at our facility in Spain;

•	any losses or damages related to a dispute over the late payment by Pactiv of certain royalty payments;

•	costs associated with the resolution of certain safety measures at our facility in Meyzieu, France; and

•	any breach of its covenants under the stock purchase agreement.

Pactiv has also agreed to indemnify us from and against all claims, losses, damages and costs attributable to breaches of the representations and warranties made by Pactiv and its affiliates in the stock purchase agreement that exceed negotiated de minimis and deductible thresholds, up to a maximum of $78.5 million. In addition, Pactiv has agreed to pay all bonuses received by management in connection with the consummation of the Acquisition.

Separately, Pactiv has also agreed to indemnify us against losses, damages and costs related to an ongoing intellectual property litigation matter. See “Business—Legal Proceedings.”

Transition Services and Lease Agreements with Pactiv

In order to facilitate an orderly transition of the businesses being acquired by us, we entered into a transition services agreement with Pactiv at the closing of the Acquisition. Under the terms of the transition services agreement, Pactiv will provide us with certain identified human resource management, financial and accounting, information and telecommunications and other services. Pactiv has agreed to provide the services for a period of up to six months (or twelve months in the case of information and telecommunications services). Each service that Pactiv provides has a related fee, which is payable by us on a monthly basis. Under the terms of the transition services agreement, we may terminate each and any of the services prior to its expiration.

In addition, in a separate lease agreement we entered into with Pactiv at the closing of the Acquisition, Pactiv agreed to lease space in its headquarters building to us for a period of up to twelve months following the closing of the Acquisition. This allows our headquarters team to remain in place until suitable other space can be found. Under the lease agreement, we will pay Pactiv market rent for the space.

Licensing Agreements

In order to continue to manufacture, distribute and sell shipping mailers, including protective bags comprised of paper or plastic and air cellular cushion material, under the Hefty Express® brand name following closing, we entered into a trademark license agreement with Pactiv at the closing of the Acquisition. The license is an exclusive, royalty-free license and will terminate ten years following the closing date of the Acquisition. Pactiv has agreed that, following the expiration of the license, Pactiv will not use, or permit others to use, the Hefty Express® mark in connection with the manufacture, marketing distribution and sale of shipping mailers.

In turn, we entered into a license agreement to grant Pactiv a perpetual, royalty-free license to allow Pactiv to continue to use certain patents that are owned by us following the closing of the Acquisition in the manufacture and sale of certain products, including the manufacture of tamper-evident packaging containers in the United States.

Distribution Agreement

Pactiv entered into a distribution agreement at the closing of the Acquisition to continue to allow our United Kingdom-based food service business to act as a non-exclusive distributor of certain food-packaging products in Europe for a period of at least three years following the closing date of the Acquisition.

Non-Competition Agreement

Pactiv entered into a non-competition agreement with us at the closing of the Acquisition. The non-competition agreement contains customary terms that restrict Pactiv’s ability to compete with us following the closing of the Acquisition, subject to certain exceptions. These restrictions will continue until three years after the closing date of the Acquisition.

Purchase Agreements

At closing of the Acquisition, we entered into two purchase agreements with Pactiv. In one purchase agreement, Pactiv has agreed to sell to us certain pre-made bags and in the other purchase agreement we agreed to sell Pactiv sill sealers. Each purchase agreement has a duration of eighteen months and the pricing for the goods sold has been set so that each of us and Pactiv receives a similar profit margin for these products. The agreements are meant to keep in place the current business practices with respect to these products during the transition period of our business to a stand-alone company.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet as of September 30, 2005 and the unaudited pro forma combined statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2004 and 2005, and the accompanying notes thereto, have been prepared to illustrate the effects of the Transactions on our historical financial position and results of operations. See “Prospectus Summary—The Acquisition.”

The unaudited pro forma combined balance sheet gives effect to the Transactions as if they had all occurred on September 30, 2005. The unaudited pro forma combined statements of operations give effect to the Transactions as if they had occurred on January 1, 2004. The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent our financial condition had the Transactions occurred as of the respective dates indicated above. In addition, the unaudited pro forma combined financial information does not purport to project our future financial position or operating results as of any future date or for any future period.

The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to our unaudited and audited historical combined financial statements included elsewhere in this prospectus. The pro forma adjustments and certain assumptions underlying these adjustments, using the purchase method of accounting, are described in the accompanying notes, and should be read in conjunction with these unaudited pro forma combined financial statements. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available.

All euro-denominated indebtedness incurred in connection with the Transactions has been calculated using an exchange rate of euros to U.S. dollars of 0.8098 pursuant to a forward currency hedge agreement between us and Lehman Brothers Special Financing Inc.

Pregis Corporation

Unaudited Pro Forma Condensed Balance Sheet

As of September 30, 2005

(dollars in thousands)

	Historical	Pro Forma Adjustments(1)		Pro Forma
Assets
Current Assets
Cash and temporary cash investments	$24,340	$(9,340	)(2)	$15,000
Accounts and notes receivable	128,762	(106	)(6)	128,656
Inventories	93,017			93,017
Deferred income taxes	5,648			5,648
Prepayments and other	4,775			4,775

Total current assets	256,542	(9,446)		247,096
Property, plant and equipment, net	280,148			280,148
Other assets
Goodwill	159,310	8,485	(3)	167,795
Intangible assets, net	7,190			7,190
Pension assets	—	1,161	(7)	1,161
Other	1,255	15,861	(5)	17,116

Total other assets	167,755	25,507		193,262

Total assets	$704,445	$16,061		$720,506

Liabilities and owner’s equity
Current liabilities
Short-term debt	$402	1,318	(4)	$1,720
Accounts payable	79,580	(14,932	)(6)	64,648
Accrued taxes	14,047	(14,047	)(6)	—
Accrued payroll and benefits	13,519			13,519
Other	17,386			17,386

Total current liabilities	124,934	(27,661)		97,273
Long-term debt	187	440,763	(4)	440,950
Deferred income taxes	18,035	8,212	(7)	26,247
Pension liabilities	31,035	(26,211	)(7)	4,824
Other	6,941	(4,732	)(6)	2,209
Owner’s equity	523,313	(374,310)		149,003

Total liabilities and owner’s equity	$704,445	$16,061		$720,506

See notes to Unaudited Pro Forma Condensed Balance Sheet.

Notes to Unaudited Pro Forma Condensed Balance Sheet

(1)	In connection with the Acquisition:

•	we entered into senior secured credit facilities that provide for senior secured financing of up to approximately $222.0 million (which does not include up to approximately $100 million of additional term loans that we may borrow subject to certain conditions), consisting of:

•	A $50.0 million revolving credit facility with a maturity of six years. The revolving credit facility is available in U.S. dollars, euros and/or pounds sterling;

•	A $88.0 million term loan B-1 facility with a maturity of seven years. The term loan B-1 facility is available in U.S. dollars and was drawn in full in connection with the consummation of the Transactions; and

•	A euro equivalent of $84.0 million term loan B-2 facility with a maturity of seven years. The term loan B-2 facility is available in euros and was drawn in full in connection with the consummation of the Transactions;

•	we issued the euro equivalent of $123.5 million aggregate principal amount of senior secured floating rate notes;

•	we issued $147.2 million of senior subordinated notes; and

•	AEA investors contributed $149.0 million of common equity.

Set forth below are the estimated sources and uses of the funds pertaining to the Transactions, assuming that the Transactions were consummated on September 30, 2005.

(dollars in thousands)

Sources		Uses
Multi-currency Revolver	$—	Purchase Price(a)	$523,500
Senior Secured Term Loan B-1 Facility	88,000	Fund Pension—Buyer(b)	20,254
Senior Secured Term Loan B-2 Facility	83,966	Transition Capital Expenditures(c)	15,000
Senior Secured Floating Rate Notes	123,480	Transaction Fees & Expenses	32,919
Senior Subordinated Notes	147,224
Common Equity	149,003

Total Sources	$591,673	Total Uses	$591,673

(a)	Subject to working capital and indebtedness adjustments to be determined pursuant to the stock purchase agreement.

(b)	Reflects additional funding made to two underfunded U.K. pension plans by us at the time of the sale.

(c)	Primarily reflects the expected investment required to install financial and operating software systems for our company as a standalone entity.

(2)	Reflects decrease in cash balance resulting from the following:

(dollars in thousands)

Cash not acquired (see note 6)	$(24,340)
Cash to be used for transitional capital spending (see note 1)	15,000

$(9,340)

(3)

Reflects estimated additional goodwill resulting from the Transactions, as if the Transactions had occurred on September 30, 2005. The determination of the final purchase price, following any post-closing adjustments, for the Transactions has not been made. For purposes of the unaudited pro forma combined financial statements, we have used the preliminary purchase price paid in connection with the Transactions which remains subject to working capital and indebtedness adjustments to be determined pursuant to the stock purchase agreement. The excess of the purchase price consideration over the fair value of net assets acquired has been allocated to goodwill. Our current best estimate of the fair value of the net assets is the historical book value with the exception of the U.K. pension plan account balances, which have been adjusted to their estimated fair value as discussed in note 7 to the pro forma condensed balance sheet. We will be allocating the purchase price to net assets acquired, and have engaged the services of an outside specialist to assist in such allocation. As a result, the allocation of the purchase price used in preparing the unaudited pro forma combined financial statements is preliminary and will change as a result of the final purchase price allocation. Once we have determined the fair value of the net assets, the final purchase price allocation is likely to result in some portion of the purchase price being allocated to our tangible and intangible assets. For each $1,000 in purchase price allocated to depreciable tangible or amortizable intangible assets, assuming an average remaining useful life of 15 or 20 years, our annual depreciation and amortization expense will increase by an amount of $67 or $50, respectively.

The purchase price and goodwill have been calculated as follows:

(dollars in thousands)

Purchase price(a)	$523,500
Buyer pension funding	20,254
Transaction fees and expenses	32,919

Aggregate purchase price	576,673

Less: Net book value of assets acquired(b)	568,188

Net adjustment to goodwill	$8,485

(a)	Cash consideration paid to seller

(b)	The net book value of assets acquired has been calculated as follows:

Total historical assets	$704,445
Less: assets not acquired by buyer (see note 6)	(24,446)
Less: historical liabilities	(181,132)
Add: debt not assumed by buyer (see note 4)	589
Add: other liabilities not assumed by buyer (see note 6)	33,711
Add: deferred financing costs (see note 5)	15,861
Add: pension adjustments (see note 7)	19,160

Net book value of assets acquired	$568,188

(4)	Reflects adjustments for the following changes in borrowings:

(dollars in thousands)

	Actual outstanding	Changes	Pro Forma balance
Existing debt, unaffiliated(a)	$448	$(448)	$—
Existing debt, affiliated(a)	141	(141)	—
Multi-currency Revolver	—	—	—
Senior Secured Term Loan B-1 Facility	—	88,000	88,000
Senior Secured Term Loan B-2 Facility	—	83,966	83,966
Senior Secured Floating Rate Notes	—	123,480	123,480
Senior Subordinated Notes	—	147,224	147,224

	$589	$442,081	$442,670

	Actual outstanding	Changes	Pro Forma balance
Short term	$402	$1,318	$1,720
Long term	187	440,763	440,950

	$589	$442,081	$442,670

(a)	All existing debt was settled or reimbursed by the seller upon the completion of the Transactions. Such settlement is not part of the sources and uses of funds presented above.

(5)	Reflects deferred issuance costs associated with the new debt issuance, which are recognized as other assets in the pro forma balance sheet and will be amortized using the effective interest rate method over the life of the notes.

(6)	Reflects the balance sheet adjustments for assets which were not acquired and liabilities which were not assumed in the Transactions, as reflected in the following table:

(dollars in thousands)

Assets:
Cash	$24,340
Accounts receivables, affiliates	106
Liabilities:
Accounts payable, affiliates	(14,932)
Accrued taxes	(14,047)
Accrued liabilities	(4,732)

Net liabilities not assumed	$(9,265)

(7)	Reflects the adjustment to pension assets and liabilities resulting from the additional funding made to two underfunded U.K. pension plans by both Pactiv and us at the time of the sale. Pactiv contributed £8.1 million ($14.3 million, using an exchange rate as of September 30, 2005 of pounds sterling to U.S. dollars of 0.5678) and we contributed £11.5 million ($20.3 million, using an exchange rate as of September 30, 2005 of pounds sterling to U.S. dollars of 0.5678) to these two plans. As a result of this funding, the assets of these plans exceeded the plans’ accumulated benefit obligations. Therefore, these plans’ additional minimum pension liability was eliminated, along with the associated other comprehensive loss, net of deferred taxes.

The recognition of actuarial losses for all of our plans is reflected in the purchase price allocation.

These adjustments are reflected in the pro forma balance sheet as follows:

(dollars in thousands)

	Funding of Pension Plans	Recognition of Full Projected Benefit Obligation	Total
Pension liability	$26,761	$(550)	$26,211
Pension asset	1,161	—	1,161
Deferred tax liability	(8,377)	165	(8,212)

Net effect	$19,545	$(385)	$19,160

Pregis Corporation

Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2004

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Sales	$838,370	$—		$838,370
Costs and expenses
Cost of sales, excluding depreciation and amortization	657,456	(2,305	)(2)	655,151
Selling, general and administrative	103,760	(1,549	)(2)	103,711
		1,500	(3)
Depreciation and amortization	32,123	—		32,123
Restructuring and other	12,712	—		12,712
Other (income) expense, net	312	—		312

Total costs and expenses	806,363	(2,354)		804,009

Operating income	32,007	2,354		34,361
Interest expense	3,562	36,076	(1)	39,638
Income tax expense (benefit)	13,056	(11,570	)(4)	1,486

Income (loss) from continuing operations	$15,389	$(22,152)		$(6,763)

See notes to Unaudited Pro Forma Condensed Statement of Operations.

Pregis Corporation

Unaudited Pro Forma Condensed Statement of Operations

For the Nine Months Ended September 30, 2005

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
	(Unaudited)
Sales	$667,022	$—		$667,022
Costs and expenses
Cost of sales, excluding depreciation and amortization	528,856	(1,447	)(2)	527,409
Selling, general and administrative	84,032	(1,429	)(2)	83,728
		1,125	(3)
Depreciation and amortization	24,169	—		24,169
Goodwill impairment	35,654	—		35,654
Restructuring and other	(314)	—		(314)
Other (income) expense, net	246	—		246

Total costs and expenses	672,643	(1,751)		670,892

Operating income (loss)	(5,621)	1,751		(3,870)
Gain on sale of securities	(1,228)	—		(1,228)
Interest expense	2,240	27,488	(1)	29,728
Income tax benefit	(92)	(6,678	)(4)	(6,770)

Loss from continuing operations	$(6,541)	$(19,059)		$(25,600)

See notes to Unaudited Pro Forma Condensed Statement of Operations.

Pregis Corporation

Unaudited Pro Forma Condensed Statement of Operations

For the Nine Months Ended September 30, 2004

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
	(Unaudited)
Sales	$617,756	$—		$617,756
Costs and expenses
Cost of sales, excluding depreciation and amortization	438,419	(1,730	)(2)	481,689
Selling, general and administrative	77,526	(1,163	)(2)	77,488
		1,125	(3)
Depreciation and amortization	23,335	—		23,335
Restructuring and other	11,755	—		11,755
Other (income) expense, net	208	—		208

Total costs and expenses	596,243	(1,768)		594,475

Operating income	21,513	1,768		23,281
Interest expense	2,275	27,453	(1)	29,728
Income tax expense (benefit)	8,801	(8,578	)(4)	223

Income (loss) from continuing operations	$10,437	$(17,107)		$(6,670)

See notes to Unaudited Pro Forma Condensed Statement of Operations.

Notes to Unaudited Pro Forma Condensed Statement of Operations

(1)	Represents the increase in interest expense for the periods indicated incurred as part of the financing for the Transactions, assuming the Transactions had occurred as of January 1, 2004.

(dollars in thousands)

	Year Ended December 31, 2004	Nine Months Ended September 30,
		2004	2005
Pro forma interest expense:
Multi-currency Revolver	$250	$188	$188
Term B-1 Facility	5,548	4,161	4,161
Term B-2 Facility	3,932	2,949	2,949
Floating Rate Notes	8,870	6,652	6,652
Senior Subordinated Notes	18,563	13,922	13,922

Cash interest expense(a)	37,163	27,872	27,872
Amortization of discount(b)	347	260	260
Amortization of deferred debt issuance costs(c)	2,128	1,596	1,596

Total pro forma interest expense	39,638	29,728	29,728
Less: historical interest expense	3,562	2,275	2,240

Net adjustment to interest expense	$36,076	$27,453	$27,488

(a)	Interest expense was calculated using the following rates:

•	for the multi-currency revolver, we included the facility fee of 0.5% of the total facility;

•	for the term B-1 facility, LIBOR plus 2.25%;

•	for the term B-2 facility, EURIBOR plus 2.50%;

•	for the senior secured floating rate notes, EURIBOR plus 5.00%; and

•	for the senior subordinated notes, 12.375%.

(b)	The discount on the issuance of the senior subordinated notes is amortized using the effective interest rate method.

(c)	The deferred debt issuance costs are amortized using the effective interest rate method over the terms of the related debt.

A one-eighth percent change in interest rates would have the following effect on pro forma variable-rate interest expense:

(dollars in thousands)

	Year Ended December 31, 2004	Nine Months Ended September 30,
		2004	2005
Term B-1 Facility	$110	$82	$82
Term B-2 Facility	105	79	79
Floating Rate Notes	154	116	116

Total	$369	$277	$277

This analysis assumes no hedging of the variable interest rate debt. The terms of our senior secured credit facilities require us to hedge 50% of the variable interest rate debt.

(2)	Reflects the decrease in pension expense resulting from the additional funding made to two underfunded U.K. pension plans by both Pactiv and us at the time of the sale. Pactiv contributed £8.1 million ($14.3 million, using an exchange rate as of September 30, 2005 of pounds sterling to U.S. dollars of 0.5678) and we contributed £11.5 million ($20.3 million, using an exchange rate as of September 30, 2005 of pounds sterling to U.S. dollars of 0.5678) to these two plans. The pro forma expense is comprised of the following components:

(dollars in thousands)

	Nine Months Ended September 30,
	2004		2005
	Actual	Pro Forma	Actual	Pro Forma
Components of net periodic-benefit costs
Service costs of benefits earned	$2,791	$2,581	$2,381	$2,381
Interest cost on benefit obligation	3,226	2,789	3,628	3,602
Expected return on plan assets	(3,205)	(4,405)	(3,406)	(5,004)
Income per FAS 88	—	—	(243)	(235)
Amortization of unrecognized:
Prior service cost	88	—	67	—
Net (gain)/loss	958	—	1,193	—

Total net periodic-benefit cost	$3,858	$965	$3,620	$744

	Year Ended December 31, 2004
	Actual	Pro Forma
Components of net periodic-benefit costs
Service costs of benefits earned	$3,722	$3,450
Interest cost on benefit obligation	4,301	3,733
Expected return on plan assets	(4,273)	(5,892)
Income per FAS 88	—	—
Amortization of unrecognized:
Prior service cost	117	—
Net (gain)/loss	1,278	—

Total net periodic-benefit cost	$5,145	$1,291

The pro-forma pension expense presented above results in the following adjustments to historical pension expense:

	Year Ended December 31, 2004	Nine Months Ended September 30,
		2004	2005
Cost of sales adjustment	$(2,305)	$(1,730)	$(1,447)
Selling, general & administrative adjustment	(1,549)	(1,163)	(1,429)

Total pension expense adjustment	$(3,854)	$(2,893)	$(2,876)

(3)	Reflects the $1.5 million annual management fee that we will pay to AEA Investors LLC pursuant to the management agreement.

(4)	Reflects the tax effect of our pro forma adjustments at the statutory rate of each jurisdiction to which the adjustments pertain.

(5)	Pactiv provided stock options to certain employees which were accounted for in accordance with APB No. 25, “Accounting for Stock Issued to Employees.” The grants were made at fair value; therefore, no compensation expense was recognized in the historical period. Subsequent to the Acquisition, Pregis Holding I granted options to certain members of management under the 2005 stock option plan. All option grants contained exercise prices in excess of fair value. We adopted APB No. 25 to account for the option grants, and as a result, there will not be any compensation expense associated with these grants. On January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment.” All options grants to employees made after this date will be valued using a Black Scholes model and the resulting expense will be recognized over the vesting period. On February 6, 2006, Pregis Holding I granted 662.22 options to our new Chief Executive Officer. We have not yet determined the amount of additional compensation expense associated with this grant. In December 2005, Pregis Holding I also adopted an employee stock purchase plan. In 2006, shares were offered for sale under this plan to certain management employees at fair value; therefore, we do not expect to recognize compensation expense related to this plan.

SELECTED COMBINED FINANCIAL AND OTHER DATA

Set forth below is certain historical financial and other data for us. The historical financial data set forth below as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited combined financial statements included elsewhere in this prospectus. The summary historical financial data presented below as of and for the nine-month periods ended September 30, 2004 and September 30, 2005 have been derived from our unaudited combined financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited combined financial statements included elsewhere herein. The selected historical data as of and for the year ended December 31, 2001 have been derived from our unaudited internal financial reporting, prepared on a basis consistent with the other data presented herein. In the opinion of management, the interim data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results for these periods. Operating results for the nine-month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

								Unaudited
	Year Ended December 31							Nine Months Ended September 30,
	2001	2002		2003		2004		2004		2005
	(dollars in thousands)
Statement of Operations:
Sales	$717,463	$711,503		$760,833		$838,370		$617,756		$667,022
Costs and expenses
Cost of sales, excluding depreciation and amortization	548,887	543,378		592,634		657,456		483,419		528,856
Selling, general and administrative	115,554	104,373		105,795		103,760		77,526		84,032
Depreciation and amortization	35,067	27,190		29,136		32,123		23,335		24,169
Goodwill impairment	—	—		—		—		—		35,654
Other (income) expense	2,727	(383)		802		312		208		246
Restructuring and other	7,254	(49)		—		12,712		11,755		(314)

Total costs and expenses	709,489	674,509		728,367		806,363		596,243		672,643

Operating income (loss)	7,974	36,994		32,466		32,007		21,513		(5,621)
Gain on sale of securities	—	—		—		—		—		(1,228)
Interest expense, net	12,438	5,345		4,663		3,562		2,275		2,240
Income tax expense (benefit)	(2,545)	13,763		11,019		13,056		8,801		(92)

Income (loss) before cumulative effect of change in accounting principle, net of taxes	(1,919)	17,886		16,784		15,389		10,437		(6,541)
Cumulative effect of change in accounting principle, net of taxes	—	(70,150)		—		—		—		—

Net income (loss)	$(1,919)	$(52,264)		$16,784		$15,389		$10,437		$(6,541)

Other Data:
Capital expenditures	$25,225	$35,671		$25,468		$19,321		$12,836		$21,453
Interest expense, net	$12,438	$5,345		$4,663		$3,562		$2,275		$2,240
Ratio of earnings to fixed charges(1)	—	3.5	x	3.3	x	3.9	x	3.7	x	—
Balance Sheet Data (at end of period):
Cash and temporary cash investments	$4,059	$6,085		$13,378		$22,595		$19,453		$24,340
Trade working capital(2)	$118,545	$128,496		$143,632		$159,949		$154,635		$157,025
Property, plant and equipment, net	$252,925	$281,116		$300,791		$306,217		$283,088		$280,148
Total assets	$740,807	$732,853		$793,619		$853,958		$807,193		$704,445
Total debt(3)	$141,796	$117,359		$112,319		$110,113		$98,230		$589
Total owner’s equity	$444,071	$444,125		$513,617		$550,100		$523,197		$523,313

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and change in accounting principle, net of taxes, plus fixed charges. Fixed charges consist of interest expense, capitalized interest, and a portion of operating rental expense that management believes is representative of the interest component of rental expense. Due to net losses in the year 2001 and in the first nine months of 2005, the ratio coverage for these periods was less than 1:1. Additional earnings of $4,464 and $6,633 would have been required to achieve a coverage ratio of 1:1 in these periods, respectively.

In addition, due to pro forma net losses in the year 2004 and in the first nine months of 2005, the pro forma earnings to fixed charges ratio coverage for these periods was less than 1:1. Additional earnings of $5,277 and $32,370 would have been required to achieve a coverage ratio of 1:1 in these periods, respectively. For purposes of computing the pro forma ratio of earnings to fixed charges, earnings represent pro forma income before income taxes, plus pro forma fixed charges. Pro forma fixed charges consist of interest expense (including amortization of debt issuance costs), capitalized interest, and a portion of operating rental expense that management believes is representative of the interest component of rental expense.

(2)	Trade working capital is defined as third party receivables, plus inventory, less third party payables.

(3)	Total debt includes short-term and long-term affiliated and non-affiliated debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to the combined financial statements and accompanying notes included elsewhere in this prospectus. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Future results could differ materially from those discussed below. See discussion under the caption “Cautionary Note Regarding Forward-Looking Statements.”

As used in this section, “fiscal 2002” refers to the fiscal year ended December 31, 2002, “fiscal 2003” refers to the fiscal year ended December 31, 2003, and “fiscal 2004” refers to the fiscal year ended December 31, 2004.

OVERVIEW

We are one of the leading international manufacturers, marketers and suppliers of protective packaging products and specialty packaging solutions. Our company operates through two divisions, corresponding to the type of products we provide:

•	Global Protective Packaging manufactures, markets, sells and distributes protective packaging products in both North America and Europe. Global Protective Packaging’s protective mailers, air-encapsulated cushioning products, sheet foam, engineered foam, inflatable airbag systems, honeycomb products and other protective packaging products are used for cushioning, void-fill, surface protection, containment, and blocking and bracing. Global Protective Packaging operates 18 manufacturing facilities in North America and 13 in Europe.

•	European Specialty Packaging is a leading European packaging business focused on the development, production and marketing of specialty packaging solutions principally to the food, medical and consumer products markets. European Specialty Packaging operates through three businesses:

•	Flexibles, which produces high value added customized converted barrier films and products for niche segments of the food, medical and consumer products markets;

•	Hospital Supplies, which manufactures and supplies a full range of customizable operating drape products, procedure packs, protection products and sterilization packaging for the health care industry; and

•	Foodservice, which produces and resells plastic-based rigid films and thermoformed containers, primarily serving the food and foodservice sectors.

European Specialty Packaging operates eight manufacturing facilities in Germany, the United Kingdom and Egypt.

During the periods covered by the financial statements included in this prospectus, we were wholly-owned subsidiaries of Pactiv Corporation. The historical financial information represents the combined financial statements of the Global Protective Packaging and European Specialty Packaging divisions, all of which were under the common ownership of Pactiv, and under common management during the periods presented. All intercompany transactions between the entities which comprise these combined financial statements have been eliminated.

The combined financial statements included elsewhere in this prospectus include allocations of certain Pactiv corporate expenses. The expenses and cost allocations have been determined on bases that Pactiv and we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The combined financial information included in this prospectus may not reflect the combined financial position, operating results and change in owner’s equity and cash flows of our company in the future or what they would have been had we operated as a stand-alone entity during the periods presented. See note 2 to our audited combined financial statements.

RESULTS OF OPERATIONS

Principal Factors Affecting Our Results of Operations

Our results of operations are affected by changes in currency exchange rates. In particular, 62% of our sales in fiscal 2004 were made in currencies, principally the euro and the pound sterling, other than the U.S. dollar. We have a natural hedge in our operations, as we typically produce, buy raw materials and sell our products in the same currency. We are exposed to translational currency risk, however, in converting our operating results in Europe, the United Kingdom and to a lesser extent Egypt, Poland, the Czech Republic, Hungary, Canada, and Mexico at the end of each reporting period. The weakening of the U.S. dollar relative to the euro and the pound sterling in 2003 and 2004 had a significant favorable impact on our financial results in U.S. dollars. A strengthening U.S. dollar would adversely affect future results compared to fiscal 2004. The translational currency impact of a plus/minus swing of 10% in the U.S. dollar exchange rate on our fiscal 2004 operating income would have been $2.6 million.

The principal raw materials used to manufacture our products are plastic resins, primarily polyethylene. Average industry prices for polyethylene in North America were approximately 9% higher in the third quarter of 2005 than in the same period in 2004. Average industry prices for polyethylene in Europe were approximately 6% higher in the third quarter of 2005 than in the same period in 2004. For the first nine months of 2005, average industry prices for polyethylene were approximately 15% and 17% higher than the comparable period in 2004 in North America and Europe, respectively. In response to the plastic resin cost increases, we have raised selling prices in those businesses impacted, which we expect to be largely effective in offsetting the raw material cost increases, albeit with a time lag.

Raw material costs will likely continue to be a source of uncertainty for us in the future. Resin vendors have announced additional price increases effective in the fourth quarter of 2005; however at this time it is uncertain whether all these price increases will be successfully implemented as announced. In September 2005, Hurricane Rita struck the Gulf Coast region of Texas, which impacted the near-term supply and pricing of resin. The near-term supply shortfall was offset by our higher-than-typical inventory level, and supply is not currently a concern. Our North American resin suppliers have since successfully recommenced their operations at facilities impacted by the hurricane. We closely monitor the resin marketplace in order to appropriately respond to material cost changes. Future pricing actions cannot be guaranteed to be effective in offsetting raw material cost increases since realization, in most cases, is dependent on competitive market conditions.

We are also sensitive to other energy-related cost movements, particularly with respect to transportation and logistics, electricity and natural gas costs. Historically we have been able to mitigate higher energy related costs through productivity increases and other cost reductions. Our 2004 restructuring program was principally targeted at reducing our operational labor costs. Approximately 80% of the workforce reductions in this restructuring program were the result of operational productivity improvements, which require less labor per unit of output. While the restructuring and other productivity initiatives have reduced our labor costs as a percentage of sales and helped offset higher energy costs, future energy-related cost increases may not be fully offset with productivity initiatives.

Our cost of sales as a percentage of net sales has steadily increased over the last three years. The major factor in this increase is our varying ability, due to competitive market conditions, to fully recover the increase in raw material prices over the last three years. Our productivity efforts have been largely effective in minimizing the impact of inflation and energy related cost increases but have not been sufficient to fully offset the shortfall in our selling price to raw material price spread. We have been more successful in first nine months of 2005 in achieving price increases to match the raw material increases than we were in 2003 and the first three quarters of 2004.

In connection with the Acquisition, we incurred substantial indebtedness and, as a result, our interest expense for future periods will be significant. In addition, the consummation of the Acquisition resulted in a number of one-time fees and expenses which we estimated to be $32.5 million.

Several opportunities and challenges may influence our continued growth. The near-term risks include the impact of energy market volatility on resin costs, the ability to increase selling prices without adverse sales volume impact and the continued effectiveness of our productivity and procurement initiatives. Longer term we face potential changes in customer demand for our products, possible supplier and customer consolidations, and potential increases in competition, including additional competition from low cost countries.

Principal Statement of Operations Items

Sales. We generate sales through the sale of our products to a wide array of customers, including retailers, distributors, packer processors, hospitals, fabricators and directly to the end-users. Our sales vary generally with sales volume and pricing as well as with translation effects caused by fluctuations in the exchange rate primarily between the euro and pound sterling with the U.S. dollar. See “Summary of Critical Accounting Policies— Revenue Recognition” for a further discussion of sales.

Demand for protective packaging products has historically grown at a higher rate than the broader economy. We expect this trend to continue, prompted by further expansion of Internet commerce and mail order catalog sales as well as the increased customization of protective packaging applications in the general industrial, electronics, medical and other industries. Global Protective Packaging net sales are impacted by the U.S. and European economies and by competitive actions.

Being a niche player, our sales in Flexibles are primarily driven by our ability to continue to provide innovative high quality products tailored to our customer needs. Our sales are also impacted by demand in our end-markets.

With respect to sales in Hospital Supplies, we expect growth of the procedure pack market to continue due to the ongoing outsourcing trend by hospitals and increasing the degree of customization we can offer. Sales will be impacted by our ability to maintain volumes and price levels with our customers as well as our ability to leverage our technological leadership in a cost effective manner for our customers.

Sales in Foodservice are affected by our ability to drive new business by developing new products for packer processors and retailers. We expect the foodservice market to grow between 3% and 4% in volume due to increases in consumer demand for convenience including semi-ready meals, food-on-the-go, as well as a trend toward home meal replacement.

Additional segment discussions can be found in our financial statements and the notes related thereto appearing elsewhere in this prospectus.

Cost of Sales. Our cost of sales includes material, direct labor, plant and related work force, and freight and warehousing costs.

Our most significant component of cost of sales is material costs. Plastic resins represented approximately 44% of our 2004 raw material costs. Plastic resin costs have reached historic highs and remain very volatile. Under our current pricing practices, we generally attempt to pass changes in material costs to our customers. Historically, when resin costs increase, our ability to recover those increases in higher pricing from our customers lags the resin cost increases and our margins will decrease. When resin costs decline, those lower costs do not show up in customer pricing until later and our margins will increase.

Another significant component of cost of sales is total plant personnel costs. We have focused management effort to improve plant productivity through our manufacturing excellence programs. These programs help offset inflation and have reduced the labor content in cost of sales. We believe our labor relations are good.

Freight costs are also a significant component of cost of sales. Freight costs are more significant in our Global Protective Packaging division and are affected by the cost of diesel fuel. In Global Protective Packaging, freight costs to our customers are a factor in customer pricing.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include corporate expenses as well as business unit overhead and certain personnel costs. Corporate expenses include executive management, treasury, accounting, finance, tax, information technology, human resources, legal, environmental governance, purchasing and other headquarter costs. Business unit overhead includes executive and operational management, sales and related expenses and administrative support functions.

In the periods covered by the financial statements included in this prospectus, Pactiv provided us with treasury, tax, insurance, accounting, information technology, purchasing, environmental, human resources and certain headquarter and management services. We will need to supplement our financial, administrative and other resources as we operate as a stand-alone company. As a result, historical selling, general and administrative expenses may not be indicative of such expenses that will be incurred in future periods.

Depreciation and Amortization. We depreciate capital investments in property, plant and equipment on a straight line basis over the estimated useful lives of the assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for tooling, machinery and equipment. We capitalize certain costs related to the purchase and development of software used in our business. These costs are amortized over the estimated useful lives of the assets, ranging from 3 to 5 years.

Other Income (Expense). Other income (expense) includes those items that are non-operating in nature. Examples of items reported as other income (expense) include impact of currency fluctuations, gain or loss on disposal of fixed assets and rental income.

Interest Expense, Net. As a subsidiary of Pactiv, we did not have significant independent third party borrowings and, as a result, interest expense paid to third parties was not significant. Instead, our business utilized affiliates of Pactiv to finance operations. These affiliates were 100% owned subsidiaries of Pactiv. Transactions with these affiliates enabled us to manufacture and sell products, earn revenue, maintain adequate working capital and fund obligations that arise in the normal course of business.

In connection with the Acquisition, we incurred substantial new indebtedness. As a result, our interest expense will be significantly higher in future periods. See further discussion of the new indebtedness in “Liquidity and Capital Resources—Prospective.”

Income Tax Expense. For U.S. income tax purposes, our business income or loss has been included in Pactiv’s consolidated federal income tax return. The provision for income taxes in the financial statements included in this prospectus reflects income taxes as if the entities that comprise our business were stand-alone entities and filed separate income tax returns.

Results of Operations

The following table illustrates the results of our operations for the fiscal years and nine months ended September 30 as a percentage of sales:

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Global Protective Packaging	66.8	65.6	64.9	64.8	64.6
European Specialty Packaging	33.2	34.4	35.1	35.2	35.4
Costs and expenses
Cost of sales, excluding depreciation and amortization	76.4	77.9	78.4	78.3	79.4
Selling, general and administrative	14.7	13.9	12.4	12.5	12.6
Depreciation and amortization	3.8	3.8	3.8	3.8	3.6
Goodwill impairment	—	—	—	—	5.3
Other (income) expense	(0.1)	0.1	0.1	—	—
Restructuring and other	—	—	1.5	1.9	—

Total costs and expenses	94.8	95.7	96.2	96.5	100.9

Operating income (loss)	5.2	4.3	3.8	3.5	(0.9)

Gain on sale of securities	—	—	—	—	(0.2)
Interest expense, net	0.7	0.6	0.4	0.4	0.3
Income tax expense	1.9	1.4	1.6	1.4	—

Income (loss) before cumulative effect of change in accounting principle	2.6	2.3	1.8	1.7	(1.0)
Cumulative effect of change in accounting principle, net	(9.9)	—	—	—	—

Net income (loss)	(7.3)%	2.3%	1.8%	1.7%	(1.0)%

Business Segment Operating Results

The following table breaks down our sales and operating income (loss) by reporting segment for the fiscal years and nine months ended September 30 as noted:

	Year Ended December 31,			Nine Months Ended September 30,
(dollars in millions)	2002	2003	2004	2004	2005
Sales
Global Protective Packaging	$475.6	$498.9	$544.0	$400.5	$431.0
European Specialty Packing
Flexibles	105.4	122.4	140.8	104.1	121.8
Hospital Supplies	46.5	57.0	63.9	48.2	47.3
Foodservice	88.8	86.9	92.7	66.7	72.0
Inter-business eliminations	(4.8)	(4.4)	(3.0)	(1.7)	(5.1)

	$711.5	$760.8	$838.4	$617.8	$667.0

Operating income (loss)
Global Protective Packaging	$25.2	$17.1	$14.8	$9.1	$(17.9)
European Specialty Packing
Flexibles	1.9	6.8	8.4	5.8	5.9
Hospital Supplies	7.9	9.9	11.2	9.1	7.7
Foodservice	1.9	(1.3)	(2.4)	(2.5)	(1.3)

	$36.9	$32.5	$32.0	$21.5	$(5.6)

Comparison of nine months ended September 30, 2005 and September 30, 2004

Sales. Sales increased by 8.0% to $667.0 million for the nine months ended September 30, 2005 from $617.8 million for the comparable period in 2004. Excluding the foreign currency translation impact, sales grew $38.3 million, or 6.2%, in the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004.

Global Protective Packaging increased net sales $30.5 million, or 7.6%, to $431.0 million for the nine months ended September 30, 2005 versus the comparable period in 2004. Pricing improved 6.6%, reflecting selling price increases implemented in both North America and Europe over the past twelve months in response to higher raw material costs. Sales volume declined 0.4%. Favorable currency translation increased sales by $5.5 million during the first nine months of 2005 compared to the first nine months of 2004.

European Specialty Packaging increased net sales $18.7 million, or 8.6%, to $236.0 million for the nine months ended September 30, 2005 versus the comparable period in 2004. Favorable foreign currency translation increased sales by $5.4 million. Sales volume increases in Flexibles and Foodservice offset declines in Hospital Supplies. Pricing for European Specialty Packaging improved approximately 1.9% compared to the same period in 2004.

Flexibles increased local currency net sales by 13.6% in the nine months ended September 30, 2005 compared to the comparable period in 2004. Sales volume increased 12.5% overall. Slightly more than one third of the sales volume increase was due to a tactical resin resale program. Overall pricing was increased less than 1% in the first nine months of 2005.

Hospital Supplies local currency net sales declined 4.8% in the nine months ended September 30, 2005 compared to the comparable period in 2004. The decline was attributable to sales volume decreases which were due principally to the loss of low-margin business from a customer.

Foodservice increased local currency net sales by 6.8% in the nine months ended September 30, 2005 compared to the comparable period in 2004. Overall sales volume increased 3.0%. Sales volume increases in foodservice products and rigid films were somewhat offset by a decline in custom packaging volume. Pricing improved approximately 3.8% versus the prior period.

Cost of Sales. Cost of sales increased by 9.4% to $528.9 million in the nine months ended September 30, 2005 from $483.4 million in the nine months ended September 30, 2004. Cost of sales as a percentage of sales increased by 1.1% to 79.4% in the nine months ended September 30, 2005 from 78.3% in the nine months ended September 30, 2004. The increase in cost of sales as a percentage of sales was primarily due to higher plastic resin, manufacturing and freight costs that were only partially offset by higher pricing. Also contributing to the higher percentage of cost of sales were higher tactical resin resale volume in both Global Protective Packaging and European Specialty Packaging.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8.4% to $84.0 million in the nine months ended September 30, 2005 from $77.5 million for the comparable period in 2004. Excluding the foreign currency translation impact, expenses increased 6.6% for the first nine months of 2005 versus 2004. The increase was primarily due to higher employee costs, which increased $2.5 million during the nine months ended September 30, 2005, and higher consulting and legal expenses, which increased $1.5 million during the nine months ended September 30, 2005. The higher legal expenses were primarily as a result of certain litigation and the Dow litigation which will be retained by Pactiv. See further discussion regarding this matter in “Business—Legal Proceedings.”

Depreciation and Amortization. Depreciation and amortization increased $0.9 million to $24.2 million in the nine months ended September 30, 2005 from $23.3 million for the comparable period in 2004. As a percentage of sales, depreciation and amortization was 3.6% of sales for the first nine months of 2005 compared to 3.8% in the same period in 2004.

Goodwill Impairment. In June 2005, we recorded a pre-tax charge of $35.7 million for goodwill impairment. This was the result of using the purchase price as an indication of fair market value. Following the provisions of FAS 142, goodwill was found to be impaired principally in Global Protective Packaging.

Restructuring Expenses. In the first quarter of 2004, we implemented a restructuring program to eliminate certain nonproductive assets, exit a small, non-profitable product line, reduce overhead costs and streamline decision-making in both North America and Europe. As a result, approximately 150 positions were eliminated in 2004. Approximately 80% of the positions eliminated were in plant operations and principally reflect the result of 2003 and 2004 productivity programs. Through the first nine months of 2004, we recorded restructuring expenses of $11.8 million related to this program, including non-cash asset write-offs of approximately $2.9 million. The 2004 restructuring program was fully implemented by the fourth quarter of 2004. There was no restructuring program in 2005, however we recorded income of $0.3 million in the first nine months of 2005, due to the reversal of portions of certain accruals for estimated 2004 restructuring expenses.

Operating Income. Global Protective Packaging operating income declined $27.0 million from $9.1 million for the nine months ended September 30, 2004 to a loss of $17.9 million for the nine months ended September 30, 2005. Significant items were $35.5 million of goodwill impairment charges recorded in the second quarter of 2005 and $9.5 million of restructuring charges recorded in the first nine months of 2004. In 2005, Global Protective Packaging recorded $0.3 million income as a result of reversals of certain accruals for the 2004 restructuring program. Excluding the goodwill impairment and restructuring from both years, Global Protective Packaging operating income declined $1.3 million, or 7.0%, from $18.6 million to $17.3 million for the nine months. Global Protective Packaging gross profit improved $3.1 million in the nine months ended September 30, 2005 compared to the prior period. Approximately one-third of the improvement was due to the favorable foreign currency translation impact. The remaining improvement was due to higher pricing which exceeded the raw material and other energy related cost increases. Selling, general and administrative expenses rose $3.6 million due to higher legal and outside consulting costs, higher employee costs and the unfavorable impact of a stronger euro versus the U.S. dollar. Other expenses were $0.6 million higher in the nine months ended September 30, 2005 due primarily to fixed asset write-offs.

European Specialty Packaging operating income declined $0.2 million from $12.5 million for the nine months ended September 30, 2004 to $12.3 million for the nine months ended September 30, 2005.

Flexibles operating income increased $0.1 million from $5.8 million to $5.9 million for the nine months ended September 30, 2005 compared to the same period in 2004. The improvement was due primarily to the strengthening of the Egyptian pound compared to the euro.

Hospital Supplies operating income declined $1.4 million from $9.1 million to $7.7 million for the nine months ended September 30, 2005 compared to the same period in 2004. Gross profit declined slightly due to lower sales volume. Higher selling, general and administrative expenses represented about half of the decline with higher depreciation being the other cause for the income decline. The higher selling, general and administrative costs were primarily due to increased employee costs including severance for certain sales agents.

Foodservice operating loss for the nine months ended September 30, 2005 of $1.3 million was a $1.1 million improvement from the $2.4 million operating loss for the same period in 2004. The 2004 results included $1.0 million of restructuring charges. Excluding the restructuring, operating results improved $0.1 million.

Gain on Sale of Securities. European Specialty Packaging sold its shares in Duales System Deutschland and realized a $1.2 million gain on the transaction in the first quarter of 2005.

Interest Expense, Net. Interest expense, net, decreased $0.1 million to $2.2 million for the nine months ended September 30, 2005 from $2.3 million for the comparable period in 2004.

Income Tax Expense. Income tax expense declined $8.9 million to a benefit of $0.1 million for the nine months ended September 30, 2005 compared to an expense of $8.8 million for the comparable period in 2004. The effective tax rate for the nine months ended September 30, 2005 was a benefit of 1.4% compared to an expense of 45.8% for the comparable period in 2004. Operations for the nine months ended September 30, 2005 resulted in an operating loss due primarily to the write off of goodwill in the U.S. operations, a portion of which is not deductible for tax purposes. This resulted in a 47 percentage point increase in the 2005 rate through nine months as compared to the same time period in 2004.

Net income. As a result of the factors discussed above, net income decreased $16.9 million to a loss of $6.5 million for the nine months ended September 30, 2005 from $10.4 million in net income for the comparable period in 2004.

Comparison of Fiscal 2004 and Fiscal 2003

Sales. Sales increased by 10.2% to $838.4 million in fiscal 2004 from $760.8 million in fiscal 2003. A significant portion of the increase was due to the favorable translation effect of fluctuations in exchange rates, principally the euro to the U.S. dollar. Excluding the foreign currency translation impact, sales grew $29.9 million, or 3.7%, in fiscal 2004 as compared to fiscal 2003.

Global Protective Packaging increased net sales by $45.1 million, or 9.0%, to $544.0 million in fiscal 2004 from $498.9 million in fiscal 2003. Excluding the foreign currency translation impact, net sales grew $24.4 million, or 4.7%, in fiscal 2004 as compared to fiscal 2003. Sales volume growth was the major factor in the sales increase. In North America, net sales increased 7.6% in fiscal 2004 as compared to fiscal 2003. North American sales volume grew 5% driven by strong demand in the industrial market, improved volume in several end-user markets and continued growth in new products. Selling prices increased in North America in response to higher raw material costs. In Europe, local currency sales increased 0.4% in fiscal 2004 as compared to fiscal 2003. Sales volume increased 1% in Europe. Selling prices in Europe increased in the fourth quarter of fiscal 2004 but were below fiscal 2003 for the first three quarters of fiscal 2004.

European Specialty Packaging increased net sales by $31.1 million, or 11.7%, to $297.4 million in fiscal 2004 from $266.3 million in fiscal 2003. Excluding the foreign currency translation impact, sales grew $4.1 million, or 1.4%. The increase was due to higher sales volume in the Flexibles and Hospital Supplies businesses, partially offset by a sales volume decline in the Foodservice business. Overall European Specialty Packaging pricing was stable in fiscal 2004 compared to fiscal 2003.

Flexibles increased local currency net sales by 4.3% in fiscal 2004 as compared to fiscal 2003. The increase was due to the tactical resin resale program. Product volume and selling prices were stable in fiscal 2004 as compared to fiscal 2003.

Hospital Supplies local currency net sales increased 1.9% in fiscal 2004 as compared to fiscal 2003. The increase was due to increased sales volume of procedure packs.

Foodservice local currency sales decreased 4.7% in fiscal 2004 as compared to fiscal 2003. Sales volume declined due to lost customers in 2003 in the customized segment of the thermoformed business. Local currency sales in the second half of fiscal 2004 exceeded fiscal 2003 by 4.4%.

Cost of Sales. Cost of sales increased by 11.0% to $657.5 million in fiscal 2004 from $592.6 million in fiscal 2003. Cost of sales as a percentage of sales increased by 0.5% to 78.4% in fiscal 2004 from 77.9% in fiscal 2003. The increase was primarily due to raw material costs rising more than we were able to offset with higher pricing. Lower manufacturing costs, due principally to savings from restructuring, helped partially offset the lower spread between selling prices and the cost of raw materials in fiscal 2004.

Selling, General and Administrative Expenses. Selling, general and administrative expenses declined by 1.9% to $103.8 million in fiscal 2004 from $105.8 million in fiscal 2003. This decrease was primarily due to a reduction in our workforce following our restructuring program, eliminating vacant positions and stronger overall cost controls.

Depreciation and Amortization. Depreciation and amortization increased $3.0 million to $32.1 million in fiscal 2004 from $29.1 million in fiscal 2003. Excluding the effect of the stronger euro to the dollar, depreciation increased $1.2 million. Depreciation and amortization as a percentage of sales remained constant at 3.8%.

Other Expense. Other expense decreased $0.5 million to $0.3 million in fiscal 2004 from $0.8 million in fiscal 2003. The decrease was due principally to exchange losses in 2003 relating to the devaluation of the Egyptian pound. The Egyptian pound depreciated 25% versus the U.S. dollar from the end of 2002 to the end of 2003 with most of the change occurring in the first four months of 2003.

Restructuring Expenses. In fiscal 2004 we recorded restructuring expenses of $12.7 million based on a first quarter 2004 restructuring program to rationalize excess manufacturing capacity and reduce overhead costs in North America and Europe, as mentioned previously. There was no restructuring program in fiscal 2003.

Operating Income. Global Protective Packaging operating income declined $2.3 million, or 13.5%, from $17.1 million in fiscal 2003 to $14.8 million in fiscal 2004. Restructuring costs in 2004 covering both North America and Europe totaled $10.3 million. Excluding the $10.3 million in 2004 restructuring, fiscal 2004 operating income improved $8.1 million compared to fiscal 2003. The improvement was primarily due to higher gross profit in North America. The gross profit increase in North America was driven by sales volume growth, price increases which exceeded raw material and freight cost increases and higher productivity. Reductions in selling, general and administrative expenses due to a reduction in the workforce due to our restructuring program and not filling vacant positions was more than offset by higher depreciation expenses.

European Specialty Packaging operating income increased $1.8 million, or 11.7%, from $15.4 million in fiscal 2003 to $17.2 million in fiscal 2004. Restructuring costs in 2004 totaled $2.4 million. Excluding the $2.4 million of restructuring, fiscal 2004 operating income improved $4.2 million compared to fiscal 2003. The favorable foreign currency translation impact on operating income was $2.0 million in fiscal 2004. Excluding the favorable foreign currency translation impact, the operating income improvement was due to lower selling, general and administrative costs. The lower costs were attributable to lower workforce costs as a result of the 2004 restructuring program and stronger cost controls in all business segments.

Flexibles operating income increased $1.6 million, or 23.5%, from $6.8 million in fiscal 2003 to $8.4 million in fiscal 2004. Excluding the $1.4 million of restructuring costs, operating income improved $3.0 million. Favorable foreign currency translation contributed $1.1 million to the operating income improvement in 2004. Excluding the foreign currency translation impact, Flexibles reduced selling, general and administrative costs by $1.0 million due to both workforce reductions and tighter cost controls. Other improvements were due to lower conversion costs and lower other expenses in fiscal 2004 than fiscal 2003 due to the 2003 revaluation of the Egyptian pound.

Hospital Supplies operating income increased $1.3 million, or 13.1%, from $9.9 million in fiscal 2003 to $11.2 million in fiscal 2004. The improvement was principally due to the $1.0 million favorable impact of foreign currency translation. Lower local currency selling, general and administrative expenses more than offset increased depreciation expenses.

Foodservice operating loss increased $1.1 million from a $1.3 million loss to a $2.4 million loss. The major cause of the increased loss was the $1.0 million restructuring costs.

Interest Expense, Net. Interest expense, net, declined $1.1 million in fiscal 2004 to $3.6 million from $4.7 million in fiscal 2003. The decline was due principally to a lower average affiliated net debt outstanding in fiscal 2004 versus fiscal 2003.

Income Tax Expense. In fiscal 2004, income tax expense was $13.1 million, resulting in an effective tax rate of 45.9%. This compares to an income tax expense of $11.0 million in fiscal 2003, resulting in an effective tax rate of 39.6%. The increase in our effective tax rate from 2003 to 2004 was due primarily to individual companies’ history of losses, preventing us from recognizing a tax benefit on those losses.

Net Income. As a result of the factors discussed above, net income in fiscal 2004 decreased by $1.4 million, or 8.3%, to $15.4 million from $16.8 million in fiscal 2003.

Comparison of Fiscal 2003 and Fiscal 2002

Sales. Sales increased by 6.9% to $760.8 million in fiscal 2003 from $711.5 million in fiscal 2002. A significant portion of the change in sales was due to the favorable translation effect of fluctuations in exchange rates, principally the euro to the U.S. dollar. Excluding the foreign currency translation impact, sales declined $29.3 million, or 3.7%, in fiscal 2003 as compared to fiscal 2002.

Global Protective Packaging increased net sales by $23.3 million, or 4.9%, to $498.9 million in fiscal 2003 from $475.6 million in fiscal 2002. The favorable impact in fiscal 2003 of the foreign currency translation was $33.7 million. Global Protective Packaging sales volume was flat year over year as lower mailer volume in Europe was offset by the small acquisitions in France in 2003 and in the Czech Republic in late 2002. Overall pricing was slightly lower due to lower pricing in Europe caused by the weak overall European economy.

European Specialty Packaging increased net sales by $25.6 million, or 10.6%, to $266.3 million in fiscal 2003 from $240.7 million in fiscal 2002. Excluding the foreign currency translation impact, sales declined $19.3 million, or 6.8%, in fiscal 2003 as compared to fiscal 2002. The decline was principally due to lower sales volume in the Foodservice and Flexibles businesses.

Flexibles sales in local currency declined 2.1% in fiscal 2003 as compared to fiscal 2002. Sales volume for this business declined as we de-emphasized sales in low-margin products. Our overall pricing for this business improved due to a mix shift toward higher margin products.

Hospital Supplies sales in local currency increased 2.9% in fiscal 2003 as compared to fiscal 2002. The sales volume increase was somewhat offset by an unfavorable product mix and some price declines.

Foodservice sales in local currency declined 9.7% in fiscal 2003 as compared to fiscal 2002. This sales decline was driven by the loss of several customers due to a planned plant closure which resulted in customer service issues, which were subsequently addressed and corrected, partially offset by volume increases by other customers.

Cost of Sales. Cost of sales increased by 9.1% to $592.6 million in fiscal 2003 from $543.4 million in fiscal 2002. Cost of sales as a percentage of sales increased by 1.5% to 77.9% in fiscal 2003 from 76.4% in fiscal 2002. The increase in cost of sales as a percentage of net sales was due to higher plastic resin costs and freight costs.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 1.3% to $105.8 million in fiscal 2003 from $104.4 million in fiscal 2002. Excluding the impact of the stronger euro to the dollar, selling, general and administrative expenses declined $9.6 million year over year. The reduction was due to a number of cost reduction initiatives by our European operations. These initiatives included reducing employment, reducing outside commissions and consulting as well as an extensive procurement initiative focused on cost and usage reductions in all non-material spending areas.

Depreciation and Amortization. Depreciation and amortization increased $1.9 million to $29.1 million in fiscal 2003 from $27.2 million in fiscal 2002. Excluding the effect of the stronger euro to the dollar, depreciation declined $0.9 million year over year. Depreciation and amortization as a percentage of sales remained constant at 3.8%.

Other (Income) Expense. In 2003, other expense was $0.8 million. In fiscal 2002 other income was $0.4 million. The $1.2 million of additional other expenses in fiscal 2003 was due principally to the devaluation of the Egyptian pound in 2003, gains on sale of certain fixed assets recorded by some businesses and lower royalty expense in 2002.

Operating Income. Global Protective Packaging operating income declined $8.1 million, or 32.1%, to $17.1 million in fiscal 2003 compared to $25.2 million in fiscal 2002. The decline was due to lower gross profit in the North American business, which was attributable to higher raw material and freight costs combined with slightly lower pricing. Lower pricing in Europe was more than offset by favorable foreign currency translation.

European Specialty Packaging operating income improved $3.7 million, or 31.6%, from $11.7 million in fiscal 2002 to $15.4 million in fiscal 2003. The favorable impact of foreign currency translation represented $2.8 million of the total $3.7 million year over year operating income improvement. Lower local currency selling, general and administrative expenses offset slightly lower gross profit.

Flexibles operating income increased $4.9 million to $6.8 million in fiscal 2003. The favorable foreign currency translation impact improved operating income by $1.1 million. Excluding the favorable foreign currency translation impact, gross profit improved $2.0 million due to a favorable product mix and lower conversion costs. Selling, general and administrative expenses declined significantly in local currency in 2003 due to a number of initiatives that reduced employment, commission expense and outside consulting expenses.

Hospital Supplies operating income improved $2.0 million from $7.9 million in fiscal 2002 to $9.9 million in fiscal 2003. The favorable foreign currency translation impact improved operating income by $1.6 million. The remaining improvement was principally due to higher gross profit from a combination of sales volume growth and an improved product mix.

Foodservice operating income declined $3.2 million from $1.9 million in fiscal 2002 to a loss of $1.3 million in fiscal 2003. The decline was principally due to volume losses caused by customer service issues as a result of a planned plant closure and a less favorable product mix and higher raw material costs.

Interest Expense, Net. Interest expense, net, decreased $0.6 million to $4.7 million in fiscal 2003 from $5.3 million in fiscal 2002. The decline was due to a lower average affiliated net debt outstanding in fiscal 2003 versus fiscal 2002. Interest rates were also somewhat lower in fiscal 2003 than in fiscal 2002.

Income Tax Expense. In fiscal 2003, income tax expense was $11.0 million, resulting in an effective tax rate of 39.6%. This compares to an income tax expense of $13.8 million in fiscal 2002, resulting in an effective tax rate of 43.5%. This decrease in our effective tax rate from 2002 to 2003 was due primarily to a reduction of the Belgium statutory rate from 40% to 34%, resulting in a reduction of net deferred tax liabilities along with a reduced rate of tax on the Belgium income for that year.

Income Before Cumulative Effect of Change in Accounting Principle. As a result of the factors discussed above, income before cumulative effect of change in accounting principle in fiscal 2003 decreased by $1.1 million, or 6.1%, to $16.8 million from $17.9 million in fiscal 2002.

Cumulative Effect of Change in Accounting Principle. On January 1, 2002 we changed our accounting for goodwill and other intangible assets to conform to SFAS No.142, “Goodwill and Other Intangible Assets.” Upon adoption, we reviewed goodwill for possible impairment by comparing the fair value of goodwill for each reporting unit. As a result we recorded a $70.2 million, net of tax, charge in fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES

Historical

We have historically generated cash primarily from our operating activities as well from borrowings from affiliates of Pactiv Corporation. Our principal uses of cash have been operating expenses, capital expenditures and working capital needs.

The following table shows our sources and uses of funds for the fiscal years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 and 2005:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
(dollars in millions)	2002	2003	2004	2004	2005
Cash provided by operating activities	$37.4	$37.5	$42.5	$26.0	$105.9
Cash used in investing activities	(37.4)	(24.9)	(17.6)	(11.5)	(21.5)
Cash provided by (used in) financing activities	1.6	(7.1)	(15.6)	(8.7)	(80.2)
Effect of foreign-exchange rate changes	0.4	1.8	(0.1)	0.2	(2.5)

Increase in cash and cash equivalents	$2.0	$7.3	$9.2	$6.0	$1.7

Cash Inflows from Operating Activities. Our operating activities in the first nine months of 2005 generated net cash of $105.9 million, compared to $26.0 million in the comparable nine months of 2004. In connection with the anticipated Acquisition, as of September 30, 2005, we had significantly reduced our affiliate receivables. Therefore, the 2005 cash flows reflect the settlement of $74.8 million of affiliate receivables.

Our operating activities in fiscal 2004 generated net cash of $42.5 million as compared to $37.5 million of net cash generated in fiscal 2003. The increase of $5.0 million in cash generated was due to lower working capital, principally due to normal timing fluctuations in accounts receivable and accounts payable.

Net cash generated by operating activities of $37.5 million in fiscal 2003 was comparable to $37.4 million generated in fiscal 2002.

Cash Used in Investing Activities. For the nine months ending September 30, 2005 we used $21.5 million of net cash in investing activities which was $10.0 million more than in the nine months ending September 30, 2004. We invested $21.5 million in property, plant and equipment in the first nine months of 2005 compared to $12.8 million in the comparable period in 2004.

In fiscal 2004, we reduced net cash used in investing activities by $7.3 million to $17.6 million from $24.9 million in fiscal 2003. The principal use of cash in fiscal 2004 was investments in plant and equipment. These investments declined $6.2 million in fiscal 2004 compared to fiscal 2003.

In fiscal 2003, we used $24.9 million of net cash in investing activities. We invested $25.5 million in plant and equipment in 2003 primarily to improve productivity and provide for business growth.

In fiscal 2002, we used $37.4 million of net cash in investing activities. In 2002 we invested $6.5 million in acquiring businesses, received $4.6 million from sale of assets, and spent $35.7 million on capital expenditures.

Cash Used in(Provided by) Financing Activities. In the first nine months of 2005, we used $80.2 million of net cash in financing activities, compared to $8.7 million in the comparable period in 2004. As mentioned previously, in an effort to settle affiliate activity with Pactiv prior to the Acquisition, our cash used in financing activities for the 2005 period reflects settlement of $99.7 million of affiliate payables, which was offset by $20.0 million, net, of capital contributions made to subsidiaries to enable them to settle the affiliate debt.

In fiscal 2004, we used net cash of $15.6 million in financing activities. This was primarily a result of reductions in third party debt and affiliated debt.

In fiscal 2003, we used $7.1 million of net cash in financing activities. This was primarily a result of a reduction in affiliated debt.

In fiscal 2002, we generated $1.6 million of net cash from financing activities. This was a result of capital contributions in excess of payments on affiliated debt.

Prospective

Senior Secured Credit Facilities. In connection with the Acquisition on October 12, 2005, we entered into senior secured credit facilities that provide for senior secured financing of up to approximately $222.0 million, consisting of:

•	A $50.0 million revolving credit facility with a maturity of six years. The revolving credit facility is available in U.S. dollars, euros and/or pounds sterling.

•	A $88.0 million term loan B-1 facility with a maturity of seven years. The term loan B-1 facility is available in U.S. dollars and was drawn in full in connection with the consummation of the Acquisition.

•	A 68 million euro (approximately $84.0 million) term loan B-2 facility with a maturity of seven years. The term loan B-2 facility is available in Euros and was drawn in full in connection with the consummation of the Acquisition.

In addition, these senior secured credit facilities permit us, subject to certain conditions including the receipt of commitments from lenders, to incur up to $100.0 million (or a euro equivalent thereof) of additional term loans and to extend the maturity of our revolving credit facility. Proceeds of revolving loans and swingline loans may be used to provide financing for working capital and general corporate purposes.

The initial interest rate per annum applicable to the revolver under our senior secured credit facilities is equal to, at our option, an alternate base rate plus 1.00% per annum or LIBOR plus 2.00% per annum. Beginning in April 2006, the interest rates will be adjusted in accordance with a pricing grid based on leverage ratios.

The term B-1 loan initial interest rate is equal to, at our option, alternate base rate plus 1.25% per annum or LIBOR plus 2.25% per annum, and the term B-2 loan initial interest rate is EURIBOR plus 2.50% per annum.

In addition, we will pay our lenders 0.50% per annum on the unfunded commitments in respect of the revolving credit facility, payable quarterly in arrears and upon termination of the commitments. Beginning in April 2006, the facility fee will be adjusted in accordance with the pricing grid based on leverage ratios.

The term loan B-1 facility matures at a rate of 1% per annum in equal quarterly installments during the first six years thereof, with the balance payable in equal quarterly installments during the seventh year thereof. The term loan B-2 facility matures at a rate of 1% per annum in equal quarterly installments during the first six years thereof, with the balance payable in equal quarterly installments during the seventh year thereof.

Subject to exceptions and, in the case of asset sale proceeds, reinvestment options, our senior secured credit facilities require mandatory prepayments of the loans from excess cash flows, asset sales and dispositions (including insurance and condemnation proceeds), issuances of debt and issuances of equity.

Our senior secured credit facilities and the related hedging arrangements are guaranteed by Pregis Holding II, our direct holding parent company, and all of our current and future domestic subsidiaries and, if no material tax consequences would result, our future foreign subsidiaries and, subject to certain exceptions, are secured by a first priority security interest in substantially all of our and their existing and future assets (subject to certain exceptions), and a first priority pledge of the capital stock of our company and the guarantor subsidiaries and an aggregate of 66% of the capital stock of our first-tier foreign subsidiary.

Our senior secured credit facilities require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test and minimum cash interest coverage ratio test. In addition, our senior secured credit facilities include negative covenants, subject to certain exceptions, that restrict or limit our ability and the ability of our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness, guaranty obligations or hedging arrangements,

•	incur liens or agree to negative pledges in other agreements,

•	engage in sale and leaseback transactions,

•	make capital expenditures,

•	make loans and investments,

•	declare dividends, make payments or redeem or repurchase capital stock,

•	in the case of subsidiaries, enter into agreements restricting dividends and distributions,

•	engage in mergers, acquisitions and other business combinations,

•	prepay, redeem or purchase certain indebtedness including the notes,

•	amend or otherwise alter the terms of our organizational documents, our indebtedness including the notes and other material agreements,

•	sell assets or engage in receivables securitization,

•	transact with affiliates, and

•	alter the business that we conduct.

For more details of the terms of our senior secured credit facilities, see “Description of Other Indebtedness.” We believe that, as of December 31, 2005, we were in compliance with all covenants contained in our senior secured credit facilities.

Senior Secured Floating Rate Notes and Senior Subordinated Notes. In connection with the Acquisition on October 12, 2005, we issued €100.0 million aggregate principal amount of second priority senior secured floating rate notes due 2013 (the “senior secured notes”) and $150.0 million aggregate principal amount of 12 3/8% senior subordinate notes due 2013 (the “senior subordinated notes”).

The senior secured notes mature on April 15, 2013. Interest accrues at a floating rate equal to EURIBOR plus 5.00% per year and is payable quarterly on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2006. The senior secured notes are guaranteed on a senior secured basis by our immediate parent and each of our current and future domestic subsidiaries. We may redeem some or all of the senior secured notes at any time prior to October 15, 2006 at a redemption price equal to par plus a make-whole premium. We may redeem some or all of the notes on or after October 15, 2006 at redemption prices equal to 102% of their principal amount (in the 12 months beginning October 15, 2006), 101% of their principal amount (in the 12 months beginning October 15, 2007) and 100% of their principal amount (beginning October 15, 2008). Upon the occurrence of a change of control, we will be required to make an offer to repurchase each holder’s notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

The senior subordinated notes mature on October 15, 2013. Interest accrues at a rate of 12.375% and is payable semi-annually on April 15 and October 15 of each year, beginning on April 15, 2006. The notes are senior subordinated obligations and rank junior in right of payment to all of our senior indebtedness. The senior subordinated notes are guaranteed on a senior subordinated basis by our immediate parent and each of our current and future domestic subsidiaries. We may redeem up to 35% of the senior subordinated notes at any time prior to October 15, 2008 with the net proceeds of certain equity offerings at a redemption price equal to 112.375% of their principal amount plus accrued interest. We may redeem some or all of the senior subordinated notes at any time prior to October 15, 2009 at a redemption price equal to par plus a make-whole premium. We may redeem some or all of the notes on or after October 15, 2009 at redemption prices equal to 106.188% of their principal amount (in the 12 months beginning October 15, 2009), 103.094% of their principal amount (in the 12 months beginning October 15, 2010) and 100% of their principal amount (beginning October 15, 2011).

The indentures governing the senior secured notes and the senior subordinated notes contain covenants that limit or prohibit our ability and the ability of our restricted subsidiaries, subject to certain exceptions, to incur additional indebtedness, pay dividends or make other equity distributions, make investments, create liens, incur obligations that restrict the ability of our restricted subsidiaries to make dividends or other payments to us, sell assets, engage in transactions with affiliates, create unrestricted subsidiaries, and merge or consolidate with other companies or sell substantially all of our assets. The indenture governing the senior secured notes limits our ability to incur first priority secured debt to an amount which results in our secured debt leverage ratio being equal to 3:1, plus $50 million, and prohibits us from incurring additional second priority secured debt other than by issuing additional senior secured notes. The indenture governing the senior secured notes also limits our ability to enter into sale and leaseback transactions. The indenture governing the senior subordinated notes prohibits us from incurring debt that is senior to such notes and subordinate to any other debt. We believe that, as of December 31, 2005, we were in compliance with all covenants contained in the senior secured notes and senior subordinated notes.

In connection with issuing the notes, we entered into a registration rights agreement in which we agreed to file a registration statement which will permit us to offer to exchange the notes for new issues of identical debt securities registered under the Securities Act of 1933. We agreed to complete the exchange offer for the notes by July 9, 2006. We also agreed to provide a shelf registration statement to cover resales of the notes under certain circumstances. If we fail to comply with our obligations under the registration rights agreement, we will be required to pay additional interest on the notes equal to 0.25% per year on the principal amount of notes for the first 90 days following any default, increasing by an additional 0.25% for each subsequent 90-day period, up to a maximum additional interest of 1.0% per year. Following the cure of all registration defaults, the accrual of additional interest will cease.

The senior secured notes and senior subordinated notes are not listed on any national securities exchange in the United States. Application has been made to the Irish Stock Exchange for the outstanding senior secured notes to be admitted to the Official List and trading on its regulated market. We cannot assure you that the senior secured notes will become or remain listed.

Collateral for the Senior Secured Floating Rate Notes. The senior secured floating rate notes are secured by a second priority lien, subject to permitted liens, on all of the following assets owned by us or the guarantors, to the extent such assets secure our senior secured credit facilities on a first priority basis:

(1)	substantially all of our and each guarantor’s existing and future property and assets, including, without limitation, real estate, receivables, contracts, inventory, cash and cash accounts, equipment, documents, instruments, intellectual property, chattel paper, investment property, supporting obligations and general intangibles, with minor exceptions; and

(2)	all of the capital stock or other securities of our and each guarantor’s existing or future direct or indirect domestic subsidiaries and 66% of the capital stock or other securities of our and each guarantor’s existing or future direct foreign subsidiaries, but only to the extent that the inclusion of such capital stock or other securities will mean that the par value, book value as carried by us, or market value (whichever is greatest) of such capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of the senior secured floating rate notes outstanding.

As of December 31, 2005, the capital stock of the following subsidiaries of ours constitute collateral for the senior secured floating rate notes:

Name of Subsidiary	As of December 31, 2005
	Book Value of Capital Stock	Market Value of Capital Stock
	(dollars in millions, except in the case of Pregis Management Corporation)
Pregis Management Corporation	$100.0
Pregis Innovative Packaging Inc.	$37.9
Hexacomb Corporation	$8.5
Pregis (Luxembourg) Holding S.àr.l. (66%)	$41.2

As described above, under the collateral agreement, the capital stock pledged to the senior secured floating rate noteholders constitutes collateral only to the extent that the par value or market value or book value of the capital stock does not exceed 20% of the aggregate principal amount of the senior secured floating rate notes. This threshold is €20,000,000, or, at an exchange rate of euros to U.S. dollars of 0.8098, approximately $24.7 million. As of December 31, 2005, the book value and the market value of the shares of capital stock of Pregis Innovative Packaging Inc. were approximately $37.9 million and

$             million, respectively, and the book value and the market value of the 66% of the shares of capital stock of Pregis (Luxembourg) Holding S.àr.l. were approximately $41.2 million and $             million, respectively. Accordingly, in accordance with the collateral agreement, the collateral pool for the senior secured floating rate notes includes approximately $24.7 million with respect to the shares of capital stock of each of Pregis Innovative Packaging Inc. and Pregis (Luxembourg) Holding S.àr.l. Since the book value and market value of the shares of capital stock of the company’s other two domestic subsidiaries are less than the $24.7 million threshold, they are not effected by the 20% clause of the collateral agreement.

The market value of the capital stock of the guarantors and subsidiaries constituting collateral for the senior secured floating rate notes will be estimated by us on an annual basis. For the year ended December 31, 2005, we used the purchase price paid in the Acquisition for the respective entities on October 12, 2005 as a basis for determining the market value of their capital stock. Management believes that, given the proximity of the Acquisition date to the year-end, this valuation serves as a reasonable estimate of the market value of the capital stock at December 31, 2005. At the time of the Acquisition, the purchase price paid for these entities was determined based on a multiple of EBITDA and was contractually agreed in the stock purchase agreement. For future annual periods, we intend to follow a similar methodology, namely, using a multiple of EBITDA, to determine the market value of the capital stock of these entities.

Covenant Ratios contained in the Senior Secured Floating Rate Notes and Senior Subordinated Notes. The indentures governing the senior secured floating rate notes and senior subordinated notes contain two material covenants which utilize financial ratios. Non-compliance with these covenants could result in an event of default under the indentures and, under certain circumstances, a requirement to immediately repay all amounts outstanding under the notes and could trigger a cross-default under our credit agreement or other indebtedness we may incur in the future. First, we are permitted to incur indebtedness under the indentures if the ratio of Consolidated Cash Flow to Fixed Charges on a pro forma basis (referred to in the indentures as the “Fixed Charge Coverage Ratio”) is greater than 2:1 or, if the ratio is less, only if the indebtedness falls into specified debt baskets, including, for example, a credit agreement debt basket, an existing debt basket, a capital lease and purchase money debt basket, an intercompany debt basket, a permitted guarantee debt basket, a hedging debt basket, a receivables transaction debt basket and a general debt basket. In addition, under the senior secured floating rate notes indenture, we are permitted to incur first priority secured debt only if the ratio of Secured Indebtedness to Consolidated Cash Flow on a pro forma basis (referred to in the senior secured floating rate notes indenture as the “Secured Indebtedness Leverage Ratio”) is equal to or less than 3:1, plus $50 million.

As used in the calculation of the Fixed Charge Coverage Ratio and the Secured Indebtedness Leverage Ratio, Consolidated Cash Flow, commonly referred to as Adjusted EBITDA, is calculated by adding Consolidated Net Income, income taxes, interest expense, depreciation and amortization and other non-cash expenses, amounts paid pursuant to the management agreement with AEA Investors LLC, and the amount of any restructuring charge or reserve (including, without limitation, retention, severance, excess pension costs, contract termination costs and cost to consolidate facilities and relocate employees). In calculating the ratios, Consolidated Cash Flow is further adjusted by giving pro forma effect to acquisitions and dispositions that occurred in the prior four quarters, including certain cost savings and synergies expected to be obtained in the succeeding twelve months. In addition, the term Net Income is adjusted to exclude any gain or loss from the disposition of securities, and the term Consolidated Net Income is adjusted to exclude, among other things, the non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP and the cumulative effect of a change in accounting principles. While the determination of appropriate adjustments is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants discussed above. For additional information regarding the specific covenants and related definitions in the indentures see “Description of Senior Secured Floating Rate Exchange Notes” and “Description of Senior Subordinated Exchange Notes.” The credit agreement governing our senior secured credit facilities calculates Adjusted EBITDA (referred to therein as “Consolidated EBITDA”) in a similar manner.

The following table sets forth the Fixed Charge Coverage Ratio, Consolidated Cash Flow (“Adjusted EBITDA”), Fixed Charges, Secured Indebtedness Leverage Ratio and Secured Indebtedness as of and for the years ended December 31, 2004 and 2005:

(dollars in thousands)	Covenant Amount	As of December 31,
		2004		2005
Fixed Charge Coverage Ratio (after giving pro forma effect to the Transactions)	Minimum of 2.0x	2.3	x
Consolidated Cash Flow (“Adjusted EBITDA”)	—	$85,228		$
Fixed Charges (after giving pro forma effect to the Transactions)	—	$37,163		$
Secured Indebtedness Leverage Ratio (after giving pro forma effect to the Transactions)	Maximum of 3.0x	2.0	x
Secured Indebtedness (after giving pro forma effect to the Transactions)	—	$171,966		$

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the years ended December 31, 2004 and 2005:

(dollars in thousands)	Year Ended December 31,
	2004	2005
Net income (loss)	$(6,763)	$
Depreciation and amortization	32,123
Interest expense, net	39,638
Income tax expense (benefit)	1,486

EBITDA	$66,484	$
Restructuring charges(a)	12,712
Pension expense (b)	—
Estimated incremental savings(c)	4,532
Goodwill impairment(d)	—
Gain on sale of securities(e)	—
Management fee(f)	1,500		1,500

Adjusted EBITDA (“Consolidated Cash Flow”)	$85,228	$

(a)	We incurred restructuring charges in 2004 as the result of a program designed to rationalize manufacturing capacity and reduce overhead costs.

(b)	Reflects the decrease in pension expense resulting from the additional funding made to two underfunded U.K. pension plans by both Pactiv and us at the time of the Acquisition.

(c)	Adjustment to reflect our estimated incremental savings on a stand-alone basis. Pactiv charges us for legal, finance, human resources and other similar costs incurred to directly support our business operations. The adjustments represent management’s best estimate of the savings achievable in providing these support services on a stand-alone basis, as well as elimination of estimated intra-company gains and losses on historical intra-company sales with other Pactiv divisions. This activity will be conducted on an arm’s length basis after the Acquisition. There can be no assurance that we will be able to achieve these incremental savings.

(d)	For the year ended December 31, 2005, we took an impairment charge of $ million based on the fair value indicated by the purchase price for the Acquisition.

(e)	We incurred a gain on the 2005 sale of our shares in Duales Systems Deutschland, a German recycling company.

(f)	Reflects add-back of $1.5 million annual management fee paid to AEA Investors LLC pursuant to the management agreement.

In addition to covenant compliance, our management also uses Adjusted EBITDA, calculated using the same definition as used in the indentures, to evaluate our performance. As shown in the reconciliation chart above, for the periods presented, Adjusted EBITDA is calculated by further excluding from EBITDA six items: restructuring charges; excess pension expense; estimated incremental savings; goodwill impairment; gain on the sale of securities; and management fee. These items have little bearing on our day-to-day operating performance. As described above, the company’s lenders and initial purchasers of the notes all recognized the appropriateness of excluding these items in order to evaluate our company’s performance and accordingly agreed to utilize Adjusted EBITDA in our debt documents. The restructuring charges were incurred in 2004 when Pregis was owned by Pactiv and were related to a program to rationalize excess manufacturing capacity and reduce overhead costs in the Pregis businesses, in advance of Pactiv’s efforts to sell those businesses. Therefore, a comparison of our current results of operations with the results of 2004 without adding back those charges would not be an accurate comparison. The pension expense adjustment reflects the decrease in pension expense on a pro forma basis resulting from the additional funding made to two underfunded U.K. pension plans by both Pactiv and us at the time of the Acquisition. This funding will significantly reduce our pension cost on a go-forward basis, so the adjustment is necessary to present our performance on a comparable basis to future periods. Further, the adjustment for estimated incremental savings is necessary to reflect our new cost structure as an independent entity, which is significantly different from the cost structure when Pregis was owned by Pactiv. Neither the goodwill impairment charge, a noncash charge made in accordance with SFAS 142, nor the gain on securities nor the management fee is indicative of our on-going operations. In addition, none of the first five items is reasonably likely to recur within two years and there was no charge or gain similar to any of the six items within the prior two years. Management believes that excluding these six items from EBITDA is useful in evaluating the operating performance of our business on a consistent basis from year-to-year and in comparing our performance with companies in our industry or across other industries.

Notwithstanding the utility of Adjusted EBITDA, there are material limitations associated with making the adjustments to calculate Adjusted EBITDA and using this non-GAAP financial measure as a performance measure as compared to the most directly comparable GAAP financial measure. For instance, Adjusted EBITDA:

•	does not include interest expense, and because we have borrowed money to finance our operations, interest expense is a necessary element of our cash requirements and costs and ability to generate revenue;

•	does not include depreciation and amortization expense, and because the assets being depreciated and amortized will often have to be replaced in the future, Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	does not include tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our cash requirements and costs and ability to operate;

•	does not include our restructuring charges and pension expense, which, even though non-recurring, are part of our cash expenditures and costs and ability to operate during the relevant periods presented;

•	take into account of our incremental savings on a stand-alone basis, which are based on management’s estimate and there is no assurance that they could be achieved;

•	does not reflect cash expenditures, future requirements for capital expenditures or contractual commitments; or

•	does not reflect changes in, or cash requirements for, our working capital needs.

Accordingly, Adjusted EBITDA should not be considered in isolation or construed as an alternative to net income or other measures as determined in accordance with GAAP as an indication of our operating performance. In addition, it should not be considered as a measure of discretionary cash available to us to invest in the growth of our business, as it does not consider certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. In addition, other companies in our industry or across different industries may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for the limitations of Adjusted EBITDA, we utilize several GAAP measures to review our performance. These GAAP measures include, but are not limited to, net income (loss), operating income (loss), cash provided by (used in) operating activities, cash provided by (used in) investing activities and cash provided by (used in) financing activities. These important GAAP measures allow management to, among other things, review and understand our company’s uses of cash period to period, compare our company’s operations with competitors on a consistent basis and understand the revenues and expenses matched to each other for the applicable reporting period. We believe that the use of these GAAP measures, supplemented by the use of EBITDA and Adjusted EBITDA, allows us to have a greater understanding of our company’s performance and allows us to adapt to changing trends and business opportunities.

We urge investors or potential investors to review the limitations associated with the using of Adjusted EBITDA as a performance measure described above, other financial information contained in this prospectus and the table above which sets forth a reconciliation of net income to Adjusted EBITDA.

Capital Expenditures. Our 2005 capital expenditures totaled approximately $25.0 million. The majority of our capital expenditures are funded from internally-generated cash.

Purchase Accounting. The acquisition of our business by AEA Investors will be accounted for as a purchase in accordance with the provisions of SFAS No. 141, “Business Combinations,” and will result in new valuations for our and our subsidiaries’ assets and liabilities based on fair values as of the date of the acquisition. We expect to finalize these valuations within the next 12 months, and they will form the basis for our future impairment evaluations under SFAS No. 142, “Goodwill and Other Intangible Assets.” In addition, these new valuations may result in increased depreciation and amortization expenses with respect to our assets. See “Unaudited Pro Forma Combined Financial Information” for more information regarding the pro forma effect of the Transactions.

Long-term Liquidity. We anticipate that the funds generated by our operations, as well as funds available under our senior secured credit facilities, will be sufficient to meet working capital requirements and to finance capital expenditures over the next twelve months. There can be no assurance, however, that our business will generate sufficient cash flow from operations, that anticipated net sales growth and operating improvements will be realized or that future borrowings will be available under our senior secured credit facilities in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, will depend upon our future performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. Some other risks that could materially adversely affect our ability to meet our debt service obligations include, but are not limited to, risks related to increases in the cost of resin, our ability to protect our intellectual property, rising interest rates, a decline in the overall U.S. and European economies, weakening in our end markets, the loss of key personnel, our ability to continue to invest in equipment, and a decline in relations with our key distributors and dealers. In addition, any of the other items discussed in detail under “Risk Factors” may also significantly impact our liquidity.

CONTRACTUAL OBLIGATIONS

Contractual Obligations. The following table summarizes our contractual cash obligations as of December 31, 2004, on a pro forma basis, after giving effect to the Transactions, and the effect we expect these obligations to have on future cash requirements. This table does not include information on our recurring purchases of materials for use in production, as our raw materials purchase contracts do not require fixed or minimum quantities. This table also excludes payments relating to income tax due to the fact that, at this time, we cannot determine either the timing or the amounts of payments for all periods beyond 2005 for certain of these liabilities.

(dollars in thousands)	Payments Due by Year
	Total	2005	2006	2007	2008	2009	2010 and beyond
Debt obligations
Principal	$445,446	$1,720	$1,720	$1,720	$1,720	$1,720	$436,846
Interest(1)	295,800	38,000	37,900	37,800	37,700	37,600	106,800
Total debt obligations	741,246	39,720	39,620	39,520	39,420	39,320	543,646
Operating lease commitments	81,562	14,434	12,377	11,125	9,343	8,100	26,183
Capital lease obligations	619	345	172	94	8	—	—

Total	$823,427	$54,499	$52,169	$50,739	$48,771	$47,420	$569,829

(1)	Amount represents estimated interest expense on borrowings outstanding as of December 31, 2004, on a pro forma basis, after giving effect to the Transactions. Interest was determined assuming principal payments were made as scheduled. Interest on floating rate debt was estimated using the index rate in effect as of January 15, 2005. For further information relating to this obligation, see Note 1 to Unaudited Pro Forma Condensed Statement of Operations.

Upon consummation of the Acquisition, we entered into a management agreement with AEA Investors LLC relating to the provision of advisory and consulting services. Under the management agreement, we will pay AEA Investors LLC an annual fee of $1.5 million, plus reasonable out-of-pocket expenses.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. We are subject to interest rate market risk in connection with our long-term debt. Our principal interest rate exposure relates to outstanding amounts under our senior secured credit facilities and senior secured floating rate notes. Our senior secured credit facilities provide for borrowings of up to $222.0 million (which excludes up to approximately $100.0 million of additional term loans that we may incur subject to certain conditions), which also bear interest at variable rates. Assuming the facilities are fully drawn, each one eighth point increase or decrease in the applicable interest rates on the facilities and the senior secured floating rate notes would correspondingly change our interest expense by approximately $0.4 million per year. In the future, we may enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility. The credit agreement in respect of our senior secured credit facilities requires that we enter into hedge agreements in a notational amount sufficient to cause 50% of our capital structure to consist of fixed rate debt (including debt that by its terms bears interest at a fixed rate). Therefore, in November 2005, we entered into an interest rate swap arrangement to swap a notional amount of 65 million euro from EURIBOR based floating rates to fixed rates over the period of January 2006 to January 2010.

Raw Material; Commodity Price Risk. We rely upon the supply of certain raw materials and commodities in our production processes; however, we do not typically enter into guaranteed supply or fixed price contracts with our suppliers. The primary raw materials we use in the manufacture of our products are various plastic resins, primarily polyethylene and polypropylene. Approximately 79% of our 2004 sales were from products made with plastic resins. The exposures associated with these costs are primarily managed through terms of the sales and by maintaining relationships with multiple vendors. Prices are negotiated on a continuous basis, and we do not typically buy forward beyond two or three months and we have not entered into hedges with respect to our raw material costs. We seek to pass through increases in raw material costs to our customers in the form of price increases.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations is based on our audited combined financial statements, which have been prepared in conformity with GAAP. The Notes to our annual audited combined financial statements contain a summary of our significant accounting policies, many of which require the use of estimates and assumptions. We believe that of our significant accounting policies, the following are noteworthy because they are based on estimates and assumptions that require complex, subjective judgments by management, which can materially impact reported results. Changes in these estimates or assumptions could materially impact our financial condition and results of operations.

Revenue Recognition. We recognize net sales when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title and acceptance, if applicable, as well as fixed pricing and probable collectibility. In arriving at net sales, we estimate that amount of deductions from sales that are likely to be earned or taken by customers in conjunction with incentive programs such as volume rebates and early payment discounts. Such estimates are based on historical trends and are reviewed quarterly for possible revision. In the event that future sales deduction trends vary significantly from past or expected trends, reported sales may increase or decrease by a material amount.

Inventory Valuation. Inventories are stated at the lower of cost or market. A portion of inventories (approximately 5% at December 31, 2004 and 2003) are valued using the last-in, first-out method (LIFO) of accounting. All other inventories are valued using the first-in, first-out (FIFO) or average cost methods. If FIFO or average cost methods had been used to value all inventories, the total inventory balance would have been $1.9 million and $1.7 million higher at December 31, 2004 and 2003, respectively.

Management periodically reviews inventory balances to identify slow-moving and/or obsolete items. This determination is based on a number of factors including new product introductions, changes in customer demand patterns, and historical usage trends.

Pension. In the United States and Europe, we provide defined benefit pension plan coverage for salaried and hourly employees and, in the United States, we provide postretirement health care and life insurance benefits to certain employees. We use several statistical and other models, which attempt to anticipate future events in calculating the expenses and liabilities related to the plans. These factors include actuarial assumptions about discount rates, long-term return on assets, salary increases, mortality and medical inflation rates, Medicare availability and other factors. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, longer or shorter life spans of participants. Such difference may result in significant impact on the recognized pension expense and recorded liability.

Impairment of Long Lived Assets. We periodically re-evaluate carrying values and estimated useful lives of long lived assets whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. We use estimates of undiscounted cash flows from long lived assets to determine whether the book value of such assets is recoverable over the assets’ remaining useful lives. If an asset is determined to be impaired, the impairment is measured by the amount by which the carrying value of the asset exceeds its fair value. An impairment charge would have a negative impact on net income.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) requires that the fair value of all share-based payments to employees, including grants of stock options, be recognized in the financial statements, and supersedes APB No. 25, which required that the “intrinsic value” method be used in determining compensation expense for share-based payments to employees. Under SFAS No. 123(R), employee compensation expense is based on the grant-date fair value of the award and is recognized in the Combined Statement of Operations over the period during which an employee is required to provide service (normally the vesting period). For nonpublic entities, SFAS No. 123(R) is effective as of the beginning of the first annual reporting period beginning after December 15, 2005. The impact of adopting SFAS 123(R) cannot be predicted at this time, since it depends on levels of future share-based payments. However, if we had adopted SFAS 123(R) in prior periods, the impact of adoption would have paralleled impacts, as described in Note 12 “Stock-based Compensation” to our unaudited interim combined financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost be reported as cash flow from financing activities, rather than its current classification in cash flow from operating activities. It is not possible to predict these amounts, since they depend on the timing of employee stock option exercises.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about (1) the benefits of the Acquisition; (2) the markets in which we operate, including growth of our various markets and growth in the use of our products; and (3) our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements. In addition, the forward-looking statements contained herein regarding market share, market sizes and changes in markets are subject to various estimations, uncertainties and risks.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	risks associated with our substantial indebtedness and debt service;

•	risks associated with never having operated as a stand-alone entity and the risk that our business could suffer if we fail to develop the systems and infrastructure necessary to support our business as a stand-alone entity;

•	our inability to achieve anticipated cost savings and synergies following the Acquisition;

•	increases in prices and availability of resin and other raw materials and our ability to pass these increased costs on to our customers and our ability to raise our prices generally with respect to our branded products;

•	risks of increasing competition in our existing and future markets, including competition from new products introduced by competitors;

•	risks that projections of increased market size do not materialize as expected;

•	our ability to meet future capital requirements;

•	general economic or business conditions, nationally, regionally or in the individual markets in which we conduct business, may deteriorate and may have an adverse impact on our business strategy, including without limitation, factors relating to interest rates and gross domestic product levels;

•	risks related to our acquisition or divestiture strategy;

•	our ability to retain management;

•	our ability to protect our intellectual property rights;

•	changes in governmental laws and regulations, including environmental laws and regulations; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

BUSINESS

The Company

We are one of the leading international manufacturers, marketers and suppliers of protective packaging products and specialty packaging solutions. Our company operates through two divisions:

•	The Global Protective Packaging Division manufactures, markets, sells and distributes protective packaging products in both North America and Europe.

•	The European Specialty Packaging Division is a leading European packaging business focused on the development, production and marketing of specialty packaging solutions principally to the food, medical and consumer products markets. European Specialty Packaging has thus far developed three niche areas of focus:

•	Flexibles, which produces high value added customized converted barrier films and products for niche segments of the food, medical and consumer products markets;

•	Hospital Supplies, which manufactures and supplies a full range of customizable operating drape products, procedure packs, protection products and sterilization packaging for the health care industry; and

•	Foodservice, which produces and resells plastic-based rigid films and thermoformed containers, primarily serving the food and foodservice sectors.

Competitive Strengths

We believe we are distinguished by the following competitive strengths:

•	Leading Positions in Fragmented Markets. As one of the leading providers of protective packaging products as well as a leading competitor in our target markets in European specialty packaging solutions, we benefit from our broad product offering, scale, expertise in innovation, long standing customer relationships and diverse end-markets. In protective packaging products, Global Protective Packaging derived approximately 85% of its 2004 sales from market segments where we believe Global Protective Packaging is the largest or second largest supplier. European Specialty Packaging focuses on non-commodity, specialized niche market segments with deep, collaborative customer relationships, high service expectations and exacting product requirements.

•	Broad Product Offering Combined with Customer-Focused Service. We believe we offer one of the broadest product lines in the packaging industry. Many of our customers tend to purchase multiple packaging products from manufacturers and our ability to bundle products reduces customer cost and simplifies procurement requirements. We also offer highly customized, value-added packaging solutions to attractive markets. Examples of these tailored solutions include customized shapes, customized laminates and other design services. In addition to our broad product line and customized solutions, we provide our customers with levels of quality, lead times, logistics and design services that we believe are among the most competitive in the packaging industry.

•	Advanced, Low-Cost Manufacturing. We benefit from a number of competitive advantages that help us compete effectively in our markets. For example:

•	Manufacturing technologies and capabilities for our products depend on advanced technological know- how. We have made significant capital expenditures in our businesses in recent years to improve productivity, quality and service. Our advanced manufacturing capabilities allow us to produce higher value-added products and further broaden our product offering. For example, our ability to manufacture co-extruded cushioning packaging, polypropylene and polyethylene sheet foam, extruded plank and paper-based products is a significant advantage relative to our competitors, who generally have more limited product offerings. We also believe we are the sole producer of low density polypropylene sheet foam products and one of only two producers of co-extruded bubble cushioning products.

•

Many of the products in our industry are lightweight with an estimated cost-effective shipping radius in the industry of approximately 200 to 400 miles. In addition, many of our customers seek broad geographic coverage and timely, often overnight, deliveries. Our expansive manufacturing and distribution network, which includes a network of 39 manufacturing facilities in 13 countries, allows us to provide our customers with the geographic scale and service levels required to meet their needs. For example, we are the only manufacturer of kraft honeycomb products that can offer a national presence throughout the United States.

•	Our ability to procure lower cost raw materials due to our scale, coupled with our efficient manufacturing assets, enables us to maintain a cost structure which we believe to be lower than that of many of our competitors, which helps drive revenue growth and improve profitability.

•	Significant Diversification. Our business is well balanced with a diversified range of product offerings, geographical markets, end-markets and customers. We believe we offer one of the broadest product lines in the packaging industry. Geographically, we serve markets in North America, Europe and, to a lesser extent, other regions of the world. We also benefit from a diverse set of end-markets served and a diverse customer base, with our largest customer representing less than 3% of sales in 2004. We believe this diversity helps reduce overall business risk, enhances our revenue stability and provides us with opportunities for growth resulting from changing customer needs and market trends.

•	Track Record of Customization and Innovation. Our focus on customized solutions is a key factor in our ability to grow by satisfying our customers’ changing needs. Examples of customization include surgical and procedure kits tailored to the needs of a hospital or an individual physician; custom print, decoration and barrier properties in flexible films; custom thermoformed container shapes and closure designs for the foodservice market; and die-cut and application-specific customized products for Global Protective Packaging’s Hexacomb® product line. The ability to innovate is a key factor in our ability to expand our product line and grow our revenue base. For example, Global Protective Packaging recently introduced Hefty Express® poly mailers, and Air-Paq™ cushion products. In addition, we believe Global Protective Packaging is one of only three manufacturers of extruded engineered foam in both North America and Europe, the only producer of polypropylene sheet foam in North America and the first producer of inflatable engineered cushioning with individual cells. We believe that our customized and innovative products provide additional value to our customers.

•	Experienced Management Team and Strong Equity Sponsorship. Our senior managers have significant experience within the industry and with our company. Our management team has demonstrated its ability to improve our competitive position by successfully developing and executing our global business strategy. Our management team recently led our company through a successful business realignment and restructuring program to respond to changes in the industry and to position us for future growth and margin expansion. We also expect to benefit from our equity sponsor’s relationships, knowledge of the packaging, specialty chemicals and consumer products industries, and significant investment experience in separating and optimizing carve-out divisions of larger organizations.

Business Strategy

We have developed a business strategy to increase future revenue and cash flow. The key components of this strategy are:

•	Utilize Our Market Credibility. We intend to continue to use our broad product offering, expansive geographic coverage, advanced manufacturing technologies and leading service levels to drive our growth. We also plan to continue to pursue initiatives that further broaden our product lines in the packaging industry. Our diversity of end-markets and customers, as well as our knowledge of trends and customer preferences, help us identify new business and product opportunities. Our product development teams will continue to seek to enhance and expand the use of existing products as well as work collaboratively with our customers to design new products. We also will continue to focus our efforts on the development of products that can provide immediate value to our customers and meet their performance requirements and quality expectations.

•	Continue Customer-Focused Service. We have successfully differentiated ourselves through a reputation for customer-focused, high quality service. We intend to further enhance our service levels by using our strong relationships with customers and end-users to gain industry and consumer insight into emerging trends and customer preferences. We implement our customer-focused strategy through a regional sales and distribution infrastructure, tailored to fit the needs of our customers and end-markets. The key elements of this strategy require us to develop and maintain long-standing relationships and partnerships with our customers. We intend to continue to use this strategy to capture increased value for our products and services.

•

Optimize Our Structure. As we transition to a stand-alone entity, we intend to optimize our new structure by implementing an efficient corporate overhead structure and improving our manufacturing operations. We believe that, as a stand-alone entity, we will be able to implement new productivity improvement initiatives as we can now take advantage of dedicated external resources and expertise previously unavailable to our business. Additionally, we believe we can deploy capital and management resources in a more efficient manner as we can now focus solely on the needs of our company.

•	Maintain Technological Know-How and Low-Cost Manufacturing Position. We have made substantial investments to develop advanced packaging manufacturing technologies, and as a result we have a significant portfolio of industry-leading products and technologies. We plan to continue investing in advanced manufacturing capabilities and low-cost facilities in order to enable us to continue to produce higher value-added products, further broaden our product offering and improve profitability.

•	Continue to Use Our International Platform. We intend to continue to share products, technologies, manufacturing processes and best practices, and research and development resources across our protective packaging operations in North America and Europe. In addition, we plan to continue to use this international platform to introduce new products and technologies more efficiently, obtain information on distribution channels and end-markets, and re-deploy manufacturing assets and sales personnel as needed to capitalize on emerging trends in the markets we serve.

Products and Services

Our broad, industry-leading product offerings include protective packaging, flexible barrier packaging, hospital supplies and foodservice packaging and serves a diversified range of end-markets. Our products are primarily plastic resin- and plastic film-based but also include products derived from kraft paper and other raw materials. Our protective packaging products are used for cushioning, void-fill, surface protection, containment and blocking and bracing. Our Global Protective Packaging division also acts as a distributor of protective packaging products in certain European markets, including the United Kingdom and Central Europe. Our flexible barrier, hospital supplies and foodservice products serve niche market segments with customized, value-added packaging solutions. The table below provides an overview of products and end-markets served within our divisions.

Division	Global Protective Packaging	European Specialty Packaging
		Flexibles	Hospital Supplies	Foodservice
Products	Protective mailers Air-encapsulated cushion products Inflatable airbag systems Sheet foam Engineered foam Honeycomb	Film-on-the-reel Bags Pouches Labels	Operating drapes Procedure packs Medical packaging	Rigid films Custom packaging Thermoformed Foodservice containers

End-Markets Served	General industrial High tech electronics Furniture manufacturing Building products Retail Agriculture	Fresh food Consumer products Dry food Medical	Hospitals Healthcare Medical devices	Foodservice Convenience foods Bakery Fresh food Confectionery

We manufacture protective packaging products in North America and Europe. We manufacture flexible barrier packaging, hospital supplies and foodservice packaging in Europe, primarily in Germany, the United Kingdom and Egypt.

Global Protective Packaging Products

Protective Mailers. Protective mailers are a lightweight, economical, pre-constructed means of protecting a wide variety of small items from damage during shipping. Types of protective mailers include cushion-lined, padded, foam-lined, rigid board and all-plastic mailers. Global Protective Packaging markets its line of protective mailers under the Hefty Express® brand name in North America and Jiffy™ brand name in Europe.

Air-Encapsulated Cushion Products. Introduced in the 1960s, cushion products are made from extruded polyethylene or co-extruded polyethylene and nylon film with pockets of air encapsulated between the top and bottom layers of the film. Each cell acts as a mini-shock absorber to protect products during shipping. The primary functions of cushion products are cushion and void fill. Global Protective Packaging’s range of cushion products is sold primarily under the Astro-Cell® and

Astro-SupraBubble® brand names. Based on customer preferences, Global Protective Packaging can customize its cushion products by laminating them with kraft paper, aluminum foil or other film. Co-extruded multi-layer cushion products retain air over extended periods of time and are generally viewed by customers as higher value-added alternatives to monolayer products. We believe that Global Protective Packaging is one of only two manufacturers of co-extruded bubble cushioning products.

Inflatable Airbag Systems. Inflatable airbag systems consist of a dispenser which produces inflatable airbags on-demand at the end-user location. This inflated airbag is designed for void-fill and blocking and bracing applications. The competitive advantages of inflatable airbags compared to loose-fill, wadded paper and other substitute packaging materials are price, reduced freight costs, lower weight, lower inventory space and improved protection. Since inflatable airbags are produced on-demand, often at the customer’s on-site location, inventory, freight and warehousing requirements are significantly reduced for the customer.

Sheet Foam. Sheet foams are extruded foamed plastics with thicknesses not exceeding 5 millimeters (approximately 3/16-inches). This product is primarily used as surface and light-cushioning protection in packaging applications, and as thermal and sound insulation in non-packaging applications, such as flooring underlayment and concrete curing blankets. Global Protective Packaging’s sheet foam is sold primarily under the Astro-Foam™, Prop-X™ and Microfoam® brand names, while its laminated or custom sheet foams are sold under the Micro-Tuff™ and Rhino™ brand names. Global Protective Packaging differentiates and custom tailors sheet foam by laminating it with aluminum foil, high density polyethylene resin, kraft paper, non-woven materials and other substrates.

Engineered Foam. Engineered foams are extruded foamed plastics with thicknesses greater than 5 millimeters (approximately 3/16-inches). This product provides a variety of functions, including cushioning and blocking and bracing. In packaging applications, engineered foam is fabricated into a wide range of protective packaging shapes, forms and die cuts for designed packages in which a clean, attractive appearance is required. Unlike other protective packaging products, engineered foam is typically sold to fabricators, who convert the material based on precise specifications required by end-users. Engineered foam’s characteristics include high impact strength, elasticity and chemical resistance. These characteristics make the product a preferred substrate in protective packaging applications for electronic and medical equipment, automotive parts and machine tools, as well as in certain non-packaging applications, particularly recreational uses.

Honeycomb. Honeycomb is a protective packaging material made from kraft paper that is sliced into strips and glued together to form a pattern of nested hexagonal cells. Formed honeycomb is similar in appearance to a beehive honeycomb and is custom-designed to meet the needs of each end-user. Specific functional applications of honeycomb include spacing, cushioning and blocking and bracing, as well as structural support for doors and tabletops. Honeycomb demonstrates excellent protective qualities by minimizing the transfer of road-shock to products during shipping and by providing a combination of cushioning, and blocking and bracing functions. Honeycomb offers excellent performance due to its strength-to-weight ratio. As a result, honeycomb tends to be preferred to triple wall corrugated packaging given its lower cost and better performance in its targeted application. Select end-users value the product’s environmentally friendly characteristics compared to molded resin-based alternatives. Global Protective Packaging manufactures honeycomb under the Hexacomb® brand name in both North America and Europe.

European Specialty Packaging Products—Flexibles

Film-on-the-reel. Film-on-the-reel consists of high quality mono and co-extruded laminated polyethylene films for the fresh, dry and frozen foods, confectionary, hygiene, medical and industrial markets.

Bags. Bag products include printed polyethylene bags for the household, personal care, horticultural and medical markets and reclosable bags.

Pouches. European Specialty Packaging manufactures stand-up pouches, printed in up to eight colors, for food, hygienic and medical markets.

Labels. Labels include shrink, stretch and wrap-around labels for glass and plastic bottles, printed in up to eight colors.

European Specialty Packaging Products—Hospital Supplies

Operating drapes. Operating drapes include a complete range of disposable drapes such as back table covers, small drapes, universal patient drapes, customized drape systems and drapes that are specific to particular operations. Products are sold under the Secu-Drape™ brand as well as under private label brands.

Procedure packs. Procedure packs consist of standard and highly customized drapes and other products (including tubes, compresses, scalpels, etc.) purchased from third-party suppliers that are used for numerous surgical disciplines.

Medical packaging. Medical packaging includes transparent pouches and tubes and reels with or without indicators suitable for different sterilization processes and sold under the Medipeel™ and Flexopeel™ brands; transparent or colored pouches suitable for vacuum packaging and irradiation and sold under the Cleerpeel™ brand; and wrapping materials and other accessories sold under the Steriflex™ brand.

European Specialty Packaging Products—Foodservice

Rigid films. Rigid films include mono, modified atmospheric packaging base and top web clear and colored films with easy peel or fusion seal.

Custom packaging. Custom packaging consists of individually customized packaging for food and foodservice products, including snacks, salads, confectionery, biscuits and prepared meals. A dedicated design and technology facility in Stanley, United Kingdom offers a full range of services covering the product development process from drafting of initial concepts in three dimensions through to the creation of prototype samples and final tool production. Custom solutions include trays for chocolates, clam shells for Easter eggs and biscuit inserts for biscuits and confectionery products.

Foodservice. Foodservice products include standard thermoformed packaging produced internally, which are sold alongside third-party foodservice products purchased for resale. Products offered include containers and bowls, trays, tableware cups and cup carriers.

Customers

Global Protective Packaging

Our Global Protective Packaging division sells our protective packaging products to over 10,000 customers across North America and Europe, consisting primarily of distributors, fabricators and direct end-users. The majority of our protective packaging sales are to national and regional distributors who sell a variety of packaging and other industrial products to end-user customers. Our sales to fabricators are driven by engineered foam products, which are converted by fabricators into a wide range of protective packaging shapes, forms and die cuts for designed packages with the precise specifications required by end-users.

European Specialty Packaging

Our European Specialty Packaging division’s products are sold to a wide range of end-user customers, both directly and through distributors, in the various markets it serves, including major international food, consumer products and healthcare companies, regional producers and distributors and retailers, many with whom we have long-standing relationships.

For the year ended December 31, 2004, our top ten customers accounted for approximately 11% of our sales, with no single customer accounting for more than approximately 3%.

Sales, Marketing and Distribution

Because of our broad range of products and customers, our sales and marketing efforts are generally specific to a particular product, customer or geographic region. We market in various ways, depending on both the customer and the product. We have differentiated ourselves from our competitors by building a reputation for a customer-focused sales approach, quality service, product and service innovation and product quality. The key elements of this strategy require us to develop and maintain strong relationships with our customers, including direct end-users as well as distributors and fabricators.

Global Protective Packaging’s marketing efforts are led by its sales force and customer service staff in North America and Europe, consisting of approximately 330 professionals organized primarily on a regional basis in North America and a country basis in Europe. In North America, several specialty end-markets, such as agriculture, building products, furniture manufacturing and retail, as well as a small number of key accounts, are covered on a national basis. Honeycomb products are sold by a dedicated sales force due to the specialized nature of the product offering. In Europe, specialists cover several key accounts in the protective mailer, engineered foam, and inflatable airbag systems product segments. Global Protective Packaging has also established an extensive distribution network and dedicated sales force in Central and Eastern Europe, as there are currently no other significant distribution networks in the region that provide adequate market access.

Our European Specialty Packaging division addresses the specialized market segments it serves with both a direct sales force and distributors, utilizing the most effective channels to address its customers’ needs. European Specialty Packaging’s marketing efforts are led by its sales force and customer service staff of approximately 75 professionals and also includes an international sales network through dedicated agents in the United Kingdom, The Netherlands, Poland and Spain.

Research and Development

Our product development efforts are an important part of our commitment to customer-focused service and innovative products and technology. Our research and development personnel work closely with customers to enhance existing products and develop new products, as well as to gain insights into emerging trends and customer preferences. We aim to launch a number of new products and applications each year. Our development efforts are focused on new and existing product development, design and enhancement, manufacturing process optimization and material development, all of which reinforce our strong customer relationships and provide support to our sales and marketing teams.

On a combined bases, the research and development departments of Global Protective Packaging and European Specialty Packaging have approximately 60 professional engineers and technical and lab support professionals located on site at several facilities. We spent $5.2 million, $5.1 million and $5.5 million on research and development for the years ended December 31, 2004, 2003 and 2002.

Suppliers and Raw Materials

Polyethylene, polypropylene, and other plastic resins constitute the primary raw materials used to make our products. We believe we are one of the larger consumers of plastic resins in North America and Europe. We also purchase various other materials, including plastic film, nylon, kraft paper, corrugated products and inks. These materials are generally available from a number of suppliers. Our two divisions purchase raw materials in coordination with one another, and some purchases are informally coordinated with third parties, in order to take advantage of volume discounts. In line with industry practice, we have historically attempted to mitigate a portion of the impact of plastic resin price fluctuations by passing through changes in resin prices to customers through a combination of product selling price adjustments, contractual cost pass through mechanisms and/or commercial discussion and negotiation with customers. We cannot give any assurance as to whether we will be able to recover from customers all or any portion of these changes in resin prices or when such recovery, if any, may occur. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Principal Factors Affecting Our Results of Operations” and “Risk Factors—Risks Related to Our Business—Our financial performance is dependent on plastic resin prices as well as the continued availability of resin and energy costs.”

Backlog

The dollar amount of backlog orders believed to be firm as of December 31, 2005 and 2004 was approximately $78 million and $95 million, respectively. We do not have material long-term contracts with our customers, and the significant majority of our sales orders are filled within a month of receipt. Our European Specialty Packaging division does sell some customized products, which require lead times of 60 to 90 days. While our backlog is not significantly impacted by any seasonal factors, it is subject to fluctuation given the size and timing of outstanding orders at any point in time. Therefore, our backlog level is not necessarily indicative of the level of future sales.

Competition

The markets in which we operate are highly competitive on the basis of service, product quality and performance, product innovation and price. There are other companies producing competing products that are substantially larger, are well established and have greater financial resources than we have.

Our protective packaging products compete with similar products made by other manufacturers and with a number of other packaging products that provide protection against damage to customers’ products during shipment and storage. Our Global Protective Packaging division is one of the few suppliers with a broad offering of protective packaging products and a presence in both North America and Europe. The majority of competing producers focus on a specific geography or a narrow product range. For example, our ability to manufacture co-extruded cushioning packaging, polypropylene and polyethylene sheet foam, extruded plank and paper-based products is a significant competitive advantage. Additionally, we are the sole producer of low density polypropylene sheet foam products and the only manufacturer of kraft honeycomb products with a national presence in North America. With a strategic footprint of 18 manufacturing facilities in North America and 13 in Europe, Global Protective Packaging benefits significantly from an estimated cost-effective shipping radius in the industry of approximately 200 to 400 miles. Our primary competitor in protective packaging is Sealed Air, while we also selectively compete with companies such as Poly Air, FP International and Storopack in North America and Fagerdala, Sansetu and BFI in Europe.

Our European Specialty Packaging division has strong positions in its particular areas of focus. For example, European Specialty Packaging’s flexible barrier packaging products have strong positions in detergent packaging, fresh food laminates and secondary medical packaging films in Germany. Also, we believe European Specialty Packaging is the second largest producer of disposable operating drapes in Germany and the third largest in Europe (by volume) and is a leading supplier to the foodservice market in the United Kingdom. European Specialty Packaging competes with a number of national and regional suppliers in each of its key products and end markets, and there are additional competitive pressures in some markets due to increasing consolidation among our customers.

Manufacturing and Properties

Our Global Protective Packaging and European Specialty Packaging divisions manufacture their products using a variety of techniques and processes, which vary by product type. Global Protective Packaging shares manufacturing processes across its facilities in North America and Europe. European Specialty Packaging manufactures its products at facilities in Germany, the United Kingdom and Egypt.

Our international corporate headquarters is located in Lake Forest, Illinois, and our European headquarters is located in Amstelveen, the Netherlands. Our Global Protective Packaging division owns or leases 36 facilities in North America and 43 facilities in Europe. Our European Specialty Packaging division owns or leases eight facilities in Germany, the United Kingdom and Egypt. The following table sets forth our principal manufacturing and warehouse facilities.

Global Protective Packaging

Location	Square Footage	Owned/Leased
Pomona, CA	176,900	Leased
Santa Fe Springs, CA	98,000	Leased
Visalia, CA	389,600	Owned
North Haven, CT	62,700	Leased
Trenton, IL	90,500	Owned
Plymouth, IN	380,000	Owned
Wurtland, KY	139,300	Owned
Kalamazoo, MI	126,000	Leased
Farmville, NC	103,000	Leased
Granite Falls, NC	203,000	Leased
Glens Falls, NY	214,500	Owned
Arlington, TX	69,000	Leased
Corsicana, TX	84,000	Leased
Auburn, WA	142,700	Leased
Hayward, CA	75,200	Leased
Wellen, Belgium	370,000	Owned/Leased
Bopfingen, Germany	65,917	Leased
Eerbeek, the Netherlands	119,400	Leased
Ossago Lodigiano, Italy	163,100	Owned
Pisticci Scalo, Italy	62,600	Owned
Meyzieu Lyon, France	64,850	Leased
Winsford, United Kingdom	167,453	Owned
Prague, Czech Republic	53,900	Leased

Flexibles

Location	Square Footage	Owned/Leased
Alexandria, Egypt	287,097	Owned
Halle, Germany	272,326	Owned
Warburg, Germany	478,190	Owned

Hospital Supplies

Location	Square Footage	Owned/Leased
Horb, Germany	104,674	Owned
Rohrdorf, Germany	348,372	Owned/Leased

Foodservice

Location	Square Footage	Owned/ Leased
Caerphilly, United Kingdom	103,189	Leased
Stanley, United Kingdom	63,000	Leased
Livingston, United Kingdom	63,915	Leased

Employees

As of September 30, 2005, we had approximately 4,100 total employees worldwide. Our Global Protective Packaging division employed approximately 2,600 employees, of which approximately 85% were non-union. There are six collective bargaining agreements in the United States, predominately covered by long-term agreements. One collective bargaining agreement, which covers approximately 110 employees, expires January 1, 2006. The negotiations on this collective bargaining agreement commenced in November 2005 and are expected to continue into December 2005. Our European Specialty Packaging division employed approximately 1,500 people, of which approximately 20% were unionized. Our Hospital Supplies, Flexibles, and Foodservice businesses employed approximately 350, 750 and 400 people, respectively. Approximately 70% of the non-North American workforce are covered by Company Works Councils. In the last three years, we have had no material work stoppages or strikes. We believe our employee relations are good.

Intellectual Property

Global Protective Packaging and European Specialty Packaging have selectively pursued protection afforded by patents and trademarks whenever deemed critical. Global Protective Packaging and European Specialty Packaging also rely upon unregistered trademarks and copyrights, proprietary know-how and trade secrets. We do not believe, however, that any individual item of our intellectual property portfolio is material to our current business.

The major trademarks of Global Protective Packaging are registered in the geographies where it operates. Selected trademarks include Astro-Foam™, Astro-Cell®, Astro-Bubble®, Air Kraft®, Furniture GUARD®, Hexacomb®, Jiffy™, Microfoam®, Nopaplank™, Polylam™ and Polyplank®.

The major trademarks of European Specialty Packaging are registered in the markets where it operates. Major trademarks include Propyflex™, Secu-Drape™, Cleerpeel™, Steriflex™, Mediwell Super™, Mediwell Super Plus™, Medipeel™ and Flexopeel™.

In order to continue to manufacture, distribute and sell shipping mailers, including protective bags comprised of paper or plastic and air cellular cushion material, under the Hefty Express® brand name following closing of the Acquisition, we entered into a trademark license agreement with Pactiv at the closing of the Acquisition. The license is an exclusive, royalty-free license and will terminate ten years following the closing date of the Acquisition. Pactiv has agreed that, following the expiration of the license, Pactiv will not use, or permit others to use, the Hefty Express® mark in connection with the manufacture, marketing, distribution and sale of shipping mailers. In turn, we entered into a license agreement to grant Pactiv a perpetual, royalty-free license to allow Pactiv to continue to use certain patents that are owned by us following the closing of the Acquisition in the manufacture and sale of certain products, including the manufacture of tamper-evident packaging containers in the United States.

Environmental Matters

We are subject to extensive federal, state, municipal, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the air and water and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose joint and several liability on past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which contaminants were disposed or released without regard to whether the owner or operator knew of or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. In addition, under certain of these laws and regulations, a party that disposes of contaminants at a third party disposal site may also become a responsible party required to share in the costs of in the investigation or cleanup of the site.

In early 2003, we discovered that certain air emissions at one of our California plants exceeded permitted levels. We reported this matter to the San Joaquin Valley Air Pollution Control District, and, effective November 2003, had entered into a settlement agreement with that agency providing for the payment by us to the San Joaquin Valley Air Pollution Control District of $1.1 million, which was made in January 2004, and the performance by us of certain actions to be taken to address the matter. Some of the actions to be taken under the settlement agreement are subject to review by the EPA in its consideration of a Title V air-permit application regarding the Visalia, California, facility filed with the State of California on April 29, 2005. We do not expect (1) any further discussions with the State of California or the EPA regarding the terms of the settlement agreement nor (2) any material adverse effect on our financial position, results of operations, or cash flows to stem from the settlement agreement.

We do not expect that our estimated capital expenditures for environmental matters for the fiscal years 2006 and 2007 will be material to us. While we believe that the future cost of compliance with environmental laws and regulations and liabilities associated with claims or known environmental conditions will not have a material adverse effect on our business, future events, such as new or more stringent environmental laws and regulations, any related damage claims, the discovery of previously unknown environmental conditions requiring response action, or more vigorous enforcement or new interpretations of existing environmental laws and regulations may require us to incur additional costs that could be material.

Safety Matters

In April 2005, we reported to local regulatory authorities that a small European plant was not in compliance with local fire safety regulations. Management and local regulatory authorities agreed on the initial actions to improve fire safety protection at the plant, and these actions were subsequently implemented. In 2006, we made the decision to close this plant. We anticipate that the plant closure will affect approximately 30 employees and will cost approximately $6.0 million. Under the purchase agreement between Pactiv and AEA Investors LLC, Pactiv would be responsible for costs incurred in closing the facility. Closure of this plant is not expected to have a significant impact on our future results of operations, since the plant was not a material component of our business and at least a portion of the plant’s production will be picked up by other manufacturing facilities of ours.

Legal Proceedings

We are party to various lawsuits, legal proceedings and administrative actions arising out of the normal course of our business. While it is not possible to predict the outcome of any of these lawsuits, proceedings and actions, management, based on its assessment of the facts and circumstances now known, does not believe that any of these lawsuits, proceedings and actions, individually or in the aggregate, will have a material adverse effect on our financial position. However, actual outcomes may be different than expected and could have a material effect on our results of operations or cash flows in a particular period.

Pactiv is currently party to a litigation proceeding that could have an impact on certain products that we sell. In Pactiv Corporation v. Dow Chemical Company, a suit filed January 24, 2004 in the Northern District of New York, Pactiv seeks a declaratory judgment of invalidity of certain patents owned by Dow Chemical Company, or Dow, and licensed to Pactiv pursuant to a World-Wide License Agreement, dated April 25, 1998, between Dow and Pactiv (then known as Tenneco Packaging, Inc.). Under the license agreement, Pactiv was granted a license under two groups of patents owned by Dow. The first group of patents relate to the use of an isobutene blowing agent and permeability modifier in the production of foam. The second group of patents relate to the perforation of foam products. The Isobutane patents were found to be invalid in August of 2000 and Pactiv’s obligation to pay royalties under this group of patents was officially terminated in April 2002 after Dow’s appeal of the August 2000 ruling was denied. Pactiv stopped all payments of royalties to Dow after April 2002. However, Dow still claimed that Pactiv owed royalties under the perforation patents, as these patents had not been ruled invalid. Pactiv therefore filed suit in 2004 seeking declaratory judgment of invalidity of the perforation patents. On February 3, 2005, the district court entered an order dismissing the suit for failure to state a claim for which relief can be granted. Pactiv has filed an appeal of this dismissal.

Pactiv continues to control the Dow litigation, and is responsible for the costs of such litigation. Pactiv is also responsible for all costs and damages in such litigation to the extent such costs and damages relate to activities that occurred prior to the closing of the Acquisition, and has agreed to reimburse us up to a certain amount for the royalties that would be due under the Dow license agreement after the closing of the Acquisition if Dow ultimately prevails in this litigation.

MANAGEMENT

The following table provides information about Pregis Holding II’s directors and the executive officers of Pregis Holding II and our company.

Name	Age	Position with our Company
Vincent P. Langone	63	President, Chief Executive Officer and Director
Kevin J. Corcoran	50	Chief Financial Officer
Andy J. Brewer	40	President, Protective Packaging North America
Steven C. Huston	51	Vice President, General Counsel and Secretary
Peter Lewis	50	President, Protective Packaging Europe and Foodservice
C. William McBee	63	President, Hexacomb
Hartmut Scherf	55	General Manager, Flexibles
Dieter Eberle	56	General Manager, Hospital Supplies
John L. Garcia	49	Chairman of the Board
Glenn Fischer	55	Director
Brian R. Hoesterey	38	Director
James W. Leng	60	Director
John P. O’Leary, Jr.	58	Director
James D. Morris	52	Director
Thomas J. Pryma	32	Director
James E. Rogers	60	Director
David Ryan	49	Director

Vincent P. Langone became our President and Chief Executive Officer and a director of Pregis Holding II on February 6, 2006. From 2002 to 2006 (and from 1995 to 1998), Mr. Langone was President and Chief Executive Officer of Interbuild International, Inc., a consulting and equity investment company specializing in building products, plastics and industrial manufacturing. From 1998 to 2002, Mr. Langone was Chairman, President and Chief Executive Officer of Formica Corporation, a leading manufacturer of decorative laminates, having previously served as Chairman, President and Chief Executive Officer from 1989 to 1995, President and Chief Executive Officer from 1987 to 1989, and President and Chief Operating Officer from 1985 through 1987. (In March 2002, Formica Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code.) Prior to that, Mr. Langone served at American Cyanamid Co. for over 18 years in a variety of marketing, sales and management positions. Mr. Langone has been a Director of United Retail Group, Inc. since February 1994 and has served as a director for Summit Bank, Brand Scaffolding Services, Inc. and Freedom Chemical Company.

Kevin J. Corcoran became our Chief Financial Officer upon consummation of the Acquisition. Mr. Corcoran served as Vice President, Finance of Protective and Flexible Packaging for Pactiv from 2001 until becoming our Chief Financial Officer. From 1997 until 2001, Mr. Corcoran was Director of Finance of Pactiv’s Consumer Products division.

Andy J. Brewer became our President, Protective Packaging North America upon consummation of the Acquisition. Mr. Brewer served as Vice President and General Manager of the Protective Packaging business in North America from joining Pactiv in 2001 until that time. Prior to joining Pactiv, Mr. Brewer was Vice President of Marketing for Sealed Air Corporation’s global Protective Packaging division among other senior management positions. Mr. Brewer has also held leadership positions at Riverwood International and Kraft Foods. In 2003, Mr. Brewer was appointed to the board of directors of the National Packaging Trade Association.

Steven C. Huston became our Vice President, General Counsel and Secretary on December 1, 2005. Prior to joining us, Mr. Huston was Vice President, General Counsel and Secretary of Dayton Superior Corporation from 2003 to November 30, 2005, having served as Deputy General Counsel from 2002 to 2003. Prior to that, Mr. Huston held various positions in the law department of the Wm. Wrigley Jr. Company since 1983.

Peter Lewis became our President, Protective Packaging Europe and Foodservice upon consummation of the Acquisition. Mr. Lewis joined Pactiv in 1991 as Managing Director of the Jiffy Packaging subsidiary in the United Kingdom. Since 2002, he served as Vice President and General Manager of Pactiv Europe. In 2005, Mr. Lewis became the General Manager of Pactiv’s European Protective Packaging and Foodservice businesses. Before joining Pactiv, Mr. Lewis spent 11 years with the Autobar Group in a variety of senior functions, primarily in Managing Director roles.

C. William McBee became our President, Hexacomb upon consummation of the Acquisition. Mr. McBee served as General Manager of the Hexacomb business from joining Pactiv in 2003 until that time. Prior to joining Pactiv, Mr. McBee was President and Chief Operating Officer of Liqui-Box Corporation from 1997 to 2001. During that time he also served as Director and Corporate Secretary. From 1994 to 1997, he was Vice President of Manufacturing and Administration. From

1988 to 1994, Mr. McBee was a General Manager at Smurfit-Stone Corporation. He also held various management positions at Boise Cascade Corporation from 1986 to 1988 and at Smurfit-Stone Corporation from 1972 to 1986.

Hartmut Scherf became our General Manager, Flexibles upon consummation of the Acquisition. Mr. Scherf served as Managing Director of Flexibles from 2004 until that time. Before joining European Specialty Packaging, Mr. Scherf spent twenty-seven years with the flexible packaging firm, Bischof & Klein, where Mr. Scherf held a variety of senior positions, finally being appointed to the position of Managing Director.

Dieter Eberle became our General Manager, Hospital Supplies upon consummation of the Acquisition. Mr. Eberle joined KNPBT / Sengewald Klinikprodukte in 1994 as Technical Director and served as Managing Director from 2002 until that time. Before joining KNPBT Mr. Eberle held several senior positions such as Plant Manager, Production Manager and Technical Director in German and Swiss engineering companies from 1971 to 1993.

John L. Garcia became the Chairman of the board of directors of Pregis Holding II on May 18, 2005. Mr. Garcia has been President of AEA Investors LLC and its predecessor since 2002 and was a Managing Director of AEA Investors Inc. from 1999 through 2002. From 1994 to 1999, Mr. Garcia was a Managing Director with Credit Suisse First Boston LLC, formerly known as Credit Suisse First Boston Corporation, where he served as Global Head of the Chemicals Investment Banking Group and Head of the European Acquisition and Leveraged Finance and Financial Sponsor Groups. Before joining Credit Suisse First Boston, Mr. Garcia worked at Wertheim Schroder in New York as an investment banker and at ARCO Chemicals in research, strategic planning and commercial development. Mr. Garcia is currently a director of AEA Investors LLC and Convenience Food Systems B.V. and is on the supervisory board of Symrise GmbH.

Glenn Fischer became a director of Pregis Holding II upon consummation of the Acquisition and served as our Interim Chief Executive Officer from January 1, 2006 to February 5, 2006. Mr. Fischer is an operating partner with AEA Investors LLC, which he joined in 2005. From 2000 to 2005 he was President and Chief Operating Officer of Airgas, Inc., the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Mr. Fischer joined Airgas after spending 19 years with The BOC Group in a wide range of positions leading to his appointment in 1997 as President of BOC Gases, North America. In addition to his responsibility for all North American operations, Mr. Fischer served on The BOC Group Executive Management Board. Prior to joining BOC in 1981, Mr. Fischer served at W.R. Grace in a variety of finance, planning and management roles.

Brian R. Hoesterey became a director of Pregis Holding II on May 18, 2005. Mr. Hoesterey is a partner with AEA Investors LLC, which he joined in 1999. Prior to joining AEA Investors, he was with BT Capital Partners, the private equity investment vehicle of Bankers Trust. Mr. Hoesterey has also previously worked for McKinsey & Co. and the investment banking division of Morgan Stanley. He is currently a director of Henry Company and Compression Polymers Holding Corporation.

James W. Leng became a director of Pregis Holding II upon consummation of the Acquisition. Mr. Leng is the Chairman of Corus Group plc, an international metal company which provides steel and aluminum products and services to customers worldwide. He has been a non-executive director of Corus since 2001 and was appointed Chairman in 2003. Previously, Mr. Leng was the Chief Executive of Laporte plc, the international specialty chemicals company, from 1995 until June 2001 when the acquisition of the company by Degussa AG was completed. He also serves as non executive director of Pilkington plc and Chairman of their Remuneration Committee, Hanson PLC, where he is Senior Independent Director, Alstom B.V., where he chairs the Nominations and Remuneration Committee, and Convenience Food Systems B.V. He is also Chairman of the Laporte plc pension funds and a Governor of the National Institute of Economic and Social Research. Prior to joining Laporte, Mr. Leng was Chief Executive of Low & Bonar plc, the international packaging and specialist materials group. He joined Low & Bonar in 1984 as Managing Director of one of its principal UK subsidiaries, was appointed to the main Board in 1989 and served as Low & Bonar’s Chief Executive from 1992 to 1995.

John P. O’Leary, Jr. became a director of Pregis Holding II upon consummation of the Acquisition. Mr. O’Leary served as Senior Vice President, SCA North America, a packaging supplier, from 2002 through 2004. From 2001 through 2004, he was President and Chief Executive Officer of Tuscarora Incorporated, a wholly-owned subsidiary of SCA Packaging International B.V. and a division of SCA North America. Tuscarora is a producer and manufacturer of custom design protective packaging. Prior to SCA’s acquisition of Tuscarora, Mr. O’Leary was Tuscarora’s CEO, President, from 1989 to 2001, and its Chairman of the Board from 1992 through 2001. Mr. O’Leary currently serves on the Board of Directors Matthews International Corp.

James D. Morris became a director of Pregis Holding II upon consummation of the Acquisition and served as our Chief Executive Officer from October 12, 2005 to December 31, 2005. Mr. Morris served as Senior Vice President and General Manager, Protective and Flexible Packaging for Pactiv from January 2000 until becoming our Chief Executive Officer. Prior to 2000, and since he joined Pactiv in 1995, Mr. Morris was Vice President, Manufacturing and Engineering of Pactiv’s Consumer and North American Foodservice divisions. In 1993, he became Vice President of Operations for Plastics

Packaging at Mobil Corporation and served in that role until that business was acquired by Tenneco in 1995. He began his career as an engineer at Mobil Corporation in 1975.

Thomas J. Pryma became a director of Pregis Holding II on May 18, 2005. Mr. Pryma is a partner with AEA Investors LLC, which he joined in 1999. Prior to joining AEA, Mr. Pryma worked in the Financial Sponsors and Corporate Banking Groups in the investment banking division of Merrill Lynch. He is currently a director of Kranson Industries.

James E. Rogers became a director of Pregis Holding II upon consummation of the Acquisition. Since 1993, Mr. Rogers has served as president of SCI Investors Inc., a private equity investment firm. Mr. Rogers currently serves as Chairman of Caraustar Industries Inc., a recycled paperboard and packaging company, where he has been a director since 1993. From 1993 to 1996, Mr. Rogers served as Chairman of Custom Papers Group, Inc., a paper manufacturing company. From 1991 to 1993, he was President and Chief Executive Officer of Specialty Coatings International, Inc., a manufacturer of specialty paper and film products. Prior to 1991, Mr. Rogers was Senior Vice President, Group Executive of James River Corporation, a paper and packaging manufacturer. Mr. Rogers also serves as a director of Wellman, Inc., Owens & Minor, Inc., Cadmus Communications Corporation, Kranson Industries, Inc., and New Market Corporation.

David Ryan became a director of Pregis Holding II upon consummation of the Acquisition. Mr. Ryan is an operating partner with AEA Investors LLC, which he joined in 2002. From 2000 to 2002, he was Chief Executive Officer of CRC Group, an aftermarket services company quoted on the London Stock Exchange, and he is currently Chairman of that company. From 1997 through 2000 Mr. Ryan was President of Invensys Energy Systems, a global supplier of industrial batteries and power systems. He has also held several finance, marketing, operations, and general management positions during a 15-year career with Raychem Corporation in Europe and the United States. He is currently Chairman of Convenience Food Systems B.V.

On February 6, 2006, we announced that Vincent P. Langone was appointed as our new President and Chief Executive Officer effective immediately. Mr. Langone also joined the board of directors of Pregis Holding II and will become an investor in our company. Mr. Langone is the former Chairman, President and Chief Executive Officer of Formica Corporation. Mr. Langone succeeded Glenn Fischer, who served as our Interim Chief Executive Officer from January 1, 2006 to February 5, 2006. Mr. Fischer, an operating partner with AEA Investors LLC, remains a member of the board of directors of Pregis Holding II. On December 1, 2005, we announced that our then Chief Executive Officer, James D. Morris, decided to leave his position for personal reasons. His resignation became effective December 31, 2005. Mr. Morris continues to work with us as a consultant, an investor and a member of the board of directors of Pregis Holding II.

On November 14, 2005, we announced that Kevin J. Corcoran and the company reached a mutual agreement that Mr. Corcoran will cease to serve as our Chief Financial Officer. Mr. Corcoran has agreed to continue serving as our Chief Financial Officer until his successor has been appointed, at which time his resignation will become effective. A search for Mr. Corcoran’s replacement is underway.

Executive Compensation

The table below summarizes compensation information for our former Chief Executive Officer and the six other most highly compensated executive officers of Pregis Holding II and our company. This table includes expected compensation to be received by these officers for the calendar year 2005 (but, with respect to the U.S. officers, it also includes anticipated 401(k) contributions to be made in 2006). We are presenting executive compensation information on a prospective basis and, under specific circumstances, such compensation may not be paid. The historical compensation received by certain of these officers while our company was a subsidiary of Pactiv is not necessarily indicative of the compensation policies of our company, and we have therefore excluded that information from this table and the other executive compensation tables.

SUMMARY COMPENSATION TABLE

	Annual Compensation
Name and Principal Position	Year	Base Salary		Bonus	Other Annual Compensation		Securities Underlying Options (#)(3)	All Other Compensation
James D. Morris(1) Former Chief Executive Officer	2005	$400,000		(2)			41.380	—
Peter Lewis President, Protective Packaging Europe and Foodservice	2005	$278,855	(4)	(2)	$32,093	(5)	124.160	$111,944	(6)
Hartmut Scherf General Manager, Flexibles	2005	$254,300	(7)	(2)			82.770	$30,420	(8)
Andy J. Brewer President, Protective Packaging North America	2005	$241,544		(2)			124.160	$16,908	(9)
Steven C. Huston Vice President, General Counsel and Secretary	2005	$225,000		(2)			21.520	$15,750	(10)
Dieter Eberle General Manager, Hospital Supplies	2005	$222,766	(11)	(2)			62.910	$28,080	(12)
C. William McBee President, Hexacomb	2005	$200,000		(2)			62.910	$14,000	(13)

(1)	Mr. Morris served as our Chief Executive Officer from October 12, 2005 to December 31, 2005. See “Management” and “—Employment Agreements and Equity Plans—Separation Agreements.”

(2)	2005 Bonus to be determined by our board of directors.

(3)	Options represent the right to acquire shares of Pregis Holding I common stock.

(4)	Based on an exchange rate of Pounds Sterling/U.S. Dollars of 1:1.71 as of November 22, 2005.

(5)	Consists of the executive’s car allowance. Based on an exchange rate of Pounds Sterling/U.S. Dollars of 1:1.71 as of November 22, 2005.

(6)	Consists of: (i) an estimated company contribution in 2005 of $41,532 to the Baldwin Group Pension Scheme, $17,852 to the Jiffy Executive Pension Program and $44,460 to a private pension program for the benefit of Mr. Lewis; (ii) payment of supplemental life insurance premiums of $6,387; and (iii) payment of private health insurance premiums of $1,713. Based on an exchange rate of Pounds Sterling/U.S. Dollars of 1:1.71 as of November 22, 2005.

(7)	Based on an exchange rate of Euros/U.S. Dollars of 1:1.17 as of November 22, 2005.

(8)	Consists of an estimated company contribution of $29,250 to the executive’s private pension plan in 2005 and payment of disability insurance premiums of $1,170 in 2005. Based on an exchange rate of Euros/U.S. Dollars of 1:1.17 as of November 22, 2005.

(9)	Consists of an estimated company matching contribution of $9,662 and a discretionary company contribution of $7,246 under the company’s 401(k) plan in 2006.

(10)	Consists of an estimated company matching contribution of $9,000 and a discretionary company contribution of $6,750 to the company’s 401(k) plan in 2006.

(11)	Based on an exchange rate of Euros/U.S. Dollars of 1:1.17 as of November 22, 2005.

(12)	Consists of an estimated company contribution to the executive’s private pension plan in 2005. Based on an exchange rate of Euros/U.S. Dollars of 1:1.17 as of November 22, 2005.

(13)	Consists of an estimated company matching contribution of $8,000 and a discretionary company contribution of $6,000 to the company’s 401(k) plan in 2006.

In connection with the Acquisition, Pactiv paid certain of our executive officers transaction bonuses in November 2005. The executive officers who received transaction bonuses and the amount each executive officer received is as follows: Mr. Morris: $600,000, Mr. Lewis: $350,000, Mr. Scherf: $175,000, Mr. Brewer: $350,000, Mr. Eberle: $175,000, Mr. McBee: $200,000. Each of these executives (except for Mr. Morris) has indicated that he will reinvest the after-tax proceeds of his bonus in Pregis Holding I. As part of the separation agreement which we entered into with Mr. Morris on November 30, 2005, Mr. Morris agreed to purchase shares of common stock of Pregis Holding I in an amount equal to $150,000. See “—Employment Agreements and Equity Plans—Separation Agreements.”

Stock Options

The table below sets forth the most recent information with respect to options to purchase shares of common stock of Pregis Holding I.

OPTION GRANTS IN FISCAL YEAR 2005

		Individual Grants(1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Expected to be Granted in Fiscal Year(#)	% of Total Options Expected to be Granted to Employees in Fiscal Year	Exercise Price ($/ Share)(3)	Expiration Date	5% ($)	10% ($)
James D. Morris	41.380	5.4%	13,000	2015	136,097	535,351
Peter Lewis	124.160	16.3%	13,000	2015	408,356	1,606,311
Hartmut Scherf	82.770	10.9%	13,000	2015	272,226	1,070,831
Andy J. Brewer	124.160	16.3%	13,000	2015	408,356	1,606,311
Steven C. Huston	21.520	2.8%	13,000	2015	70,778	278,413
Dieter Eberle	62.910	8.3%	13,000	2015	206,908	813,893
C. William McBee	62.910	8.3%	13,000	2015	206,908	813,893

(1)	Pursuant to the Pregis Holding I Corporation 2005 Stock Option Plan, options to purchase up to 1,655.45 shares of common stock of Pregis Holding I are available for grant to key employees, consultants and directors of our company. The exercise price of the options, $13,000 per share, is greater than the fair market value of the common stock of Pregis Holding I, $10,000 per share, the price per share that AEA Investors LP and its affiliates paid when they purchased shares of common stock of Pregis Holding I.

(2)	Values are based on assumed rates of annual compound appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed rates of appreciation are established by the Securities and Exchange Commission and do not represent our estimate or projection of future stock price.

(3)	Pursuant to the terms of the Pregis Holding I Corporation 2005 Stock Option Plan, 20% of the shares subject to an option vest on each of the first five anniversaries of the grant date, subject to continued employment or service as a director with the company. In the event of certain change of control transactions involving Pregis Holding I, 100% of the unvested options become fully exercisable.

The following table sets forth the most recent information concerning the value of options to purchase shares of common stock of Pregis Holding I which have been granted to our executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Exercisable/ Unexercisable(1)	Value of Unexercised In-the- Money Options ($) Exercisable/ Unexercisable(2)
James D. Morris	0	0	0/41.380	0/0
Peter Lewis	0	0	0/124.160	0/0
Hartmut Scherf	0	0	0/82.770	0/0
Andy J. Brewer	0	0	0/124.160	0/0
Steven C. Huston	0	0	0/21.520	0/0
Dieter Eberle	0	0	0/62.910	0/0
C. William McBee	0	0	0/62.910	0/0

(1)	Pursuant to the Pregis Holding I Corporation 2005 Stock Option Plan, options to purchase up to 1,655.45 shares of common stock of Pregis Holding I are available for grant to key employees, consultants and directors of our company.

(2)	There is no public trading market for shares of common stock of Pregis Holding I. Accordingly, these values of exercisable and unexercisable in-the-money options are based on the fair market value of the common stock of Pregis Holding I at December 1, 2005, of $10,000 per share, as determined by its board of directors, and the $13,000 exercise price per share.

Employment Agreements and Equity Plans

Employment Agreements

Vincent P. Langone

On February 6, 2006, Vincent P. Langone, the newly appointed President and Chief Executive Officer of our company, entered into an employment agreement with our company and our parent companies, or the Employers, providing for a three-year term beginning on February 6, 2006 at an annual base salary of $550,000. Mr. Langone is also eligible to receive an annual performance-based bonus based upon the achievement of certain performance goals as determined by the board of directors of each Employer in consultation with Mr. Langone. For the fiscal year beginning on January 1, 2006, it is agreed that such bonus shall be at least $275,000. Mr. Langone shall also receive a housing allowance of up to $5,000 per month and an automobile allowance of up to $1,000 per month, and payments of life insurance premiums up to $25,000 per year and disability insurance premiums up to $11,000 per year. He has the right to terminate his employment at any time upon ten business days’ notice to the Employers. If his employment agreement is terminated without “cause” or for “good reason” (both as defined in the agreement), the Employers are obligated to pay Mr. Langone (1) all accrued but unpaid amounts payable to him under the agreement or any employee benefit plan, (2) an amount equal to 1.5 times his annual base salary at the time of termination, (3) a pro rata incentive bonus for the fiscal year in which termination occurs, (4) an amount up to $60,000 of the remaining rent due on his residential lease in the Chicago area, but only if such lease had an original term of one year or less, and (5) a continuation of medical benefits until the earlier of 18 months or the date he becomes eligible for medical benefits from a subsequent employer. The Employers’ obligation to provide the foregoing termination payments is conditioned on Mr. Langones’s continued compliance with his obligations under a noncompetition agreement.

The employment agreement also provides that Mr. Langone will purchase 100 shares of the common stock of Pregis Holding I, at a cost of $10,000 per share. On February 6, 2006, Mr. Langone was granted options to purchase shares of Pregis Holding I, one of which was an option to purchase 165.55 shares at a purchase price of $25,000 per share and one of which was an option to purchase 496.67 shares at a purchase price of $13,000 per share.

Andy J. Brewer, C. William McBee and Steven C. Huston

On January 23, 2006, the Employers entered into employment agreements with Andy J. Brewer, our President of Protective Packaging North America, C. William McBee, our President, Hexacomb, and Steven C. Huston, our Vice President, General Counsel and Secretary. The employment agreements provide for three-year terms beginning on October 21, 2005 for Messrs. Brewer and McBee, and beginning on December 1, 2005 for Mr. Huston. Mr. Brewer’s annual salary is $241,544, Mr. McBee’s annual salary is $200,000 and Mr. Huston’s annual salary is $225,000. Each executive is eligible to receive an annual performance-based bonus based upon the attainment of earnings targets.

If the executive’s employment is terminated without “cause” (as defined in the employment agreement), the Employers will be required to pay or provide the executive (1) all accrued but unpaid amounts under the employment agreement and our employee benefit plans, (2) an amount equal to his annual salary at the time of termination, and (3) a pro rata incentive bonus for the fiscal year in which the termination occurs. The executives have the right to terminate their employment at any time on ten days’ notice. The Employers’ obligation to make the foregoing payments and provide the foregoing benefits is conditioned on the executives’ continued compliance with their obligations under non-competition agreements.

Peter Lewis, Hartmut Scherf and Dieter Eberle

Messrs. Lewis and Eberle are parties to agreements that require 12 months’ notice (or payment in lieu thereof) prior to a termination. Mr. Scherf is party to an agreement that requires 6 months’ notice (or payment in lieu thereof) prior to a termination. Mr. Lewis is subject to a non-competition covenant for a period of 6 months following termination of employment and Messrs. Eberle and Scherf 12 months.

Separation Agreements

On November 30, 2005, James D. Morris, the then Chief Executive Officer of our company, entered into a separation agreement with our company, our parent companies and certain of our subsidiaries. Pursuant to the agreement, the employment of Mr. Morris with these companies terminated on December 31, 2005. Under the agreement, Mr. Morris continued to receive his then current base salary through December 31, 2005 and will receive an annual performance bonus for 2005 on the same terms that would have otherwise applied. Mr. Morris agreed to purchase shares of common stock of Pregis Holding I in an amount equal to $150,000. Mr. Morris also agreed that for six months through June 30, 2006, he will perform consulting services for these companies, for which he will be paid $100,000. Mr. Morris also agreed to continue to serve as a member of the board of directors of these companies and, in consideration for such service, was granted an option to purchase 41.380 shares of Pregis Holding I’s capital stock at an exercise price of $13,000 per share.

On November 30, 2005, Kevin J. Corcoran, the Chief Financial Officer of our company, entered into a separation agreement with our company, our parent companies and certain of our subsidiaries. Pursuant to the agreement, Mr. Corcoran will continue to serve as the Chief Financial Officer of these companies until the earlier to occur of (i) our hiring and training of Mr. Corcoran’s successor, or (ii) a date mutually agreed upon by Mr. Corcoran and us. Under the agreement, Mr. Corcoran will continue to receive his current base salary through his separation date and will receive an annual performance bonus for 2005 on the same terms that would have otherwise applied. In addition, these companies will pay or provide Mr. Corcoran, among other benefits: (i) an amount equal to his annual base salary, payable over the twelve-month period immediately following termination, (ii) a bonus for 2006 equal to 50% of Mr. Corcoran’s base salary, pro rated for the portion of 2006 that Mr. Corcoran remains our employee, and (iii) a one-time payment equal to 50% of his monthly base salary multiplied by the number of months commencing December 1, 2005 through Mr. Corcoran’s separation date, subject to Mr. Corcoran’s successful completion of a number of defined objectives.

2005 Stock Option Plan

On December 20, 2005, Pregis Holding I adopted the Pregis Holding I Corporation 2005 Stock Option Plan to provide for the grant of nonqualified and incentive stock options to key employees, consultants and directors of Pregis Holding I and its subsidiaries (including our company) and affiliates. The maximum number of shares of Pregis Holding I common stock underlying the options that are available for award under the stock option plan is 1,655.45. If any options terminate or expire unexercised, the shares subject to such unexercised options will again be available for grant.

The stock option plan will be administered by a committee of the board of directors of Pregis Holding I. Generally, the committee will interpret and implement the stock option plan, grant options, exercise all powers, authority and discretion of the board under the stock option plan, and determine the terms and conditions of option agreements, including vesting provisions, exercise price and termination date of options.

Each option will be evidenced by an agreement between an optionee and Pregis Holding I containing such terms as the committee determines. Unless determined otherwise by the committee, 20% of the shares subject to the option will vest on each of the first five anniversaries of the grant date subject to continued employment. The committee may accelerate the vesting of options at any time. Unless determined otherwise by the committee, the option price will not be less than the fair market value of the underlying shares on the grant date. Generally, unless otherwise set forth in an agreement or as determined by the committee, vested options will terminate forty-five days after termination of employment (180 days in the event of termination by reason of death or disability).

In the event of a transaction that constitutes a change in control of Pregis Holding I, as described in the stock option plan, unless otherwise set forth in an agreement or as determined by the committee, each outstanding option will vest immediately prior to the occurrence of the transaction and Pregis Holding I will have the right to cancel any options which have not been exercised as of the date of the transaction, subject to payment of the fair market value of the common stock underlying the option less the aggregate exercise price of the option.

The stock option plan provides that the aggregate number of shares subject to the stock option plan and any option, the purchase price to be paid upon exercise of an option and the amount to be received in connection with the exercise of any option may be appropriately adjusted to reflect any stock splits, reverse stock splits or dividends paid in the form of Pregis Holding I common stock, and equitably adjusted as determined by the committee for any other increase or decrease in the number of issued shares of Pregis Holding I common stock resulting from the subdivision or combination of shares or other capital adjustments, or the payment of any other stock dividend or other extraordinary dividend, or other increase or decrease in the number of shares of Pregis Holding I common stock.

The Pregis Holding I board of directors may amend, alter, or terminate the stock option plan. Any board action may not adversely alter outstanding options without the consent of the optionee. The stock option plan will terminate ten years from its effective date but all outstanding options will remain effective until satisfied or terminated under the terms of the stock option plan.

Employee Stock Purchase Plan

On December 20, 2005, Pregis Holding I adopted the Pregis Holding I Corporation Employee Stock Purchase Plan to provide key employees of Pregis Holding I and its subsidiaries (including our company) a one-time opportunity to purchase shares of Pregis Holding I common stock. The purchase price per share of stock sold under the plan is $10,000, which is the price per share that AEA Investors LP and its affiliates paid when it purchased Pregis Holding I. Employees who desire to participate in the plan must purchase at least 0.25 shares for an aggregate purchase price of $2,500.

Shares of stock sold under the plan will be evidenced by a subscription agreement between a subscriber and Pregis Holding I which will contain terms and conditions regarding the ownership of shares sold under the plan. The subscription agreement will contain standard transfer restrictions. In addition, if a subscriber’s employment with our company is terminated, Pregis Holding I will generally have the opportunity to purchase all of the subscriber’s shares purchased under the plan at the then current fair market value of the shares.

Baldwin Group Pension Scheme

Peter Lewis, our President, Protective Packaging Europe and Foodservice, participates in the Baldwin Group Pension Scheme, a defined benefit pension plan maintained in the United Kingdom. The following table provides the estimated annual benefits payable to Mr. Lewis upon his retirement at age 65. Mr. Lewis is currently 50 years old.

Remuneration	Years of Service
	15	20	25	30	35
$125,000	31250	41250	52500	62500	72500
150,000	37500	49500	63000	75000	87000
175,000	43750	57750	73500	87500	101500
200,000	50000	66000	84000	100000	116000
225,000	56250	74250	94500	112500	130500
250,000	62500	82500	105000	125000	145000
300,000	75000	99000	126000	150000	174000
400,000	100000	132000	168000	200000	232000
450,000	112500	148500	189000	225000	261000
$500,000	125000	165000	210000	250000	290000

Mr. Lewis’ annual retirement benefit is equal to 1/60th of the sum of Mr. Lewis’ base salary and bonus times his number of complete years of service, up to a maximum of 40 years of service, where base salary and bonus are calculated as the average of the three highest consecutive years’ base salary and bonus within his last ten years of employment. The benefits listed in the table are subject to income tax deductions but are not subject to deductions for national insurance contributions. Mr. Lewis currently has 14 years of credited service under the plan.

Dieter Eberle Defined Benefit Pension Plan

Mr. Eberle participates in a defined benefit pension plan maintained in Germany pursuant to which, commencing on Mr. Eberle’s 65th birthday, he will be entitled to receive an annual pension of approximately €36,800, with adjustments based on a German consumer price index. In no event may Mr. Eberle be entitled to an annual pension of more than €49,700.

Director Compensation

Each of Messrs. Leng, Morris, O’Leary, Jr. and Rogers has been granted an option to acquire 41.380 shares of Pregis Holding I common stock at an exercise price of $13,000 per share. The directors will not otherwise receive any compensation for their services as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our issued and outstanding common stock is held by Pregis Holding II. All of Pregis Holding II’s issued and outstanding common stock is held by Pregis Holding I. The following table sets forth information with respect to the beneficial ownership of Pregis Holding I by (a) any person or group who will beneficially own more than five percent of the outstanding common stock of Pregis Holding I, (b) each of the directors of Pregis Holding II and the executive officers of Pregis Holding II and our company named in “Management—Executive Compensation” and (c) all of the directors of Pregis Holding II and the named executive officers of Pregis Holding II and our company as a group.

Name of Beneficial Owner:	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Common Stock
AEA Investors(2)	14,900	100%
Vincent P. Langone(3)	—	—
Peter Lewis(4)	—	—
Andy J. Brewer(4)	—	—
Steven C. Huston(5)	—	—
C. William McBee(6)	—	—
Hartmut Scherf(6)	—	—
Dieter Eberle(6)	—	—
John L. Garcia(7)	—	—
Glenn Fischer(7)	—	—
Brian R. Hoesterey(7)	—	—
James W. Leng(8)	—	—
John P. O’Leary, Jr.(8)	—	—
James D. Morris(8)	—	—
Thomas J. Pryma(7)	—	—
James E. Rogers(8)	—	—
David Ryan(7)	—	—
All directors and executive officers as a group (16 persons)(9)	—	—

(1)	As used in this table, each person or entity with the power to vote or direct the disposition of shares of common stock is deemed to be a beneficial owner.

(2)	Consists of shares of common stock held by investment vehicles managed by AEA Investors LLC and AEA Management (Cayman) Ltd. The address for AEA Investors LLC is 65 East 55th Street, New York, New York 10022. The address for AEA Management (Cayman) Ltd. is c/o Walkers SPV Limited, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands.

(3)	Does not include approximately 662 shares of common stock subject to options which have been granted which are not immediately exercisable.

(4)	Does not include approximately 124 shares of common stock subject to options which have been granted which are not immediately exercisable.

(5)	Does not include approximately 22 shares of common stock subject to options which have been granted which are not immediately exercisable.

(6)	Does not include approximately 83 shares of common stock subject to options which have been granted which are not immediately exercisable.

(7)	Messrs. Garcia, Fischer, Hoesterey, Pryma and Ryan serve on the board of directors of Pregis Holding II as representatives of AEA Investors LLC. Mr. Garcia is President of AEA Investors LLC, Messrs. Hoesterey and Pryma are partners of AEA Investors LLC and Messrs. Fischer and Ryan are operating partners of AEA Investors LLC. Messrs. Garcia, Fischer, Hoesterey, Pryma and Ryan disclaim beneficial ownership of common stock owned by investment vehicles managed by AEA Investors LLC and AEA Management (Cayman) Ltd., except to the extent of their respective pecuniary interests therein.

(8)	Does not include approximately 41 shares of common stock subject to options which have been granted which are not immediately exercisable.

(9)	Does not include approximately 1,306 shares of common stock subject to options which have been granted which are not immediately exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AEA Investors

Upon consummation of the Acquisition, we entered into a management agreement with AEA Investors LLC relating to the provision of advisory and consulting services. Under the management agreement, we will pay AEA Investors LLC an annual fee of $1.5 million, plus reasonable out-of-pocket expenses. We also agreed to indemnify AEA Investors LLC and its affiliates for liabilities arising from their actions under the management agreement. In addition, in consideration of services performed in connection with the Acquisition and the related financings, we paid a $6.5 million fee to AEA Investors LLC upon closing of the Acquisition. We believe that the management agreement and the services above mentioned are or were on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Board of Directors

The board of directors of Pregis Holding II consists of ten members, including five members who are representatives of AEA Investors, Messrs. Garcia, Fischer, Hoesterey, Pryma, and Ryan, and three members who are investors in AEA Investors funds, Messrs. Leng, O’Leary, Jr., and Rogers.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

In connection with the Transactions, Pregis Corporation entered into a senior credit agreement with Credit Suisse and Lehman Brothers Inc., as Joint Lead Arrangers, and certain other lenders. In this description, all references to “our company” refer only to Pregis Corporation acting as a borrower under our senior secured credit facilities and not to any of our subsidiaries.

Our senior secured credit facilities provide for senior secured financing of up to approximately $222.0 million, consisting of:

•	A $50.0 million revolving credit facility with a maturity of six years. The revolving credit facility is available in U.S. dollars, euros and/or pounds sterling. The revolving credit facility also includes a swingline loan subfacility and a letter of credit subfacility. The company is permitted to designate certain of its subsidiaries (including foreign subsidiaries) to act as co-borrowers thereunder, subject to the approval of the administrative agent.

•	A $88.0 million term loan B-1 facility with a maturity of seven years. The term loan B-1 facility is available in U.S. dollars and was drawn in full in connection with the consummation of the Transactions.

•	A euro equivalent of $84.0 million term loan B-2 facility with a maturity of seven years. The term loan B-2 facility is available in Euros and was drawn in full in connection with the consummation of the Transactions.

In addition, our senior secured credit facilities permit us, subject to certain conditions including the receipt of commitments from lenders, to incur up to $100.0 million (or a euro equivalent thereof) of additional term loans and to extend the maturity of our revolving credit facility.

All borrowings under our senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Proceeds of the term loans, together with other sources of funds, were used to finance the Transactions. Proceeds of revolving loans and swingline loans will be used to provide financing for working capital and general corporate purposes.

Interest and Fees. The initial interest rate per annum applicable to the revolver under our senior secured credit facilities will be equal to, at our option, alternate base rate plus 1.00% per annum or LIBOR plus 2.00% per annum. After six months following the closing of the Transactions, the interest rates will be adjusted in accordance with a pricing grid based on leverage ratios.

The term B-1 loan initial interest is equal to, at our option, alternate base rate plus 1.25% per annum or LIBOR plus 2.25% per annum, and the term B-2 loan initial interest rate is EURIBOR plus 2.50% per annum.

In addition, we will pay our lenders 0.50% per annum on the commitments in respect of the revolving credit facility, payable quarterly in arrears and upon termination of the commitments. After six months following the closing, the facility fee will be adjusted in accordance with the pricing grid based on leverage ratios.

Amortization of Term Loans. The term loan B-1 facility is payable at a rate of 1% per annum in equal quarterly installments during the first six years thereof, with the balance payable in equal quarterly installments during the seventh year thereof. The term loan B-2 facility is payable at a rate of 1% per annum in equal quarterly installments during the first six years thereof, with the balance payable in equal quarterly installments during the seventh year thereof.

Prepayments. Subject to exceptions and, in the case of asset sale proceeds, reinvestment options, our senior secured credit facilities require mandatory prepayments of the loans from excess cash flows, asset sales and dispositions (including insurance and condemnation proceeds), issuances of debt and issuances of equity.

Proceeds required to prepay the loans will be applied in the order of maturity to scheduled amortization payments scheduled to occur within twelve months of the prepayment and thereafter pro rata to the amortization payments under each of the term loan facilities. When there are no longer outstanding loans under the term loan facilities, mandatory prepayments will be applied to prepay outstanding loans under the revolving credit facility (without permanent reduction of the corresponding commitments).

Voluntary prepayments of loans under our senior secured credit facilities and voluntary reductions of revolving loan commitments will be permitted, in whole or in part, in minimum amounts as set forth in the credit agreement.

Collateral and Guarantees. Our senior secured credit facilities and the related hedging arrangements are guaranteed by Pregis Holding II and all of our current and future domestic subsidiaries and, if no material tax consequences would result, our future foreign subsidiaries and, subject to certain exceptions, are secured by a first priority security interest in substantially all of our and their existing and future assets (subject to certain exceptions), and a first priority pledge of the capital stock of our company and the guarantor subsidiaries and an aggregate of 66% of the capital stock of our first-tier foreign subsidiary.

Restrictive Covenants and Other Matters. Our senior secured credit facilities require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test and minimum cash interest coverage ratio test. In addition, our senior secured credit facilities include negative covenants, subject to certain exceptions, that restrict or limit our ability and the ability of our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness, guaranty obligations or hedging arrangements;

•	incur liens or agree to negative pledges in other agreements;

•	engage in sale and leaseback transactions;

•	make capital expenditures;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	in the case of subsidiaries, enter into agreements restricting dividends and distributions;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness including the notes;

•	amend or otherwise alter the terms of our organizational documents, our indebtedness including the notes and other material agreements;

•	sell assets or engage in receivables securitization;

•	transact with affiliates; and

•	alter the business that we conduct.

Our senior secured credit facilities contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness and other material agreements, certain events of bankruptcy, certain events under U.S. or other employee benefit plans, material judgments, actual or asserted failure or any guaranty or security document supporting our senior secured credit facilities to be in full force and effect, change of control and failure of our senior secured credit facilities to be designated as senior to the notes. If such an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including an increase in interest rates, the acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes on October 12, 2005, we, the guarantors and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we and the guarantors agreed to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to publicly registered notes having identical terms to the outstanding notes. Upon the effectiveness of the exchange offer registration statement, we and the guarantors will, pursuant to the exchange offer, offer to the holders of outstanding notes who are able to make certain representations the opportunity to exchange their notes for the exchange notes.

If we and the guarantors fail to consummate the exchange offer within 270 days of the date of original issuance of the notes or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of the outstanding notes during the periods specified in the registration rights agreement, then we will pay additional interest to each holder of the outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of notes held by such holder. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.0% per annum. There can exist only one registration default at any one time. Following the cure of all registration defaults, the accrual of additional interest will cease.

Each broker-dealer that receives the exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

A copy of the registration rights agreement is attached as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 12:00 a.m., New York City time, on                             , 2006, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes will not contain the registration rights and additional interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be, in the case of outstanding senior secured floating rate notes, in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof, and in the case of outstanding senior subordinated notes, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes due to an extension of the exchange offer;

•	if any condition set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, which will act as the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

•	for senior subordinated exchange notes, comply with The Depository Trust Company (“DTC”)’s Automated Tender Offer Program (“ATOP”) procedures described below; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”), or Clearstream Banking S.A. (“Clearstream”) (as appropriate) procedures.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the notes to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream,. We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding senior subordinated notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number of numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “— The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time on or prior to 12:00 a.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, or (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

The Exchange Agent

The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By mail, hand or overnight delivery:

The Bank of New York, as Exchange Agent

101 Barclay Street 21W

New York, NY 10286

Attention: Vanessa Mack

By telecopier:

(212) 815-5802/3

Confirm by telephone:

(212) 815-5346

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand, or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer Taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated October 6, 2005, relating to the outstanding notes. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not a broker-dealer tendering notes acquired directly from us;

•	the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business;

•	neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

•	the holder is not our affiliate.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•	it is not an affiliate of us or, if an affiliate, that it will comply with registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each holder who cannot make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

DESCRIPTION OF SENIOR SECURED FLOATING RATE EXCHANGE NOTES

The outstanding senior secured floating rate notes were issued, and the senior secured floating rate exchange notes will be issued, under an indenture (the “Senior Secured Floating Rate Notes Indenture”) among the Company, the Initial Guarantors and The Bank of New York, as trustee (the “Trustee”). For purposes of this description, the defined term “Senior Secured Floating Rate Notes” refer to the outstanding senior secured floating rate notes and the senior secured floating rate exchange notes. The terms of the Senior Secured Floating Rate Notes include those stated in the Senior Secured Floating Rate Notes Indenture and those made part of the Senior Secured Floating Rate Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). To the extent provisions in the Senior Secured Floating Rate Notes Indenture conflict with the provisions in the Trust Indenture Act, such provisions in the Trust Indenture Act will control.

The following description is a summary of the material provisions of the Senior Secured Floating Rate Notes Indenture. However, it does not restate that agreement in its entirety and we urge you to read the Senior Secured Floating Rate Notes Indenture. A copy of the Senior Secured Floating Rate Notes Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

You can find the definitions of certain terms used in this description below under the caption “—Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Senior Secured Floating Rate Notes Indenture. In this description, the word “Company” refers only to Pregis Corporation and not to any of its Subsidiaries, and the word “Parent” refers only to Pregis Holding II Corporation and not to any of its Subsidiaries.

Brief Description of the Senior Secured Floating Rate Notes

The Senior Secured Floating Rate Notes:

•	will be general senior secured obligations of the Company;

•	will rank equally in right of payment with all existing and any future unsubordinated Indebtedness of the Company;

•	will be secured by a security interest in the Collateral, which security interest will, pursuant to the terms of the Intercreditor Agreement, be second in priority to the security interest of the administrative agent and the other secured parties under the Credit Agreement and junior in priority to any Permitted Liens;

•	will be effectively junior to the Obligations of the Company and the Guarantors under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Company and the Guarantors secured by Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens;

•	will be effectively subordinated to all existing and any future Indebtedness and other liabilities of the Company’s Subsidiaries that are not Guarantors;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of the Company, including the Senior Subordinated Notes; and

•	will be guaranteed by the Guarantors on a senior secured basis, the security interest being, pursuant to the terms of the Intercreditor Agreement, second in priority to the guarantee of all Obligations of the Company under the Credit Agreement and junior in priority to any Permitted Liens.

As of June 30, 2005, after giving effect to the Transactions, the Company would have had $442.7 million of indebtedness outstanding on a consolidated basis (including the Senior Secured Floating Rate Notes), of which $172.0 million would have represented indebtedness under the Credit Agreement, and the Company would have had $150.0 million of additional borrowing capacity under the Credit Agreement. All such indebtedness outstanding under the Senior Secured Floating Rate Notes and the Credit Agreement would have been guaranteed by the Initial Guarantors.

As of the date of the Senior Secured Floating Rate Notes Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Senior Secured Floating Rate Notes Indenture and will not guarantee the Senior Secured Floating Rate Notes.

Principal, Maturity and Interest

The Senior Secured Floating Rate Notes Indenture provides for the issuance by the Company of Senior Secured Floating Rate Notes with an unlimited principal amount, of which €100.0 million were issued in a transaction exempt from the Securities Act on October 12, 2005. The Company may issue additional second priority senior secured floating rate notes (the “Additional Senior Secured Floating Rate Notes”) from time to time. Any offering of Additional Senior Secured Floating Rate Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness.” The Senior Secured Floating Rate Notes and any Additional Senior Secured Floating Rate Notes subsequently issued under the Senior Secured Floating Rate Notes Indenture would be treated as a single class for all purposes under the Senior Secured Floating Rate Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Additional Senior Secured Floating Rate Notes will be secured equally and ratably with the Senior Secured Floating Rate Notes, by Second Priority Liens on the Collateral described below under the caption “—Collateral.” The Company will issue Senior Secured Floating Rate Notes in denominations of €50,000 and integral multiples of €1,000 in excess thereof. The Senior Secured Floating Rate Notes will mature on April 15, 2013.

Interest on the Senior Secured Floating Rate Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 2006. The interest rate for each quarterly interest period will be determined on the second Business Day prior to the first day of the interest period (the “Interest Determination Date”). The interest rate for such quarterly period will be equal to the EURIBOR rate, as determined at 11:00 a.m. London time, on the Interest Determination Date, for deposits maturing at or around the end of such quarterly interest period, plus 5.00% per year (as reported by the calculation agent (the “Calculation Agent”), which shall initially be The Bank of New York). The Company will make each interest payment to the Holders of record on the immediately preceding January 1, April 1, July 1 and October 1.

Interest on the Senior Secured Floating Rate Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

Methods of Receiving Payments on the Senior Secured Floating Rate Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Senior Secured Floating Rate Notes in accordance with those instructions. All other payments on Senior Secured Floating Rate Notes will be made at the offices or agencies of one or more Paying Agents and Registrars within the City and State of New York and Dublin, Ireland, unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Senior Secured Floating Rate Notes

The Trustee will initially act as Paying Agent and Registrar and RSM Robson Rhodes LLP will initially act as Paying Agent in Ireland. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Senior Secured Floating Rate Notes in accordance with the Senior Secured Floating Rate Notes Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Secured Floating Rate Notes Indenture. The Company is not required to transfer or exchange any Senior Secured Floating Rate Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Secured Floating Rate Note for a period of 15 days before a selection of Senior Secured Floating Rate Notes to be redeemed.

The registered Holder of a Senior Secured Floating Rate Note will be treated as the owner of it for all purposes.

Senior Secured Floating Rate Note Guarantees

The Senior Secured Floating Rate Notes are guaranteed, jointly and severally, by the Initial Guarantors. Each Senior Secured Floating Rate Note Guarantee:

•	will be the general senior secured obligation of the relevant Guarantor;

•	will rank equally in right of payment with all existing and any future unsubordinated Indebtedness of the Guarantor;

•	will be secured by a security interest in the Collateral, which security interest will, pursuant to the terms of the Intercreditor Agreement, be second in priority to the security interest of the administrative agent and the other secured parties under the Credit Agreement and junior in priority to any Permitted Liens;

•	will be effectively junior to the Obligations of the Company and the Guarantors under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Company and the Guarantors secured by Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens; and

•	will be senior in right of payment to any future subordinated Indebtedness of the Guarantor, including the Guarantor’s Guarantee of the Senior Subordinated Notes.

The obligations of each Guarantor under its Senior Secured Floating Rate Note Guarantee will be limited as necessary to prevent that Senior Secured Floating Rate Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—The notes and the guarantees may not be enforceable because of fraudulent conveyance laws.” Assuming the Transactions had been completed as of June 30, 2005, the Subsidiary Guarantors would have had $442.7 million of Indebtedness (excluding trade payables and intercompany liabilities), of which $172.0 million would have been guarantees of Indebtedness under the Credit Agreement and $123.5 million would have been guarantees of the Senior Secured Floating Rate Notes.

Senior Secured Floating Rate Note Guarantees may be released in certain circumstances. See “—Certain Covenants—Guarantees.”

Collateral

The Senior Secured Floating Rate Notes will be secured by the Second Priority Liens, granted by the Company and any current or future Guarantor on the following assets of the Company and any Guarantor (whether now owned or hereafter arising or acquired) to the extent such assets secure Indebtedness Incurred under the Credit Agreement (collectively, the “Collateral”):

(1)	substantially all of the Company’s and each Guarantor’s existing and future property and assets, including, without limitation: real estate, receivables, contracts, inventory, cash and cash accounts, equipment, documents, instruments, intellectual property, chattel paper, investment property, supporting obligations and general intangibles; and

(2)	all of the capital stock or other securities of the Company’s and each Guarantor’s existing or future direct or indirect domestic subsidiaries and 66% of the capital stock or other securities of the Company’s and each Guarantor’s existing or future direct foreign subsidiaries, but only to the extent that the inclusion of such capital stock or other securities will mean that the par value, book value as carried by the Company, or market value (whichever is greatest) of such capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of Senior Secured Floating Rate Notes outstanding.

The Collateral will not include (i) the capital stock or other securities of the Company or any Guarantor referred to in clause (2) of the preceding paragraph if and to the extent that the inclusion of such capital stock will mean that the par value, book value as carried by the Company, or market value (whichever is greatest) of any such capital stock or other securities of any such subsidiary exceeds 20% of the aggregate principal amount of Senior Secured Floating Rate Notes outstanding; (ii) certain leasehold interests, including leasehold interests in respect of which the Company or the relevant Guarantor is not able to obtain, despite its use of commercially reasonable efforts, landlords’ consents to enter into leasehold mortgages (required pursuant to the terms of the applicable lease) and either a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the applicable lessor, or evidence that the applicable lease or a memorandum thereof has been recorded in all places necessary, in the First Priority Lien Representative’s reasonable judgment, to give constructive notice to third party purchasers of such leasehold interest; (iii) Excluded Contracts; or (iv) Excluded Equipment.

In addition, the security interest in certain property or assets which constitute Collateral will not be perfected to the extent that the First Priority Lien Representative determines in its reasonable discretion, and in consultation with the Company, that the costs of perfecting such security interest are excessive in relation to the value of the security to be afforded thereby.

In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation or any other law, rule or regulation adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s capital stock or other securities of such Subsidiary secure the Senior Secured Floating Rate Notes or the

Senior Secured Floating Rate Note Guarantees, then the capital stock or other securities of such Subsidiary will automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the Second Priority Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral. However, the First Priority Liens on such capital stock or other securities will not be released and will remain in force with respect to such property. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Notes—The equity interests and other securities securing the senior secured floating rate notes will be deemed not to be collateral to the extent the pledge of such equity interests or other securities would require the filing with the SEC of separate financial statements for any subsidiaries that shall have issued such equity interests or other securities.”

The Collateral will be pledged to (1) the First Priority Lien Representative, on a first priority basis, for the benefit of the holders of the First Priority Lien Obligations and (2) The Bank of New York, as collateral agent (together with any successor collateral agent, the “Collateral Agent”), on a second priority basis, for the benefit of the Trustee and the holders of the Second Priority Lien Obligations. The Second Priority Liens will be subject and subordinate to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Second Priority Liens until all obligations in respect of the First Priority Liens have been paid in full in cash in accordance with the terms thereof. The Second Priority Liens will also be subject and subordinate to certain Permitted Liens. The persons holding such Liens may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

The Collateral may also be pledged to a collateral agent, on a third priority basis, for the benefit of holders of any Indebtedness. The Third Priority Liens will be subject and subordinate to the First Priority Liens and the Second Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Third Priority Liens until all obligations in respect of the First Priority Liens and the Second Priority Liens have been paid in full in cash in accordance with the terms thereof.

The Security Documents will provide that, while any First Priority Lien Obligations are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Collateral and the Second Priority Liens will not entitle the Collateral Agent, the Trustee or the Holders of any Senior Secured Floating Rate Notes to take any action whatsoever with respect to the Collateral. As a result, while any First Priority Lien Obligations are outstanding, neither the Collateral Agent nor the Trustee nor the Holders of the Senior Secured Floating Rate Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens.

In addition, to the extent that the holders of the First Priority Liens elect not to perfect their security interest in certain assets, the Second Priority Lien will not be perfected as to these rights. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Notes—Rights of holders of senior secured floating rate notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.”

Collateral comprising, among other things, cash and cash accounts, securities accounts, commodities accounts and letter of credit rights will not be perfected with respect to the Senior Secured Floating Rate Notes or the Senior Secured Floating Rate Note Guarantees unless the First Priority Liens on such Collateral are released and the Second Priority Liens are not.

At such time as (1) the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated or (2) the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Collateral, the Second Priority Liens will also be automatically released to the same extent; provided, however, that (a) in the case of clause (1) of this sentence, in the event that an Event of Default under the Senior Secured Floating Rate Notes Indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (1), the Second Priority Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral and, thereafter, the Trustee (acting at the direction of the Holders of a majority of outstanding principal amount of Senior Secured Floating Rate Notes) will have the right to direct the Collateral Agent to foreclose upon the Collateral (but, in such event, the Second Priority Liens will be released when such Event of Default and all other Events of Default under the Senior Secured Floating Rate Notes Indenture cease to exist), and (b) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the Senior Secured Floating Rate Notes will then be secured by the Second Priority Liens on such Collateral, to the same extent provided pursuant to the Security Documents. If the Company subsequently Incurs obligations under the Credit Agreement or other First Priority Lien Obligations which are secured by assets of the Company and the Guarantors of the type constituting Collateral, then the Senior Secured Floating Rate Notes will be secured at such time by a Second Priority Lien on the collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents.

In addition, the Security Documents provide that the Second Priority Liens will be released automatically and without the need for any further action by any Person (so long as such release is in compliance with the Trust Indenture Act):

(1)	as to all of the Collateral, upon payment in full of the principal of, and accrued and unpaid interest (including Additional Interest) and premium, if any, on the Senior Secured Floating Rate Notes;

(2)	as to all of the Collateral, upon defeasance or discharge of the Senior Secured Floating Rate Notes in accordance with the provisions described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(3)	as to any property constituting Collateral that is sold, transferred or otherwise disposed of by the Company or any of its subsidiaries in a transaction not prohibited by the Senior Secured Floating Rate Notes Indenture, at the time of such sale, transfer or disposition; or

(4)	as to any property constituting Collateral that is owned by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee.

To the extent applicable, the Company will cause § 313(b) of the Trust Indenture Act, relating to reports, and § 314(d) of the Trust Indenture Act, relating to the release of property or securities from the Liens securing the Senior Secured Floating Rate Notes or relating to the substitution for such Liens of any property or securities to be subjected to the Lien of the Security Documents, to be complied with and will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Indenture and the Security Documents, all documents required by § 314(d) of the Trust Indenture Act and an opinion of counsel to the effect that the accompanying documents constitute all documents required by § 314(d) of the Trust Indenture Act. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of § 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that, under the terms of § 314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including “no action” letters or exemptive orders, all or any portion of § 314(d) of the Trust Indenture Act is inapplicable to one or a series of released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under § 314(d) of the Trust Indenture Act.

Notwithstanding the foregoing, but subject to the terms of the Senior Secured Floating Rate Notes Indenture and the Security Documents and the agreements and instruments governing the First Priority Lien Obligations, the Company and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Second Priority Liens which has become worn out, defective or obsolete or not used or useful in the business, (ii) abandoning, terminating, canceling, releasing or making alternations in or substitutions of any leases or contracts subject to the Second Priority Liens, (iii) surrendering or modifying any franchise, license or permit subject to the Second Priority Liens which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Senior Secured Floating Rate Notes Indenture; and (ix) abandoning any property which is not longer used or useful in the Company’s business.

In addition, the Security Documents provide that, so long as the First Priority Lien Obligations are outstanding, the holders of the First Priority Liens may change, waive, modify or vary the Security Documents; provided that any such change, waiver, modification or variance materially adversely affecting the rights of the Holders of the Senior Secured Floating Rate Notes (and not the holders of the First Priority Liens or any other secured creditors in a like or similar manner) will require the consent of the Trustee (acting at the direction of Holders of a majority of the aggregate principal amount of Senior Secured Floating Rate Notes outstanding); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Liens may (1) direct the First Priority Lien Representative to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the Holders of the Senior Secured Floating Rate Notes and (2) agree to modify the Security Documents, without the consent of the Holders of the Senior Secured Floating Rate Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Senior Secured Floating Rate Notes

Indenture. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Notes—Holders of the senior secured floating rate notes will not control decisions regarding collateral.”

The holders of the First Priority Liens will receive all proceeds from any realization on the Collateral until the First Priority Lien Obligations are paid in full in cash in accordance with the terms thereof. Proceeds realized by the First Priority Lien Representative from the Collateral will be applied:

•	first, to amounts owing to the First Priority Lien Representative in its capacity as such;

•	second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

•	third, to amounts owing to the Trustee and the Collateral Agent in their respective capacities as Trustee and Collateral Agent in accordance with the terms of the Senior Secured Floating Rate Notes Indenture;

•	fourth, to amounts owing to the Holders of the Senior Secured Floating Rate Notes and holders of other Second Priority Lien Obligations in accordance with the terms of the Senior Secured Floating Rate Notes Indenture and such other Second Priority Lien Obligations, respectively;

•	fifth, to amounts owing to any collateral agent with respect to, and holders of, Third Priority Lien Obligations in accordance with the terms of such Third Priority Lien Obligations; and

•	sixth, to the Company and/or other persons entitled thereto.

Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Senior Secured Floating Rate Notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral, to the extent deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Company’s Obligations under the Senior Secured Floating Rate Notes, in full or at all, after first applying any proceeds from the Collateral to satisfy the First Priority Lien Obligations. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Company. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Company may not be feasible or of significant value. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Notes—There may not be sufficient collateral to pay all or any of the senior secured floating rate notes.”

Certain Bankruptcy and other Limitations with respect to the Collateral

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against the Company, or any of the Company’s subsidiaries that provide security for the Senior Secured Floating Rate Notes, prior to or possibly even after the Collateral Agent has repossessed and disposed of the Collateral. Upon commencement of a case for relief under the U.S. Bankruptcy Code, a secured creditor, such as the Collateral Agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Secured Floating Rate Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent would repossess or dispose of the Collateral, or whether or to what extent Holders of Senior Secured Floating Rate Notes would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.”

Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Senior Secured Floating Rate Notes, as well as all obligations secured by first priority liens on the Collateral, the Holders of the Senior Secured Floating Rate Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not provide “adequate protection” for undersecured claims or permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Notes—Rights of holders of the senior secured floating rate notes in the collateral may be adversely affected by bankruptcy proceedings” and “Risk Factors—Risks Related to the Senior Secured Floating Rate Notes—The appraised value of the collateral is based on many assumptions and may be significantly less than the realizable value of the collateral.”

In addition, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on the secured real property because lenders that hold a security interest in real property may be held liable under environmental laws for the cost of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the Collateral Agent may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of the Senior Secured Floating Rate Notes. See “Risk Factors—Risks Related to the Senior Secured Floating Rate Notes—Environmental laws may decrease the value of the real property collateral securing the senior secured floating rate notes and may result in you being liable for environmental cleanup costs.” Finally, the Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s security interest in the Collateral.

Bankruptcy and Related Waivers

In addition, the Intercreditor Agreement will provide that prior to the payment in full of the First Priority Lien Obligations:

•	if bankruptcy proceedings are commenced by or against the Company or any of its Subsidiaries, and the administrative agent under the Credit Agreement (in such capacity, the “Senior Agent”) desires to permit the use of cash collateral or to permit the Company to obtain financing under Section 363 or Section 364 of the U.S. Bankruptcy Code or any similar provision under the law applicable to any bankruptcy proceeding (such use of cash collateral and such financing being collectively referred to as “DIP Financing”), then the Collateral Agent, on behalf of itself, the Trustee and the Holders, will agree that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection with its or their interest in any such Collateral, except to the extent specified below;

•	to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, the Collateral Agent, on behalf of itself, the Trustee and the Holders, will agree to subordinate its Liens in the Collateral to the First Priority Lien Obligations and such DIP Financing, upon the terms and conditions specified in the Intercreditor Agreement;

•	the Collateral Agent, on behalf of itself, the Trustee and the Holders, will agree that none of them will seek relief from the automatic stay or any other stay in any bankruptcy proceeding in respect of the Collateral and none of them will provide or offer to provide any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Priority Lien Obligations, in each case, unless the First Priority Lien Representative otherwise has provided its express written consent;

•	the Collateral Agent, on behalf of itself, the Trustee and the Holders, will agree that none of them will contest (or support any other person contesting) (i) any request by the First Priority Lien Representative for adequate protection or (ii) any objection by the First Priority Lien Representative to any motion, relief, action, or proceeding based on the First Priority Lien Representative claiming that interests of the holders of First Priority Lien Obligations in the Collateral are not adequately protected or any other similar request under any law applicable to a bankruptcy proceeding;

•	if the First Priority Lien Representative is seeking or requesting (or is granted) adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the U.S. Bankruptcy Code or any similar law applicable to any bankruptcy proceeding, then the Collateral Agent, on behalf of itself, the Trustee and the Holders, may seek or request (and may be granted) adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing, on the same basis as the Liens securing the Second Priority Lien Obligations are subordinated to the First Priority Lien Obligations under the Intercreditor Agreement; and

•	the Collateral Agent, on behalf of itself, the Trustee and the Holders, will agree that it will not oppose (except on a basis available to an unsecured creditor) any sale consented to by the First Priority Lien Representative of Collateral pursuant to Section 363 or 365 of the U.S. Bankruptcy Code (or any similar provision in any other applicable bankruptcy law) so long as the proceeds of such sale remain subject to the perfected Liens of the Senior Agent and the Collateral Agent and/or are applied in accordance with the Intercreditor Agreement.

Optional Redemption

At any time prior to October 15, 2006, the Company may redeem all or part of the Senior Secured Floating Rate Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

Except pursuant to the preceding paragraph, the Senior Secured Floating Rate Notes will not be redeemable at the Company’s option prior to October 15, 2006.

On or after October 15, 2006, the Company may redeem (at any time) all or (from time to time) a portion of the Senior Secured Floating Rate Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2006	102.00%
2007	101.00%
2008 and thereafter	100.00%

If less than all of the Senior Secured Floating Rate Notes are to be redeemed at any time, the Trustee will select Senior Secured Floating Rate Notes for redemption as follows:

(1)	if the Senior Secured Floating Rate Notes are listed on any national securities exchange or automated quotation system, in compliance with the requirements of such national securities exchange or automated quotation system; or

(2)	if the Senior Secured Floating Rate Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

No Senior Secured Floating Rate Notes of €1,000 or less will be redeemed in part; provided that no Senior Secured Floating Rate Notes will be redeemed in part if the resulting note would have a minimum denomination that is less than €50,000. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Secured Floating Rate Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Senior Secured Floating Rate Note is to be redeemed in part only, the notice of redemption that relates to that Senior Secured Floating Rate Note will state the portion of the principal amount thereof to be redeemed. A new Senior Secured Floating Rate Note in principal amount equal to the unredeemed portion of the original Senior Secured Floating Rate Note will be issued in the name of the Holder thereof upon cancellation of the original Senior Secured Floating Rate Note. Senior Secured Floating Rate Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Secured Floating Rate Notes or portions of them called for redemption.

The Company may also acquire Senior Secured Floating Rate Notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws, so long as such acquisition is in accordance with the Senior Secured Floating Rate Notes Indenture.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Floating Rate Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Senior Secured Floating Rate Notes will have the right to require the Company to repurchase all or any part (equal to €50,000 or an integral multiple of €1,000 in excess thereof) of that Holder’s Senior Secured Floating Rate Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Senior Secured Floating Rate Notes Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Senior Secured Floating Rate Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control (or, at the Company’s option, prior to such Change of Control but after it is publicly announced if a definitive agreement is in effect for such Change of Control at the time of such announcement), the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Secured Floating Rate Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Secured Floating Rate Notes Indenture and described in such notice. If the notice is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control if a definitive agreement is in effect for the Change of Control at the time of the notice of such Change of Control. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Secured Floating Rate Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Secured Floating Rate Notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Secured Floating Rate Notes Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Senior Secured Floating Rate Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Secured Floating Rate Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Senior Secured Floating Rate Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Senior Secured Floating Rate Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Senior Secured Floating Rate Notes so tendered the Change of Control Payment for such Senior Secured Floating Rate Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Floating Rate Note equal in principal amount to any unpurchased portion of the Senior Secured Floating Rate Notes surrendered, if any; provided that each such new Floating Rate Note will be in a principal amount of €50,000 or an integral multiple of €1,000 in excess thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement will prohibit the Company from purchasing any Senior Secured Floating Rate Notes, and will also provide that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Secured Floating Rate Notes, the Company could seek the consent of its lenders to the purchase of Senior Secured Floating Rate Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Secured Floating Rate Notes. In such case, the Company’s failure to purchase tendered Senior Secured Floating Rate Notes would constitute an Event of Default under the Senior Secured Floating Rate Notes Indenture which would, in turn, constitute a default under such other agreements.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Senior Secured Floating Rate Notes Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Secured Floating Rate Notes Indenture does not contain provisions that permit the Holders of the Senior Secured Floating Rate Notes to require that the Company repurchase or redeem the Senior Secured Floating Rate Notes in the event of a takeover, leveraged recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Secured Floating Rate Notes Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Secured Floating Rate Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Secured Floating Rate Notes to require the Company to repurchase such Senior Secured Floating Rate Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of any or all three. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is by its terms subordinated to the Senior Secured Floating Rate Notes or any Senior Secured Floating Rate Note Guarantee) that are assumed by the transferee of any such assets or Equity Interests whereby the Company or such Restricted Subsidiary is released from further liability therefor;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged within 180 days of their receipt by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion); and

(c)	any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $10.0 million and (y) 5.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiaries may apply such Net Proceeds at its option:

(1)	to repay (a) Indebtedness constituting First Priority Lien Obligations (whether or not the assets that were the subject of such Asset Sale constitute Collateral), (b) Indebtedness secured by a Permitted Lien on the assets that were the subject of such Asset Sale; provided that such assets did not constitute Collateral, or (c) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor (to the extent of the Fair Market Value of the assets of such Restricted Subsidiary); or

(2)	to purchase or make an investment in Replacement Assets (or enter into a binding agreement to purchase or invest in such Replacement Assets; provided that (a) such purchase or investment is consummated within the later of (x) 365 days after receipt of the Net Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such purchase or investment is not consummated within the period set forth in subclause (a), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)) and provided further, however, that with respect to Asset Sales involving Collateral, such Replacement Assets will become subject to a Second Priority Lien to the extent such assets become subject to the First Priority Liens; or

(3)	to repay obligations under Pari Passu Debt, provided that, if the Company shall so reduce obligations under such Indebtedness, it shall equally and ratably reduce obligations under the Senior Secured Floating Rate Notes if the Senior Secured Floating Rate Notes are then prepayable or, if the Senior Secured Floating Rate Notes may not then be prepaid, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Senior Secured Floating Rate Notes to purchase its Senior Secured Floating Rate Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, on the amount of Senior Secured Floating Rate Notes that would otherwise be prepaid; or

(4)	a combination of prepayment and purchase or investment permitted by the foregoing clauses (1) through (3).

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Secured Floating Rate Notes Indenture.

On the 366th day after an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (2) above, the later date of expiration of the 180-day period set forth in such clause (2)), or such earlier date, if any, as the Company determines not to apply the Net Proceeds relating to such Asset Sale as set forth in the preceding paragraph (any such date being referred to as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders of Senior Secured Floating Rate Notes and all holders of Pari Passu Debt to purchase the maximum principal amount of Senior Secured Floating Rate Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Senior Secured Floating Rate Notes and such Pari Passu Debt plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $20.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $20.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Secured Floating Rate Notes Indenture. If the aggregate principal amount of Senior Secured Floating Rate Notes and such Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Senior Secured Floating Rate Notes and such Pari Passu Debt will be purchased on a pro rata basis based on the principal amount of Senior Secured Floating Rate Notes and such Pari Passu Debt tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Senior Secured Floating Rate Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Senior Secured Floating Rate Notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Secured Floating Rate Notes Indenture by virtue of such compliance.

The Credit Agreement will prohibit the Company from purchasing any Senior Secured Floating Rate Notes, and will also provide that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Senior Secured Floating Rate Notes, the Company could seek the consent of its lenders to the purchase of Senior Secured Floating Rate Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Secured Floating Rate Notes. In such case, the Company’s failure to purchase tendered Senior Secured Floating Rate Notes would constitute an Event of Default under the Senior Secured Floating Rate Notes Indenture which would, in turn, constitute a default under such other agreements.

Certain Covenants

Restricted Payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Secured Floating Rate Notes or any Senior Secured Floating Rate Note Guarantees (other than subordinated Indebtedness held by the Company or any Restricted Subsidiary thereof), except (x) a payment of interest or principal at the Stated Maturity thereof or (y) the purchase, repurchase, defeasance, redemption, prepayment or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, defeasance, redemption, prepayment or other acquisition; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (9), (11)(a), (12), (14), (15) and (16) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing October 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the Qualified Proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (or the issue or sale of Equity Interests (other than Disqualified Stock) of any direct or indirect parent entity of the Company the proceeds of which are contributed to the common equity capital of the Company)) or from the Incurrence of Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c)

with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from payments of interest on Indebtedness held by the Company or any of its Restricted Subsidiaries, from dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary of the Company, from all cash, Cash Equivalents and the Fair Market Value of marketable securities, in each case, received by the Company or any Restricted Subsidiary of the Company as proceeds from the sale or other disposition of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries or from any Unrestricted Subsidiary merging into a Restricted Subsidiary (if the surviving entity is a Restricted Subsidiary and such merger complies with the terms of the Senior Secured Floating Rate Notes Indenture), plus

(d)	in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment pursuant to this clause (3).

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (7), (10), (11), (12)(b), (13) and (17) below, no Default has occurred and is continuing or would be caused thereby:

(1)	the payment of any dividend, distribution or redemption payment within 60 days after the date of declaration of such dividend, distribution or the mailing of the relevant irrevocable redemption notice, if, at said date of declaration or mailing, such dividend, distribution or redemption payment, as the case may be, would have complied with the provisions of the Senior Secured Floating Rate Notes Indenture;

(2)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Common Stock on a pro rata basis;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary of the Company or of any direct or indirect parent entity of the Company in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a sale (other than to a Subsidiary of the Company) occurring no earlier than 90 days prior to such redemption, repurchase, retirement, defeasance or other acquisition (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company or, to the extent contributed to the common equity capital of the Company, Equity Interests of any direct or indirect parent entity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph (A);

(4)	the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness subordinated to the Senior Secured Floating Rate Notes or the Senior Secured Floating Rate Note Guarantees, or of Disqualified Stock, with the net cash proceeds from an Incurrence of or in exchange for Permitted Refinancing Indebtedness;

(5)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a sale occurring no earlier than 90 days prior to such acquisition (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company (or Equity Interests of a direct or indirect parent entity of the Company if the net cash proceeds thereof are contributed to the Company); provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange and the Fair Market Value of such Investments will be excluded from clause (3)(b) of the preceding paragraph (A);

(6)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and the withholding of a portion of such Capital Stock to pay taxes associated therewith;

(7)	(a) the repurchase, redemption or other acquisition, cancellation or retirement for value of any Equity Interests of the Company or (b) the payment of dividends or the making of advances by the Company to any direct or indirect parent entity of the Company to enable such parent entity to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such parent entity, in the case of (a) or (b), held by any current or former employee, officer, director or consultant (or their authorized representatives or permitted transferees) of such parent entity, the Company or any Subsidiary of the Company or any such parent entity pursuant to the terms of any employee equity subscription agreement, employee benefit plan, stock option agreement or similar agreement entered into in the ordinary course of business or upon the death, disability, retirement or termination of employment of such Persons; provided that the aggregate of all amounts paid by the Company under clauses (a) and (b) in any calendar year will not exceed the sum of (i) $5.0 million (with unused amounts in any calendar year being carried over to the next succeeding (but no other) calendar year (without giving effect to payments or advances made pursuant to clause (b)), (ii) the aggregate net cash proceeds received by the Company during that calendar year from any issuance of Equity Interests (other than Disqualified Stock) of the Company and, to the extent such net cash proceeds are contributed to the common equity capital of the Company, of such parent entity to any current or former employee, officer, director or consultant (or their authorized representatives or permitted transferees) of such parent entity, the Company or any Subsidiary of the Company; provided that the amount of any such net cash proceeds that are used to permit such repurchase, redemption or other acquisition or retirement for value pursuant to this clause (7) shall be excluded from clause (3)(b) of the preceding paragraph (A), and (iii) the cash proceeds of key-man life insurance policies received by the Company or such parent entity (to the extent contributed to the common equity capital of the Company) or any Restricted Subsidiary of the Company after the Issue Date; provided further that the Company may elect to apply all or any portion of the amounts contemplated by clauses (ii) and (iii) in any fiscal year;

(8)	the payment of cash in lieu of fractional equity interests in the aggregate amount not to exceed $250,000;

(9)	the payment by the Company of Permitted Tax Distributions;

(10)	following the first public offering of the Company’s Common Stock or the Common Stock of any direct or indirect parent entity of the Company, as the case may be, after the Issue Date, the payment of dividends on the Company’s Common Stock (or the payment of dividends to such parent entity to fund the payment by such parent entity of dividends on such parent entity’s Common Stock) of up to 6% per annum of the net cash proceeds of such public offering received by, and in the case of a public offering of such parent entity, contributed to the common equity capital of, the Company; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net cash proceeds received by the Company (or so contributed to the Company) from such public offering;

(11)	(a) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company issued on or after the Issue Date in accordance with the covenant described under the caption “—Incurrence of Indebtedness” or (b) the declaration and payment of dividends to any direct or indirect parent entity of the Company for payment to holders of any class or series of Disqualified Stock of such direct or indirect parent entity issued on or after the Issue Date, the proceeds of which have been contributed to the Company; provided that the amount of dividends paid pursuant to this clause (11)(b) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Disqualified Stock;

(12)	any payment of dividends, other distributions or other amounts or the making of loans or advances by the Company to any direct or indirect parent entity for the purposes set forth in clauses (a) and (b) below:

(a)	to pay reasonable accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees and expenses required to maintain such parent entity’s corporate existence and to provide for other reasonable operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such parent entity and to pay reasonable directors’ fees and reasonable directors’ and officers’ liability insurance premiums and to reimburse reasonable out-of-pocket expenses of the Board of Directors of such parent entity, in each case, related to the ownership or operation of the Company or any Restricted Subsidiaries of the Company and including to pay reasonable fees and expenses, as incurred, of an offering of such parent entity’s securities or indebtedness that is not consummated, or of a registered public offering or of an acquisition which is not consummated, in each case, where the proceeds of such offering or such acquisition, as the case may be, was intended to be contributed to or combined with the Company or its Restricted Subsidiaries; and

(b)	to pay the Sponsor those amounts payable pursuant to the Management Agreement;

(13)	the repurchase of any Indebtedness of the Company that is by its express terms subordinated or junior in right of payment to the Senior Secured Floating Rate Notes or any Senior Secured Floating Rate Note Guarantee in the event of a change of control or asset sale pursuant to a provision in any agreement governing such Indebtedness that is similar to the provisions described under the caption “—Repurchase at the Option of the Holders—Change of Control” and “—Repurchase at the Option of the Holders—Asset Sales”; provided that (a) prior to consummating any such repurchase of Indebtedness, the Company has made the Change of Control Offer or Asset Sale Offer, as the case may be, required by the Senior Secured Floating Rate Notes Indenture and has repurchased all Senior Secured Floating Rate Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer, as the case may be, (b) such repurchase of Indebtedness shall occur within 90 days after the completion of such Change of Control Offer or Asset Sale Offer, as the case may be, and (c) the purchase price in connection with such repurchase will not exceed 101% (in the event such repurchase follows a Change of Control Offer) or 100% (in the event such repurchase follows an Asset Sale Offer) of the outstanding principal amount of such Indebtedness (plus accrued and unpaid interest and additional interest, if any);

(14)	any payment to the sellers of the purchase price for the Acquisition, as well as all fees and expenses related thereto, including, without limitation, the fees and expenses related to the Transactions and any payments to any direct or indirect parent entity of the Company in order for such parent entity to make such payments or distributions;

(15)	(a) the acquisition of any shares of Capital Stock (“Retired Capital Stock”) of the Company or any direct or indirect parent entity of the Company, either:

(x)	solely in exchange for shares of Capital Stock (other than Disqualified Stock) of the Company or, to the extent contributed to the common equity capital of the Company, Equity Interests of any direct or indirect parent entity of the Company; or

(y)	in exchange for or out of the net cash proceeds of a sale (occurring no earlier than 90 days prior to such acquisition) (other than to a Subsidiary of the Company) of shares of Capital Stock (other than Disqualified Stock) of the Company or, to the extent contributed to the common equity capital of the Company, Equity Interests of any direct or indirect parent entity of the Company (provided that the amount of any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph (A));

(clauses	(x) and (y) collectively, “Refunding Capital Stock”); and

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the sale (occurring no earlier than 90 days prior to such acquisition) (other than to a Subsidiary of the Company) of Refunding Capital Stock (provided that the amount of any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph (A));

(16)	(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued by the Company after the Issue Date; or

(b)	the declaration and payment of dividends to a direct or indirect parent entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of such parent entity issued after the Issue Date;

provided, however, that, in each case (x) after giving effect to the issuance of such Designated Preferred Stock (and the payment of dividends or distributions) on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness” and (y) the amount of dividends paid pursuant to this clause (16) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Designated Preferred Stock; and

(17)	other Restricted Payments in an aggregate amount not to exceed $10.0 million.

In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Senior Secured Floating Rate Notes, or Indebtedness that is pari passu with the Senior Secured Floating Rate Notes or any Senior Secured Floating Rate Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (3)(b) of paragraph (A) of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a Restricted Payment or a Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses (1) through (17) above, paragraph (A) of this “Limitation on Restricted Payments” covenant, or one or more clauses of the definition of Permitted Investments, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, all or a portion of such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made or at the time of such reclassification.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness (and the Company

or any of its Restricted Subsidiaries may Incur Acquired Indebtedness) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by Restricted Subsidiaries of Guarantees thereof and the issuance of letters of credit and bankers’ acceptances thereunder) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed the greater of (a) $220.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” (provided that the Company and its Restricted Subsidiaries will not be required to use Asset Sale proceeds to permanently reduce revolver commitments) or (b) the sum of (x) $65.0 million plus (y) the Borrowing Base (provided, however, that, in the case of each of subclauses (a) and (b), Indebtedness Incurred by any Restricted Subsidiaries of the Company that are not Guarantors (pursuant to this clause (1)) shall be limited to $50.0 million at any time outstanding);

(2)	the Incurrence of Existing Indebtedness;

(3)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Secured Floating Rate Notes and the related Senior Secured Floating Rate Note Guarantees to be issued on the Issue Date (as well as the notes and Guarantees issued in exchange therefor pursuant to the Registration Rights Agreement);

(4)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of installation, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (i) $15.0 million and (ii) 2.5% of Consolidated Net Tangible Assets;

(5)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Secured Floating Rate Notes Indenture to be Incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (13) or (17) of this paragraph;

(6)	the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries (including, without limitation, the issuance of Preferred Stock of a Restricted Subsidiary to the Company or another Restricted Subsidiary); provided, however, that:

(a)	if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the obligee is not the Company or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Secured Floating Rate Notes, in the case of the Company, or the Senior Secured Floating Rate Note Guarantee, in the case of a Subsidiary Guarantor;

(b)	Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless (i) the obligor under such Indebtedness is the Company or a Subsidiary Guarantor or (ii) such promissory note is used to finance a Restricted Subsidiary’s working capital or other operating requirements, consistent with the Company’s past practice; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	(a) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor that was permitted to be Incurred by another provision of this covenant and (b) the Guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary that was permitted to be Incurred by another provision of this covenant, so long as such Subsidiary Guarantor (in the case of clause (a)) or such Foreign Subsidiary (in the case of clause (b)) complies with the covenant described under the caption “Guarantees”;

(8)	the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount of such Indebtedness does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with any such disposition;

(10)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12)	the Incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Senior Secured Floating Rate Notes;

(13)	Contribution Indebtedness;

(14)	Indebtedness of the Company or any Restricted Subsidiary of the Company in respect of bid, payment and performance bonds, bankers’ acceptances, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and any letter of credit issued in connection with the foregoing), and in any such case any reimbursement obligation in connection therewith;

(15)	Indebtedness Incurred by an Accounts Receivable Subsidiary that is non-recourse to the Company or any of its other Restricted Subsidiaries (other than Standard Receivables Undertakings) in connection with a Qualified Receivables Transaction;

(16)	Indebtedness of the Company or any Restricted Subsidiary of the Company supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit; provided that if (a) the Indebtedness represented by such letter of credit is Incurred under any of the clauses of this covenant and (b) the Indebtedness Incurred under this clause (16) is at any time no longer supported by such letter of credit, then the Indebtedness previously Incurred under this clause (16) will be classified under the first paragraph of this covenant or under another available clause under this covenant and, if such Indebtedness may not be so reclassified, then a Default under the Senior Secured Floating Rate Notes Indenture will be deemed to have occurred; or

(17)	the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (17), not to exceed $25.0 million at any time outstanding (which amount may, but need not be, Incurred in whole or in part under a Credit Facility).

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (17) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses or the first paragraph of this covenant to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause or the first paragraph of this covenant at the time of such reclassification. Notwithstanding the foregoing (x) Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter and (y) Indebtedness representing the Senior Secured Floating Rate Notes issued on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Debt and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. In addition, for purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Senior Secured Floating Rate Notes to the same extent. The Company will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Senior Secured Floating Rate Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets constituting Collateral, now owned or hereafter acquired.

Subject to the immediately preceding paragraph, the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets (other than property or assets constituting Collateral), now owned or hereafter acquired, unless all payments due under the Senior Secured Floating Rate Notes Indenture and the Senior Secured Floating Rate Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Senior Secured Floating Rate Notes or the related Senior Secured Floating Rate Note Guarantees, prior or senior thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Notwithstanding the foregoing, any Lien securing the Senior Secured Floating Rate Notes or a Guarantee granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment of obligations under such Indebtedness), at such time as the holders of all such Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, (b) any sale, exchange or transfer to any Person other than the Company or any Restricted Subsidiary of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in accordance with the terms of the Senior Secured Floating Rate Notes Indenture, (c) in the case of a Lien on assets of a Guarantor securing a Guarantee, upon the release of such Guarantee in accordance with the terms of the Senior Secured Floating Rate Notes Indenture, (d) payment in full of the principal of, and accrued interest and premium on the Senior Secured Floating Rate Notes, or (e) a defeasance or discharge of the Senior Secured Floating Rate Notes in accordance with the procedures described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” respectively.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(2)	set forth in the Senior Secured Floating Rate Notes Indenture, the Senior Secured Floating Rate Notes and the Senior Secured Floating Rate Note Guarantees (and in the notes and Guarantees issued in exchange therefor pursuant to the Registration Rights Agreement);

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or order including of any regulatory body;

(4)	with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including, but not limited to, such Person’s then existing direct and indirect Subsidiaries), and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset (including any intellectual property) that is a lease, license, conveyance or contract or similar property or asset,

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the Senior Secured Floating Rate Notes Indenture, or

(C)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7)	existing under restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8)	under, by reason of or with respect to an agreement governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Senior Secured Floating Rate Notes Indenture; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect, taken as a whole, than the provisions contained in the Senior Secured Floating Rate Notes Indenture or the Credit Agreement, in each case, as in effect on the Issue Date (or, in the case of Permitted Refinancing Indebtedness, than those contained in the agreement being refinanced immediately prior to such refinancing);

(9)	encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be Incurred by clause (6) of the definition of “Permitted Debt”;

(10)	existing under Indebtedness or contractual requirements of an Accounts Receivable Subsidiary in connection with a Qualified Receivables Transaction, so long as the restrictions only apply to such Accounts Receivable Subsidiary;

(11)	encumbrances on the assets or Capital Stock of Foreign Subsidiaries pursuant to Indebtedness of Foreign Subsidiaries permitted to be Incurred under the Senior Secured Floating Rate Notes Indenture; provided that (a) such encumbrances are ordinary and customary with respect to the type of Indebtedness being Incurred and (b) such encumbrances will not affect the Company’s ability to make payments of principal or interest on the Senior Secured Floating Rate Notes, as determined in good faith by the Board of Directors of the Company;

(12)	provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents and other similar agreements and documents that restrict the transfer of ownership interests in such entity; and

(13)	customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1)	the Company or such Restricted Subsidiary, as applicable, could have Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness” or under clause (4) of the definition of Permitted Debt;

(2)	the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3)	the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Merger, Consolidation or Sale of Assets

The Company will not, in a single transaction or series of related transactions, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either (a) the Company is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Senior Secured Floating Rate Notes, the Senior Secured Floating Rate Notes Indenture, the Registration Rights Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee; provided, however, that in the event the successor entity in (a) or (b) is not a corporation, a corporate co-obligor will be required;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness”;

(4)	each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have by amendment to its Senior Secured Floating Rate Note Guarantee confirmed that its Senior Secured Floating Rate Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Senior Secured Floating Rate Notes and the Senior Secured Floating Rate Notes Indenture; and

(5)	the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case, stating that such transaction and such agreement comply with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the successor entity formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Senior Secured Floating Rate Notes Indenture referring to the “Company” will refer instead to the successor corporation and not to the Company), and may exercise every right and power of, the Company under the Senior Secured Floating Rate Notes Indenture with the same effect as if such successor Person had been named as the Company in the Senior Secured Floating Rate Notes Indenture.

In addition, the Company and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, considered as one enterprise, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries, (b) any merger between the Company and any Affiliate of the Company organized solely for the purpose of reorganizing the Company in another state of the United States or the District of Columbia or (c) any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of reorganizing to facilitate an initial public offering by the Company or any direct or indirect parent of the Company or of creating a holding company structure; provided that, in the case of this clause (c), the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction equal to or greater than immediately prior to such transaction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), if the amount of such payment, loan or advance (in the case of a payment, loan or advance, as the case may be), the amount of indebtedness Guaranteed (in the case of a Guarantee) or the aggregate amount of consideration (in the case of any of the other foregoing transactions) exceeds $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2)	the Company delivers to the Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the members of the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries or any Person that will become a Restricted Subsidiary as part of any such transactions (but excluding any such transaction to the extent that any payments thereunder made by the Company or any of its Restricted Subsidiaries to such Person are substantially concurrently paid by such Person to any other Affiliate of the Company, except to the extent that any such concurrent payment would not be prohibited by this covenant);

(2)	payment of reasonable and customary fees and advances to, and reasonable and customary indemnification and similar payments on behalf of, directors, officers, employees or consultants of the Company, any direct or indirect parent entity of the Company or any Restricted Subsidiary of the Company;

(3)	Permitted Investments and Restricted Payments that are permitted by the provisions of the Senior Secured Floating Rate Notes Indenture described above under the caption “—Restricted Payments”;

(4)	any sale, issuance or award of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company;

(5)	transactions pursuant to agreements or arrangements in effect on the Issue Date and, if such agreements or arrangements are material to the Company and its Restricted Subsidiaries, described in the Offering Circular, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6)	agreements and transactions with customers, clients, suppliers or purchasers and sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the Senior Secured Floating Rate Notes Indenture, which are fair to the Company or its Restricted Subsidiaries, or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at that time from a Person who is not an Affiliate of the Company;

(7)	contracts or agreements with, and payments by the Company or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company to, the Sponsor in connection with any financial advisory, consulting, management, financing, underwriting or placement services or any other investment banking, banking or similar services, including, without limitation, in connection with acquisitions or divestitures, which payments are (a) made pursuant to the agreements with the Sponsor in effect on the Issue Date or (b) approved by a majority of the members of the Board of Directors of the Company;

(8)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company, with directors, officers, employees and consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company and the payment of compensation (in the form of cash, equity or otherwise) to such directors, officers, employees and consultants, or any of such individuals’ beneficiaries or estates (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the members of the Board of Directors of the Company;

(9)	shareholders and registration rights agreements among the Company and its shareholders;

(10)	any transaction in the ordinary course of business between the Company or a Restricted Subsidiary thereof, on the one hand, and a joint venture or similar entity engaged in a Permitted Business, on the other hand, which transaction would be subject to this covenant solely because the Company or any of its Restricted Subsidiaries owns Equity Interests in or otherwise controls such joint venture or similar entity;

(11)	the Acquisition and related transactions and the payment of all fees and expenses related to the Acquisition;

(12)	transactions with an Accounts Receivable Subsidiary in connection with a Qualified Receivables Transaction; and

(13)	any transaction described in and meeting the requirements of clause (c) of the last sentence of the last paragraph under the caption “—Merger, Consolidation or Sale of Assets.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Incurrence of Indebtedness”;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Restricted Payments”;

(3)	such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof;

(4)	the Subsidiary being so designated:

(a)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests of such Person or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5)	no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Senior Secured Floating Rate Notes Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in subclause (a), (b) or (c) of clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Secured Floating Rate Notes Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Senior Secured Floating Rate Notes Indenture, the Company will be in default under the Senior Secured Floating Rate Notes Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness”;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “—Restricted Payments”;

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.

Guarantees

If (a) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary) on or after the Issue Date or (b) any Excluded Subsidiary ceases to meet the definition of Excluded Subsidiary, then that newly acquired or created Domestic Subsidiary or non-Excluded Subsidiary, as applicable, must become a Subsidiary Guarantor and execute a supplemental indenture, grant a Second Priority Lien to the Trustee on behalf of the Holders on all of its property and assets constituting Collateral and deliver an Opinion of Counsel to the Trustee. If the Company becomes a direct or indirect Subsidiary of any new parent entity (other than any direct or indirect parent entity of the Parent) after the Issue Date, then such parent entity must become a Guarantor and execute a supplemental indenture, grant a Second Priority Lien to the Trustee on behalf of the Holders on all of its property and assets constituting Collateral and deliver an Opinion of Counsel to the Trustee.

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any other Restricted Subsidiary thereof (other than a Guarantee or pledge by a Foreign Subsidiary in respect of Indebtedness of another Foreign Subsidiary) unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously delivers to the Trustee an Opinion of Counsel and executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Senior Secured Floating Rate Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness and secured by a Second Priority Lien on its property and assets constituting Collateral.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Senior Secured Floating Rate Notes Indenture, its Senior Secured Floating Rate Note Guarantee, the Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Neither the merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor nor the sale of all or substantially all of a Subsidiary Guarantor’s assets to the Company or another Subsidiary Guarantor need comply with the prior paragraph. Notwithstanding the foregoing clauses (1) and (2), any Subsidiary Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Subsidiary Guarantor in another jurisdiction, and the Subsidiary Guarantors may merge with an Affiliate as part of any internal reorganization.

The Senior Secured Floating Rate Note Guarantee of a Subsidiary Guarantor will be automatically released:

(1)	in connection with any sale or other disposition of all or a majority of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Senior Secured Floating Rate Notes Indenture;

(3)	solely in the case of a Senior Secured Floating Rate Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Senior Secured Floating Rate Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee;

(4)	if the Senior Secured Floating Rate Notes are discharged in accordance with the provisions described below under “Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;” or

(5)	when such Subsidiary Guarantor becomes an Excluded Subsidiary.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Senior Secured Floating Rate Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Secured Floating Rate Notes Indenture or the Senior Secured Floating Rate Notes unless such consideration is offered to be paid and is paid to all Holders of the Senior Secured Floating Rate Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Company will furnish to the Trustee and, upon request, to Holders of the Senior Secured Floating Rate Notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1)	beginning with the report for the quarter ended September 30, 2005, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

After consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or taken together with all other Unrestricted Subsidiaries as a group, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the first paragraph of this covenant to the Trustee and the Holders of Senior Secured Floating Rate Notes if the Company has filed such reports with the Commission via the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) (“EDGAR”) and such reports are publicly available or has included the information in the exchange offer registration statement or shelf registration statement required by the Registration Rights Agreement.

If at any time the Senior Secured Floating Rate Notes are Guaranteed by a direct or indirect parent entity of the Company and such parent entity has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Senior Secured Floating Rate Notes, or filed electronically via EDGAR, the reports described herein with respect to such entity, as applicable, the Company shall be deemed to be in compliance with the provisions of this covenant.

In addition, the Company has agreed that, for so long as any Senior Secured Floating Rate Notes remain outstanding, it will furnish to the Holders and to prospective investors designated by any Holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Senior Secured Floating Rate Notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Senior Secured Floating Rate Notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to pay the purchase price for any Senior Secured Floating Rate Notes validly tendered in accordance with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” and/or “—Repurchase at the Option of Holders—Asset Sales” or to comply with the provisions under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by the Parent, the Company or any of the Company’s Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Senior Secured Floating Rate Notes outstanding to comply with any of the other agreements in the Senior Secured Floating Rate Notes Indenture;

(5)	default under any mortgage, indenture (including the indenture governing the Senior Subordinated Notes) or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity (after giving effect to any applicable grace periods) of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by the Company or any of its Significant Subsidiaries to pay final, non-appealable judgments (to the extent not covered by insurance or bonded) aggregating in excess of $25.0 million, which judgments are not paid, vacated, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7)	except as permitted by the Senior Secured Floating Rate Notes Indenture, any Senior Secured Floating Rate Note Guarantee issued by a Guarantor that is a Significant Subsidiary will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Guarantor, will deny or disaffirm its obligations under its Senior Secured Floating Rate Note Guarantee;

(8)	certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary); and

(9)

unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, default by the Company or any Significant Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the Holders of the Senior Secured Floating Rate Notes, the repudiation or disaffirmation by the Company or any Significant Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Significant Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Senior Secured Floating Rate Notes and demanding that such default be remedied).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Senior Secured Floating Rate Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Secured Floating Rate Notes may declare all the Senior Secured Floating Rate Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default. In the event of a declaration of acceleration of the Senior Secured Floating Rate Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the Senior Secured Floating Rate Notes will be automatically annulled if (1) the holders of all Indebtedness described in clause (5) above have rescinded the declaration of acceleration in respect of such Indebtedness within 45 days of the date of such declaration (and the annulment of the acceleration of the Senior Secured Floating Rate Notes would not conflict with any judgment or decree of a court of competent jurisdiction) and (2) all existing Events of Default, except non-payment of principal or interest on the Senior Secured Floating Rate Notes that became due solely because of the acceleration of the Senior Secured Floating Rate Notes, have been cured or waived.

Holders of the Senior Secured Floating Rate Notes may not enforce the Senior Secured Floating Rate Notes Indenture, the Senior Secured Floating Rate Notes or the Security Documents except as provided in the Senior Secured Floating Rate Notes Indenture and the Security Documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Secured Floating Rate Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Secured Floating Rate Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Senior Secured Floating Rate Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Secured Floating Rate Notes waive any existing Default or Event of Default and its consequences under the Senior Secured Floating Rate Notes Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest or premium on, or the principal of, the Senior Secured Floating Rate Notes. The Holders of a majority in principal amount of the then outstanding Senior Secured Floating Rate Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Senior Secured Floating Rate Notes Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Senior Secured Floating Rate Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Senior Secured Floating Rate Notes. A Holder may not pursue any remedy with respect to the Senior Secured Floating Rate Notes Indenture or the Senior Secured Floating Rate Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Senior Secured Floating Rate Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Senior Secured Floating Rate Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Floating Rate Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Floating Rate Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Senior Secured Floating Rate Notes, which right will not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Secured Floating Rate Notes pursuant to the optional redemption provisions of the Senior Secured Floating Rate Notes Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Secured Floating Rate Notes.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Senior Secured Floating Rate Notes Indenture. Within five Business Days after any Officer becomes aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, the Parent or any of their respective Affiliates, as such, will have any liability for any obligations of the Company or the Guarantors under the Senior Secured Floating Rate Notes, the Senior Secured Floating Rate Notes Indenture, the Senior Secured Floating Rate Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Secured Floating Rate Notes by accepting a Floating Rate Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Secured Floating Rate Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Secured Floating Rate Notes and all obligations of the Guarantors discharged with respect to their Senior Secured Floating Rate Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Senior Secured Floating Rate Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Senior Secured Floating Rate Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Senior Secured Floating Rate Notes concerning issuing temporary Senior Secured Floating Rate Notes, registration of Senior Secured Floating Rate Notes, mutilated, destroyed, lost or stolen Senior Secured Floating Rate Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Senior Secured Floating Rate Notes Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Senior Secured Floating Rate Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Secured Floating Rate Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Senior Secured Floating Rate Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Secured Floating Rate Notes, cash in U.S. dollars and/or non-callable Government Securities (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such cash or Government Securities) or other amounts (in respect of such Qualified Interest Rate Agreements) will provide funds (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Senior Secured Floating Rate Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Secured Floating Rate Notes are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Senior Secured Floating Rate Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Secured Floating Rate Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7)	if the Senior Secured Floating Rate Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Senior Secured Floating Rate Notes on the specified redemption date; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Secured Floating Rate Notes Indenture, the Senior Secured Floating Rate Note Guarantees, the Senior Secured Floating Rate Notes or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Secured Floating Rate Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Secured Floating Rate Notes), and any existing default or compliance with any provision of the Senior Secured Floating Rate Notes Indenture, the Senior Secured Floating Rate Notes or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Secured Floating Rate Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Secured Floating Rate Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Secured Floating Rate Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Senior Secured Floating Rate Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Senior Secured Floating Rate Note or alter the provisions, or waive any payment, with respect to the redemption of the Senior Secured Floating Rate Notes (other than the provisions under the covenants described under “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Senior Secured Floating Rate Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Senior Secured Floating Rate Notes (except a rescission of acceleration of the Senior Secured Floating Rate Notes by the Holders of at least a majority in aggregate principal amount of the Senior Secured Floating Rate Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5)	make any Floating Rate Note payable in money other than euros;

(6)	make any change in the provisions of the Senior Secured Floating Rate Notes Indenture relating to waivers of past Defaults or the rights of Holders of Senior Secured Floating Rate Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Senior Secured Floating Rate Notes;

(7)	release any Guarantor from any of its Guarantee obligations under its Senior Secured Floating Rate Note Guarantee or the Senior Secured Floating Rate Notes Indenture, except in accordance with the terms of the Senior Secured Floating Rate Notes Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Senior Secured Floating Rate Notes or the Senior Secured Floating Rate Note Guarantees;

(9)	amend, change or modify in any material respect the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred (or has been publicly announced if a definitive agreement is in effect for such Change of Control at the time of such announcement), including, in each case, amending, changing or modifying any definition relating thereto in any material respect;

(10)	except as otherwise permitted under the covenants described under the captions “—Certain Covenants—Merger, Consolidation and Sale of Assets” and “—Certain Covenants—Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Senior Secured Floating Rate Notes Indenture;

(11)	amend or modify any of the provisions of the Senior Secured Floating Rate Notes Indenture or the related definitions affecting the ranking of the Senior Secured Floating Rate Notes or any Senior Secured Floating Rate Note Guarantee in any manner which subordinates the Senior Secured Floating Rate Notes in right of payment to any other Indebtedness of the Company or the relevant Guarantor; provided, however, that the ranking provisions in the Senior Secured Floating Rate Notes Indenture will not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest;

(12)	release the Collateral from the Second Priority Liens, except in accordance with the provisions of the Indenture and the Security Documents; or

(13)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Senior Secured Floating Rate Notes, the Company, the Guarantors and the Trustee may amend or supplement the Senior Secured Floating Rate Notes Indenture, the Senior Secured Floating Rate Notes, the Senior Secured Floating Rate Notes Guarantees or the Security Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Senior Secured Floating Rate Notes in addition to or in place of certificated Senior Secured Floating Rate Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Senior Secured Floating Rate Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets in accordance with the terms of the Senior Secured Floating Rate Notes Indenture;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Senior Secured Floating Rate Notes or that does not materially adversely affect the legal rights under the Senior Secured Floating Rate Notes Indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Secured Floating Rate Notes Indenture under the Trust Indenture Act and to make any change requested or required by the Commission;

(6)	to comply with the provisions described under “—Certain Covenants—Guarantees”;

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(8)	to provide for the issuance of Additional Senior Secured Floating Rate Notes in accordance with the Senior Secured Floating Rate Notes Indenture;

(9)	to comply with the rules of any applicable securities depositary;

(10)	to provide for additional or supplemental Security Documents or provide for additional Collateral;

(11)	to provide for the release of Collateral in accordance with the terms of the Indenture and the Security Documents;

(12)	to conform the text of the Senior Secured Floating Rate Notes Indenture or the Senior Secured Floating Rate Notes to any provision of this “Description of Senior Secured Floating Rate Notes” section of the Offering Circular to the extent such provision of the Senior Secured Floating Rate Notes Indenture or the Senior Secured Floating Rate Notes was intended to conform to the text of this “Description of Senior Secured Floating Rate Notes” section; or

(13)	to provide for the issuance of exchange notes.

Satisfaction and Discharge

The Senior Secured Floating Rate Notes Indenture will be discharged and will cease to be of further effect as to all Senior Secured Floating Rate Notes issued thereunder, when:

(1)	either:

(a)	all Senior Secured Floating Rate Notes that have been authenticated (except lost, stolen or destroyed Senior Secured Floating Rate Notes that have been replaced or paid and Senior Secured Floating Rate Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Senior Secured Floating Rate Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars and/or non-callable Government Securities (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such cash or Government Securities) or other amounts (in respect of such Qualified Interest Rate Agreements) will provide funds (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Senior Secured Floating Rate Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued and unpaid interest to the date of maturity or redemption;

(2)	no Default or Event of Default (other than that resulting from any borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith) will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Senior Secured Floating Rate Notes Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Senior Secured Floating Rate Notes Indenture to apply the deposited money toward the payment of the Senior Secured Floating Rate Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Senior Secured Floating Rate Notes Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions;

however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Senior Secured Floating Rate Notes Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Secured Floating Rate Notes Indenture at the request of any Holder of Senior Secured Floating Rate Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Senior Secured Floating Rate Notes Indenture. Reference is made to the Senior Secured Floating Rate Notes Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accounts Receivable Subsidiary” means a Subsidiary of the Company (other than a Guarantor) that engages in no activities other than in connection with the financing of Receivables Assets and that is designated by the Board of Directors of the Company (as provided below) as an Accounts Receivable Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms taken as a whole not materially less favorable to the Company or such other Restricted Subsidiary of the Company than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees, expenses and indemnities payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and, in each case, not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation; provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary of the Company will not be Acquired Indebtedness.

“Acquisition” means the transactions contemplated by the Stock Purchase Agreement.

“Additional Interest” means all additional interest owing on the Senior Secured Floating Rate Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a Senior Secured Floating Rate Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Senior Secured Floating Rate Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Senior Secured Floating Rate Note at October 15, 2006 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments due on such Senior Secured Floating Rate Note through October 15, 2006 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Senior Secured Floating Rate Note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2)	any sale, lease, conveyance, disposition or other transfer of assets or Equity Interests between or among the Company and its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transactions);

(3)	any transaction governed by the provisions of the Senior Secured Floating Rate Notes Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary;

(5)	the sale, lease, sublease, assignment, conveyance, disposition or other transfer of property, equipment, inventory, accounts receivable or other assets or services in the ordinary course of business;

(6)	the sale or other disposition of Cash Equivalents;

(7)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(8)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” and any Permitted Investment;

(9)	any sale, lease, conveyance, disposition or other transfer of any property, equipment or assets that has become damaged, worn out or obsolete or is no longer useful or usable in the Company’s business;

(10)	the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property or other general intangibles;

(11)	the creation of a Lien not prohibited by the Senior Secured Floating Rate Notes Indenture;

(12)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13)	any issuance of, or disposition in connection with, directors’ qualifying shares or investments by foreign nationals mandated by foreign law;

(14)	any sale, conveyance, transfer or other disposition of Receivables Assets in connection with a Qualified Receivables Transaction;

(15)	foreclosures on assets;

(16)	the settlement, release or surrender of contract, tort or other claims of any kind; and

(17)	nonrecourse transfers (other than with respect to recourse for breach of representations, warranties and covenants customary for such types of transactions, as determined in good faith by the Company or such Restricted Subsidiary) of Receivables Assets to a commercial finance company by the Company or any of its Restricted Subsidiaries in exchange for the Fair Market Value thereof, including cash in an amount at least equal to 75% of the book value thereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution duly adopted by the Board of Directors of the Company and in full force and effect.

“Borrowing Base” means, as of any date, an amount equal to the sum of (i) 85% of the consolidated book value of the accounts receivable of the Company and its Restricted Subsidiaries (excluding any Accounts Receivable Subsidiary) and (ii) 50% of the consolidated net book value of the inventory of the Company and its Restricted Subsidiaries (other than any Accounts Receivable Subsidiary), in each case, as of the end of the most recent fiscal quarter for which internal financial statements are available and calculated in accordance with GAAP; provided that, for purposes of calculating the consolidated book value of the accounts receivable and inventory of the Company and its Restricted Subsidiaries (excluding any Accounts Receivable Subsidiary) investments in and acquisitions and dispositions of Persons or business entities or property and assets of any Person that (x) have been made after such most recent fiscal quarter for which internal financial statements are available or (y) are made at the time of Incurrence, and upon application of the proceeds, of the Indebtedness giving rise to the calculation of such Borrowing Base, in either case, by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, will be given pro forma effect as if they had occurred immediately prior to the end of such fiscal quarter, calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, and pro forma effect will also be given to acquisitions, dispositions, investments, mergers and consolidations made after such most recent fiscal quarter for which internal financial statements are available by the business entities that are themselves acquired after such most recent fiscal quarter.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars and any other currency that is convertible into U.S. dollars without legal restrictions and which is used by the Company or any of its Restricted Subsidiaries in the ordinary course;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than two years from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof) and a rating at the time of acquisition thereof of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above and (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition;

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than two years from the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above, including, without limitation, any deposit with a bank that is a lender to such Foreign Subsidiary.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of shares representing more than 50% of the voting power of the Voting Stock of the Company;

(4)	the replacement of a majority of the Board of Directors of the Company or the Parent over a two-year period from the directors who constituted the Board of Directors of the Company or the Parent, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company or the Parent, as the case may be, then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved; or

(5)	the Parent ceases to own directly or indirectly 100% of the Equity Interests of the Company;

provided that, notwithstanding the foregoing, the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a parent entity of the Company will not result in a Change of Control if the shareholders of such parent entity immediately after such reorganization are the beneficial shareholders of the Company immediately preceding such reorganization.

“Commission” means the United States Securities and Exchange Commission (or any successor agency).

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	any amounts paid pursuant to the Management Agreement to the Sponsor or any of its Affiliates, to the extent such amounts were deducted in computing such Consolidated Net Income; plus

(5)	the amount of any restructuring charge or reserve (including, without limitation, retention, severance, excess pension costs, contract termination costs and costs to consolidate facilities and relocate employees) for such period, to the extent that any such charge or reserve was deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary thereof;

(2)	solely for purposes of “Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, except to the extent that such Net Income is actually paid in cash (or to the extent converted into cash) to the Company or its Restricted Subsidiaries;

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP (including, without limitation, the mark up of inventory to fair value and the total amount of depreciation and amortization, cost of sales and other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments) will be excluded;

(6)	fees, costs and expenses incurred by the Company or any of its Restricted Subsidiaries during any period in connection with the consummation of the Acquisition and the Exchange Offer and related transactions (including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with the Acquisition, as well as bonus payments paid to employees in connection with the consummation of the Acquisition but excluding any fees, costs, expenses and expenditures related to or incurred in connection with the integration of Global Protective Packaging and European Specialty Packaging and the establishment of the Company as a standalone corporate and operating entity, in each case, upon and following the consummation of the Acquisition) will be excluded;

(7)	any non-cash compensation charge, including any such charge arising from the grant of or issuance of any stock, stock options or other equity based awards, will be excluded;

(8)	unrealized gains and losses with respect to Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — “Accounting for Derivative Instruments and Hedging Activities” or otherwise will be excluded;

(9)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, transition and other restructuring costs) will be excluded;

(10)	any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statements Nos. 142 and No. 144 and the amortization of intangibles arising pursuant to Financial Accounting Standards Board No. 141 will be excluded;

(11)	non-recurring charges related to any acquisition or disposition (including any broker or other costs from proposed acquisitions or dispositions that are not consummated) or any public equity offering by the Company or any of its Restricted Subsidiaries will be excluded; and

(12)	unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person will be excluded;

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent consolidated balance sheet (prior to the relevant date of determination) of the Company and its Restricted Subsidiaries in accordance with GAAP.

“Contribution Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the common equity capital of the Company after the Issue Date (other than any such contributions made by any Subsidiaries of the Company); provided that (A) such Contribution Indebtedness (x) is Incurred on the date of, or within 180 days after, the making of such cash contributions and (y) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof, and (B) such cash contributions have not been applied and, so long as such Contribution Indebtedness (and any Permitted Refinancing Indebtedness in respect thereof) is outstanding, are not applied, to make a Restricted Payment or a Permitted Investment (other than a Permitted Investment under clause (1), (2) or (3) of the definition of “Permitted Investments”).

“Credit Agreement” means the Credit Agreement dated as of the Issue Date by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto in their capacities as lenders thereunder and Credit Suisse, as administrative agent, and Lehman Commercial Paper Inc., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing (including pursuant to indentures, credit facilities, or commercial paper facilities with banks, investors, other lenders or institutional investors or by means of sales of debt securities to institutional investors or others), replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or other party.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), financings, commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, receivables financing (including through the sale of Receivables Assets to such lenders or to special purpose entities formed to borrow from such lenders against such Receivables Assets), notes or letters of credit, bank products or other debt obligations and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, renewed, refunded, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or other party.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent entity of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation provided in clause (3)(b) of paragraph (A) of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Secured Floating Rate Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the Company first complies with the Change of Control and Asset Sale covenants in the Senior Secured Floating Rate Notes Indenture. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Senior Secured Floating Rate Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“EURIBOR” means the applicable percentage rate for EURIBOR per annum as determined by the Banking Federation of the European Union for the relevant period as displayed on the appropriate page of the Telerate screen; or, if no screen rate is available for the applicable interest period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Trustee at its request quoted by the reference banks under the Credit Agreement to leading banks in the European interbank market, in each case as of 11:00 a.m., London time, on the rate determination date, for the offering of deposits in euro for a period comparable to the quarterly interest period for which the rate is being set.

“Excluded Contract” means any agreement, contract, license, instrument, document or other general intangible, in each case, of the Company or a Guarantor, which prohibits or requires any consent for an assignment or a grant of a security interest therein, subject to certain exceptions.

“Excluded Equipment” means any equipment of the Company or any Guarantor, subject to certain exceptions, which is subject to or secured by a Capital Lease Obligation or purchase money indebtedness permitted by clause (4) of the definition of “Permitted Debt” if the documentation governing such obligation or indebtedness prohibits or requires any consent for an assignment thereof or a grant of a security interest therein and such prohibition or restriction relates only to the asset or assets acquired with the proceeds of such Capital Lease Obligation or purchase money indebtedness.

“Excluded Subsidiary” means (x) any Accounts Receivables Subsidiary and (y) any Restricted Subsidiary of the Company that is designated as an “Excluded Subsidiary” pursuant to an Officers’ Certificate delivered to the Trustee and that, at the time of such designation pursuant to this clause (y), has total assets with a Fair Market Value of less than $500,000; provided that the Fair Market Value of the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (y), does not in the aggregate at any time exceed $2.0 million.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (excluding Indebtedness under the Credit Agreement or under the Senior Secured Floating Rate Notes and the related Senior Secured Floating Rate Note Guarantees but including Indebtedness under the Senior Subordinated Notes and the related Guarantees of the Senior Subordinated Notes) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. The Board of Directors’ determination of Fair Market Value must be evidenced by a Board Resolution if the Fair Market Value exceeds $25.0 million.

“First Priority Lien Obligations” means:

(1)	Indebtedness Incurred under clause (8) of the definition of “Permitted Debt”;

(2)	Indebtedness (and related Obligations) in an aggregate amount when Incurred, together with all other Indebtedness secured by a Lien in reliance on this clause (2) and at that time outstanding, not to exceed the greater of (x) the sum of (A) the amount of Indebtedness Incurred and outstanding at such time under subclause (a) of clause (1) of the definition of “Permitted Debt” plus (B) the amount of Indebtedness available for Incurrence at such time under subclause (a) of clause (1) of the definition of “Permitted Debt” minus (C) $50 million and (y) the aggregate amount of Indebtedness that, if Incurred on such date of Incurrence, would result in the Company’s Secured Indebtedness Leverage Ratio being equal to 3.0 to 1.0; and

(3)	Indebtedness Incurred in accordance with the covenant “Certain Covenants—Incurrence of Indebtedness” in an aggregate amount outstanding at any time not to exceed $50.0 million.

“First Priority Lien Representative” means the administrative agent under the Credit Agreement and any replacements or successors thereof.

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, issues, assumes, repays, repurchases or redeems any Indebtedness (including Disqualified Stock) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, issuance, assumption, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	Investments in and acquisitions and dispositions of Persons or business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act (except that pro forma effect may also be given to (a) any Pro Forma Cost Savings and (b) any cost savings described in the Offering Circular provided that such cost savings, in the case of this clause (b), may not be applied for any fiscal period occurring after September 30, 2005), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income (and pro forma effect shall also be given to acquisitions, dispositions, Investments, mergers and consolidations, made during the relevant four-quarter period by the business entities that are themselves acquired during such four-quarter period);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent not included under any other clause of this definition, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; minus

(5)	interest income,

in each case, on a consolidated basis and in accordance with GAAP; provided, however, that Fixed Charges shall not include (x) the amortization or write-off of deferred financing fees or debt issuance costs or any expensing of bridge or any financing fees or (y) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities.”

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person. For the avoidance of doubt, the term “Guarantee” shall not include Standard Receivables Undertakings.

“Guarantors” means:

(1)	the Initial Guarantors; and

(2)	any other Subsidiary or direct or indirect parent entity of the Company that executes a Senior Secured Floating Rate Note Guarantee in accordance with the provisions of the Senior Secured Floating Rate Notes Indenture;

and, in each case, their respective successors and assigns until released from their obligations under their Senior Secured Floating Rate Note Guarantees and the Senior Secured Floating Rate Notes Indenture in accordance with the terms of the Senior Secured Floating Rate Notes Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Senior Secured Floating Rate Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion or amortization of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms nor the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) nor the classification of Preferred Stock (other than Disqualified Stock) of the Company as Indebtedness under GAAP will be considered an Incurrence of Indebtedness; provided that, in each case, the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations and Attributable Debt;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except (a) any such balance that constitutes an accrued expense or trade payable and (b) earnout or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable;

(6)	representing Hedging Obligations;

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8)	in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred

Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Senior Secured Floating Rate Notes Indenture. The term “Indebtedness” shall not include any obligation to make the working capital adjustment pursuant to Section 2.4(b) of the Stock Purchase Agreement.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Guarantors” means (a) the Parent and (b) all of the Domestic Subsidiaries of the Company existing on the Issue Date.

“Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of the Issue Date, between the Collateral Agent and the First Priority Lien Representative, and acknowledged and consented to by the Company and the Guarantors, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Senior Secured Floating Rate Notes under the Senior Secured Floating Rate Notes Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement, dated as of the Issue Date, between Pregis Holding II Corporation and AEA Investors LLC, as in effect on the Issue Date, and as may be amended from time to time in a manner not adverse to the Holders of the Senior Secured Floating Rate Notes.

“Management Group” means the group consisting of (a) the directors and executive officers of the Company identified under the caption “Management” in the Offering Circular (so long as such persons are the directors and executive officers, respectively, of the Company on the relevant date of determination) and (b) any other directors and executive officers, provided that such directors and executive officers (in the case of this clause (b)), on the relevant date of determination, own in the aggregate not more than 15% of the voting power of the Voting Stock of any direct or indirect parent entity of the Company.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP or amounts required by contract to be held in escrow pending determination of whether a purchase price adjustment will be made; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve or escrow pursuant to clause (6) no longer so held, will, in the case of each of subclauses (a) and (b), at that time become Net Proceeds.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the controller or a vice president, or the principal accounting officer of the Company, that meets the requirements of the Senior Secured Floating Rate Notes Indenture.

“Opinion of Counsel” means an opinion from legal counsel which is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Senior Secured Floating Rate Notes Indenture.

“Pari Passu Debt” means Indebtedness of the Company or any Guarantor that (a) ranks pari passu in right of payment with the obligations of the Company under the Senior Secured Floating Rate Notes or the obligations of such Guarantor under its Senior Secured Floating Rate Note Guarantee, (b) is secured by a Lien on the property or assets constituting Collateral (which Lien ranks at least equal to the Lien on the Collateral securing the Senior Secured Floating Rate Notes and any Senior Secured Floating Rate Note Guarantee) and (c) contains provisions similar to those set forth under the caption “—Repurchase at the Option of Holders—Asset Sales” with respect to offers to purchase or redeem with the proceeds of sales of assets.

“Permitted Business” means (1) any business conducted or proposed to be conducted (as described in the Offering Circular) by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related, complementary or ancillary thereto and (2) any acquired business or group of businesses that derive the majority of their revenues from one or more businesses that meet the requirements of clause (1) above.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	stock, obligations or securities received in satisfaction of judgments;

(7)	Investments in securities of customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such customers or in good faith settlement of delinquent obligations of, or other disputes with, such trade creditors;

(8)	loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes (including, without limitation, in connection with the purchase of Capital Stock by such directors, employees and officers) not in excess of $5.0 million at any one time outstanding;

(9)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(10)	commission, payroll, travel, relocation and similar advances to directors, officers, employees and consultants of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(11)	Investments in existence on the Issue Date after giving effect to the Acquisition and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(12)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(13)	repurchases of Senior Secured Floating Rate Notes;

(14)	Investments acquired in connection with (and not created in anticipation of) an acquisition otherwise permitted by the Indenture;

(15)	Investments by the Company or a Restricted Subsidiary of the Company in an Accounts Receivable Subsidiary or any Investment by an Accounts Receivable Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(16)	Investments by the Company or a Restricted Subsidiary in joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the Issue Date, not to exceed $5.0 million; and

(17)

any Investment in any Person other than an Unrestricted Subsidiary (provided that any such Person is not an Affiliate of the Company or is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person) having an aggregate Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) since the Issue Date, not to exceed the greater of (x) $20.0 million and (y) 4.0% of Consolidated Net Tangible Assets; provided, however, that, if an Investment pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (17).

“Permitted Liens” means:

(1)	First Priority Liens;

(2)	Liens in favor of the Company or any Subsidiary Guarantor;

(3)	Liens on property or Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property or Capital Stock existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Second Priority Liens;

(6)	Third Priority Liens;

(7)	Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under clauses (1) or (8) of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness”;

(8)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(9)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Senior Secured Floating Rate Notes Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Senior Secured Floating Rate Notes Indenture;

(10)	Liens securing obligations that do not exceed $5.0 million at any one time outstanding;

(11)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness”; provided that any such Lien (i) covers only the assets acquired, installed, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, installation, construction or improvement;

(12)	Liens on assets and property of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted to be Incurred under the provisions of the covenant “Certain Covenants—Incurrence of Indebtedness”;

(13)	Liens on and pledges of Equity Interests of an Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(14)	Liens securing Indebtedness of any Accounts Receivable Subsidiary and Liens on Receivables Assets that have been sold in transactions described in clause (17) of the second paragraph of the definition of “Asset Sale”;

(15)	Liens on property of an Excluded Subsidiary (other than an Accounts Receivable Subsidiary) securing Indebtedness of such Excluded Subsidiary;

(16)	Liens incurred or deposits or pledges made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations or to secure letters of credit issued in the ordinary course of business in connection therewith;

(17)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(18)	survey exceptions, encumbrances, restrictions, encroachments, easements, licenses or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines, or zoning or other restrictions as to the use of properties, and defects or irregularities in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(19)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(21)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(22)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(23)	Liens for taxes, assessments and governmental charges not yet delinquent or that are bonded or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(24)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(25)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(26)	Liens arising by operation of law, such as Liens in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business;

(27)	leases, subleases, assignments, licenses and sublicenses of real or personal property (including, without limitation, intellectual property) in the ordinary course of business;

(28)	(a) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof and (b) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(29)	(a) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (b) deposits made in the ordinary course of business to secure liability to insurance carriers and (c) deposits as security for the payment of rent incurred in the ordinary course of business; and

(30)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to Investments permitted under the Indenture.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Secured Floating Rate Notes or the Senior Secured Floating Rate Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Senior Secured Floating Rate Notes and is subordinated in right of payment to the Senior Secured Floating Rate Notes or the Senior Secured Floating Rate Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Senior Secured Floating Rate Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Senior Secured Floating Rate Notes or any Senior Secured Floating Rate Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Senior Secured Floating Rate Notes or such Senior Secured Floating Rate Note Guarantees; and

(5)	such Indebtedness is Incurred by either (a) with respect to Indebtedness of a Restricted Subsidiary that is not a Guarantor, any Restricted Subsidiary that is not a Guarantor or (b) the Company or any Guarantor; and

(B) any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund, other Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock held by the Company or any of its Restricted Subsidiaries); provided that:

(1)	the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3)	such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and is subordinated in right of payment to, the Senior Secured Floating Rate Notes on terms at least as favorable to the Holders of Senior Secured Floating Rate Notes as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4)	such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5)	such Disqualified Stock is issued by either (a) with respect to Disqualified Stock issued by a Restricted Subsidiary that is not a Guarantor, any Restricted Subsidiary that is not a Guarantor or (b) the Company or any Guarantor.

“Permitted Tax Distribution” means in the event that the Company is a member of a consolidated, combined or similar U.S. federal, state or local income tax group of which a direct or indirect parent entity is the common parent, payments, dividends or distributions to such parent entity, in order to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income or operations of the Company and its Subsidiaries (to the extent such taxes are not payable directly by the Company and its Subsidiaries); provided that (x) the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by the Company and its Subsidiaries, do not exceed a reasonable estimate of the amount of tax that the Company and its Subsidiaries would have paid as a stand alone consolidated, combined or similar U.S. federal, state or local income tax group of which the Company was the common parent plus any taxes imposed in connection with the income or operations of the Company as a result of such parent entity’s ownership of Capital Stock of the Company and (y) in the event that such reasonable estimate exceeds the actual amount that the Company would have been required to pay, such parent entity is required to repay the excess to the Company within a reasonable period after the later of the date on which such excess is determined and the date on which such parent entity receives any refund related to such excess.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Principals” means (a) the Sponsor and (b) the Management Group. Any Person or Persons whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Secured Floating Rate Notes Indenture will thereafter, together with such Person’s or Persons’ Affiliates that are controlled by such Person or Persons, constitute an additional Principal.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to the business that was the subject of such acquisition within twelve months of the date of such acquisition and that are supportable and quantifiable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost reductions achieved or to be achieved from each such action and certifies that such cost reductions meet the criteria set forth in the preceding sentence.

“Qualified Interest Rate Agreement” means an interest rate swap agreement with a domestic commercial bank having, at all times, capital and surplus in excess of $500.0 million and a rating, with respect to its long-term U.S. dollar-denominated debt obligations, of at least Aa2 by Moody’s Investors Services, Inc. or AA by Standard & Poor’s Rating Services.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)	net cash proceeds;

(2)	Cash Equivalents;

(3)	the fair market value of assets that are used or useful in a Permitted Business; and

(4)	the fair market value of the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of that Capital Stock,

(a)	such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or by any Restricted Subsidiary of the Company pursuant to which the Company or any Restricted Subsidiary of the Company may sell, convey, grant or otherwise transfer to an Accounts Receivable Subsidiary, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary of the Company and any asset related thereto (or interests in the foregoing), including, without limitation, all collateral securing such accounts receivable, and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that in the good faith determination of the Company are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization, factoring or other sale transaction involving accounts receivable.

“Receivables Assets” means accounts receivable and the assets related thereto, as described in the definition of Qualified Receivables Transaction (or interests in the foregoing).

“Registration Rights Agreement” means (1) with respect to the Senior Secured Floating Rate Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Initial Guarantors, Credit Suisse First Boston (Europe) Limited, Credit Suisse First Boston LLC, Lehman Brothers International (Europe) and Lehman Brothers Inc. and (2) with respect to any Additional Senior Secured Floating Rate Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Senior Secured Floating Rate Notes under the Securities Act.

“Replacement Assets” means (1) non-current assets or properties that will be used or useful in a Permitted Business (including any such assets or properties acquired through capital expenditures) and, to the extent that the Net Proceeds being applied relate to a sale of assets of a Guarantor, will be owned by a Subsidiary Guarantor or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary and, to the extent that the Net Proceeds being applied relate to a sale of assets of a Guarantor, a Subsidiary Guarantor.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction (other than a transaction among the Company and its Restricted Subsidiaries) involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Second Priority Lien Obligations” means the Indebtedness Incurred under the Senior Secured Floating Rate Notes (including any Additional Senior Secured Floating Rate Notes).

“Second Priority Liens” means all Liens that secure the Second Priority Lien Obligations.

“Secured Indebtedness” means any Indebtedness (other than Indebtedness permitted under clauses (6), (8), (9), (11), (14) and (15) of the definition of Permitted Debt) that is secured by a Lien (other than any Second Priority Liens and Third Priority Liens).

“Secured Indebtedness Leverage Ratio” means, with respect to any specified Person at any date, the ratio of (x) the Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date determined on a consolidated basis after giving effect to the Incurrence of the Secured Indebtedness giving rise to the need to make such calculation (including a pro forma application of the use of proceeds therefrom) to (y) Consolidated Cash Flow of such Person for the most recent four fiscal quarters for which internal financial statements are available immediately prior to such date of determination.

In addition, for purposes of calculating the Secured Indebtedness Leverage Ratio:

(1)	Investments in and acquisitions and dispositions of Persons or business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the calculation of the Secured Indebtedness Leverage Ratio is made will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act (except that pro forma effect may also be given to (a) any Pro Forma Cost Savings and (b) any cost savings described in the Offering Circular provided that such cost savings, in the case of this clause (b), may not be applied for any fiscal period occurring after September 30, 2005), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income (and pro forma effect shall also be given to acquisitions, dispositions, investments, mergers and consolidations made during the relevant four-quarter period by the business entities that are themselves acquired during such four quarter period); and

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded.

“Security Agreement” means (a) that certain Security Agreement, to be dated as of the Issue Date, among the Company, the Guarantors, the Trustee and the Collateral Agent and (b) all other security agreements, mortgages, pledges, collateral assignments or other instruments evidencing or creating any security interests in favor of the Collateral Agent, for the benefit of the Trustee and the Holders of the Senior Secured Floating Rate Notes and holders of other Second Priority Lien Obligations, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time in accordance with their respective terms.

“Security Documents” means, collectively, (a) the Security Agreement and (b) the Intercreditor Agreement, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with terms thereof.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the trustee and the Holders.

“Senior Secured Floating Rate Note Guarantee” means a Guarantee of the Senior Secured Floating Rate Notes by the Parent, any other direct or indirect parent entity of the Company or any Subsidiary Guarantor pursuant to the Senior Secured Floating Rate Notes Indenture.

“Senior Subordinated Notes” means the Company’s 12 3/8% senior subordinated notes due 2013.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Sponsor” means AEA Investors LLC, AEA Management (Cayman) Ltd., AEA Investors LP, and their respective affiliates and funds managed by any of their managing directors or senior executives or entities they control.

“Standard Receivables Undertaking” means representations, warrantees, covenants, and indemnities entered into by the Company or any Restricted Subsidiary of the Company, which in the good faith judgment of the Board of Directors of the Company (or two officers pursuant to an Officers’ Certificate), are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of June 23, 2005, as amended, among Pactiv Corporation, Pregis Holding Corporation (f/k/a PFP Holding II Corporation) and the other parties thereto, and the agreements and documents related thereto.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that guarantees the Company’s Obligations under the Senior Secured Floating Rate Notes in accordance with the terms of the Senior Secured Floating Rate Notes Indenture, and its successors and assigns, until released from its obligations under such Guarantee and the Senior Secured Floating Rate Notes Indenture in accordance with the terms of the Senior Secured Floating Rate Notes Indenture.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Senior Secured Floating Rate Notes to October 15, 2006; provided, however, that if the then remaining term of the Senior Secured Floating Rate Notes to October 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Senior Secured Floating Rate Notes to October 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Third Priority Liens” means all Liens on the Collateral that secure Indebtedness on a third priority basis, provided that the Senior Secured Floating Rate Notes will be secured by Second Priority Liens to the extent any Indebtedness is secured by Third Priority Liens.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES

The outstanding senior subordinated notes were issued, and the senior subordinated exchange notes will be issued, under an indenture (the “Senior Subordinated Notes Indenture”) among the Company, the Initial Guarantors and The Bank of New York, as trustee (the “Trustee”). For purposes of this description, the defined term “Senior Subordinated Notes” refers to the outstanding senior subordinated notes and the senior subordinated exchange notes. The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Notes Indenture and those made part of the Senior Subordinated Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). To the extent the provisions of the Senior Subordinated Notes Indenture conflict with the provisions in the Trust Indenture Act, such provisions in the Trust Indenture Act will control.

The following description is a summary of the material provisions of the Senior Subordinated Notes Indenture. However, it does not restate that agreement in its entirety and we urge you to read the Senior Subordinated Notes Indenture. A copy of the Senior Subordinated Notes Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

You can find the definitions of certain terms used in this description below under the caption “—Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Senior Subordinated Notes Indenture. In this description, the word “Company” refers only to Pregis Corporation and not to any of its Subsidiaries, and the word “Parent” refers only to Pregis Holding II Corporation and not to any of its Subsidiaries.

Brief Description of the Senior Subordinated Notes

The Senior Subordinated Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company, including the Indebtedness of the Company under the Credit Agreement and the Senior Secured Floating Rate Notes;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of the Company;

•	are senior in right of payment to any future subordinated Indebtedness of the Company;

•	are guaranteed by the Guarantors as described under “—Senior Subordinated Note Guarantees”; and

•	are effectively subordinated to all existing and any future Indebtedness and other liabilities of the Company’s Subsidiaries that are not Guarantors.

Assuming the Transactions had been completed as of June 30, 2005, the Company and the Initial Guarantors would have had $295.5 million of Senior Debt, of which $172.0 million would have represented indebtedness under the Credit Agreement and $123.5 million would have represented the aggregate principal amount of the Senior Secured Floating Rate Notes. The Company would have had $150 million of additional borrowing capacity under the Credit Agreement. The Company’s Subsidiaries that are not guaranteeing the Senior Subordinated Notes would have had $46.9 million of indebtedness and other liabilities (excluding intercompany liabilities).

As of the date of the Senior Subordinated Notes Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Senior Subordinated Notes Indenture and will not guarantee the Senior Subordinated Notes.

Principal, Maturity and Interest

The Senior Subordinated Notes Indenture provides for the issuance by the Company of Senior Subordinated Notes with an unlimited principal amount, of which $150.0 million were issued in a transaction exempt from the Securities Act on October 12, 2005. The Company may issue additional senior subordinated notes (the “Additional Senior Subordinated Notes”) from time to time. Any offering of Additional Senior Subordinated Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness.” The Senior Subordinated Notes and any Additional Senior Subordinated Notes subsequently issued under the Senior Subordinated Notes Indenture would be treated as a single class for all purposes under the Senior Subordinated Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Senior Subordinated Notes in denominations of $1,000 and integral multiples of $1,000. The Senior Subordinated Notes will mature on October 15, 2013.

Interest on the Senior Subordinated Notes will accrue at the rate of 12.375% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2006. The Company will make each interest payment to the Holders of record on the immediately preceding April 1 and October 1.

Interest on the Senior Subordinated Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

Methods of Receiving Payments on the Senior Subordinated Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Senior Subordinated Notes in accordance with those instructions. All other payments on Senior Subordinated Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Senior Subordinated Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Senior Subordinated Notes in accordance with the Senior Subordinated Notes Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Notes Indenture. The Company is not required to transfer or exchange any Senior Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

The registered Holder of a Senior Subordinated Note will be treated as the owner of it for all purposes.

Senior Subordinated Note Guarantees

The Senior Subordinated Notes are guaranteed, jointly and severally, by the Initial Guarantors. Each Senior Subordinated Note Guarantee:

•	is a general unsecured obligation of that Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including the Guarantee by that Guarantor of Indebtedness under the Credit Agreement and the Guarantee by that Guarantor of Indebtedness of the Senior Secured Floating Rate Notes;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Each Senior Subordinated Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Senior Subordinated Note Guarantee will be limited as necessary to prevent that Senior Subordinated Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—The notes and the guarantees may not be enforceable because of fraudulent conveyance laws.” Assuming the Transactions had been completed as of June 30, 2005, the Subsidiary Guarantors would have had $295.5 million of Senior Debt, of which $172.0 million would have been guarantees of Indebtedness under the Credit Agreement and $123.5 million would have been guarantees of the Senior Secured Floating Rate Notes.

Senior Subordinated Note Guarantees may be released in certain circumstances. See “—Certain Covenants—Guarantees.”

Subordination

The payment of principal, interest and premium and Additional Interest, if any, on the Senior Subordinated Notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of the Company, including Senior Debt of the Company Incurred after the Issue Date.

The holders of Senior Debt of the Company will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Debt of the Company) before the Holders of Senior Subordinated Notes will be entitled to receive any payment with respect to the Senior Subordinated Notes (except that Holders of Senior Subordinated Notes may receive and retain Permitted Junior Securities and payments made from the trusts described below under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”), in the event of any distribution to creditors of the Company in connection with:

(1)	any liquidation or dissolution of the Company;

(2)	any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3)	any assignment for the benefit of creditors; or

(4)	any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Senior Subordinated Notes (except in Permitted Junior Securities or from the trusts described below under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”) if:

(1)	a default (a “payment default”) in the payment of principal, premium or interest on Designated Senior Debt of the Company occurs and is continuing; or

(2)	any other default (a “nonpayment default”) occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from a representative of the holders of such Designated Senior Debt.

Payments on the Senior Subordinated Notes may and will be resumed:

(1)	in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2)	in case of a nonpayment default on Designated Senior Debt of the Company, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Designated Senior Debt of the Company has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and Additional Interest, if any, on the Senior Subordinated Notes that have come due have been paid in full in cash or Cash Equivalents.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any Holder of the Senior Subordinated Notes receives a payment in respect of the Senior Subordinated Notes (except in Permitted Junior Securities or from the trusts described below under the caption”—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the Holder has actual knowledge that the payment is prohibited (provided that such actual knowledge will not be required in the case of any payment default on Designated Senior Debt), the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company or if there is any payment default on any Designated Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

The Company must promptly notify holders of its Senior Debt if payment of the Senior Subordinated Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Senior Subordinated Notes may recover less ratably than other creditors of the Company.

Payments under the Senior Subordinated Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor Incurred after the Issue Date, on the same basis as provided above with respect to the subordination of payments on the Senior Subordinated Notes by the Company to the prior payment in full of Senior Debt of the Company. See “Risk Factors—Your right to receive payment on the notes will be junior to our existing and future senior debt, including borrowings under the senior secured floating rate notes and our new senior secured credit facilities. Further, the guarantees of the notes are junior to all of the guarantors’ existing and future senior debt.”

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	to the extent that the Incurrence of such Indebtedness is permitted under the Credit Agreement (or, if there is no Credit Agreement, the Senior Subordinated Notes Indenture), any other Senior Debt permitted under the Senior Subordinated Notes Indenture the amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1)	Equity Interests in the Company or any other business entity provided for by a plan of reorganization; and

(2)	debt securities of the Company or any Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and to any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Senior Subordinated Notes and the Senior Subordinated Note Guarantees are subordinated to Senior Debt under the Senior Subordinated Notes Indenture.

“Senior Debt” of any Person means:

(1)	all Indebtedness of such Person outstanding under the Credit Agreement, the Senior Secured Floating Rate Notes and all Hedging Obligations with respect to the foregoing, whether outstanding on the Issue Date or Incurred thereafter;

(2)	any other Indebtedness of such Person permitted to be Incurred under the terms of the Senior Subordinated Notes Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any Senior Subordinated Note Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(1)	to the extent that it may constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor;

(2)	any Indebtedness of the Company or any Guarantor to any of their Subsidiaries;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is Incurred in violation of the Senior Subordinated Notes Indenture; provided that a good faith determination by the Board of Directors of the Company evidenced by a Board Resolution, or a good faith determination by the Chief Financial Officer of the Company evidenced by an officers’ certificate, that any Indebtedness being Incurred under the Credit Agreement is permitted by the Senior Subordinated Notes Indenture will be conclusive;

(5)	any Indebtedness of the Company or any Guarantor that, when Incurred, was without recourse to the Company or such Guarantor;

(6)	any repurchase, redemption or other obligation in respect of Disqualified Stock or Preferred Stock; or

(7)	any Indebtedness owed to any employee of the Company or any of its Subsidiaries.

Optional Redemption

At any time, or from time to time, prior to October 15, 2008, the Company may redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes issued under the Senior Subordinated Notes Indenture (including any Additional Senior Subordinated Notes) at a redemption price of 112.375% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Senior Subordinated Notes issued under the Senior Subordinated Notes Indenture (including any Additional Senior Subordinated Notes) remains outstanding immediately after the occurrence of such redemption (excluding Senior Subordinated Notes held by the Company or its Affiliates); and

(2)	the redemption must occur within 120 days of the date of the closing of such Equity Offering.

At any time prior to October 15, 2009, the Company may redeem all or part of the Senior Subordinated Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

Except pursuant to the preceding paragraphs, the Senior Subordinated Notes will not be redeemable at the Company’s option prior to October 15, 2009.

On or after October 15, 2009, the Company may redeem (at any time) all or (from time to time) a portion of the Senior Subordinated Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2009	106.188%
2010	103.094%
2011 and thereafter	100.000%

If less than all of the Senior Subordinated Notes are to be redeemed at any time, the Trustee will select Senior Subordinated Notes for redemption as follows:

(1)	if the Senior Subordinated Notes are listed on any national securities exchange or automated quotation system, in compliance with the requirements of such national securities exchange or automated quotation system; or

(2)	if the Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

No Senior Subordinated Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Note will state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion of the original Senior Subordinated Note will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

The Company may also acquire Senior Subordinated Notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transaction or otherwise, in accordance with applicable securities laws, so long as such acquisition is in accordance with the Senior Subordinated Notes Indenture.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Senior Subordinated Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Senior Subordinated Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Senior Subordinated Notes Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Senior Subordinated Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control (or, at the Company’s option, prior to such Change of Control but after it is publicly announced if a definitive agreement is in effect for such Change of Control at the time of such announcement), the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Subordinated Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Subordinated Notes Indenture and described in such notice. If the notice is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control if a definitive agreement is in effect for the Change of Control at the time of the notice of such Change of Control. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Subordinated Notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Subordinated Notes Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Senior Subordinated Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Senior Subordinated Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Senior Subordinated Notes so tendered the Change of Control Payment for such Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with the provisions of this covenant, but in any event no later than 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Senior Subordinated Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement will prohibit the Company from purchasing any Senior Subordinated Notes, and also provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. The indenture governing the Senior Secured Floating Rate Notes will also place restrictions on repurchases of Senior Subordinated Notes. In the event a Change of Control occurs at a time when the Company is prohibited or restricted from purchasing Senior Subordinated Notes, the Company could seek the consent of its senior lenders to the purchase of Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited or restricted from purchasing Senior Subordinated Notes. In such case, the Company’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Notes Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Senior Subordinated Notes Indenture would likely restrict payments to the Holders of Senior Subordinated Notes.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Senior Subordinated Notes Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Subordinated Notes Indenture does not contain provisions that permit the Holders of the Senior Subordinated Notes to require that the Company repurchase or redeem the Senior Subordinated Notes in the event of a takeover, leveraged recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Notes Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Subordinated Notes to require the Company to repurchase such Senior Subordinated Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of any or all three. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is by its terms subordinated to the Senior Subordinated Notes or any Senior Subordinated Note Guarantee) that are assumed by the transferee of any such assets or Equity Interests whereby the Company or such Restricted Subsidiary is released from further liability therefor;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged within 180 days of their receipt by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion); and

(c)	any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $10.0 million and (y) 5.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiaries may apply such Net Proceeds at its option:

(1)	to repay Senior Debt or Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor (to the extent of the Fair Market Value of the assets of such Restricted Subsidiary); or

(2)

to purchase or make an investment in Replacement Assets (or enter into a binding agreement to purchase or invest in such Replacement Assets; provided that (a) such purchase or investment is consummated within the later of (x) 365 days after receipt of the Net Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such purchase or investment is not consummated within the period set forth in subclause (a), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)); or

(3)	to repay obligations under Pari Passu Debt, provided that, if the Company shall so reduce obligations under such Indebtedness, it shall equally and ratably reduce obligations under the Senior Subordinated Notes if the Senior Subordinated Notes are then prepayable or, if the Senior Subordinated Notes may not then be prepaid, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Senior Subordinated Notes to purchase its Senior Subordinated Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, on the amount of Senior Subordinated Notes that would otherwise be prepaid; or

(4)	a combination of prepayment and purchase or investment permitted by the foregoing clauses (1) through (3).

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Subordinated Notes Indenture.

On the 366th day after an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (2) above, the later date of expiration of the 180-day period set forth in such clause (2)), or such earlier date, if any, as the Company determines not to apply the Net Proceeds relating to such Asset Sale as set forth in the preceding paragraph (any such date being referred to as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders of Senior Subordinated Notes and all holders of Pari Passu Debt to purchase the maximum principal amount of Senior Subordinated Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Senior Subordinated Notes and such Pari Passu Debt plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $20.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $20.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Subordinated Notes Indenture. If the aggregate principal amount of Senior Subordinated Notes and such Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Senior Subordinated Notes and such Pari Passu Debt will be purchased on a pro rata basis based on the principal amount of Senior Subordinated Notes and such Pari Passu Debt tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Senior Subordinated Notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Subordinated Notes Indenture by virtue of such compliance.

The Credit Agreement will prohibit the Company from purchasing any Senior Subordinated Notes and will also provide that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements or indentures relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. The indenture governing the Senior Secured Floating Rate Notes will also place restrictions on repurchases of Senior Subordinated Notes. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Senior Subordinated Notes, the Company could seek the consent of its senior lenders and noteholders to the purchase of Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Subordinated Notes. In such case, the Company’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Notes Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Senior Subordinated Notes Indenture would likely restrict payments to the Holders of Senior Subordinated Notes.

Certain Covenants

Restricted Payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Subordinated Notes or any Senior Subordinated Note Guarantees (other than subordinated Indebtedness held by the Company or any Restricted Subsidiary thereof), except (x) a payment of interest or principal at the Stated Maturity thereof or (y) the purchase, repurchase, defeasance, redemption, prepayment or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, defeasance, redemption, prepayment or other acquisition; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (9), (11)(a), (12), (14), (15) and (16) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing October 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the Qualified Proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (or the issue or sale of Equity Interests (other than Disqualified Stock) of any direct or indirect parent entity of the Company the proceeds of which are contributed to the common equity capital of the Company) or from the Incurrence of Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c)

with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from payments of interest on Indebtedness held by the Company or any of its Restricted Subsidiaries, from dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary of the Company, from all cash, Cash Equivalents and the Fair Market Value of marketable securities, in each case, received by the Company or any Restricted Subsidiary of the Company as proceeds from the sale or other disposition of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries or from any Unrestricted Subsidiary merging into a Restricted Subsidiary (if the surviving entity is a Restricted Subsidiary and such merger complies with the terms of the Senior Subordinated Notes Indenture), plus

(d)	in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment pursuant to this clause (3).

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (7), (10), (11), (12)(b), (13) and (17) below, no Default has occurred and is continuing or would be caused thereby:

(1)	the payment of any dividend, distribution or redemption payment within 60 days after the date of declaration of such dividend, distribution or the mailing of the relevant irrevocable redemption notice, if, at said date of declaration or mailing, such dividend, distribution or redemption payment, as the case may be, would have complied with the provisions of the Senior Subordinated Notes Indenture;

(2)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Common Stock on a pro rata basis;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary of the Company or of any direct or indirect parent entity of the Company in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a sale (other than to a Subsidiary of the Company) occurring no earlier than 90 days prior to such redemption, repurchase, retirement, defeasance or other acquisition (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company or, to the extent contributed to the common equity capital of the Company, Equity Interests of any direct or indirect parent entity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph (A);

(4)	the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, or of Disqualified Stock, with the net cash proceeds from an Incurrence of or in exchange for Permitted Refinancing Indebtedness;

(5)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a sale occurring no earlier than 90 days prior to such acquisition (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company (or Equity Interests of a direct or indirect parent entity of the Company if the net cash proceeds thereof are contributed to the Company); provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange and the Fair Market Value of such Investments will be excluded from clause (3)(b) of the preceding paragraph (A);

(6)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and the withholding of a portion of such Capital Stock to pay taxes associated therewith;

(7)

(a) the repurchase, redemption or other acquisition, cancellation or retirement for value of any Equity Interests of the Company or (b) the payment of dividends or the making of advances by the Company to any direct or indirect parent entity of the Company to enable such parent entity to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such parent entity, in the case of (a) or (b), held by any current or former employee, officer, director or consultant (or their authorized representatives or permitted transferees) of such parent entity, the Company or any Subsidiary of the Company or any such parent entity pursuant to the terms of any employee equity subscription agreement, employee benefit plan, stock option agreement or similar agreement entered into in the ordinary course of business or upon the death, disability, retirement or termination of employment of such Persons; provided that the aggregate of all amounts paid by the Company under clauses (a) and (b) in any calendar year will not exceed the sum of (i) $5.0 million (with unused amounts in any calendar year being carried over to the next succeeding (but no other) calendar year (without giving effect to payments or advances made pursuant to clause (b)), (ii) the aggregate net cash proceeds received by the Company during that calendar year from any issuance of Equity Interests (other than Disqualified Stock) of the Company and, to the extent such net cash proceeds are contributed to the common equity capital of the Company, of such parent entity to any current or former employee, officer, director or consultant (or their authorized representatives or permitted transferees) of such parent entity, the Company or any Subsidiary of the Company; provided that the amount of any such net cash proceeds that are used to permit such repurchase, redemption or other acquisition or retirement for value pursuant to this clause (7) shall be excluded from clause (3)(b) of the preceding paragraph (A), and (iii) the cash proceeds of key-man life insurance policies received by the Company or such parent entity (to the extent contributed to the common equity capital of the Company) or any Restricted Subsidiary of the Company after the Issue Date; provided further that the Company may elect to apply all or any portion of the amounts contemplated by clauses (ii) and (iii) in any fiscal year;

(8)	the payment of cash in lieu of fractional equity interests in the aggregate amount not to exceed $250,000;

(9)	the payment by the Company of Permitted Tax Distributions;

(10)	following the first public offering of the Company’s Common Stock or the Common Stock of any direct or indirect parent entity of the Company, as the case may be, after the Issue Date, the payment of dividends on the Company’s Common Stock (or the payment of dividends to such parent entity to fund the payment by such parent entity of dividends on such parent entity’s Common Stock) of up to 6% per annum of the net cash proceeds of such public offering received by, and in the case of a public offering of such parent entity, contributed to the common equity capital of, the Company; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net cash proceeds received by the Company (or so contributed to the Company) from such public offering;

(11)	(a) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company issued on or after the Issue Date in accordance with the covenant described under the caption “—Incurrence of Indebtedness” or (b) the declaration and payment of dividends to any direct or indirect parent entity of the Company for payment to holders of any class or series of Disqualified Stock of such direct or indirect parent entity issued on or after the Issue Date, the proceeds of which have been contributed to the Company; provided that the amount of dividends paid pursuant to this clause (11)(b) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Disqualified Stock;

(12)	any payment of dividends, other distributions or other amounts or the making of loans or advances by the Company to any direct or indirect parent entity for the purposes set forth in clauses (a) and (b) below:

(a)	to pay reasonable accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees and expenses required to maintain such parent entity’s corporate existence and to provide for other reasonable operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such parent entity and to pay reasonable directors’ fees and reasonable directors’ and officers’ liability insurance premiums and to reimburse reasonable out-of-pocket expenses of the Board of Directors of such parent entity, in each case, related to the ownership or operation of the Company or any Restricted Subsidiaries of the Company and including to pay reasonable fees and expenses, as incurred, of an offering of such parent entity’s securities or indebtedness that is not consummated, or of a registered public offering or of an acquisition which is not consummated, in each case, where the proceeds of such offering or such acquisition, as the case may be, was intended to be contributed to or combined with the Company or its Restricted Subsidiaries; and

(b)	to pay the Sponsor those amounts payable pursuant to the Management Agreement;

(13)	the repurchase of any Indebtedness of the Company that is by its express terms subordinated or junior in right of payment to the Senior Subordinated Notes or any Senior Subordinated Note Guarantee in the event of a change of control or asset sale pursuant to a provision in any agreement governing such Indebtedness that is similar to the provisions described under the caption “—Repurchase at the Option of the Holders—Change of Control” and “—Repurchase at the Option of the Holders—Asset Sales”; provided that (a) prior to consummating any such repurchase of Indebtedness, the Company has made the Change of Control Offer or Asset Sale Offer, as the case may be, required by the Senior Subordinated Notes Indenture and has repurchased all Senior Subordinated Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer, as the case may be, (b) such repurchase of Indebtedness shall occur within 90 days after the completion of such Change of Control Offer or Asset Sale Offer, as the case may be, and (c) the purchase price in connection with such repurchase will not exceed 101% (in the event such repurchase follows a Change of Control Offer) or 100% (in the event such repurchase follows an Asset Sale Offer) of the outstanding principal amount of such Indebtedness (plus accrued and unpaid interest and additional interest, if any);

(14)	any payment to the sellers of the purchase price for the Acquisition, as well as all fees and expenses related thereto, including, without limitation, the fees and expenses related to the Transactions and any payments to any direct or indirect parent entity of the Company in order for such parent entity to make such payments or distributions;

(15) (a)	the acquisition of any shares of Capital Stock (“Retired Capital Stock”) of the Company or any direct or indirect parent entity of the Company, either:

(x)	solely in exchange for shares of Capital Stock (other than Disqualified Stock) of the Company or, to the extent contributed to the common equity capital of the Company, Equity Interests of any direct or indirect parent entity of the Company, or

(y)	in exchange for or out of the net cash proceeds of a sale (occurring no earlier than 90 days prior to such acquisition) (other than to a Subsidiary of the Company) of shares of Capital Stock (other than Disqualified Stock) of the Company or, to the extent contributed to the common equity capital of the Company, Equity Interests of any direct or indirect parent entity of the Company (provided that the amount of any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph (A));

(clauses (x) and (y) collectively, “Refunding Capital Stock”); and

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the sale (occurring no earlier than 90 days prior to such acquisition) (other than to a Subsidiary of the Company) of Refunding Capital Stock (provided that the amount of any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph (A));

(16) (a)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued by the Company after the Issue Date; or

(b)	the declaration and payment of dividends to a direct or indirect parent entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of such parent entity issued after the Issue Date;

provided, however, that, in each case (x) after giving effect to the issuance of such Designated Preferred Stock (and the payment of dividends or distributions) on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness” and (y) the amount of dividends paid pursuant to this clause (16) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Designated Preferred Stock; and

(17)	other Restricted Payments in an aggregate amount not to exceed $10.0 million.

In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Senior Subordinated Notes, or Indebtedness that is pari passu with the Senior Subordinated Notes or any Senior Subordinated Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (3)(b) of paragraph (A) of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a Restricted Payment or a Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses (1) through (17) above, paragraph (A) of this “Limitation on Restricted Payments” covenant, or one or more clauses of the definition of Permitted Investments, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, all or a portion of such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made or at the time of such reclassification.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness (and the Company

or any of its Restricted Subsidiaries may Incur Acquired Indebtedness) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by Restricted Subsidiaries of Guarantees thereof and the issuance of letters of credit and bankers’ acceptances thereunder) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed the greater of (a) $220.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” (provided that the Company and its Restricted Subsidiaries will not be required to use Asset Sale proceeds to permanently reduce revolver commitments) or (b) the sum of (x) $65.0 million and (y) the Borrowing Base (provided, however, that, in the case of each of subclauses (a) and (b), Indebtedness Incurred by any Restricted Subsidiaries of the Company that are not Guarantors (pursuant to this clause (1)) shall be limited to $50.0 million at any time outstanding);

(2)	the Incurrence of Existing Indebtedness;

(3)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Subordinated Notes and the related Senior Subordinated Note Guarantees to be issued on the Issue Date (as well as the notes and Guarantees issued in exchange therefor pursuant to the Registration Rights Agreement);

(4)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of installation, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (i) $15.0 million and (ii) 2.5% of Consolidated Net Tangible Assets;

(5)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Subordinated Notes Indenture to be Incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (13) or (17) of this paragraph;

(6)	the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries (including, without limitation, the issuance of Preferred Stock of a Restricted Subsidiary to the Company or another Restricted Subsidiary); provided, however, that:

(a)	if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the obligee is not the Company or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Subordinated Notes, in the case of the Company, or the Senior Subordinated Note Guarantee, in the case of a Subsidiary Guarantor;

(b)	Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless (i) the obligor under such Indebtedness is the Company or a Subsidiary Guarantor or (ii) such promissory note is used to finance a Restricted Subsidiary’s working capital or other operating requirements, consistent with the Company’s past practice; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)

(a) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor that was permitted to be Incurred by another provision of this covenant and (b) the

Guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary that was permitted to be Incurred by another provision of this covenant, so long as such Subsidiary Guarantor (in the case of clause (a)) or such Foreign Subsidiary (in the case of clause (b)) complies with the covenant described under the caption “Guarantees”;

(8)	the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount of such Indebtedness does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with any such disposition;

(10)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12)	the Incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Senior Subordinated Notes;

(13)	Contribution Indebtedness;

(14)	Indebtedness of the Company or any Restricted Subsidiary of the Company in respect of bid, payment and performance bonds, bankers’ acceptances, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and any letter of credit issued in connection with the foregoing), and in any such case any reimbursement obligation in connection therewith;

(15)	Indebtedness Incurred by an Accounts Receivable Subsidiary that is non-recourse to the Company or any of its other Restricted Subsidiaries (other than Standard Receivables Undertakings) in connection with a Qualified Receivables Transaction;

(16)	Indebtedness of the Company or any Restricted Subsidiary of the Company supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit; provided that if (a) the Indebtedness represented by such letter of credit is Incurred under any of the clauses of this covenant and (b) the Indebtedness Incurred under this clause (16) is at any time no longer supported by such letter of credit, then the Indebtedness previously Incurred under this clause (16) will be classified under the first paragraph of this covenant or under another available clause under this covenant and, if such Indebtedness may not be so reclassified, then a Default under the Senior Subordinated Notes Indenture will be deemed to have occurred; or

(17)	the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (17), not to exceed $25.0 million at any time outstanding (which amount may, but need not be, Incurred in whole or in part under a Credit Facility).

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be

Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (17) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses or the first paragraph of this covenant to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause or the first paragraph of this covenant at the time of such reclassification. Notwithstanding the foregoing (x) Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter and (y) Indebtedness representing the Senior Secured Floating Rate Notes issued on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Debt and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. In addition, for purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

Limitation on Senior Subordinated Debt

The Company will not Incur any Indebtedness that is contractually subordinate in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Senior Subordinated Notes. No Guarantor will Incur any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Senior Subordinated Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Senior Subordinated Notes Indenture and the Senior Subordinated Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, prior or senior thereto, with the same relative priority as the Senior Subordinated Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Notwithstanding the foregoing, any Lien securing the Senior Subordinated Notes or a Guarantee granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment of obligations under such Indebtedness), at such time as the holders of all such Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, (b) any sale, exchange or transfer to any Person other than the Company or any Restricted Subsidiary of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in accordance with the terms of the Senior Subordinated Notes Indenture, (c) in the case of a Lien on assets of a Guarantor securing a Guarantee, upon the release of such Guarantee in accordance with the terms of the Senior Subordinated Notes Indenture, (d) payment in full of the principal of, and accrued interest and premium on the Senior Subordinated Notes, or (e) a defeasance or discharge of the Senior Subordinated Notes in accordance with the procedures described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” respectively.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(2)	set forth in the Senior Subordinated Notes Indenture, the Senior Subordinated Notes and the Senior Subordinated Note Guarantees (and in the notes and Guarantees issued in exchange therefor pursuant to the Registration Rights Agreement);

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or order including of any regulatory body;

(4)	with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including, but not limited to, such Person’s then existing direct and indirect Subsidiaries), and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset (including any intellectual property) that is a lease, license, conveyance or contract or similar property or asset,

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the Senior Subordinated Notes Indenture, or

(C)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7)	existing under restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8)

under, by reason of or with respect to an agreement governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under the Senior Subordinated Notes Indenture; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect, taken as a whole, than the provisions contained in the Senior Subordinated Notes Indenture or the Credit Agreement, in each case, as in effect on the Issue Date (or, in the case of Permitted Refinancing Indebtedness, than those contained in the agreement being refinanced immediately prior to such refinancing);

(9)	encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be Incurred by clause (6) of the definition of “Permitted Debt”;

(10)	existing under Indebtedness or contractual requirements of an Accounts Receivable Subsidiary in connection with a Qualified Receivables Transaction, so long as the restrictions only apply to such Accounts Receivable Subsidiary;

(11)	encumbrances on the assets or Capital Stock of Foreign Subsidiaries pursuant to Indebtedness of Foreign Subsidiaries permitted to be Incurred under the Senior Subordinated Notes Indenture; provided that (a) such encumbrances are ordinary and customary with respect to the type of Indebtedness being Incurred and (b) such encumbrances will not affect the Company’s ability to make payments of principal or interest on the Senior Subordinated Notes, as determined in good faith by the Board of Directors of the Company;

(12)	provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents and other similar agreements and documents that restrict the transfer of ownership interests in such entity; and

(13)	customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary.

Merger, Consolidation or Sale of Assets

The Company will not, in a single transaction or series of related transactions, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either (a) the Company is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Senior Subordinated Notes, the Senior Subordinated Notes Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; provided, however, that in the event the successor entity in (a) or (b) is not a corporation, a corporate co-obligor will be required;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness”;

(4)	each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have by amendment to its Senior Subordinated Note Guarantee confirmed that its Senior Subordinated Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Senior Subordinated Notes and the Senior Subordinated Notes Indenture; and

(5)	the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case, stating that such transaction and such agreement comply with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the successor entity formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Senior Subordinated Notes Indenture referring to the “Company” will refer instead to the successor corporation and not to the Company), and may exercise every right and power of, the Company under the Senior Subordinated Notes Indenture with the same effect as if such successor Person had been named as the Company in the Senior Subordinated Notes Indenture.

In addition, the Company and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, considered as one enterprise, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries, (b) any merger between the Company and any Affiliate of the Company organized solely for the purpose of reorganizing the Company in another state of the United States or the District of Columbia or (c) any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of reorganizing to facilitate an initial public offering by the Company or any direct or indirect parent of the Company or of creating a holding company structure; provided that, in the case of this clause (c), the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction equal to or greater than immediately prior to such transaction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), if the amount of such payment, loan or advance (in the case of a payment, loan or advance, as the case may be), the amount of indebtedness Guaranteed (in the case of a Guarantee) or the aggregate amount of consideration (in the case of any of the other foregoing transactions) exceeds $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the members of the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries or any Person that will become a Restricted Subsidiary as part of any such transactions (but excluding any such transaction to the extent that any payments thereunder made by the Company or any of its Restricted Subsidiaries to such Person are substantially concurrently paid by such Person to any other Affiliate of the Company, except to the extent that any such concurrent payment would not be prohibited by this covenant);

(2)	payment of reasonable and customary fees and advances to, and reasonable and customary indemnification and similar payments on behalf of, directors, officers, employees or consultants of the Company, any direct or indirect parent entity of the Company or any Restricted Subsidiary of the Company;

(3)	Permitted Investments and Restricted Payments that are permitted by the provisions of the Senior Subordinated Notes Indenture described above under the caption “—Restricted Payments”;

(4)	any sale, issuance or award of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company;

(5)	transactions pursuant to agreements or arrangements in effect on the Issue Date and, if such agreements or arrangements are material to the Company and its Restricted Subsidiaries, described in the Offering Circular, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6)	agreements and transactions with customers, clients, suppliers or purchasers and sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the Senior Subordinated Notes Indenture, which are fair to the Company or its Restricted Subsidiaries, or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at that time from a Person who is not an Affiliate of the Company;

(7)	contracts or agreements with, and payments by the Company or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company to, the Sponsor in connection with any financial advisory, consulting, management, financing, underwriting or placement services or any other investment banking, banking or similar services, including, without limitation, in connection with acquisitions or divestitures, which payments are (a) made pursuant to the agreements with the Sponsor in effect on the Issue Date or (b) approved by a majority of the members of the Board of Directors of the Company;

(8)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company, with directors, officers, employees and consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company and the payment of compensation (in the form of cash, equity or otherwise) to such directors, officers, employees and consultants, or any of such individuals’ beneficiaries or estates (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the members of the Board of Directors of the Company;

(9)	shareholders and registration rights agreements among the Company and its shareholders;

(10)	any transaction in the ordinary course of business between the Company or a Restricted Subsidiary thereof, on the one hand, and a joint venture or similar entity engaged in a Permitted Business, on the other hand, which transaction would be subject to this covenant solely because the Company or any of its Restricted Subsidiaries owns Equity Interests in or otherwise controls such joint venture or similar entity;

(11)	the Acquisition and related transactions and the payment of all fees and expenses related to the Acquisition;

(12)	transactions with an Accounts Receivable Subsidiary in connection with a Qualified Receivables Transaction; and

(13)	any transaction described in and meeting the requirements of clause (c) of the last sentence of the last paragraph under the caption “—Merger, Consolidation or Sale of Assets.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Incurrence of Indebtedness”;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Restricted Payments”;

(3)	such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof;

(4)	the Subsidiary being so designated:

(a)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests of such Person or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5)	no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Senior Subordinated Notes Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in subclause (a), (b) or (c) of clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Subordinated Notes Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Senior Subordinated Notes Indenture, the Company will be in default under the Senior Subordinated Notes Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness”;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “—Restricted Payments”;

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.

Guarantees

If (a) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary) on or after the Issue Date or (b) any Excluded Subsidiary ceases to meet the definition of Excluded Subsidiary, then that newly acquired or created Domestic Subsidiary or non-Excluded Subsidiary, as applicable, must become a Subsidiary Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee. If the Company becomes a direct or indirect Subsidiary of any new parent entity (other than any direct or indirect parent entity of the Parent) after the Issue Date, then such parent entity must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any other Restricted Subsidiary thereof (other than a Guarantee or pledge by a Foreign Subsidiary in respect of Indebtedness of another Foreign Subsidiary) unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously delivers to the Trustee an Opinion of Counsel and executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Senior Subordinated Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Senior Subordinated Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Senior Subordinated Notes are subordinated to such Senior Debt.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Senior Subordinated Notes Indenture, its Senior Subordinated Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Neither the merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor nor the sale of all or substantially all of a Subsidiary Guarantor’s assets to the Company or another Subsidiary Guarantor need comply with the prior paragraph. Notwithstanding the foregoing clauses (1) and (2), any Subsidiary Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Subsidiary Guarantor in another jurisdiction, and the Subsidiary Guarantors may merge with an Affiliate as part of any internal reorganization.

The Senior Subordinated Note Guarantee of a Subsidiary Guarantor will be automatically released:

(1)	in connection with any sale or other disposition of all or a majority of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Senior Subordinated Notes Indenture;

(3)	solely in the case of a Senior Subordinated Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Senior Subordinated Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee;

(4)	if the Senior Subordinated Notes are discharged in accordance with the provisions described below under “Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”; or

(5)	when such Subsidiary Guarantor becomes an Excluded Subsidiary.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Senior Subordinated Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Subordinated Notes Indenture or the Senior Subordinated Notes unless such consideration is offered to be paid and is paid to all Holders of the Senior Subordinated Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Company will furnish to the Trustee and, upon request, to Holders of the Senior Subordinated Notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1)

beginning with the report for the quarter ended September 30, 2005, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

After consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or taken together with all other Unrestricted Subsidiaries as a group, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the first paragraph of this covenant to the Trustee and the Holders of Senior Subordinated Notes if the Company has filed such reports with the Commission via the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) (“EDGAR”) and such reports are publicly available or has included the information in the exchange offer registration statement or shelf registration statement required by the Registration Rights Agreement.

If at any time the Senior Subordinated Notes are Guaranteed by a direct or indirect parent entity of the Company and such parent entity has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Senior Subordinated Notes, or filed electronically via EDGAR, the reports described herein with respect to such entity, as applicable, the Company shall be deemed to be in compliance with the provisions of this covenant.

In addition, the Company has agreed that, for so long as any Senior Subordinated Notes remain outstanding, it will furnish to the Holders and to prospective investors designated by any Holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Senior Subordinated Notes, whether or not prohibited by the subordination provisions of the Senior Subordinated Notes Indenture;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Senior Subordinated Notes, whether or not prohibited by the subordination provisions of the Senior Subordinated Notes Indenture;

(3)	failure by the Company or any of its Restricted Subsidiaries to pay the purchase price for any Senior Subordinated Notes validly tendered in accordance with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” and/or “—Repurchase at the Option of Holders—Asset Sales” or to comply with the provisions under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by the Parent, the Company or any of the Company’s Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Senior Subordinated Notes outstanding to comply with any of the other agreements in the Senior Subordinated Notes Indenture;

(5)	default under any mortgage, indenture (including the indenture governing the Senior Secured Floating Rate Notes) or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity (after giving effect to any applicable grace periods) of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by the Company or any of its Significant Subsidiaries to pay final, non-appealable judgments (to the extent not covered by insurance or bonded) aggregating in excess of $25.0 million, which judgments are not paid, vacated, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7)	except as permitted by the Senior Subordinated Notes Indenture, any Senior Subordinated Note Guarantee issued by a Guarantor that is a Significant Subsidiary will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Guarantor, will deny or disaffirm its obligations under its Senior Subordinated Note Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Senior Subordinated Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Notes may declare all the Senior Subordinated Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default; provided, however, that so long as any Indebtedness permitted to be Incurred pursuant to the Credit Agreement will be outstanding, that acceleration will not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement or (2) five Business Days after receipt by the Company and the agent under the Credit Agreement of written notice of the acceleration of the Senior Subordinated Notes. In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the Senior Subordinated Notes will be automatically annulled if (1) the holders of all Indebtedness described in clause (5) above have rescinded the declaration of acceleration in respect of such Indebtedness within 45 days of the date of such declaration (and the annulment of the acceleration of the Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction) and (2) all existing Events of Default, except non-payment of principal or interest on the Senior Subordinated Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.

Holders of the Senior Subordinated Notes may not enforce the Senior Subordinated Notes Indenture or the Senior Subordinated Notes except as provided in the Senior Subordinated Notes Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Subordinated Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default or Event of Default and its consequences under the Senior Subordinated Notes Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest or premium on, or the principal of, the Senior Subordinated Notes. The Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the

Trustee may refuse to follow any direction that conflicts with law or the Senior Subordinated Notes Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Senior Subordinated Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Senior Subordinated Notes. A Holder may not pursue any remedy with respect to the Senior Subordinated Notes Indenture or the Senior Subordinated Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Senior Subordinated Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Senior Subordinated Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Senior Subordinated Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Senior Subordinated Notes, which right will not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Subordinated Notes pursuant to the optional redemption provisions of the Senior Subordinated Notes Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Notes.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Senior Subordinated Notes Indenture. Within five Business Days after any Officer becomes aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, the Parent or any of their respective Affiliates, as such, will have any liability for any obligations of the Company or the Guarantors under the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, the Senior Subordinated Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Subordinated Notes and all obligations of the Guarantors discharged with respect to their Senior Subordinated Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Senior Subordinated Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Senior Subordinated Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Senior Subordinated Notes Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Senior Subordinated Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Senior Subordinated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Senior Subordinated Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Subordinated Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7)	if the Senior Subordinated Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Senior Subordinated Notes on the specified redemption date; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Subordinated Notes Indenture, the Senior Subordinated Note Guarantees or the Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes), and any existing default or compliance with any provision of the Senior Subordinated Notes Indenture or the Senior Subordinated Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding

Senior Subordinated Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Subordinated Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Senior Subordinated Note or alter the provisions, or waive any payment, with respect to the redemption of the Senior Subordinated Notes (other than the provisions under the covenants described under “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Senior Subordinated Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Senior Subordinated Notes (except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes outstanding and a waiver of the payment default that resulted from such acceleration);

(5)	make any Senior Subordinated Note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the Senior Subordinated Notes Indenture relating to waivers of past Defaults or the rights of Holders of Senior Subordinated Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Senior Subordinated Notes;

(7)	release any Guarantor from any of its Guarantee obligations under its Senior Subordinated Note Guarantee or the Senior Subordinated Notes Indenture, except in accordance with the terms of the Senior Subordinated Notes Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees;

(9)	amend, change or modify in any material respect the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred (or has been publicly announced if a definitive agreement is in effect for such Change of Control at the time of such announcement), including, in each case, amending, changing or modifying any definition relating thereto in any material respect;

(10)	except as otherwise permitted under the covenants described under the captions “—Certain Covenants—Merger, Consolidation and Sale of Assets” and “—Certain Covenants—Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Senior Subordinated Notes Indenture;

(11)	amend or modify any of the provisions of the Senior Subordinated Notes Indenture or the related definitions affecting the subordination or ranking of the Senior Subordinated Notes or any Senior Subordinated Note Guarantee in any manner adverse to the Holders of the Senior Subordinated Notes or any Senior Subordinated Note Guarantee; provided, however, that the subordination provisions in the Senior Subordinated Notes Indenture will not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest; or

(12)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Senior Subordinated Notes, the Company, the Guarantors and the Trustee may amend or supplement the Senior Subordinated Notes Indenture, the Senior Subordinated Notes or the Senior Subordinated Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Senior Subordinated Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets in accordance with the terms of the Senior Subordinated Notes Indenture;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Senior Subordinated Notes or that does not materially adversely affect the legal rights under the Senior Subordinated Notes Indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Subordinated Notes Indenture under the Trust Indenture Act and to make any change requested or required by the Commission;

(6)	to comply with the provisions described under “—Certain Covenants—Guarantees”;

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(8)	to provide for the issuance of Additional Senior Subordinated Notes in accordance with the Senior Subordinated Notes Indenture;

(9)	to comply with the rules of any applicable securities depositary;

(10)	to conform the text of the Senior Subordinated Notes Indenture or the Senior Subordinated Notes to any provision of this “Description of Senior Subordinated Notes” section of the Offering Circular to the extent such provision of the Senior Subordinated Notes Indenture or the Senior Subordinated Notes was intended to conform to the text of this “Description of Senior Subordinated Notes” section; or

(11)	to provide for the issuance of exchange notes.

Satisfaction and Discharge

The Senior Subordinated Notes Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when:

(1)	either:

(a)	all Senior Subordinated Notes that have been authenticated (except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Senior Subordinated Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Senior Subordinated Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default (other than that resulting from any borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith) will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Senior Subordinated Notes Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Senior Subordinated Notes Indenture to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Senior Subordinated Notes Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Senior Subordinated Notes Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Notes Indenture at the request of any Holder of Senior Subordinated Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Senior Subordinated Notes Indenture. Reference is made to the Senior Subordinated Notes Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accounts Receivable Subsidiary” means a Subsidiary of the Company (other than a Guarantor) that engages in no activities other than in connection with the financing of Receivables Assets and that is designated by the Board of Directors of the Company (as provided below) as an Accounts Receivable Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms taken as a whole not materially less favorable to the Company or such other Restricted Subsidiary of the Company than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees, expenses and indemnities payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and, in each case, not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation; provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary of the Company will not be Acquired Indebtedness.

“Acquisition” means the transactions contemplated by the Stock Purchase Agreement.

“Additional Interest” means all additional interest owing on the Senior Subordinated Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a Senior Subordinated Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Senior Subordinated Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Senior Subordinated Note at October 15, 2009 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments due on such Senior Subordinated Note through October 15, 2009 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Senior Subordinated Note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2)	any sale, lease, conveyance, disposition or other transfer of assets or Equity Interests between or among the Company and its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transactions);

(3)	any transaction governed by the provisions of the Senior Subordinated Notes Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary;

(5)	the sale, lease, sublease, assignment, conveyance, disposition or other transfer of property, equipment, inventory, accounts receivable or other assets or services in the ordinary course of business;

(6)	the sale or other disposition of Cash Equivalents;

(7)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(8)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” and any Permitted Investment;

(9)	any sale, lease, conveyance, disposition or other transfer of any property, equipment or assets that has become damaged, worn out or obsolete or is no longer useful or usable in the Company’s business;

(10)	the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property or other general intangibles;

(11)	the creation of a Lien not prohibited by the Senior Subordinated Notes Indenture;

(12)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13)	any issuance of, or disposition in connection with, directors’ qualifying shares or investments by foreign nationals mandated by foreign law;

(14)	any sale, conveyance, transfer or other disposition of Receivables Assets in connection with a Qualified Receivables Transaction;

(15)	foreclosures on assets;

(16)	the settlement, release or surrender of contract, tort or other claims of any kind; and

(17)	nonrecourse transfers (other than with respect to recourse for breach of representations, warranties and covenants customary for such types of transactions, as determined in good faith by the Company or such Restricted Subsidiary) of Receivables Assets to a commercial finance company by the Company or any of its Restricted Subsidiaries in exchange for the Fair Market Value thereof, including cash in an amount at least equal to 75% of the book value thereof.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution duly adopted by the Board of Directors of the Company and in full force and effect.

“Borrowing Base” means, as of any date, an amount equal to the sum of (i) 85% of the consolidated book value of the accounts receivable of the Company and its Restricted Subsidiaries (excluding any Accounts Receivable Subsidiary) and (ii) 50% of the consolidated net book value of the inventory of the Company and its Restricted Subsidiaries (other than any Accounts Receivable Subsidiary), in each case, as of the end of the most recent fiscal quarter for which internal financial statements are available and calculated in accordance with GAAP; provided that, for purposes of calculating the consolidated book value of the accounts receivable and inventory of the Company and its Restricted Subsidiaries (excluding any Accounts Receivable Subsidiary) investments in and acquisitions and dispositions of Persons or business entities or property and assets of any Person that (x) have been made after such most recent fiscal quarter for which internal financial statements are available or (y) are made at the time of Incurrence, and upon application of the proceeds, of the Indebtedness giving rise to the calculation of such Borrowing Base, in either case, by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, will be given pro forma effect as if they had occurred immediately prior to the end of such fiscal quarter, calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, and pro forma effect will also be given to acquisitions, dispositions, investments, mergers and consolidations made after such most recent fiscal quarter for which internal financial statements are available by the business entities that are themselves acquired after such most recent fiscal quarter.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars and any other currency that is convertible into U.S. dollars without legal restrictions and which is used by the Company or any of its Restricted Subsidiaries in the ordinary course;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than two years from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof) and a rating at the time of acquisition thereof of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above and (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition;

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than two years from the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above, including, without limitation, any deposit with a bank that is a lender to such Foreign Subsidiary.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of shares representing more than 50% of the voting power of the Voting Stock of the Company;

(4)	the replacement of a majority of the Board of Directors of the Company or the Parent over a two-year period from the directors who constituted the Board of Directors of the Company or the Parent, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company or the Parent, as the case may be, then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved; or

(5)	the Parent ceases to own directly or indirectly 100% of the Equity Interests of the Company;

provided that, notwithstanding the foregoing, the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a parent entity of the Company will not result in a Change of Control if the shareholders of such parent entity immediately after such reorganization are the beneficial shareholders of the Company immediately preceding such reorganization.

“Commission” means the United States Securities and Exchange Commission (or any successor agency).

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	any amounts paid pursuant to the Management Agreement to the Sponsor or any of its Affiliates, to the extent such amounts were deducted in computing such Consolidated Net Income; plus

(5)	the amount of any restructuring charge or reserve (including, without limitation, retention, severance, excess pension costs, contract termination costs, and costs to consolidate facilities and relocate employees) for such period, to the extent that any such charge or reserve was deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary thereof;

(2)	solely for purposes of “Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, except to the extent that such Net Income is actually paid in cash (or to the extent converted into cash) to the Company or its Restricted Subsidiaries;

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)

any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP (including, without limitation, the mark up of inventory to fair value and the total amount of depreciation and amortization, cost of sales and other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments) will be excluded;

(6)	fees, costs and expenses incurred by the Company or any of its Restricted Subsidiaries during any period in connection with the consummation of the Acquisition and the Exchange Offer and related transactions (including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with the Acquisition, as well as bonus payments paid to employees in connection with the consummation of the Acquisition but excluding any fees, costs, expenses and expenditures related to or incurred in connection with the integration of Global Protective Packaging and European Specialty Packaging and the establishment of the Company as a standalone corporate and operating entity, in each case, upon and following the consummation of the Acquisition) will be excluded;

(7)	any non-cash compensation charge, including any such charge arising from the grant of or issuance of any stock, stock options or other equity based awards, will be excluded;

(8)	unrealized gains and losses with respect to Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133— “Accounting for Derivative Instruments and Hedging Activities” or otherwise will be excluded;

(9)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, transition and other restructuring costs) will be excluded;

(10)	any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statements Nos. 142 and No. 144 and the amortization of intangibles arising pursuant to Financial Accounting Standards Board No. 141 will be excluded;

(11)	non-recurring charges related to any acquisition or disposition (including any broker or other costs from proposed acquisitions or dispositions that are not consummated) or any public equity offering by the Company or any of its Restricted Subsidiaries will be excluded; and

(12)	unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person will be excluded;

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent consolidated balance sheet (prior to the relevant date of determination) of the Company and its Restricted Subsidiaries in accordance with GAAP.

“Contribution Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the common equity capital of the Company after the Issue Date (other than any such contributions made by any Subsidiaries of the Company); provided that (A) such Contribution Indebtedness (x) is Incurred on the date of, or within 180 days after, the making of such cash contributions and (y) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof, and (B) such cash contributions have not been applied and, so long as such Contribution Indebtedness (and any Permitted Refinancing Indebtedness in respect thereof) is outstanding, are not applied, to make a Restricted Payment or a Permitted Investment (other than a Permitted Investment under clause (1), (2) or (3) of the definition of “Permitted Investments”).

“Credit Agreement” means the Credit Agreement dated as of the Issue Date by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto in their capacities as lenders thereunder and Credit Suisse, as administrative agent, and Lehman Commercial Paper Inc., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing (including pursuant to indentures, credit facilities, or commercial paper facilities with banks, investors, other lenders or institutional investors or by means of sales of debt securities to institutional investors or others), replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or other party.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), financings, commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, receivables financing (including through the sale of Receivables Assets to such lenders or to special purpose entities formed to borrow from such lenders against such Receivables Assets), notes or letters of credit, bank products or other debt obligations and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, renewed, refunded, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or other party.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent entity of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation provided in clause (3)(b) of paragraph (A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Subordinated Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the Company first complies with the Change of Control and Asset Sale covenants in the Senior Subordinated Notes Indenture. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Senior Subordinated Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private placement of Capital Stock (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) to any Person (other than any Subsidiary thereof ), so long as, in the case of any such placement of the Capital Stock of such parent entity, the resulting net proceeds are contributed to the common equity capital of the Company prior to the consummation of any redemption of Senior Subordinated Notes pursuant to the provisions of the first paragraph under the caption “—Optional Redemption;” provided that no offering of Capital Stock to any Affiliate of the Company (or to any Person that, following a contemplated or announced Change of Control transaction, would be an Affiliate of the Company) will constitute an Equity Offering if such placement is in contemplation or following the announcement of a transaction that would result in a Change of Control.

“Excluded Subsidiary” means (x) any Accounts Receivables Subsidiary and (y) any Restricted Subsidiary of the Company that is designated as an “Excluded Subsidiary” pursuant to an Officers’ Certificate delivered to the Trustee and that, at the time of such designation pursuant to this clause (y), has total assets with a Fair Market Value of less than $500,000; provided that the Fair Market Value of the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (y), does not in the aggregate at any time exceed $2.0 million.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (excluding Indebtedness under the Credit Agreement or under the Senior Subordinated Notes and the related Senior Subordinated Note Guarantees but including Indebtedness under the Senior Secured Floating Rate Notes and the related Guarantees of the Senior Secured Floating Rate Notes) in existence on the Issue Date until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. The Board of Directors’ determination of Fair Market Value must be evidenced by a Board Resolution if the Fair Market Value exceeds $25.0 million.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, issues, assumes, repays, repurchases or redeems any Indebtedness (including Disqualified Stock) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, issuance, assumption, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	Investments in and acquisitions and dispositions of Persons or business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act (except that pro forma effect may also be given to (a) any Pro Forma Cost Savings and (b) any cost savings described in the Offering Circular, provided that such cost savings, in the case of this clause (b), may not be applied for any fiscal period occurring after September 30, 2005), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income (and pro forma effect shall also be given to acquisitions, dispositions, Investments, mergers and consolidations made during the relevant four-quarter period by the business entities that are themselves acquired during such four quarter period);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent not included under any other clause of this definition, whether or not such Guarantee or Lien is called upon; plus

(4)

the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; minus

(5)	interest income,

in each case, on a consolidated basis and in accordance with GAAP; provided, however, that Fixed Charges shall not include (x) the amortization or write-off of deferred financing fees or debt issuance costs or any expensing of bridge or any financing fees or (y) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133” Accounting for Derivative Instruments and Hedging Activities”.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person. For the avoidance of doubt, the term “Guarantee” shall not include Standard Receivables Undertakings.

“Guarantors” means:

(1)	the Initial Guarantors; and

(2)	any other Subsidiary or direct or indirect parent entity of the Company that executes a Senior Subordinated Note Guarantee in accordance with the provisions of the Senior Subordinated Notes Indenture;

and, in each case, their respective successors and assigns until released from their obligations under their Senior Subordinated Note Guarantees and the Senior Subordinated Notes Indenture in accordance with the terms of the Senior Subordinated Notes Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Senior Subordinated Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion or amortization of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms nor the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) nor the classification of Preferred Stock (other than Disqualified Stock) of the Company as Indebtedness under GAAP will be considered an Incurrence of Indebtedness; provided that, in each case, the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except (a) any such balance that constitutes an accrued expense or trade payable and (b) earnout or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable;

(6)	representing Hedging Obligations;

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8)	in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Senior Subordinated Notes Indenture. The term “Indebtedness” shall not include any obligation to make the working capital adjustment pursuant to Section 2.4(b) of the Stock Purchase Agreement.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Guarantors” means (a) the Parent and (b) all of the Domestic Subsidiaries of the Company existing on the Issue Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Senior Subordinated Notes under the Senior Subordinated Notes Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement, dated as of the Issue Date, between Pregis Holding II Corporation and AEA Investors LLC, as in effect on the Issue Date, and as may be amended from time to time in a manner not adverse to the Holders of the Senior Subordinated Notes.

“Management Group” means the group consisting of (a) the directors and executive officers of the Company identified under the caption “Management” in the Offering Circular (so long as such persons are the directors and executive officers, respectively, of the Company on the relevant date of determination) and (b) any other directors and executive officers, provided that such directors and executive officers (in the case of this clause (b)), on the relevant date of determination, own in the aggregate not more than 15% of the voting power of the Voting Stock of any direct or indirect parent entity of the Company.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP, or amounts required by contract to be held in escrow pending determination of whether a purchase price adjustment will be made; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve or escrow pursuant to clause (6) no longer so held, will, in the case of each of subclauses (a) and (b), at that time become Net Proceeds.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the controller or a vice president, or the principal accounting officer of the Company, that meets the requirements of the Senior Subordinated Notes Indenture.

“Opinion of Counsel” means an opinion from legal counsel which is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Senior Subordinated Notes Indenture.

“Pari Passu Debt” means Indebtedness of the Company or any Guarantor that (a) ranks pari passu in right of payment with the obligations of the Company under the Senior Subordinated Notes or the obligations of such Guarantor under its Senior Subordinated Note Guarantee and (b) contains provisions similar to those set forth under the caption “—Repurchase at the Option of Holders—Asset Sales” with respect to offers to purchase or redeem with the proceeds of sales of assets.

“Permitted Business” means (1) any business conducted or proposed to be conducted (as described in the Offering Circular) by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related, complementary or ancillary thereto and (2) any acquired business or group of businesses that derive the majority of their revenues from one or more businesses that meet the requirements of clause (1) above.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	stock, obligations or securities received in satisfaction of judgments;

(7)	Investments in securities of customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such customers or in good faith settlement of delinquent obligations of, or other disputes with, such trade creditors;

(8)	loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes (including, without limitation, in connection with the purchase of Capital Stock by such directors, employees and officers) not in excess of $5.0 million at any one time outstanding;

(9)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(10)	commission, payroll, travel, relocation and similar advances to directors, officers, employees and consultants of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(11)	Investments in existence on the Issue Date after giving effect to the Acquisition and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(12)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(13)	repurchases of Senior Subordinated Notes;

(14)	Investments acquired in connection with (and not created in anticipation of) an acquisition otherwise permitted by the Indenture;

(15)	Investments by the Company or a Restricted Subsidiary of the Company in an Accounts Receivable Subsidiary or any Investment by an Accounts Receivable Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(16)	Investments by the Company or a Restricted Subsidiary in joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the Issue Date, not to exceed $5.0 million; and

(17)	any Investment in any Person other than an Unrestricted Subsidiary (provided that any such Person is not an Affiliate of the Company or is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person) having an aggregate Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) since the Issue Date, not to exceed the greater of (x) $20.0 million and (y) 4.0% of Consolidated Net Tangible Assets; provided, however, that, if an Investment pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (17).

“Permitted Liens” means:

(1)	Liens on the assets of the Company and any Guarantor securing Senior Debt that was permitted by the terms of the Senior Subordinated Notes Indenture to be Incurred;

(2)	Liens in favor of the Company or any Subsidiary Guarantor;

(3)	Liens on property or Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property or Capital Stock existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Liens securing the Senior Subordinated Notes and the Senior Subordinated Note Guarantees;

(6)	Liens existing on the Issue Date (including Liens securing the Senior Secured Floating Rate Notes and the related Guarantees);

(7)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Senior Subordinated Notes Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Senior Subordinated Notes Indenture;

(9)	Liens securing obligations that do not exceed $5.0 million at any one time outstanding;

(10)	Liens on assets and property of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted to be Incurred under the provisions of the covenant “—Certain Covenants—Incurrence of Indebtedness”;

(11)	Liens on and pledges of Equity Interests of an Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(12)	Liens securing Indebtedness of any Accounts Receivable Subsidiary and Liens on Receivables Assets that have been sold in transactions described in clause (17) of the second paragraph of the definition of “Asset Sale”; and

(13)	Liens on property of an Excluded Subsidiary (other than an Accounts Receivable Subsidiary) securing Indebtedness of such Excluded Subsidiary.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Senior Subordinated Notes and is subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, on terms at least as favorable taken as a whole to the Holders of Senior Subordinated Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Senior Subordinated Notes or any Senior Subordinated Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Senior Subordinated Notes or such Senior Subordinated Note Guarantees; and

(5)	such Indebtedness is Incurred by either (a) with respect to Indebtedness of a Restricted Subsidiary that is not a Guarantor, any Restricted Subsidiary that is not a Guarantor or (b) the Company or any Guarantor; and

(B) any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund, other Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock held by the Company or any of its Restricted Subsidiaries); provided that:

(1)	the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3)	such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and is subordinated in right of payment to, the Senior Subordinated Notes on terms at least as favorable to the Holders of Senior Subordinated Notes as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4)	such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5)	such Disqualified Stock is issued by either (a) with respect to Disqualified Stock issued by a Restricted Subsidiary that is not a Guarantor, any Restricted Subsidiary that is not a Guarantor or (b) the Company or any Guarantor.

“Permitted Tax Distribution” means in the event that the Company is a member of a consolidated, combined or similar U.S. federal, state or local income tax group of which a direct or indirect parent entity is the common parent, payments, dividends or distributions to such parent entity, in order to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income or operations of the Company and its Subsidiaries (to the extent such taxes are not payable directly by the Company and its Subsidiaries); provided that (x) the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by the Company and its Subsidiaries, do not exceed a reasonable estimate of the amount of tax that the Company and its Subsidiaries would have paid as a stand alone consolidated, combined or similar U.S. federal, state or local income tax group of which the Company was the common parent plus any taxes imposed in connection with the income or operations of the Company as a result of such parent entity’s ownership of Capital Stock of the Company and (y) in the event that such reasonable estimate exceeds the actual amount that the Company would have been required to pay, such parent entity is required to repay the excess to the Company within a reasonable period after the later of the date on which such excess is determined and the date on which such parent entity receives any refund related to such excess.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Principals” means (a) the Sponsor and (b) the Management Group. Any Person or Persons whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Subordinated Notes Indenture will thereafter, together with such Person’s or Persons’ Affiliates that are controlled by such Person or Persons, constitute an additional Principal.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to the business that was the subject of such acquisition within twelve months of the date of such acquisition and that are supportable and quantifiable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost reductions achieved or to be achieved from each such action and certifies that such cost reductions meet the criteria set forth in the preceding sentence.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)	net cash proceeds;

(2)	Cash Equivalents;

(3)	the fair market value of assets that are used or useful in a Permitted Business; and

(4)	the fair market value of the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of that Capital Stock,

(a)	such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or by any Restricted Subsidiary of the Company pursuant to which the Company or any Restricted Subsidiary of the Company may sell, convey, grant or otherwise transfer to an Accounts Receivable Subsidiary, any accounts receivable

(whether now existing or arising in the future) of the Company or any Restricted Subsidiary of the Company and any asset related thereto (or interests in the foregoing), including, without limitation, all collateral securing such accounts receivable, and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that in the good faith determination of the Company are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization, factoring or other sale transaction involving accounts receivable.

“Receivables Assets” means accounts receivable and the assets related thereto, as described in the definition of Qualified Receivables Transaction (or interests in the foregoing).

“Registration Rights Agreement” means (1) with respect to the Senior Subordinated Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Initial Guarantors, Credit Suisse First Boston (Europe) Limited, Credit Suisse First Boston LLC, Lehman Brothers International (Europe) and Lehman Brothers Inc. and (2) with respect to any Additional Senior Subordinated Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Senior Subordinated Notes under the Securities Act.

“Replacement Assets” means (1) non-current assets or properties that will be used or useful in a Permitted Business (including any such assets or properties acquired through capital expenditures) and, to the extent that the Net Proceeds being applied relate to a sale of assets of a Guarantor, will be owned by a Subsidiary Guarantor or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary and, to the extent that the Net Proceeds being applied relate to a sale of assets of a Guarantor, a Subsidiary Guarantor.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Senior Secured Floating Rate Notes” means the Company’s second priority senior secured floating rate notes due 2013.

“Senior Subordinated Note Guarantee” means a Guarantee of the Senior Subordinated Notes by the Parent, any other direct or indirect parent entity of the Company or any Subsidiary Guarantor pursuant to the Senior Subordinated Notes Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Sponsor” means AEA Investors LLC, AEA Management (Cayman) Ltd., AEA Investors LP, and their respective affiliates and funds managed by any of their managing directors or senior executives or entities they control.

“Standard Receivables Undertaking” means representations, warrantees, covenants, and indemnities entered into by the Company or any Restricted Subsidiary of the Company, which in the good faith judgment of the Board of Directors of the Company (or two officers pursuant to an Officers’ Certificate), are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of June 23, 2005, as amended, among Pactiv Corporation, Pregis Holding Corporation (f/k/a PFP Holding II Corporation) and the other parties thereto, and the agreements and documents related thereto.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that guarantees the Company’s Obligations under the Senior Subordinated Notes in accordance with the terms of the Senior Subordinated Notes Indenture, and its successors and assigns, until released from its obligations under such Guarantee and the Senior Subordinated Notes Indenture in accordance with the terms of the Senior Subordinated Notes Indenture.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Senior Subordinated Notes to October 15, 2009; provided, however, that if the then remaining term of the Senior Subordinated Notes to October 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Senior Subordinated Notes to October 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM

General

Each issue of exchange notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). The Global Notes representing the senior subordinated exchange notes (the “Senior Subordinated Global Notes”) will be deposited with a custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC. The Global Notes representing the senior secured floating rate exchange notes (the “Senior Secured Floating Rate Global Notes”) will be deposited with, or on behalf of, a common depositary (the “Common Depositary”) for the accounts of Euroclear and Clearstream and registered in the name of the nominee of the Common Depositary.

Ownership of interests in the Global Notes (the “Book-Entry Interests”) will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream, or persons that hold interests through such participants. DTC, Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated notes.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests will not be considered the owners or “holders” of notes for any purpose.

So long as the notes are held in global form, DTC, Euroclear and/or Clearstream, as applicable (or their respective nominees), will be considered the sole holders of Global Notes for all purposes under the indentures. In addition, participants in DTC, Euroclear and/or Clearstream must rely on the procedures of DTC, Euroclear and/or Clearstream, as the case may be, and indirect participants must rely on the procedures of DTC, Euroclear, Clearstream and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the indentures.

Neither we nor the trustees under the indentures will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of the Global Notes

In the event any Global Note (or any portion thereof) is redeemed, DTC, Euroclear and/or Clearstream (or their respective nominees), as applicable, will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, Euroclear and Clearstream, as applicable, in connection with the redemption of such Global Note (or any portion thereof). We understand that, under existing practices of DTC, Euroclear and Clearstream, if fewer than all of the exchange notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of €50,000 (with respect to the Senior Secured Floating Rate Global Notes) or $1,000 (with respect to the Senior Subordinated Global Notes) principal amount or less may be redeemed in part.

Payments on Global Notes

We will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, if any) to DTC or its nominee (in the case of the Senior Subordinated Global Notes) and to the Common Depositary or its nominee (in the case of the Senior Secured Floating Rate Global Notes), which will distribute such payments to participants in accordance with their procedures. We will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. We expect that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

Under the terms of the indentures, we and the trustee will treat the registered holders of the Global Notes (e.g. DTC, Euroclear or Clearstream (or their respective nominees)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee nor any of our or its respective agents has or will have any responsibility or liability for:

•	any aspect of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•	DTC, Euroclear, Clearstream or any participant or indirect participant.

Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes

Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Senior Subordinated Global Notes will be paid to holders of interests in such notes (the “DTC Holders”) through DTC in US dollars. Except as may otherwise be agreed between Euroclear and/or Clearstream and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Senior Secured Floating Rate Global Notes will be paid to holders of interests in such notes (the “Euroclear/Clearstream Holders”) through Euroclear and/or Clearstream in euro.

Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. Neither we nor the trustee nor any of our or their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action by Owners of Book-Entry Interests

DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of exchange notes at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under a series of notes, each of DTC, Euroclear and Clearstream reserves the right to exchange the relevant Global Notes for definitive registered notes in certificated form (the “Definitive Registered Notes”), and to distribute Definitive Registered Notes to its participants.

Transfers

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream and their respective direct or indirect participants, which rules and procedures may change from time to time.

Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note of the same series will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

Definitive Registered Notes

Under the terms of the indentures, owners of the Book-Entry Interests will receive Definitive Registered Notes:

•	in the case of a Senior Subordinated Global Note, if DTC notifies us that it is unwilling or unable to continue as depositary for the Senior Subordinated Global Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

•	in the case of a Senior Secured Floating Rate Global Note, if Euroclear or Clearstream notifies us that it is unwilling or unable to continue as depositary for the Senior Secured Floating Rate Global Note, and we fail to appoint a successor;

•	following an event of default under the applicable indenture; or

•	the Company, at its option, notifies the Trustee in writing that it elects to cause Definitive Registered Notes to be issued.

For so long as the senior secured floating rate exchange notes are listed on the Irish Stock Exchange and its rules so require, if Definitive Registered Notes are issued, we will publish a notice in Dublin of any issuance of Definitive Registered Notes in a daily leading newspaper having general circulation in Ireland (which we expect to be the Irish Times) and send a copy of such notice to the Irish Stock Exchange.

In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note will be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed will be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than €50,000 and $1,000 will be issued. We will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.

We will not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, we are not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the applicable indenture. We may require a holder to pay any taxes and fees required by law and permitted by the applicable indenture.

If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar or at the office of a transfer agent, we will issue and the trustee will authenticate a replacement Definitive Registered Note if the trustee’s and our requirements are met. We or the trustee may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the trustee and us to protect us, the trustee or the paying agent appointed pursuant to the indentures from any loss which any of them may suffer if a Definitive Registered Note is replaced. We may charge for its expenses in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of the applicable indenture, we in our discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the applicable indenture.

Global Clearance and Settlement Under the Book-Entry System

The senior secured floating rate exchange notes represented by the Senior Secured Floating Rate Global Notes are expected to be listed on the Irish Stock Exchange. The senior subordinated exchange notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the senior subordinated exchange notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds. Subject with the transfer restrictions applicable to the Global Notes, cross-market transfers of Book-Entry Interests in the senior subordinated exchange notes between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be done through DTC in accordance with DTC’s rules on behalf of each of Euroclear or Clearstream by its Common Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to the Common Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Senior Subordinated Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the Common Depositary.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Senior Subordinated Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of a sale of an interest in a Senior Subordinated Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as at the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Senior Subordinated Global Notes among participants in DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, the registrar, any transfer agent nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, or their respective participants or indirect participants, or their respective obligations under the rules and procedures governing their operations.

Information Concerning DTC, Euroclear and Clearstream

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the relevant settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

We understand as follows with respect to DTC, Euroclear and Clearstream:

DTC. DTC is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” under New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Senior Subordinated Global Notes only through DTC participants.

Euroclear and Clearstream. Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for exchange notes.

This summary deals only with exchange notes and outstanding notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding outstanding notes or exchange notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding outstanding notes or exchange notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes or exchanging outstanding notes for exchange notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes and exchanging outstanding notes for exchange notes as set forth in this summary. Before you purchase exchange notes or exchange outstanding notes for exchange notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income, and other tax consequences of acquiring, owning and disposing of the exchange notes, and exchanging outstanding notes for exchange notes, that may be applicable to you.

United States Federal Income Tax Consequences of the Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and you will have the same tax basis and holding period in the exchange notes as you had in your outstanding notes immediately before the exchange.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of an outstanding note or an exchange note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Dollar Denominated Exchange Notes

The following is a summary of the material U.S. federal income tax consequences to you of the ownership of a dollar denominated exchange note.

Payments of Interest

Interest on your dollar denominated exchange notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your dollar denominated exchange notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your dollar denominated exchange notes in your gross income at the time the interest accrues.

De Minimis OID

The dollar denominated notes were issued with de minimis original issue discount (“OID”). Because the principal amount of a dollar denominated note exceeds its issue price by less than a de minimis amount, a United States Holder will not be required to include such de minimis OID in income unless the United States Holder recognizes gain upon the sale, redemption, exchange, retirement or other taxable disposition of the dollar denominated note (see “Sale or Other Taxable Disposition of Notes” below).

Market Discount and Bond Premium

If you purchase a dollar denominated exchange note (or purchased the dollar denominated outstanding note for which the dollar denominated exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the dollar denominated exchange note or outstanding note, as the case may be.

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a dollar denominated exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the dollar denominated exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the dollar denominated exchange note (or the dollar denominated outstanding note for which the dollar denominated exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the dollar denominated exchange note (or the dollar denominated outstanding note for which the dollar denominated exchange note was exchanged, as the case may be) to the maturity date of the dollar denominated exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the dollar denominated exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase a dollar denominated exchange note (or purchased the dollar denominated outstanding note for which the dollar denominated exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the dollar denominated exchange note (or dollar denominated outstanding note) with “bond premium” equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the dollar denominated exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the dollar denominated exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the dollar denominated exchange note, and finally as a carryforward allowable against your future interest inclusions on the dollar denominated exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. You should consult your own tax advisor concerning the computation and amortization of any bond premium on your dollar denominated exchange note.

Constant Yield Election

As an alternative to the above-described rules for including interest payments and any market discount in income and amortizing any bond premium, you may elect to include in gross income all interest that accrues on a dollar denominated exchange note, including stated interest, any market discount (including any de minimis market discount) and adjustments for any bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale or Other Taxable Disposition of Exchange Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of the dollar denominated exchange notes (including any deemed exchange of notes for “new” notes that might occur for U.S. federal income tax purposes as a result of an assumption of our obligations under the exchange notes by any Person, as described under “Description of Senior Subordinated Exchange Notes—Merger, Consolidation, or Sale of Assets”, or as a result of any assumption of the obligations of a Guarantor by any Person, as described under “Description of Senior Subordinated Exchange Notes—Guarantees”), you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale, redemption, exchange, retirement or other taxable disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income in the manner described above in “—Dollar Denominated Exchange Notes—Payments of Interest”); and

•	your adjusted tax basis in the dollar denominated Exchange notes.

Your adjusted tax basis in a dollar denominated exchange note will generally equal the cost of the dollar denominated exchange note (or, in the case of a dollar denominated exchange note acquired in exchange for a dollar denominated outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under “—United States Federal Income Tax Consequences of the Exchange Offer”), increased by the amount of any market discount with respect to your dollar denominated exchange note previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

Your gain or loss (including any gain attributable to de minimis OID) generally will be capital gain or loss (except with respect to accrued market discount that has not previously been included in income, as discussed above under “—Market Discount and Bond Premium”). This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the dollar denominated exchange notes for more than one year (taking into account for this purpose, in the case of a dollar denominated exchange note received in exchange for a dollar denominated outstanding note in the exchange offer, the period of time that the outstanding note was held).

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009.

Euro Denominated Exchange Notes

The following is a summary of the material U.S. federal income tax consequences to you of the ownership of a euro denominated exchange note.

Payments of Interest

Cash basis United States holders are required to include in income the U.S. dollar value of the amount of interest received, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

Accrual basis United States holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within each taxable year). Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles your taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change it without the consent of the Internal Revenue Service. Upon receipt of an interest payment on such euro denominated exchange note (including, upon the sale of such exchange note, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any euros received at the “spot rate” for euros on the date received) and the U.S. dollar value of the interest income that you have previously included in income with respect to such payment. In general, exchange gain or loss will be treated as ordinary income or loss for U.S. federal income tax purposes.

Market Discount and Bond Premium

If you purchase a euro denominated exchange note (or purchased the euro denominated outstanding note for which the euro denominated exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the euro denominated exchange note or outstanding note, as the case may be.

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a euro denominated exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the euro denominated exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the euro denominated exchange note (or the euro denominated outstanding note for which the euro denominated exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the euro denominated exchange note (or the euro denominated outstanding note for which the euro denominated exchange note was exchanged, as the case may be) to the maturity date of the euro denominated exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the euro denominated exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

Because all payments on the Euro Denominated Exchange Notes are denominated in euro, a US Holder will be required to determine market discount in euro. A US Holder should translate accrued market discount not currently included in the US Holder’s income into US dollars at the spot rate in effect on the date of the US Holder’s receipt of a principal payment on or disposition of a Euro Denominated Exchange Note, and no exchange gain or loss will be recognized with respect to such accrued market discount. A US Holder that elects to include market discount in income currently as it accrues should translate the accrued market discount into US dollars at the average rate of exchange for the accrual period. Upon receipt of a payment attributable to accrued market discount (including amounts received upon the disposition of a Euro Denominated Exchange Note attributable to accrued market discount), such electing US Holder should recognize ordinary income or loss in an amount equal to the difference between the US dollar value of such payment (determined by translating the euro received into US dollars at the spot rate in effect on the date received) and the US dollar value of the accrued market discount with respect to such payment.

If you purchase a euro denominated exchange note (or purchased the euro denominated outstanding note for which the euro denominated exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the euro denominated exchange note (or euro denominated outstanding note) with “bond premium” equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the euro denominated exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the euro denominated exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the euro denominated exchange note, and finally as a carryforward allowable against your future interest inclusions on the euro denominated exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. You should consult your own tax advisor concerning the computation and amortization of any bond premium on your euro denominated exchange note.

Because all payments on the Euro Denominated Exchange Notes are denominated in euro, a US Holder will be required to determine amortizable bond premium in euro. The amortized amount of the premium for a taxable year will reduce a US Holder’s interest on a Euro Denominated Exchange Note in euro. A US Holder should recognize exchange gain or loss with respect to the portion of bond premium amortized in a taxable year by treating such portion as a return of principal (see the discussion below under “Sale or other Taxable Disposition or Retirement of Exchange Notes).

Constant Yield Election

As an alternative to the above-described rules for including interest payments and any market discount in income and amortizing any bond premium, you may elect to include in gross income all interest that accrues on a euro denominated exchange note, including stated interest, any market discount (including any de minimis market discount) and adjustments for any bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale, other Taxable Disposition or Retirement Exchange Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a euro denominated exchange note (including any deemed exchange of exchange notes for “new” notes that might occur for U.S. federal income tax purposes as a result of an assumption of our obligations under the exchange notes by any Person, as described under “Description of Senior Secured Floating Rate Exchange Notes—Merger, Consolidation, or Sale of Assets”, or as a result of any assumption of the obligations of a Guarantor by any Person, as described under “Description of Senior Secured Floating Rate Exchange Notes—Guarantees”, you will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized upon the sale, redemption, exchange, retirement or other taxable disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and will be taxable as ordinary income as described above in “—Euro Denominated Exchange Notes—Payment of Interest”); and

•	your adjusted tax basis in the euro denominated exchange note.

Your adjusted tax basis in a euro denominated exchange note will generally equal the cost of the euro denominated exchange note (or, in the case of a euro denominated exchange note acquired in exchange for a euro denominated outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under “—United States Federal Income

Tax Consequences of the Exchange Offer”), increased by the amount of any market discount with respect to your euro denominated exchange note previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note. If you purchased a euro denominated exchange note (or, in the case of a euro denominated exchange note acquired in exchange for a euro denominated outstanding note in the exchange offer, an outstanding note) with foreign currency, your cost for purposes of the previous sentence will be the U.S. dollar value of the foreign currency amount paid for such euro denominated exchange note or euro denominated outstanding note determined at the time of such purchase.

Subject to the foreign currency rules discussed below, such gain or loss will be capital gain or loss (except with respect to accrued market discount that has not previously been included in income, as discussed above under “—Market Discount and Bond Premium”). Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. This capital gain will be long-term capital gain or loss if at the time of the disposition you have held the euro denominated exchange notes for more than one year (taking into account for this purpose, in the case of a euro denominated exchange note received in exchange for a euro denominated outstanding note in the exchange offer, the period of time that the outstanding note was held). If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009.

If your euro denominated exchange note is sold, redeemed, exchanged or retired for an amount denominated in euros, then your amount realized generally will be based on the spot rate of euros on the date of sale, redemption, exchange or retirement. If the euro denominated exchange notes are traded on an established securities market and are sold by a cash method taxpayer, the value of euros paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of euro denominated exchange notes traded on an established securities market, provided that a statement to that effect is filed with such taxpayer’s first tax return in which the election is effective and the election is applied consistently.

Exchange Gain or Loss with Respect to Foreign Currency

Upon disposition (including the sale, redemption, exchange, retirement or other disposition) of a euro denominated exchange note, in addition to exchange gain recognized with respect to payments of interest and market discount (as described above), you will also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, redemption, exchange, retirement or other disposition) of an exchange note. Gain or loss attributable to the movement of exchange rates will equal the difference between (1) the U.S. dollar value of the euro principal amount of an exchange note (determined as of the date the exchange note is disposed based on the spot rate for the euro on that date, or if the euro denominated exchange notes are traded on an established securities market, the spot rate of exchange on the settlement date, in the case of a cash basis United States holder or an electing accrual basis United States Holder as described above) and (2) the U.S. dollar value of the euro principal amount of the exchange note, determined on the date the United States holder acquired the exchange note based on the spot rate for the euro on that date. For this purpose, the principal amount of the exchange note is the United States holder’s purchase price in euro. Such gain or loss will be treated as ordinary income or loss (and will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS). The realization of such gain or loss with respect to payments of principal or accrued interest will be limited to the amount of overall gain or loss realized on the disposition of an exchange note.

If you purchase a euro denominated exchange note with previously owned foreign currency you will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in such foreign currency and the fair market value of the exchange note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

Your tax basis in the euro received as interest on, or received on the sale, exchange, retirement or other disposition of, a euro denominated exchange note will be the U.S. dollar value thereof at the spot rate in effect on the date the holder received the euro, or if the euro denominated exchange notes are traded on an established securities market, the spot rate of exchange on the settlement date of ay disposition, in the case of a cash basis United States holder or an electing accrual basis United States Holder as described above. Any gain or loss recognized by a United States holder on a sale, exchange or other disposition of the euro will be ordinary income or loss (and will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS).

Tax Return Disclosure Requirement

You may be required to report a sale, retirement or other disposition of exchange notes or a payment of accrued interest on IRS Form 8886 (Reportable Transaction Disclosure Statement) if you recognize exchange loss on a euro denominated note that exceeds U.S. $50,000 in a single taxable year from a single transaction, if you are an individual or trust, or higher amounts if you are a non-individual United States holder. You are advised to consult your tax advisor in this regard.

Backup Withholding

In general, “backup withholding” at a rate of 28% (which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011) may apply:

•	to any payments made to you of principal of and interest on your exchange note, and

•	to payment of the proceeds of a sale or other disposition of your exchange note,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of an exchange note and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your exchange notes, provided that in the case of interest, such interest qualifies as portfolio interest. Interest on the exchange notes will qualify as portfolio interest so long as:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business or, if required by an applicable income tax treaty, is not attributable to a United States “permanent establishment” maintained by you; and

•	you provide a signed written statement, on an Internal Revenue Service Form W–8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “Material United States Federal Income and Estate Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “Material United States Federal Income and Estate Tax Considerations— Non-U.S. Holders-Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not been satisfied through the United States federal withholding described above);

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your exchange notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•	the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your exchange notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the exchange notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “Material United States Income and Estate Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder. However, we or our paying agent may be required to report to the Internal Revenue Service and you payments of interest on the exchange notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a rate of up 28% (which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your exchange notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a U.S. office of a broker, the payment is subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to, and promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to, any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale. In addition, until , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S–4 under the Securities Act with respect to the exchange notes. As allowed by SEC rules, this prospectus, which is a part of the registration statement, omits certain information included in that registration statement and the exhibits thereto. For further information with respect to us and the exchange notes, we refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. However, under the indentures for the notes, we have agreed to furnish to the trustee under the indentures and, upon request, to holders (as defined in the indentures) of the notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, within the time periods specified in the SEC’s rules and regulations.

After consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, the indentures for the notes provide that we will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the SEC within the time periods specified in the SEC’s rules and regulations unless the SEC will not accept such a filing. The indentures for the notes also provide that Pregis Holding II may comply with the periodic reporting requirements of the Exchange Act in lieu of us. In accordance therewith, Pregis Holding II, and not Pregis Corporation, will file reports and other information with the SEC.

In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to prospective investors designated by any holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC’s Internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Pregis Corporation

1900 West Field Court

Lake Forest, IL 60045

Attention: Chief Financial Officer

(847) 482-2000

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than                      , 2006, which is five business days prior to the expiration of the exchange offer.

LISTING AND GENERAL INFORMATION

1. Application has been made to the Irish Financial Services Regulatory Authority of Ireland, as competent authority under the Directive 2003/71/EC, for the offering circular (pursuant to which the outstanding notes were issued) to be approved. Application has been made to the Irish Stock Exchange for the outstanding senior secured floating rate notes to be admitted to the Official List and trading on its regulated market. We cannot assure you that the senior secured floating rate notes will become or remain listed.

2. For the life of the prospectus, copies of this prospectus (including the financial statements contained therein), Pregis Corporation’s certificate of incorporation and bylaws, and the indenture governing the senior secured floating rate exchange notes and the related security agreements, will be available for inspection and will be obtainable at the offices of the Irish paying agent in Dublin, Ireland and at Pregis Corporation’s principal executive offices, where electronic copies of the foregoing may be obtained upon request. Any reference to documents or web addresses incorporated by reference in this prospectus do not form part of the prospectus for the purpose of listing the senior secured floating rate exchange notes on the Irish Stock Exchange.

3. Pregis Corporation represents that, as of the date of this prospectus, there has been no material adverse change in its financial position since September 30, 2005 other than as described herein. Pregis Corporation has not been involved in any litigation or arbitration proceedings relating to claims in amounts which may have or have had a material effect on it in the context of the issuance of the senior secured floating rate exchange notes, nor, so far as it is aware, is any such litigation or arbitration involving it pending or threatened.

4. The issuance of the senior secured floating rate exchange notes was authorized by Pregis Corporation’s directors by a resolution passed on or about October 6, 2005. Since its creation, Pregis Corporation has not commenced trading, established any accounts or declared any dividends, except for the transactions described herein relating to the issuance of the senior secured floating rate notes and no annual report or accounts have been prepared as of the date of this prospectus.

5. The applicable International Securities Identification Numbers (ISIN) for the senior secured floating rate exchange notes is .

6. Pregis Corporation accepts responsibility for the information contained in this prospectus and to the best of its knowledge and belief the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

7. The Irish paying agent is RSM Robson Rhodes LLP. The address for the Irish paying agent’s address is RSM House, Herbert Street, Dublin 2.

8. Application may be made to the Irish Stock Exchange to have the senior secured floating rate exchange notes removed from listing on the Irish Stock Exchange, including if necessary to avoid any new withholding taxes in connection with the listing.

9. The following legal information relates to Pregis Corporation and the guarantors:

•	Pregis Corporation was formed on May 18, 2005 as a corporation under the General Corporation Law in the State of Delaware, United States of America, and its Delaware corporate identification number is 3972635. The Certificate of Incorporation for Pregis Corporation provides that the purpose of Pregis Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law in the State of Delaware. Its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 and its principal executive office is located at 1900 West Field Court, Lake Forest, IL 60045.

•	Pregis Holding II Corporation was formed on May 18, 2005 as a corporation under the General Corporation Law in the State of Delaware, United States of America, and its Delaware corporate identification number is 3972636. The Certificate of Incorporation for Pregis Holding II Corporation provides that the purpose of Pregis Holding II Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law in the State of Delaware. Its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

•

Pregis Management Corporation was formed on August 15, 2005 as a corporation under the General Corporation Law in the State of Delaware, United States of America, and its Delaware corporate identification number is 4015776. The Certificate of Incorporation for Pregis Management Corporation provides that the purpose of Pregis Management Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law in the State of Delaware. Its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

•	Pregis Innovative Packaging Inc. was formed on April 16, 1997 as a corporation under the General Corporation Law in the State of Delaware, United States of America, and its Delaware corporate identification number is 2740899. The Certificate of Incorporation for Pregis Innovative Packaging Inc. provides that the nature of the business or purposes to be conducted or promoted by Pregis Innovative Packaging Inc. are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law in the State of Delaware and in general, to possess and exercise all the powers and privileges granted by the General Corporation Law in the State of Delaware or by any other law or by the Certificate of Incorporation of Pregis Innovative Packaging Inc., together with any powers incident thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purpose of Pregis Innovative Packaging Inc. Its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

•	Hexacomb Corporation was formed on May 31, 1988 as a corporation under the laws of the State of Illinois, United States of America, and its Illinois corporation file number is 55102406. The Articles of Incorporation for Hexacomb Corporation provide that the purpose of Hexacomb Corporation is to engage in the transaction of any and all lawful business for which corporations may be incorporated under the Illinois Business Corporation Act of 1983. Its registered office in the State of Illinois is c/o C T Corporation System, 208 S. LaSalle Street, Chicago, IL 60604.

LEGAL MATTERS

The validity of the exchange notes offered hereby and the guarantees thereof will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP, on behalf of its partners, indirectly owns an equity interest in Pregis Holding II, our sole shareholder.

EXPERTS

The combined balance sheets as of December 31, 2003 and 2004, and the related combined statements of operations, owner’s equity, and cash flows for each of the three years in the period ended December 31, 2004, as well as the financial statement schedule “Schedule II—Valuation and Qualifying Accounts,” included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

Additionally, the combined balance sheet of Pregis Holding II Corporation as of September 30, 2005, and the related combined statements of operations and owner’s deficit, and cash flows from May 18, 2005 (inception) to September 30, 2005, included in this prospectus, have also been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

I NDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of Pregis Corporation

We have audited the accompanying combined statements of financial position as of December 31, 2004 and 2003, of Pregis, consisting of the companies listed in Note 2 (the Company), and the related combined statements of operations, cash flows, and owner’s equity and other comprehensive income (loss), for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedules listed in the index to Financial Statements as “Schedule II-Valuation and Qualifying Accounts”. These financial statements and schedule are the responsibility of Pregis Corporation’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Pregis at December 31, 2004 and 2003, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 2 and 8 to the combined financial statements, in 2002 Pregis changed its method of accounting for goodwill and other intangible assets.

/s/ Ernst & Young LLP

Chicago, Illinois

June 1, 2005

Except for Notes 17 and 18, as to which the date is September 8, 2005

Pregis

Combined Statements of Operations

Years Ended December 31, 2004, 2003 and 2002

(In thousands)	2004	2003	2002
Sales	$838,370	$760,833	$711,503
Costs and expenses
Cost of sales, excluding depreciation and amortization	657,456	592,634	543,378
Selling, general and administrative	103,760	105,795	104,373
Depreciation and amortization	32,123	29,136	27,190
Other (income) expense	312	802	(383)
Restructuring and other	12,712	—	(49)

Total costs and expenses	806,363	728,367	674,509

Operating income	32,007	32,466	36,994
Interest expense, net of interest capitalized of $61 in 2004, $354 in 2003, and $429 in 2002	3,562	4,663	5,345
Income tax expense	13,056	11,019	13,763

Income before cumulative effect of change in accounting principle	15,389	16,784	17,886
Cumulative effect of change in accounting principle, net of tax of $13,172	—	—	(70,150)

Net income (loss)	$15,389	$16,784	$(52,264)

The accompanying notes are an integral part of these financial statements.

Pregis

Combined Statements of Financial Position

December 31, 2004 and 2003

(In thousands)	2004	2003
Assets
Current assets
Cash and temporary cash investments	$22,595	$13,378
Accounts and notes receivable Trade, net of allowances of $5,337 in 2004 and $4,475 in 2003	122,702	104,611
Affiliates	75,924	66,723
Other	2,935	3,989
Inventories, net of valuation allowances of $2,927 in 2004 and $3,652 in 2003	96,808	87,354
Deferred income taxes	5,185	3,956
Prepayments and other	3,565	2,959

Total current assets	329,714	282,970
Property, plant and equipment, net	306,217	300,791
Other assets
Goodwill	208,106	197,045
Intangible assets, net	8,625	11,435
Other	1,296	1,378

Total other assets	218,027	209,858

Total assets	$853,958	$793,619

Liabilities and owner’s equity
Current liabilities
Short-term debt, including current maturities of long-term debt, unaffiliated	$732	$1,461
Short-term debt, affiliates	101,841	104,905
Accounts payable	62,496	52,322
Accounts payable, affiliates	15,859	9,308
Accrued taxes	19,249	16,916
Accrued payroll and benefits	13,847	15,297
Other	17,265	17,228

Total current liabilities	231,289	217,437
Long-term debt, unaffiliated	304	1,218
Long-term debt, affiliates	7,236	4,735
Deferred income taxes	25,341	22,241
Pension liabilities and other	33,082	27,293
Other	6,606	7,078
Owner’s equity
Owner’s net investment	500,321	492,016
Accumulated other comprehensive income (loss)
Additional minimum pension liability, net of tax of $8,855 in 2004 and $7,353 in 2003	(20,725)	(17,241)
Foreign currency translation adjustment	70,504	38,842

Total owner’s equity	550,100	513,617

Total liabilities and owner’s equity	$853,958	$793,619

The accompanying notes are an integral part of these financial statements.

Pregis

Combined Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

(In thousands)	2004	2003	2002
Operating activities
Income before cumulative effect of change in accounting principle	$15,389	$16,784	$17,886
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	32,123	29,136	27,190
Deferred income taxes	(3,146)	(966)	(7,954)
Changes in components of working capital—net of effect of acquisition:
(Increase) decrease in unaffiliated receivables	(9,314)	8,657	2,562
Increase in affiliate receivables	(11,323)	(11,632)	(15,459)
Increase in inventories	(5,286)	(766)	(4,521)
(Decrease) increase in prepayments and other current assets	(990)	166	288
Increase (decrease) in unaffiliated accounts payable	12,721	(11,173)	5,102
Increase in affiliate accounts payable	10,656	4,363	11,209
Increase in taxes accrued	4,974	6,848	4,398
Decrease in interest accrued	(23)	(221)	(62)
Decrease in other current liabilities	(5,494)	(4,692)	(6,083)
Other	2,244	1,000	2,885

Cash provided by operating activities	42,531	37,504	37,441

Investing activities
Proceeds from sale of assets	814	1,202	4,562
Expenditures for property, plant, and equipment	(19,321)	(25,468)	(35,671)
Acquisition of business	—	(54)	(6,526)
(Increase) decrease in other investments	893	(544)	249

Cash used in investing activities	(17,614)	(24,864)	(37,386)

Financing activities
Capital (distributions) contributions, net	(6,219)	11,420	5,877
Net decrease in long-term debt, unaffiliated	(584)	(391)	(1,418)
Net increase in long-term debt, affiliates	2,286	1,324	476
Net decrease in short-term debt, unaffiliated	(1,180)	(1,894)	(526)
Net decrease in short-term debt, affiliates	(9,860)	(17,543)	(2,844)

Cash provided by (used in) financing activities	(15,557)	(7,084)	1,565
Effect of foreign-exchange rate changes on cash and temporary-cash investments	(143)	1,737	406

Increase in cash and temporary-cash investments	9,217	7,293	2,026

Cash and temporary-cash investments, January 1	13,378	6,085	4,059

Cash and temporary-cash investments, December 31	$22,595	$13,378	$6,085

Supplemental disclosure of cash-flow information
Cash paid during the year for interest—affiliates	$3,037	$3,951	$4,728
Cash paid during the year for interest—outside parties	576	1,252	1,061
Cash paid for income taxes	6,312	4,586	4,959

The accompanying notes are an integral part of these financial statements.

Pregis

Combined Statements of Owner’s Equity and

Other Comprehensive Income (Loss)

December 31, 2004, 2003 and 2002

(In thousands)	Owner’s Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Owner’s Equity	Total Comprehensive Income (Loss)
Balance, January 1, 2002	$485,071	$(41,000)	$444,071
Acquisition of business	4,113	—	4,113
Capital contributions, net	5,877	—	5,877
Additional minimum pension liability, net of tax of $3,507	—	(8,600)	(8,600)	$(8,600)
Capitalization of intercompany balances	11,138	—	11,138	—
Foreign currency translation adjustment	—	39,790	39,790	39,790
Net loss	(52,264)	—	(52,264)	(52,264)

Total comprehensive loss				(21,074)

Balance, December 31, 2002	453,935	(9,810)	444,125
Capital contributions, net	11,420	—	11,420
Additional minimum pension liability, net of tax of $2,653	—	(6,269)	(6,269)	(6,269)
Capitalization of intercompany balances	9,877	—	9,877
Foreign currency translation adjustment	—	37,680	37,680	37,680
Net income	16,784	—	16,784	16,784

Total comprehensive income				48,195

Balance, December 31, 2003	492,016	21,601	513,617

Capital distributions, net	(6,219)	—	(6,219)
Additional minimum pension liability, net of tax of $1,502	—	(3,484)	(3,484)	(3,484)
Capitalization of intercompany balances	(865)	—	(865)
Foreign currency translation adjustment	—	31,662	31,662	31,662
Net income	15,389	—	15,389	15,389

Total comprehensive income				$43,567

Balance, December 31, 2004	$500,321	$49,779	$550,100

The accompanying notes are an integral part of these financial statements.

Pregis

Notes to Combined Financial Statements

December 31, 2004, 2003 and 2002

1. Nature of the Business

Global Protective Packaging Division (“GPP”) of Pactiv Corporation (“Pactiv” or the “Company”) manufactures, markets, sells and distributes protective-packaging products in both North America and Europe. Protective mailers, air-encapsulated bubble products, sheet foam, engineered foam, inflatable airbag systems, honeycomb products and other protective packaging products are manufactured and sold for use in cushioning, void-fill, surface-protection, containment, and blocking & bracing applications.

European Specialty Packaging Division (“ESP”) of Pactiv, as defined in Note 2, is a leading European packaging business focused on the development, production, and marketing of specialty-packaging solutions principally to the food and healthcare markets. The Division operates three businesses: Flexibles, which produces barrier films and converted products for food, medical and non-food markets; Hospital Supplies, which manufactures and supplies customizable operating drape products, procedure packs, protection products, and sterilization packaging for the healthcare industry; and Foodservice, a leading producer and re-seller of plastic-based rigid films and other packaging solutions serving the food and foodservice industries in the United Kindgom.

GPP and ESP are ultimately owned by Pactiv, a global company which is principally involved in (1) retail consumer products, (2) foodservice/food packaging, and (3) protective and flexible packaging.

The combined entity, consisting of GPP and ESP, as further defined in Note 2, will be referred to as “Pregis.”

2. Summary of Accounting Policies

Basis of Presentation

GPP is comprised of Pactiv Protective Packaging, Inc. (U.S.), Hexacomb Corporation (U.S.), Astro-Valcour, Ltd. (Canada), Empaques Protectores Pactiv S.A. de C.V. (Mexico), Wellenfoam N.V. (Belgium), Pactiv N.V. (Belgium), Pactiv Hexacomb, S.A. (Spain), Pactiv S.A.S. (France), Pactiv B.V. (Netherlands), Pactiv SpA. (Italy), Pactiv Kft. (Hungary), Prvni Obalova, S.R.O. (Czech Republic), Pactiv GmbH (Germany), Pactiv Sp. Z.o.o. (Poland), Pactiv Jiffy, Ltd. (U.K.), and Ambassador Packaging Ltd. (U.K.). The combined financial statements of Pactiv Protective Packaging, Inc. (U.S.) and Astro-Valcour Ltd. (Canada) are collectively referred to as Protective Packaging North America, (“PPNA”), and the protective-packaging business located in Europe are collectively referred to as Protective Europe.

ESP is comprised of Pactiv U.K. Limited (U.K.), Kobusch Packaging Egypt Ltd.(Egypt), MSP Schmeiser GmbH (Germany), Sengewald Klinikprodukte GmbH & Co. KG (Germany) and Kobusch-Sengewald GmbH & Co. KG (Germany).

All intercompany transactions between the entities which comprise these Combined Financial Statements have been eliminated. The Combined Financial Statements include allocations of certain Pactiv corporate expenses, including legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other Pactiv corporate and infrastructure costs. The expense and cost allocations have been determined on bases that Pactiv and Pregis consider to be a reasonable reflection of the utilization of services provided or the benefit received by Pregis during the periods presented.

The combined financial information included herein may not reflect the combined financial position, operating results and changes in owner’s equity and cash flows of Pregis in the future or what they would have been had Pregis operated as “stand-alone” during the periods presented.

All amounts herein are stated in thousands of U.S. dollars, unless otherwise noted.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Foreign-Currency Translation

The functional currency of operations outside of the U.S. has been determined to be the local currency. Assets and liabilities of foreign subsidiaries are translated at exchange rates on the balance sheet date. Revenue and expenses are translated at the weighted average exchange rates of the period. The effects of these translation adjustments are reported within other comprehensive income (loss), a component of Owner’s Equity.

Gains and losses resulting from foreign-currency transactions, which are transactions denominated in a currency other than the entity’s functional currency, are included in the Combined Statements of Operations. Foreign-currency transaction gains and losses were immaterial in 2004, 2003 and 2002.

Cash and Temporary-Cash Investments

Pregis defines cash and temporary-cash investments as checking accounts, money-market accounts, certificates of deposit, and U.S. Treasury notes having an original maturity of 90 days or less.

Accounts and Notes Receivable

Trade accounts receivable are classified as current assets and are reported net of allowances for doubtful accounts. Pregis’ records such allowances based on a number of factors, including historical trends and specific customer liquidity. Accounts receivable are charged against the allowance for doubtful accounts when the receivable is determined not to be collectible.

Management believes that the likelihood of incurring a material loss due to concentration of credit risk is remote. Pregis has a large number of customers in diverse industries and geographies, as well as a practice of establishing reasonable credit limits, although collateral is not required, which limits credit risk. The allowances as of December 31, 2004 are adequate to cover potential credit risk loss.

Inventories

Inventories are stated at the lower of cost or market. A portion of inventories (approximately 5%, at December 31, 2004 and 2003) are valued using the last-in, first-out method (LIFO) of accounting. All other inventories are valued using the first-in, first-out (FIFO) or average-cost methods. If FIFO or average-cost methods had been used to value all inventories, the total inventory balance would have been $1,925 and $1,746 higher at December 31, 2004 and 2003, respectively.

Property, Plant, and Equipment, Net

Property, plant and equipment are stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment. Depreciation expense totaled $29,947, $26,895 and $25,063 for 2004, 2003 and 2002, respectively.

Pregis capitalizes certain costs related to the purchase and development of software used in its business. Such costs are amortized over the estimated useful lives of the assets, ranging from 3 to 5 years. Capitalized software development costs, net of amortization, were $788 and $1,266 at December 31, 2004 and 2003, respectively. Software amortization expense was $873, $1,131 and $909 for the years ended December 31, 2004, 2003 and 2002, respectively.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Long-Lived Assets

Pregis periodically re-evaluates carrying values and estimated useful lives of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Pregis uses estimates of undiscounted cash flows from long-lived assets to determine whether the book value of such assets is recoverable over the assets’ remaining useful lives. If the asset is determined to be impaired, the impairment is measured by the amount by which the carrying value of the asset exceeds its fair value. For discussion of impairments recorded by Pregis, see also Note 8 “Goodwill and Intangible Assets.”

Goodwill and Intangibles, Net

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 does not permit goodwill and indefinite-lived intangibles to be amortized and requires that these assets be reviewed at least annually for possible impairment. Pregis’ annual review for possible impairment of goodwill and indefinite-lived intangibles is conducted as of October 31, or earlier as warranted by events or changes in circumstances. Possible impairment of goodwill is determined using a two-step process. The first step requires that the fair value of individual reporting units be compared with their respective carrying values. If the carrying value of a reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment, if any. This second step requires that the fair value of a reporting unit be allocated to all of the assets and liabilities of that unit, including definite- and indefinite-lived intangibles. Any remaining fair value is the implied goodwill of the reporting unit, which is then compared with the carrying value of goodwill to determine possible impairment. In determining the fair value of tangible assets, Pregis obtains independent valuations. Estimates of fair value used in testing goodwill and indefinite-lived intangible assets for possible impairment are primarily determined using projected discounted cash flows, along with other publicly available market information. These approaches use estimates and assumptions, including the amount and timing of projected cash flows, discount rates reflecting the risk inherent in future cash flows, perpetual growth rates, and appropriate market comparables. See also Note 8 “Goodwill and Intangible Assets.”

Revenue Recognition

Pregis recognizes net sales when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title and acceptance, if applicable, as well as fixed pricing and probable collectibility. In arriving at net sales, Pregis estimates that amount of deductions from sales that are likely to be earned or taken by customers in conjunction with incentive programs such as volume rebates and early payment discounts. Such estimates are based on historical trends and are reviewed quarterly for possible revision. In the event that future sales-deduction trends vary significantly from past or expected trends, reported sales may increase or decrease by a material amount.

Freight

Pregis records amounts billed to customers for shipping and handling as sales, and records shipping and handling expense as cost of sales.

Research and Development

Research and development costs, which are expensed as incurred, were $5,166, $5,120 and $5,487 in 2004, 2003 and 2002, respectively.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Derivatives

Pregis does not use derivative financial instruments for speculative purposes.

Income Taxes

Pregis utilizes the asset and liability method of accounting for income taxes, which requires that deferred-tax assets and liabilities be recorded to reflect the future tax consequences of temporary timing differences between the tax and financial-statement basis of assets and liabilities. Deferred-tax assets are reduced by a valuation allowance if management determines that it is more likely than not that a portion of deferred-tax assets will not be realized in a future period. Estimates used to recognize deferred-tax assets are subject to revision in subsequent periods based on changes to facts or circumstances.

The income tax provision in the Combined Financial Statements reflects Pregis’ income taxes calculated as if on a stand-alone basis. Such provisions differ from the amounts currently receivable or payable because certain items of income are recognized in different time periods for financial reporting purposes than for income tax purposes.

Use of Estimates

The preparation of the Combined Financial Statements prepared in conformity with Generally Accepted Accounting Principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Stock-Based Compensation

Pregis’ employees participate in Pactiv’s various employee stock plans, which are described more fully in Note 15, “Stock-Based Compensation Plans.” Pregis applies the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for stock-based compensation arrangements. Accordingly, Pregis records expense for grants of employee stock-based compensation awards equal to the excess of the market price of the underlying Pactiv shares at the date of grant over the exercise price of the stock-related award, if any (known as the intrinsic value). Generally, all employee stock options are issued with an exercise price equal to the market price of the underlying shares at grant date and therefore, no compensation expense is recorded. In addition, no compensation expense is recorded for purchases of Pactiv stock made by Pregis’ employees under the Pactiv Employee Stock Purchase Program (“ESPP”) in accordance with APB No. 25. Additionally, the intrinsic value of restricted stock units and certain other stock-based awards issued to employees as of the date of grant is amortized to compensation expense over the vesting period.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Changes in Accounting Principles and New Accounting Standards

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) requires that the fair value of all share-based payments to employees, including grants of stock options, be recognized in the financial statements, and supercedes APB No. 25, which required that the “intrinsic value” method be used in determining compensation expense for share-based payments to employees. Under SFAS No. 123(R), employee-compensation expense is based on the grant-date fair value of the award and is recognized in the Combined Statement of Operations over the period during which an employee is required to provide service (normally the vesting period). SFAS No. 123(R) is effective as of the beginning of the first annual period after June 30, 2005. The impact of adopting SFAS 123(R) cannot be predicted at this time, since it depends on levels of future share-based payments. However, if Pregis had adopted SFAS 123(R) in prior periods, the impact of adoption would have paralleled impacts, as described in Note 15 “Stock Based Compensation Plans.” SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost be reported as cash flow from financing activities, rather than its current classification in cash flow from operating activities. It is not possible to predict these amounts, since they depend on the timing of employee stock option exercises.

Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which rescinds Emerging Issues Task Force (“EITF”) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows for the period ended December 31, 2003.

3. Related-Party Transactions

Pregis utilizes affiliates of Pactiv to conduct business and finance operations. These affiliates are 100% owned subsidiaries of Pactiv. Transactions with such affiliates (“related-party transactions”) enable Pregis to manufacture and sell products, earn revenue, maintain adequate operating working capital, and fund obligations that arise in the normal course of business. Pregis also receives administrative services from a European affiliate and Pactiv. The monthly fees charged to Pregis for these administrative services are allocated to GPP and ESP using several methods. Costs that can be directly identified as having been incurred for GPP and ESP are charged 100% to Pregis. Certain shared or common expenses including information technology, procurement, health and safety are allocated based on management’s estimate of the level of effort spent by those functions supporting GPP and ESP. Shared human resources and facilities costs are allocated based on headcount of Pregis. Shared expenses of corporate functions and overhead, legal, finance, and accounting are allocated to GPP and ESP on a percentage of sales basis. Management believes these allocation methods to be reasonable. Expense allocations for each of the years are as follows:

	2004	2003	2002
Information technology	$4,902	$5,018	$4,334
Health and safety, procurement	1,037	2,295	1,338
Human resources and facilities	3,516	3,518	3,337
Legal, accounting, finance and corporate overhead	11,489	12,948	16,275

	$20,944	$23,779	$25,284

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

A portion of the above noted amounts ($6,719 in 2004, $8,698 in 2003, and $9,543 in 2002) was charged to Pregis in these years and has been paid as part of its operations. The remaining portion ($14,225 in 2004, $15,081 in 2003, and $15,741 in 2002) was allocated to Pregis for purposes of these financial statements. As such, they were paid by Pactiv on behalf of Pregis, and are included in “Capital Contributions, net” and, “Capital Distributions, net” in the Combined Statements of Owner’s Equity for each year.

Capital contributions (distributions), net, as presented in the statements of cash flows and the statement of owner’s equity and other comprehensive income, include the following items:

	2004	2003	2002
Cash contributions	$4,417	$30,187	$21,914
Corporate allocations (a)	14,225	15,081	15,741
Intercompany settlements (b)	(24,861)	(33,848)	(31,778)

Capital contributions (distributions), net	(6,219)	11,420	5,877

(a) Allocation of corporate overhead for the purposes of these financial statements. (b) Elimination of intercompany balances between the two U.S.-based entities of Pregis and Pactiv corporate.

Periodically, Pactiv decides that intercompany balances between the two U.S.-based entities of Pregis and other Pactiv subsidiaries will not be settled in cash. In such cases, these intercompany balances are transferred directly to equity and are included under the caption “Capitalization of Intercompany Balances” in the Combined Statements of Owner’s Equity for each year.

It should not be assumed that any transactions with affiliated companies are conducted on an “arms-length” basis. Related-party transactions with affiliated companies that are part of GPP and ESP are eliminated from the combined statements of Pregis, while related-party transactions with affiliated companies outside of GPP and ESP are not eliminated from the financial statements.

Pregis recognized sales to affiliates of Pactiv of $795, $1,113, and $1,342, and purchases of goods from Pactiv of $13,909, $12,481 and $12,163, in 2004, 2003 and 2002, respectively. Pregis was charged $20,944, $23,779 and $25,284 in 2004, 2003 and 2002, respectively, for administrative services provided to it by Pactiv. Pregis incurred $3,047, $3,745 and $4,696 of interest expense for financing provided to it by Pactiv in 2004, 2003 and 2002, respectively.

A portion of the European operations of Pregis are financed via a short-term borrowing arrangement with the company’s European treasury operation (Pactiv Irish Finance, Ltd. or “PIFCO”). Pregis had net notes payable to PIFCO of $61,892 and $60,841 at December 31, 2004 and 2003, respectively.

Affiliated long term debt consists of borrowings by Pregis’ individual operating companies from Pactiv and its 100% owned affiliates, principally PIFCO. The debt is incurred by Pregis principally to fund investments in plant and equipment and to make acquisitions. Typically working capital needs are funded by short-term debt. Interest rates on both long and short term debt for European operating companies are the Interbank Offer Rate in the country in which the unit operates, plus 1.25%. If there is no local interbank offer rate then the Euro Interbank Offer rate (EURIBOR) plus 1.25% is used. For business units in North America the interest rate on long and short term debt is set by the monthly “Applicable Federal Rate” published by the U.S. Internal Revenue Service. Pregis’ weighted average interest rate on short term debt was 4.35%, 4.14%, and 4.50%, and on long term debt was 4.83%, 4.70% and 5.20%, for the years ended 2004, 2003 and 2002, respectively.

The following summarizes the accounts receivable from or payable to the related parties that were included in Pregis’ Combined Financial Statements as of December 31, 2004 and 2003:

	2004	2003
Accounts receivable, affiliates	$75,924	$66,723
Accounts payable, affiliates	15,859	9,308
Short-term debt, affiliates	101,841	104,905
Long-term debt, affiliates	7,236	4,735

Net payable to affiliates	$49,012	$52,225

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

4. Securitization of Accounts Receivable

On a recurring basis, GPP, through a factoring subsidiary of Pactiv, sells an undivided interest in a pool of trade receivables meeting certain criteria to a third party as an alternative to debt financing. Typically trade receivables from the North American division of Hexacomb Corporation (U.S.) are regularly transferred to the factoring subsidiary. A portion of the transferred receivables that qualify for sale may be included in the pool of securitized assets. At December 31, 2004, $6,992 of Hexacomb trade receivables were included in the pool of securitized assets. At December 31, 2004, and 2003, the Combined Financial Statements reflect trade receivables of North American divisions of Hexacomb Corporation (U.S.) as if none of their receivables were sold under the company’s securitization agreement.

5. Financial Instruments

At December 31, 2004 and 2003, the fair value of cash and temporary-cash investments, short-term receivables, accounts payable, and short and long-term debt were approximately the same as, or not materially different than amounts recorded for these assets and liabilities.

Kobusch Packaging Egypt, Ltd. uses third-party short-term financing for its operations. Amounts outstanding were $0 and $1,087 at December 31, 2004 and 2003, respectively.

From time to time, a portion of the European businesses utilize various lines of credit, backed by payment and performance guarantees from the Company, to finance operations. These lines of credit are mainly used as overdraft facilities and are in effect until cancelled by one or both parties. No amount was outstanding under these lines of credit at either balance sheet date. Amounts available under these lines of credit were $5,102 and $4,713 at December 31, 2004 and 2003, respectively.

Certain of the businesses also have financial leases that expire in 2005 and 2006. Amounts outstanding were $545 and $790 at December 31, 2004 and 2003, respectively.

Future minimum lease payments are as follows:

2005	$345
2006	172
2007	94
2008	8
2009	—
Thereafter	—
Less: amount related to interest	74

Total capital lease obligation	$545
Less: current portion	$296

Long-term portion	$249

Instruments with Off-Balance-Sheet Risk

Pregis is exposed to foreign currency exchange rate fluctuations in that a portion of its operations are conducted in countries whose functional currency is not the U.S. Dollar. In addition, Sengewald Klinikprodukte KG has third-party debt maturing in December 2005 that is denominated in Euros. It also has entered into a Swiss-Franc denominated cross-currency swap which effectively lowers the interest rate on its Euro based debt. The fair value of the cross-currency swap was $46 and $70 at December 31, 2004 and 2003, respectively. Related amounts of debt outstanding were $492 and $802, at December 31, 2004 and 2003, respectively. Expense related to this swap was $26, $193, and $63 for 2004, 2003 and 2002, respectively, and is included in other expense in the Combined Statement of Operations.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

6. Inventories

Inventories consist of the following at December 31:

	2004	2003
Finished goods	$52,258	$50,950
Work-in-process	14,482	14,707
Raw materials	26,275	18,275
Other materials and supplies	3,793	3,422

	$96,808	$87,354

7. Acquisitions

In January 2002, Pregis completed the acquisition of Imballaggi Protettivi SRL, a company that specializes in the design and building of systems for air bubble and cast films, for $1,253, and TECA SRL, an Italian protective-packaging company, for $754.

Also in January 2002, Pregis acquired all of the outstanding shares of MSP Schmeiser GmbH, a German medical-products company, for $3,014.

In June 2002, Pregis acquired all of the outstanding shares of Forniture Industriali, a small Italian protective-packaging company for $1,505.

In November, 2002, Pactiv purchased Prvni Obalova SPOL S.R.O., a distributor and converter of protective-packaging products in the Czech Republic, for $4,113.

Goodwill was recorded for each of the business acquisitions, whereby the purchase price exceeds the fair value of the net tangible assets acquired.

A summary of these acquisitions follows:

Acquisition	Cash consideration	Assumed liabilities	Assets Acquired	Goodwill
Imballaggi Protettivi	$1,253	$39	$185	$1,107
MSP Schmeiser GmbH	3,014	1,113	1,700	2,427
TECA SRL	754	524	519	759
Forniture Industriali	1,505	—	116	1,389
Prvni Obalova SPOL	4,113	434	1,609	2,938

Total	$10,639	$2,110	$4,129	$8,620

The Combined Financial Statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions are not material to Pregis’ results.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

8. Goodwill and Intangible Assets

On January 1, 2002, Pregis adopted Statement of Financial Accounting Standard “SFAS” No. 142. Upon adoption of SFAS No. 142, Pregis reviewed recorded goodwill for possible impairment by comparing the fair value and carrying value of goodwill for each reporting unit, and goodwill was found to be impaired for Pregis. This was mainly attributed to increased competition, lower operating margins and, as a result, Pregis recorded an after-tax goodwill-impairment charge of $70,150 in the first quarter of 2002. Subsequent impairment tests of goodwill as of Pregis’ annual testing date of October 31 showed that no further impairment was necessary in 2004, 2003 or 2002. Fair value was determined using discounted cash flows.

Changes in the carrying value of goodwill during 2004, 2003 and 2002 are shown in the following table.

	2004	2003	2002
Goodwill as of January 1,	$197,045	$178,574	$238,765
Impairment	—	—	(83,322)
Goodwill acquired during the year	—	—	8,620
Foreign currency translation adjustment	11,061	18,471	14,511

Goodwill as of December 31,	$208,106	$197,045	$178,574

Intangible assets at December 31, 2004 and 2003 are shown in the following table:

	Average Life (Years)	2004		2003
		Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization
Non-compete agreements	7	$9,160	$(5,438)	$9,160	$(4,231)
Software	5	2,596	(2,224)	2,604	(2,244)
Other	31	12,299	(7,768)	13,218	(7,072)

Total		$24,055	$(15,430)	$24,982	$(13,547)

Amortization expense for intangible assets was $2,176, $2,241 and $2,127 in 2004, 2003, and 2002, respectively. Based on the carrying value of intangible assets subject to amortization at December 31, 2004, amortization expense is estimated to be $2,138, $2,024, $1,915, $656, and $554 for 2005, 2006, 2007, 2008, and 2009, respectively.

9. Property, Plant, and Equipment, Net

Property, plant, and equipment as of December 31 are shown in the following table:

	2004	2003
Land, buildings, and improvements	$123,700	$114,091
Machinery and equipment	430,631	396,183
Other, including construction in progress	25,364	20,214

	579,695	530,488
Less: Accumulated depreciation and amortization	(273,478)	(229,697)

	$306,217	$300,791

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

10. Income Taxes

For U.S. income tax purposes, Pregis’ income or loss is included in Pactiv Corporation’s consolidated Federal Income Tax return. The provision for income taxes in the accompanying Combined Financial Statements reflects income taxes as if the entities that comprise Pregis were stand-alone entities and filed separate income tax returns.

The domestic and foreign components of income from continuing operations before income taxes, defined as operating income less interest expense, were as follows:

	2004	2003	2002
U.S. income before income taxes	$14,176	$9,237	$14,894
Foreign income before income taxes	14,269	18,566	16,755

Total income from continuing operations before income taxes	$28,445	$27,803	$31,649

Following is a comparative analysis of income tax expense related to continuing operations:

	2004	2003	2002
Current
Federal	$3,472	$(333)	$9,886
State and local	300	(20)	875
Foreign	4,637	8,028	9,193

	8,409	7,675	19,954

Deferred
Federal	1,970	3,249	(4,690)
State and local	182	285	(388)
Foreign	2,495	(190)	(1,113)

	4,647	3,344	(6,191)

Income tax expense from continuing operations	$13,056	$11,019	$13,763

A reconciliation of the difference between the reported provision for income and that for taxes computed using the U.S. federal statutory rate is shown in the following table:

	2004	2003	2002
U.S. federal income-tax rate	35.00%	35.00%	35.00%
Increases (reductions) in income-tax rate resulting from:
Foreign rate differential	.19	(1.92)	1.19
State and local taxes on income, net of U.S. federal income-tax benefit	3.32	2.08	.16
Research and development	(.40)	(.47)	(.48)
Impact of foreign rate change	—	(3.25)	—
Valuation allowance	6.88	7.64	7.66
Other	.91	.55	(.04)

Income tax expense	45.90%	39.63%	43.49%

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Summarized below are the components of Pregis’ net deferred-tax position at December 31:

	2004	2003	2002
Deferred-tax assets
Tax-loss carryforwards
U.S. State and Local	$637	$789	$988
Foreign	10,332	9,113	7,040
Pensions and other employee benefits	6,340	4,283	1,559
Employee benefits	370	576	325
Restructuring reserves	670	194	1,604
Goodwill/Intangibles	10,341	11,948	13,465
Inventory reserves	1,007	1,024	1,347
Environmental reserves	459	459	—
Other items	2,691	1,885	2,022
Valuation allowance	(10,968)	(8,981)	(6,715)

Net deferred-tax assets	21,879	21,290	21,635

Deferred-tax liabilities
Property and equipment	(41,655)	(39,214)	(37,099)
Other items	(380)	(361)	(500)

Total deferred-tax liabilities	(42,035)	(39,575)	(37,599)

Net deferred-tax liabilities	$(20,156)	$(18,285)	$(15,964)

To the extent that any entity had historic losses and was anticipated to have continued tax losses on a going forward basis, any loss generated by that entity in each applicable year was not benefited.

State tax-loss carryforwards at December 31, 2004, 2003 and 2002, were $9,247, $11,182 and $13,849 respectively, and will expire at various dates from 2005 to 2012. Foreign tax-loss carryforwards at December 31, 2004, 2003 and 2002 were $29,596, $28,581 and $24,311, respectively, of which $9,669 will expire at various dates from 2007 to 2019, with the remainder having unlimited lives. The valuation allowance above represents unrecognized tax benefits related to both state and foreign tax-loss carryforwards.

11. Pension Plans

ESP sponsors a defined benefit pension plan for employees of its Foodservice business in the U.K. (the “ESP Plan”). The ESP Plan provides defined benefits based on final pay to salaried and hourly employees and is funded through a separate legal trust. The ESP Plan’s trustees, in consultation with the ESP Plan’s actuary, recommend annual funding to be provided by the U.K. business in an amount they believe to be appropriate for the plan to meet its long-term obligations to the plan participants. Employees contribute between 2.5% and 6% of pensionable salary. The percentage contributed depends on the employee’s job level. Employer contributions to the ESP Plan during 2004, 2003 and 2002 were $706, $783, and $929, respectively. Certain employees located in Scotland and Wales are not eligible to participate in the ESP Plan and instead participate in a defined contribution plan. The employer and employee each contribute 3% of salary to this plan.

ESP also sponsors several other small defined benefit plans in Germany. The ESP contribution under the defined benefit plan is a defined percentage of pensionable salary and in certain plans, the employee also makes contributions.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

The United States employees of GPP are participants in Pactiv’s United States pension plans. GPP is not a sponsor of these plans and all of the plans’ assets and liabilities are accounted for in Pactiv’s financial statements. The Combined Financial Statements of Pregis for 2004, 2003 and 2002 include the pension expense allocated to it by Pactiv for U.S. employees. This expense totaled $2,509, $2,864 and $2,173 for the years ended 2004, 2003 and 2002, respectively. The expense allocated by Pactiv includes the service cost for the active employees of Pregis, and a pro-rata portion of the interest expense, expected return on assets and amortization of gains and losses. The proration was based on the projected benefit obligation (PBO) of Pregis’ employees to the total PBO of the plans.

GPP sponsors defined benefit pension plans for employees of several of its operations outside the United States, principally in the United Kingdom (the “U.K. Plan”) and the Netherlands (the “Netherlands Plan”). The U.K. Plan provides defined benefits based on final pay to salaried and hourly employees and is funded through a separate legal trust. The U.K. Plan’s trustees, in consultation with the U.K. Plan’s actuary, recommend annual funding to be provided by the U.K. businesses in an amount they believe is appropriate for the plan to meet its long-term obligations to the plan participants. Employees contribute 7% of their pensionable salary. The Netherlands Plan provides salaried and hourly employees a defined benefit based on average pay as defined and is funded through a separate legal trust. The Netherlands Plan’s trustees, in consultation with the Netherlands Plan’s actuary, recommend annual funding to be provided by the Netherlands businesses in an amount they believe is appropriate for the plan to meet its long-term obligations to the plan.

Pregis’ plans use a September 30 measurement date. In developing assumptions regarding the rate of return on pension plan assets, Pregis receives independent input in each of the appropriate countries in which the trust assets are invested on asset-allocation strategies and projections of long-term rates of return on various asset classes, risk-free rates of return and long-term inflation projections. The discount rate assumption for each country is based on an index of high quality corporate bonds with maturities in excess of ten years. Pregis uses a market-related method for calculating the value of pension assets. This method recognizes the difference between actual and expected returns on plan assets over five years. The resulting unrecognized gains or losses, along with other actuarial gains and losses, are amortized using the “corridor approach” outlined in SFAS No. 87.

The cost of retirement plans is computed on the basis of accepted actuarial methods (using the projected unit credit method) and includes current services costs and amortization of increases in prior services costs over the expected future service of active participants at the date such costs are first recognized.

The weighted-average asset allocations for Pregis’ pension plans at September 30, 2004, 2003 and 2002 are summarized below.

	2004	2003	2002
Equity securities	71%	65%	64%
Fixed-income securities	26	30	32
Cash	3	5	4

	100%	100%	100%

Pregis employs a total return investment approach whereby a mixture of equity and fixed-income investments are used to maximize the long-term return on plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and business financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Financial data pertaining to Pregis’ plans appear below:

	2004	2003	2002
Accumulated benefit obligations, September 30	$82,555	$68,133	$47,505

Changes in projected benefit obligations
Benefit obligations at September 30 of the previous year	$78,178	$56,394	$42,097
Exchange rate loss	6,955	6,663	4,110
Service cost of benefits earned	3,722	2,702	2,561
Interest cost on benefit obligations	4,301	3,457	2,798
Employee contributions	619	637	668
Actuarial losses	2,796	11,387	4,689
Benefits paid	(2,444)	(2,164)	(529)
SFAS No. 88 Impact(1)	—	(898)	—

Benefit obligations at September 30	$94,127	$78,178	$56,394

Changes in fair value of plan assets
Fair value at September 30 of the previous year	$41,675	$31,565	$30,760
Exchange rate gain	3,894	3,550	3,117
Actual return (loss) on plan assets	4,651	4,515	(4,906)
Employer contributions	3,545	3,397	2,647
Participant contributions	619	812	476
Benefits paid	(2,444)	(2,164)	(529)

Fair value at September 30	$51,940	$41,675	$31,565

Development of amounts recognized in the statement of financial position
Funded status at September 30	$(42,187)	$(36,503)	$(24,829)
Post-measurement date employer contributions	621	515	562
Unrecognized cost
Transition obligation	—	—	2
Actuarial losses	38,432	34,498	22,906
Prior-service costs	1,060	1,094	1,015

Net amount recognized at December 31	$(2,074)	$(396)	$(344)

Amounts recognized in the statement of financial position
Post-measurement date employer contributions	$621	$515	$562
Accrued benefit cost	(32,275)	(26,458)	(16,579)
Intangible assets	—	953	1
Accumulated other comprehensive income	29,580	24,594	15,672

Net amount recognized at December 31	$(2,074)	$(396)	$(344)
Additional minimum pension liability at December 31	$29,580	$25,547	$15,673

(1)	SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Other current liabilities, as reflected in the Combined Statement of Financial Position, includes the current portions of the ESP pension obligations of $70 in 2004, $64 in 2003 and $58 in 2002, which are included in the financial information above.

Pension liabilities and other, as reflected in the Combined Statement of Financial Position, include obligations relating to Pregis’ statutory employee severance plan in addition to amounts presented above.

Benefit payments for Pregis’ plans are expected to be $1,938, $1,905, $2,158, $2,409 and $2,545 for 2005, 2006, 2007, 2008 and 2009, respectively, and $19,934, in aggregate, for the years 2010 to 2014. Employer contributions are expected to be $4,011 in 2005.

As permitted under paragraph 26 of Statement No. 87, the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

The impact of pension plans on pretax income from continuing operations was as follows:

	2004	2003	2002
Components of net periodic-benefit costs
Service cost of benefits earned	$3,722	$2,702	$2,561
Interest cost on benefit obligations	4,301	3,457	2,798
Expected return on plan assets	(4,273)	(3,757)	(3,431)
Amortization of unrecognized:
Transition obligation	—	2	26
Prior service cost	117	116	99
Net loss	1,278	457	93

Net periodic pension cost	$5,145	$2,977	$2,146

Non-U.S. Plan actuarial assumptions were as follows:

	2004	2003	2002
Discount rate	5.46%	5.45%	5.75%
Compensation increases	4.50	4.19	4.20
Return on assets	7.32	7.48	7.25

In 2003, Pregis recognized a reduction of $897 in its projected benefit obligation resulting from a curtailment in accordance with SFAS No. 88. This occurred for the U.K. plan as a result of a reduction in its workforce from restructuring activities. This curtailment did not have a material impact on net periodic pension benefit expense in 2003.

Pregis has several small defined contribution plans at certain of its operating units. The company contribution is a defined percentage of pensionable salary and in certain of the plans the employee also makes contributions. The total expense for these plans was $279, $200, and $122 for the years ended December 31, 2004, 2003 and 2002, respectively. Pregis has no postretirement benefit plans.

Certain salaried U.S. employees of Pregis may be eligible for postretirement health care and life insurance benefits under plans sponsored by Pactiv (the “Salaried Plan”). Employees are included in the Salaried Plan if they retire on or after reaching age 55 with at least 10 years of service after reaching age 45. The Salaried Plan is not funded and the liabilities are accounted for in Pactiv’s consolidated financial statements. The Combined Financial Statements of Pregis for 2004, 2003 and 2002 include postretirement-benefit expenses allocated to it by Pactiv for Pregis’ eligible employees. This expense totaled $287, $272, and $485 for the years ended 2004, 2003 and 2002, respectively. The non-U.S. businesses have no postretirement health-care benefit plans.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Pension liabilities also include the liabilities for severance indemnities related to the employees of the Italian company. The severance indemnity liability is calculated in accordance with civil and labor laws based on each employee’s length of service, employment category and remuneration. Consistent with the provisions of Emerging Issues Task Force, or EITF, issue No. 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, the liability recorded is the amount that the employee would be entitled to, if the employee terminated immediately. Pregis recorded expense related to these indemnities of $296 in 2004, $308 in 2003, and $267 in 2002, and related liabilities of $1,532 and $1,391 at December 31, 2004 and 2003, respectively. Corresponding payments to severed employees totaled $274, $351, and $88 in 2004, 2003 and 2002, respectively. Pregis has several defined contribution plans at certain of its operating units. The Company contribution is a defined percentage of pensionable salary and in certain of the plans the employee also makes contributions. The total expense for these plans was $2,169, $1,979 and $1,922 for the years ended 2004, 2003 and 2002, respectively.

12. Commitments and Contingencies

Lease Commitments

Certain of Pregis’ facilities, equipment, and other assets are leased under long-term arrangements. Minimum lease payments under non-cancelable operating leases with lease terms in excess of 1 year are expected to total $14,434, $12,377, $11,125, $9,343, and $8,100 for 2005, 2006, 2007, 2008, and 2009, respectively, and $26,183 for subsequent years. Total rental costs for continuing operations for 2004, 2003 and 2002 were $16,324, $17,440, and $16,592, respectively.

Capital Commitments

Commitments for authorized capital expenditures totaled $19,766 at December 31, 2004. It is anticipated that the majority of these expenditures will be purchased over the next 12 months.

Legal Matters

Pregis is party to legal proceedings arising from its operations. Related reserves are recorded when it is probable that liabilities exist and where reasonable estimates of such liabilities can be made. While it is not possible to predict the outcome of any of these proceedings, the Company’s management, based on its assessment of the facts and circumstances now known, does not believe that any of these proceedings, individually or in the aggregate, will have a material adverse effect on Pregis’ financial position. However, actual outcomes may be different than expected and could have a material effect on the company’s results of operations or cash flows in a particular period.

Environmental Matters

In early 2003, Pregis discovered that certain air emissions at one of its California plants exceeded permitted levels. Pregis reported this matter to the San Joaquin Valley Air Pollution Control District, and, effective November 2003, has entered into a settlement agreement with that agency providing for the payment by Pregis to the San Joaquin Valley Air Pollution Control District of $1.1 million, which was made in January 2004, and the performance by Pregis of certain actions to be taken to address the matter. Some of the actions to be taken under the settlement agreement are subject to review by the EPA in its consideration of a Title V air-permit application regarding the Visilia, California, facility filed with the State of California on April 29, 2005. Pregis does not expect (1) any further discussions with the State of California or the EPA regarding the terms of the settlement agreement nor (2) any material adverse effect on Pregis’ financial position, results of operations, or cash flows to stem from the settlement agreement.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Pregis is subject to a variety of environmental and pollution-control laws and regulations in all jurisdictions in which it operates. Where it is probable that related liabilities exist and where reasonable estimates of such liabilities can be made, associated reserves are established. Estimated liabilities are subject to change as additional information becomes available regarding the magnitude of possible clean-up costs, the expense and effectiveness of alternative clean-up methods, and other possible liabilities associated with such situations. However, management believes that any additional costs that may be incurred as more information becomes available will not have a material adverse effect on Pregis’ financial position, although such costs could have a material effect on Pregis’ results of operations or cash flows in a particular period.

Safety Matters

In April 2005, Pregis reported to local regulatory authorities that a small European plant is not in compliance with local fire safety regulations. Management and local regulatory authorities have agreed on the actions which Pregis will implement to improve fire safety protection at the plant by early October, 2005. During the interim period, the plant will continue to operate and management will evaluate its alternatives including relocation to another site. Reasonable estimates of the potential costs are not currently available. However, management believes that any additional costs that may be incurred as more information becomes available will not have a material adverse effect on the financial position of Pregis, although such costs could have a material effect on the results of operations or cash flows of Pregis in a particular period.

13. Segment and Geographic Information

Pregis has 4 reporting segments: Protective packaging, comprised of GPP, which manufactures, markets, sells and distributes protective packaging products in North America and Europe; Flexibles, which produces customized barrier films and converted products for niche segments of the food, medical, and non-food markets; Hospital Supplies, which manufactures and supplies a full range of packaging products for the health care industry; and Foodservice, which provides customized packaging products and solutions to the food and foodservice sectors.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

The following table sets forth certain segment information:

	Protective Packaging	Flexibles	Hospital Supplies	Food Service	Interco. Elim	Total
At December 31, 2004, and for the year then ended:
Net sales to external customers	$543,957	$140,759	$63,949	$92,746	$(3,041)	$838,370
Depreciation and amortization	20,430	5,471	2,284	3,938	—	32,123
Operating income	14,833	8,418	11,191	(2,435)	—	32,007
Other (income) expense	110	254	(52)	—	—	312
Interest expense, net	1,721	1,099	(351)	1,093	—	3,562
Income tax expense	6,940	2,662	4,091	(637)	—	13,056
Total assets	565,582	126,646	102,695	60,557	(1,522)	853,958
Goodwill	161,303	25,495	21,088	220	—	208,106

At December 31, 2003, and for the year then ended:
Net sales to external customers	$498,884	$122,436	$56,978	$86,937	$(4,402)	$760,833
Depreciation and amortization	18,380	5,333	1,737	3,686	—	29,136
Operating income	17,079	6,804	9,911	(1,328)	—	32,466
Other (income) expense	331	554	(138)	55	—	802
Interest expense, net	1,328	2,274	174	887	—	4,663
Income tax expense	6,717	2,478	2,545	(721)	—	11,019
Total assets	531,090	121,148	84,413	57,843	(875)	793,619
Goodwill	153,658	23,776	19,409	202	—	197,045

For the year ended December 31, 2002:
Net sales to external customers	$475,592	$105,427	$46,518	$88,815	$(4,849)	$711,503
Depreciation and amortization	18,058	4,408	1,253	3,471	—	27,190
Operating income	25,218	1,938	7,905	1,933	—	36,994
Other (income) expense	(342)	77	(56)	(62)	—	(383)
Interest expense, net	1,094	2,994	136	1,121	—	5,345
Income tax expense	11,283	(347)	3,076	(249)	—	13,763

The following table sets forth certain geographic-area information:

	As of and for the year ended December 31, 2004:		As of and for the year ended December 31, 2003:		For the year ended December 31, 2002:
	Sales	Total Assets	Sales	Total Assets	Sales
United States	$315,024	$244,666	$290,000	$248,851	$290,375
Germany	199,561	215,886	173,973	192,384	145,391
United Kingdom	162,347	122,854	149,437	115,371	148,892
Western Europe(a)	52,060	119,257	48,572	92,481	43,132
Southern Europe(b)	56,994	85,731	51,857	78,288	45,634
Accumulated Other(c)	52,384	65,564	46,994	50,464	38,079

Total	$838,370	$853,958	$760,833	$777,839	$711,503

(a)	Includes Belgium and The Netherlands.

(b)	Includes Spain, Italy, and France.

(c)	Includes Canada, Mexico, Poland, Hungary, the Czech Republic and Egypt.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

14. Restructuring

In the fourth quarters of 2000 and 2001 Pregis recorded restructuring charges of $42,200 and $6,680, respectively, which were accounted for under the provisions of EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).

The 2000 amount is compromised of the following:

Realignment of operations and exiting low margin businesses(a)	$23,000
Impairment of assets held for sale related to the Business’ interest in Sentinel Polyolefins LLC, a protective-packaging joint venture	14,700
Impairment of long-lived assets held for sale in the Flexible Packaging division	3,500
Severance and other costs associated with the elimination of positions to reduce overhead costs in both the Flexible and Rigid Packaging divisions(b)	1,000

Total 2000 restructuring activity	$42,200

The 2001 amount is comprised of the following:

Plant closures and consolidation in North America	$3,500
Asset write-downs related to the exit of a North American product line	1,000
Severance costs of consolidating two production facilities in the Rigid Packaging Division	2,098
Severance costs associated with the elimination of positions to reduce overhead costs in the Flexible Packaging Division(c)	82

Total 2001 restructuring activity	$6,680

(a)	Specifically the $23,000 charge was for plant closures in North America and Europe ($5,800); workforce reductions, mainly in Europe ($3,700); impairment of European long-lived assets held for sale ($11,500); and asset write-offs related to the elimination a low margin product line in North America ($2,000).

(b)	The actions taken in 2000 resulted in the elimination of 319 positions.

(c)	The actions taken in 2001 resulted in the elimination of 253 positions.

The following table details the cash payments made in 2004, 2003 and 2002 for restructuring plans from 2001 and 2000:

	Severance		Other	Total
Balance at January 1, 2002		$4,272	$2,270	$6,542
Cash payments		(3,694)	(1,432)	(5,126)

Balance at December 31, 2002		578	838	1,416
Cash payments		(578)	(255)	(833)

Balance at December 31, 2003			583	583
Cash payments		—	(523)	(523)

Balance at December 31, 2004	$		$60	$60

In the first quarter of 2004, Pregis announced a restructuring program to rationalize excess manufacturing capacity and reduce overhead costs. In accordance with SFAS 146, Pregis recorded restructuring and other charges totaling $12,712 pretax, to reduce overhead and eliminate non-value-added activities in this business. Implementation of the plan resulted in the elimination of 148 salaried and hourly positions in Europe and North America. The total cost of the restructuring plan covers severance and related costs and asset write-offs. Cash payments related to the restructuring and other actions totaled approximately $9,341 for the year ended December 31, 2004.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

The following summarizes actual impacts of restructuring and related actions for the twelve months period ended December 31, 2004:

	Severance	Write-offs	Other	Total
Protective Packaging North America (PPNA)	$1,494	$2,916	$277	$4,687
Protective Europe	3,299	33	2,296	5,628
Flexibles	1,376	—	—	1,376
Foodservice	1,021	—	—	1,021

Total restructuring and other changes	7,190	2,949	2,573	12,712

Cash payments	(6,802)	—	(2,539)	(9,341)
Charged against asset accounts	—	(2,949)	—	(2,949)

Balance at December 31, 2004	$388	$—	$34	$422

15. Stock-Based Compensation Plans

Pregis’ employees participate in Pactiv’s various incentive compensation plans. The following is a description of the terms of such plans.

Stock Plans

In November 1999, Pactiv initiated a stock-ownership plan that permits the granting of a variety of awards, including common stock, restricted stock, performance shares, stock-appreciation rights, and stock options to directors, officers, and employees of Pactiv. In May 2002, the 1999 plan was succeeded by the 2002 incentive-compensation plan, and all share balances under the 1999 plan were transferred to the new plan, which will remain in effect until amended or terminated (“Pactiv Stock Option Plan”). Under the 2002 plan, up to 27 million shares of common stock can be issued (including shares issued under the prior plan), of which 19 million were issued or granted as of December 31, 2004.

Restricted-stock, performance-share, and stock-option awards generally require that, among other things, grantees remain with the Company for certain periods of time. Performance shares granted under the plan vest upon the attainment of specified performance goals in the 3 years following the date of grant.

The following table summarizes the pro forma operating results of Pregis, had compensation cost for stock-based awards granted been determined in accordance with the fair value-based method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation”:

	2004	2003	2002
Net income (loss), as reported	$15,389	$16,784	$(52,264)
Add: Stock based employee compensation included in reported net income (loss), net of related tax effects	436	565	758
Deduct: Stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	1,793	1,626	1,516

Pro forma net income (loss)	$14,032	$15,723	$(53,022)

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

The pro forma amounts that are disclosed in accordance with SFAS No. 123 reflect the portion of the estimated fair value of awards that was earned for the periods present above. The fair value of each option grant during the years ended December 31, 2004, 2003 and 2002 was estimated at the date of grant using the Black-Scholes option valuation model with the weighted average assumptions listed in the table below. The assumptions used and fair values of such awards are indicative of a Pactiv stock option and may not necessarily be representative of the value of a comparable award granted by the Business.

	2004	2003	2002
Risk free interest rate	3.4%	3.0%	3.0%
Volatility	34.1%	36.9%	38.7%
Life (years)	5	5	4

Certain of Pregis’ employees hold options to purchase shares of Pactiv common stock granted under the Pactiv Stock Option Plan. Under the Pactiv Stock Option Plan, options are generally granted at not less than the fair market value at date of grant, typically vest over a one- to three-year period and expire ten years after the date of grant.

If Pregis’ employees cease to be employees of Pactiv or a subsidiary of Pactiv, in accordance with the terms of the Pactiv Stock Option Plan those employees who have Pactiv stock options will generally forfeit the unvested portion of such stock options on that date. However, in connection with the completion of the sale of Pregis (see also Note 17 “Subsequent Events”), the unvested options of certain of these employees will become vested. The employee will have 90 days after employment is terminated to exercise vested stock options.

Summarized below are the changes in Pactiv stock-option balances of Pregis’ employees:

	Shares under option	Weighted-average exercise price
Outstanding January 1, 2003	1,174,209	14.83
Granted	297,925	20.25
Exercised	(47,875)	13.15
Canceled	—	—

Outstanding as of December 31, 2003	1,424,259	16.02

Exercisable as of December 31, 2003	837,764	14.14

Outstanding January 1, 2004	1,424,259	16.02
Granted	316,990	23.98
Exercised	(185,321)	13.66
Canceled	(1,584)	18.75

Outstanding as of December 31, 2004	1,554,344	17.93

Exercisable as of December 31, 2004	994,698	15.45

The weighted-average estimated fair value of Pactiv stock options granted to Pregis’ employees during the years ended December 31, 2004, 2003 and 2002 was $8.54, $7.53, and $6.74 per share, respectively.

The weighted-average grant date fair value of performance shares issued to Pregis’ employees during the years ended December 31, 2004, 2003 and 2002 was $21.85, $20.56 and $17.31 per share, respectively.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

Summarized below is information regarding Pactiv stock options outstanding and exercisable at December 31, 2004 for employees of Pregis:

	Outstanding Options			Exercisable Options
Range of Exercise Price	Number	Weighted-Average Remaining Life	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
$ 7 to $12	135,806	5.8 years	$11.72	135,806	$11.72
13 to 21	1,101,550	7.0	16.95	808,892	16.07
22 to 29	316,990	9.7	23.98	—	—

16. Other Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) includes net earnings (loss) as well as items of other comprehensive income (loss).

The following table summarizes the items of other comprehensive income (loss) and the accumulated other comprehensive income (loss) balances:

	Foreign Currency Translation Adjustments	Minimum Pension Liability Adjustments	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2002	$(38,628)	$(2,372)	$(41,000)
Current-year foreign currency translation adjustments	39,790	—	39,790
Current-year minimum pension liability adjustments	—	(8,600)	(8,600)

Balance at December 31, 2002	1,162	(10,972)	(9,810)
Current-year foreign currency translation adjustments	37,680	—	37,680
Current-year minimum pension liability adjustments	—	(6,269)	(6,269)

Balance at December 31, 2003	38,842	(17,241)	21,601
Current-year foreign currency translation adjustments	31,662	—	31,662
Current-year minimum pension liability adjustments	—	(3,484)	(3,484)

Balance at December 31, 2004	$70,504	$(20,725)	$49,779

17. Subsequent Events

On June 23, 2005, Pactiv Corporation announced an agreement to sell Pregis to an international private equity firm. The purchase price for the acquisition is $523.5 million.

18. Combining Financial Information of Guarantor Subsidiaries

In connection with the agreement to sell (as described in Note 17. Subsequent Events), Pregis’ parent entity plans to issue a $219.0 million senior secured credit facility, including a $50 million revolver, $123.5 million of floating rate second lien notes (the “Floating Rate Notes”), and $150 million of senior subordinated notes (the “Notes”). Two of the issuer’s domestic 100% owned subsidiaries, Pactiv Protective Packaging Inc. and Hexacomb Corporation (“the Guarantors”), will provide guarantees for the Notes. The guarantees will be full, unconditional, joint and several. Pregis conducts its operations through and derives much of its income from its subsidiaries. Therefore, Pregis’ ability to make required payments with respect to its indebtedness and other obligations depends on the financial results and condition of GPP and ESP and its ability to receive funds from GPP and ESP.

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

The non-guarantor subsidiaries include all of Pregis’ foreign subsidiaries.

The following condensed combining financial information for Pregis presents the financial information of the guarantor subsidiaries and the non-guarantor subsidiaries based on Pregis’ understanding of the Securities and Exchange Commission’s interpretation and application of Rule 3-10 under the Securities and Exchange Commission’s Regulation S-X. The financial information may not necessarily be indicative of results of operations or financial position had the guarantor subsidiaries or non-guarantor subsidiaries operated as independent entities.

For the Year Ended December 31, 2004

Condensed Combining Statement of Operations

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Sales	$318,606	$524,068	$(4,304)	$838,370
Cost and expenses
Cost of sales, excluding depreciation and amortization	245,084	416,676	(4,304)	657,456
Selling, general and administrative	42,355	61,405	—	103,760
Depreciation and amortization	12,311	19,812	—	32,123
Other (income) expense	413	(101)	—	312
Restructuring and other	4,615	8,097	—	12,712

Total cost and expenses	304,778	505,889	(4,304)	806,363

Operating income	13,828	18,179	—	32,007
Interest expense, net of interest capitalized	—	3,657	(95)	3,562
Income tax expense	6,118	6,938	—	13,056

Net income	$7,710	$7,584	$95	$15,389

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

For the Year Ended December 31, 2003

Condensed Combining Statement of Operations

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Sales	$293,966	$472,192	$(5,325)	$760,833
Cost and expenses
Cost of sales, excluding depreciation and amortization	230,192	367,767	(5,325)	592,634
Selling, general and administrative	44,433	61,362	—	105,795
Depreciation and amortization	11,654	17,482	—	29,136
Other (income) expense	11	791	—	802
Restructuring and other	(1,187)	1,187	—	—

Total cost and expenses	285,103	448,589	(5,325)	728,367

Operating income	8,863	23,603	—	32,466
Interest expense, net of interest capitalized	—	5,017	(354)	4,663
Income tax expense	3,613	7,406	—	11,019

Net income	$5,250	$11,180	$354	$16,784

For the Year Ended December 31, 2002

Condensed Combining Statement of Operations

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Sales	$295,998	$421,769	$(6,264)	$711,503
Cost and expenses
Cost of sales, excluding depreciation and amortization	221,979	327,663	(6,264)	543,378
Selling, general and administrative	46,637	57,736	—	104,373
Depreciation and amortization	12,308	14,882	—	27,190
Other (income) expense	(187)	(196)	—	(383)
Restructuring and other	—	(49)	—	(49)

Total cost and expenses	280,737	400,036	(6,264)	674,509

Operating income	15,261	21,733	—	36,994
Interest expense, net of interest capitalized	—	5,574	(229)	5,345
Income tax expense	6,050	7,713	—	13,763

Income before cumulative effect of change in accounting principle	9,211	8,446	229	17,886
Cumulative effect of change in accounting principle, net of tax	(32,117)	(38,033)	—	(70,150)

Net income (loss)	$(22,906)	$(29,587)	$229	$(52,264)

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

December 31, 2004

Condensed Combining Statement of Financial Position

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and temporary cash investments	$—	$22,595	$—	$22,595
Accounts and notes receivable
Trade, net of allowance	33,621	89,081	—	122,702
Affiliates	(7,194)	84,163	(1,045)	75,924
Other	536	2,399	—	2,935
Inventories, net of valuation allowances	31,977	64,831	—	96,808
Deferred income taxes	3,190	1,995	—	5,185
Prepayments and other	966	2,599	—	3,565

Total current assets	63,096	267,663	(1,045)	329,714
Property, plant and equipment, net	97,931	208,286	—	306,217
Other assets
Goodwill	76,324	131,782	—	208,106
Intangible assets, net	7,408	1,217	—	8,625
Other	268	1,028	—	1,296

Total other assets	84,000	134,027	—	218,027

Total assets	$245,027	$609,976	$(1,045)	$853,958

Liabilities and owner’s equity
Current liabilities
Short-term debt, including current maturities of long-term debt, unaffiliated	$—	$732	$—	$732
Short-term debt, affiliates	—	101,841	—	101,841
Accounts payable	14,128	48,368	—	62,496
Accounts payable, affiliates	1,349	15,555	(1,045)	15,859
Accrued taxes	5,013	14,236	—	19,249
Accrued payroll and benefits	6,554	7,293	—	13,847
Other	5,949	11,316	—	17,265

Total current liabilities	32,993	199,341	(1,045)	231,289
Long-term debt, unaffiliated	—	304	—	304
Long-term debt, affiliates	—	7,236	—	7,236
Deferred income taxes	15,547	9,794	—	25,341
Pension liabilities and other	—	33,082	—	33,082
Other	3,109	3,497	—	6,606
Owner’s equity
Owner’s net investment	193,459	306,862	—	500,321
Accumulated other comprehensive income (loss)
Additional minimum pension liability, net		(20,725)	—	(20,725)
Foreign currency translation adjustment	(81)	70,585	—	70,504

Total owner’s equity	193,378	356,722	—	550,100

Total liabilities and owner’s equity	$245,027	$609,976	$(1,045)	$853,958

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

December 31, 2003

Condensed Combining Statement of Financial Position

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and temporary cash investments	$—	$13,378	$—	$13,378
Accounts and notes receivable
Trade, net of allowances	27,910	76,701	—	104,611
Affiliates	967	66,907	(1,151)	66,723
Other	1,160	2,864	(35)	3,989
Inventories, net of valuation allowances	29,689	57,665	—	87,354
Deferred income taxes	3,750	206	—	3,956
Prepayments and other	711	2,248	—	2,959

Total current assets	64,187	219,969	(1,186)	282,970
Property, plant and equipment, net	99,488	201,303	—	300,791
Other assets
Goodwill	76,323	120,722	—	197,045
Intangible assets, net	9,121	2,314	—	11,435
Other	270	1,108	—	1,378

Total other assets	85,714	124,144	—	209,858

Total assets	$249,389	$545,416	$(1,186)	$793,619

Liabilities and owner’s equity
Current liabilities
Short-term debt, including current maturities of long-term debt, unaffiliated	$—	$1,461	$—	$1,461
Short-term debt, affiliates	—	104,905	—	104,905
Accounts payable	13,937	38,385	—	52,322
Accounts payable, affiliates	(16)	10,510	(1,186)	9,308
Accrued taxes	1,043	15,873	—	16,916
Accrued payroll and benefits	9,459	5,838	—	15,297
Other	4,582	12,646	—	17,228

Total current liabilities	29,005	189,618	(1,186)	217,437
Long-term debt, unaffiliated	—	1,218	—	1,218
Long-term debt, affiliates	—	4,735	—	4,735
Deferred income taxes	13,918	8,323	—	22,241
Pension liabilities and other	—	27,293	—	27,293
Other	4,273	2,805	—	7,078
Owner’s equity
Owner’s net investment	202,274	289,742	—	492,016
Accumulated other comprehensive income (loss)
Additional minimum pension liability, net	—	(17,241)	—	(17,241)
Foreign currency translation adjustment	(81)	38,923	—	38,842

Total owner’s equity	202,193	311,424	—	513,617

Total liabilities and owner’s equity	$249,389	$545,416	$(1,186)	$793,619

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

For the Year Ended December 31, 2004

Condensed Combining Statement of Cash Flow

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Income before cumulative effect of change in accounting principle	$7,805	$7,584	$—	$15,389
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	12,311	19,812	—	32,123
Deferred income taxes	2,296	(5,442)	—	(3,146)
Changes in components of working capital—net of effect of acquisition:
(Increase) decrease in unaffiliated receivables	(5,086)	(4,228)	—	(9,314)
(Increase) decrease in affiliate receivables	4,945	(16,121)	(147)	(11,323)
(Increase) decrease in inventories	(2,880)	(2,406)	—	(5,286)
Increase in prepayments and other current assets	(301)	(689)	—	(990)
Increase in unaffiliated accounts payable	190	12,531	—	12,721
Increase in affiliate accounts payable	1,919	8,590	147	10,656
Increase (decrease) in taxes accrued	3,861	1,113	—	4,974
Decrease in interest accrued	—	(23)	—	(23)
Decrease in other current liabilities	(2,212)	(3,282)	—	(5,494)
Other	2,173	71	—	2,244

Cash provided by operation activities	25,021	17,510	—	42,531

Investing activities
Proceeds from sale of assets	107	707	—	814
Expenditures for property, plant, and equipment	(9,363)	(9,958)	—	(19,321)
Acquisition of business	—	—	—	—
(Increase) decrease in other investments	—	893	—	893

Cash used in investing activities	(9,256)	(8,358)	—	(17,614)

Financing activities
Capital contributions (distributions), net	(15,765)	9,546	—	(6,219)
Net increase (decrease) in long-term debt, unaffiliated	—	(584)	—	(584)
Net increase in long-term debt, affiliates	—	2,286	—	2,286
Net increase (decrease) in short-term debt, unaffiliated	—	(1,180)	—	(1,180)
Net increase in short-term debt, affiliates	—	(9,860)	—	(9,860)

Cash provided by (used in) financing activities	(15,765)	208	—	(15,557)
Effect of foreign-exchange rate changes on cash and temporary-cash investments	—	(143)	—	(143)

Increase in cash and temporary-cash investments	—	9,217	—	9,217

Cash and temporary-cash investments, January 1	—	13,378	—	13,378

Cash and temporary-cash investments, December 31	$—	$22,595	$—	$22,595

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

For the Year Ended December 31, 2003

Condensed Combining Statement of Cash Flow

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Income before cumulative effect of change in accounting principle	$5,604	$11,180	$—	$16,784
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	11,654	17,482	—	29,136
Deferred income taxes	3,714	(4,680)	—	(966)
Changes in components of working capital—net of effect of acquisition:
(Increase) decrease in unaffiliated receivables	(520)	9,177	—	8,657
Increase in affiliate receivables	(5,003)	(5,801)	(828)	(11,632)
(Increase) decrease in inventories	(3,615)	2,849	—	(766)
Increase in prepayments and other current assets	857	(691)	—	166
Increase (decrease) in unaffiliated accounts payable	51	(11,224)	—	(11,173)
Increase (decrease) in affiliate accounts payable	10,537	(7,003)	829	4,363
Increase (decrease) in taxes accrued	426	6,422	—	6,848
Decrease in interest accrued	—	(221)	—	(221)
Decrease in other current liabilities	(96)	(4,596)	—	(4,692)
Other	978	28	(6)	1,000

Cash provided by operating activities	24,587	12,922	(5)	37,504

Investing activities
Proceeds from sale of assets	381	821	—	1,202
Expenditures for property, plant, and equipment	(9,275)	(16,193)	—	(25,468)
Acquisition of business	—	(54)	—	(54)
(Increase) decrease in other investments	1	(544)	(1)	(544)

Cash used in investing activities	(8,893)	(15,970)	(1)	(24,864)

Financing activities
Capital contributions (distributions), net	(15,694)	27,114	—	11,420
Net increase (decrease) in long-term debt, unaffiliated	—	(391)	—	(391)
Net increase in long-term debt, affiliates	—	1,324	—	1,324
Net increase (decrease) in short-term debt, unaffiliated	—	(1,894)	—	(1,894)
Net increase in short-term debt, affiliates	—	(17,549)	6	(17,543)

Cash provided by (used in) in financing activities	(15,694)	8,604	6	(7,084)
Effect of foreign-exchange rate changes on cash and temporary-cash investments	—	1,737	—	1,737

Increase in cash and temporary-cash investments	—	7,293	—	7,293

Cash and temporary-cash investments, January 1	—	6,085	—	6,085

Cash and temporary-cash investments, December 31	$—	$13,378	$—	$13,378

Pregis

Notes to Combined Financial Statements—(continued)

December 31, 2004, 2003 and 2002

For the Year Ended December 31, 2002

Condensed Combining Statement of Cash Flow

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Income before cumulative effect of change in accounting principle	$9,440	$8,446	$—	$17,886
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	12,308	14,882	—	27,190
Deferred income taxes	(5,085)	(2,869)	—	(7,954)
Changes in components of working capital—net of effect of acquisition:
(Increase) decrease in unaffiliated receivables	(1,973)	4,535	—	2,562
Increase in affiliate receivables	(562)	(14,302)	(595)	(15,459)
(Increase) decrease in inventories	(428)	(4,093)	—	(4,521)
Increase in prepayments and other current assets	(1,218)	1,506	—	288
Increase (decrease) in unaffiliated accounts payable	2,122	2,980	—	5,102
Increase in affiliate accounts payable	1,709	8,905	595	11,209
Increase (decrease) in taxes accrued	(3,276)	7,674	—	4,398
Decrease in interest accrued	—	(62)	—	(62)
Decrease in other current liabilities	(3,423)	(2,660)	—	(6,083)
Other	2,124	761	—	2,885

Cash provided by operating activities	11,738	25,703	—	37,441

Investing activities
Proceeds from sale of assets	3,722	840	—	4,562
Expenditures for property, plant, and equipment	(10,773)	(24,898)	—	(35,671)
Acquisition of business	53	(6,579)	—	(6,526)
(Increase) decrease in other investments	(1,484)	1,733	—	249

Cash used in investing activities	(8,482)	(28,904)	—	(37,386)

Financing activities
Capital contributions (distributions), net	(3,277)	9,154	—	5,877
Net increase (decrease) in long-term debt, unaffiliated	(732)	(686)	—	(1,418)
Net increase in long-term debt, affiliates	—	476	—	476
Net increase (decrease) in short-term debt, unaffiliated	—	(526)	—	(526)
Net increase in short-term debt, affiliates	732	(3,576)	—	(2,844)

Cash provided by (used in) in financing activities	(3,277)	4,842	—	1,565
Effect of foreign-exchange rate changes on cash and temporary-cash investments	—	406	—	406

Increase in cash and temporary-cash investments	(21)	2,047	—	2,026

Cash and temporary-cash investments, January 1	21	4,038	—	4,059

Cash and temporary-cash investments, December 31	$—	$6,085	$—	$6,085

Schedule II—Valuation and Qualifying Accounts

Description	Balance at beginning of year	Additions		Deductions	Balance at end of year
		Charged to (reversed from) costs and expenses	Charged to (reversed from) other accounts
Allowance for doubtful accounts
Year ended December 31, 2004	$4,475	$1,041	$338	$(517)	$5,337
Year ended December 31, 2003	4,266	664	296	(751)	4,475
Year ended December 31, 2002	5,044	(1,075)	291	6	4,266

Deferred tax asset valuation reserve
Year ended December 31, 2004	$8,981	$1,340	$647	$—	$10,968
Year ended December 31, 2003	6,715	1,296	970	—	8,981
Year ended December 31, 2002	4,779	1,272	664	—	6,715

UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

As of September 30, 2005 and December 31, 2004 and

For the Three and Nine Months Ended June 30, 2005 and 2004

Pregis Corporation

Combined Statements of Operations

Three and Nine Months Ended September 30, 2005 and 2004

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
(In thousands)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
Sales	$223,474	$213,384	$667,022	$617,756
Costs and expenses
Cost of sales, excluding depreciation and amortization	174,005	167,082	528,856	483,419
Selling, general and administrative	26,885	23,894	84,032	77,526
Depreciation and amortization	7,572	6,969	24,169	23,335
Goodwill impairment	—	—	35,654	—
Other expense, net	609	144	246	208
Restructuring and other	—	4,020	(314)	11,755

Total costs and expenses	209,071	202,109	672,643	596,243

Operating income (loss)	14,403	11,275	(5,621)	21,513
Gain on sale of securities	—	—	(1,228)	—
Interest expense, net of interest capitalized of $144 and $31 for the three months ended 2005 and 2004, respectively, and $433 and $57 for the nine months ended 2005 and 2004 respectively	640	771	2,240	2,275
Income tax expense (benefit)	4,228	4,895	(92)	8,801

Net income (loss)	$9,535	$5,609	$(6,541)	$10,437

Note: The accompanying notes are an integral part of these financial statements.

Pregis Corporation

Combined Statements of Financial Position

As of September 30, 2005 and December 31, 2004

	September 30, 2005	December 31, 2004
(In thousands)	(UNAUDITED)
Assets
Current assets
Cash and temporary cash investments	$24,340	$22,595
Accounts and notes receivable
Trade, net of allowances of $5,342 and $5,337 in 2005 and 2004, respectively	126,930	122,702
Affiliates	106	75,924
Other	1,726	2,935
Inventories, net of valuation allowance of $2,592 and $2,927 in 2005 and 2004, respectively	93,017	96,808
Deferred income taxes	5,648	5,185
Prepayments and other	4,775	3,565

Total current assets	256,542	329,714
Property, plant and equipment, net	280,148	306,217
Other assets
Goodwill	159,310	208,106
Intangible assets, net	7,190	8,625
Other	1,255	1,299

Total other assets	167,755	218,030

Total assets	$704,445	$853,961

Liabilities and owner’s equity
Current liabilities
Short-term debt, including current maturities of long-term debt, unaffiliated	$261	$732
Short-term debt, affiliates	141	101,841
Accounts payable, unaffiliated	64,648	62,496
Accounts payable, affiliates	14,932	15,859
Accrued taxes	14,047	19,249
Accrued payroll and benefits	13,519	13,847
Other	17,386	17,265

Total current liabilities	124,934	231,289
Long term debt, unaffiliated	187	304
Long-term debt, affiliates	—	7,236
Deferred income taxes	18,035	25,341
Pension liabilities and other	31,035	33,082
Other	6,941	6,606
Owner’s equity
Owner’s net investment	513,782	500,321
Accumulated other comprehensive income (loss)
Additional minimum pension liability, net of tax of $8,855 in 2005 and 2004	(20,725)	(20,725)
Foreign currency translation adjustment	30,256	70,507

Total owner’s equity	523,313	550,103

Total liabilities and owner’s equity	$704,445	$853,961

Note: The accompanying notes are an integral part of these financial statements.

Pregis Corporation

Combined Statements of Cash Flows

Nine Months Ended September 30, 2005 and 2004

	Nine Months Ended September 30,
	2005	2004
(In thousands)	(UNAUDITED)	(UNAUDITED)
Operating activities
Income (loss) from continuing operations	$(6,541)	$10,437
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	24,169	23,335
Deferred income taxes	(6,756)	1,257
Goodwill impairment	35,654	—
Changes in components of working capital:
(Increase) decrease in unaffiliated receivables	(13,041)	(13,508)
(Increase) decrease in affiliate receivables	74,780	(11,065)
Increase in inventories	(1,362)	(8,534)
(Increase) decrease in prepayments and other current assets	(956)	1,094
Increase in unaffiliated accounts payable	6,279	15,289
Increase (decrease) in affiliate accounts payable	(6,929)	8,291
Increase (decrease) in taxes accrued	(3,478)	(1,981)
Decrease in interest accrued	(203)	(21)
(Increase) decrease in other current liabilities	3,019	2,219
Other	1,302	(823)

Cash provided by operating activities	105,937	25,990

Investing activities
Proceeds from sale of assets	683	759
Expenditures for property, plant and equipment	(21,453)	(12,836)
(Increase) decrease in other investments	(726)	566

Cash used in investing activities	(21,496)	(11,511)

Financing activities
Capital contributions, net	20,019	4,922
Net decrease in long-term debt, unaffiliated	(499)	(233)
Net decrease in short-term debt, unaffiliated	(9)	(426)
Net decrease in short-term debt, affiliates	(99,687)	(12,995)

Cash used in financing activities	(80,176)	(8,732)
Effective of foreign-exchange rate changes on cash and temporary-cash investments	(2,520)	256

Increase in cash and temporary-cash investments	1,745	6,003

Cash and temporary-cash investments, January 1	22,595	13,378

Cash and temporary-cash investments, September 30	$24,340	$19,381

Note: The accompanying notes are an integral part of these financial statements.

Pregis Corporation

Notes to Unaudited Combined Financial Statements

September 30, 2005 and 2004

1. Nature of the Business

The Combined Financial Statements of Pregis Corporation (“Pregis”) are comprised of the consolidated financial statements of two businesses – Global Protective Packaging (“GPP”) and European Specialty Packaging (“ESP”). As of September 30, 2005, GPP and ESP were owned by Pactiv Corporation (“Pactiv”), a global company which is principally involved in (1) retail consumer products, (2) foodservice/food packaging, and (3) protective and flexible packaging.

GPP manufactures, markets, sells and distributes protective-packaging products in both North America and Europe. GPP’s protective mailers, air-encapsulated bubble products, sheet foam, engineered foam, inflatable airbag systems, honeycomb products and other protective packaging products are manufactured and sold for use in cushioning, void-fill, surface-protection, containment, and blocking & bracing applications.

ESP is a leading European packaging business focused on the development, production, and marketing of specialty-packaging solutions principally to the food and healthcare markets. ESP operates three businesses: Flexibles, which produces barrier films and converted products for food, medical and non-food markets in Germany and Egypt; Hospital Supplies, which manufactures and supplies customizable operating drape products, procedure packs, protection products, and sterilization packaging for the healthcare industry in Germany; and Foodservice, a leading producer and re-seller of plastic-based rigid films and other packaging solutions serving the food and foodservice industries in the U.K.

The interim combined financial statements are unaudited. These statements include all adjustments considered necessary by management to present a fair statement of the results of operations, financial position and cash flows. Such adjustments are of a normal, recurring nature. The results reported in these quarterly combined financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. Additionally, the combined financial statements herein include allocations of certain Pactiv corporate expenses, including legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other Pactiv corporate and infrastructure costs. The expense and cost allocations have been determined on bases that Pactiv and Pregis consider to be a reasonable reflection of the utilization of services provided or the benefit received by Pregis during the periods presented. Therefore, the combined financial information included herein may not reflect the combined financial position, operating results and changes in owner’s equity and cash flows of Pregis in the future or what they would have been had Pregis operated as “stand-alone” during the periods presented.

The combined financial statements included herein should be read in conjunction with the audited Combined Financial Statements and related notes for the fiscal years ended December 31, 2004, 2003, and 2002.

All amounts herein are stated in thousands of U.S. dollars, unless otherwise noted.

2. Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees and to record compensation cost for all stock awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. In addition, Pregis is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. For nonpublic entities, SFAS 123(R) will become effective as of the beginning of the first annual period beginning after December 15, 2005. Management has not yet determined the impact that SFAS 123(R) will have on its financial position and results of operations.

Pregis Corporation

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

3. Transactions with Pactiv

Pregis relies on related parties to conduct business and finance operations. Transactions with such related parties enable Pregis to manufacture and sell products, earn revenue, maintain adequate operating working capital, and fund obligations that arise in the normal course of business. Pregis also receives administrative services from both a European related party and the Pactiv corporate office. A monthly fee is charged to Pregis for services provided. Aggregate administrative service fees from related parties were $5,028 and $5,065 for the three months ended September 30, 2005 and 2004, respectively, and $16,304 and $15,746 for the nine months ended September 30, 2005 and 2004 respectively. A portion of these amounts, $4,813 and $5,076, was charged to Pregis in these periods and has been paid as part of its operations. The remaining portion, $11,491 and $10,670, was allocated to Pregis for purposes of these financial statements. As such they were paid by Pactiv on behalf of Pregis, and have been reflected as capital contributions, net in these statements. Capital contributions, net included in these financials statements also includes (a) actual capital infusions, (b) taxes and other charges that were or will be paid by Pactiv on behalf of Pregis, and (c) transfer of intercompany balances between the two U.S.-based entities of Pregis and Pactiv, since these were not settled in cash. Actual cash contributions, net of distributions, amounted to $41,065 in the nine months ended September 30, 2005. Total capital contributions, net as described above were $20,019 and $4,922 in the nine months ended September 30, 2005 and 2004, respectively. It should not be assumed that any transactions conducted with related parties are accounted for on an “arms-length” basis. Inter-company transactions are eliminated from the combined statements of Pregis, while related-party transactions with companies outside of Pregis are not eliminated from the financial statements.

Pregis purchased $2,194 and $4,027 in goods from related parties for the three months ended September 30, 2005 and 2004, respectively, and $7,105 and $10,437 for the nine months ended September 30, 2005 and 2004, respectively. Pregis incurred $525 and $768 of interest expense for financing provided to it by related parties for the three months ended September 30, 2005 and 2004, respectively, and $2,186 and $2,144 for the nine months ended September 30, 2005 and 2004, respectively. Settlement of these amounts typically occurs through a monthly multilateral clearing process.

The European portion of Pregis has historically been financed via a short-term borrowing arrangement with Pactiv’s European treasury operation (Pactiv Irish Finance, Ltd. or “PIFCO”). In connection with the sale of Pregis (as described in Note 5) all amounts due to PIFCO have been repaid as of September 30, 2005. At December 31, 2004, Pregis had notes payable to PIFCO of $61,892.

Following are the net payables to related parties that were included in Pregis’ combined financial statements at September 30, 2005 and December 31, 2004:

	September 30, 2005	December 31, 2004
Accounts receivable, affiliates	$106	$75,924
Accounts payable, affiliates	14,932	15,859
Short-term debt, affiliates	141	101,841
Long-term debt, affiliates	–	7,236

Net payable to affiliates	$14,967	$49,012

Pregis Corporation

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

4. Inventories, net

Inventories at September 30, 2005 and December 31, 2004 consist of the following:

	September 30, 2005	December 31, 2004
Finished goods	$46,051	$52,258
Work-in-process	15,461	14,482
Raw materials	26,965	26,275
Other materials and supplies	4,540	3,793

	$93,017	$96,808

5. Goodwill and Intangible Assets

On June 23, 2005, Pactiv entered into an agreement to sell Pregis to an affiliate of AEA Investors LLC, an international private equity firm. The purchase price for the acquisition was $523,500. Using this amount as an indication of fair market value, Pregis tested recorded goodwill amounts for possible impairment under the provisions of FAS 142, “Goodwill and Other Intangible Assets.” Goodwill was found to be impaired in the North America plastics business of Protective Packaging and Foodservice. These businesses recently faced increased competition and higher raw material costs, which drove down operating margins. As a result, in the second quarter of 2005, Pregis recognized a pretax impairment charge of $35,654. Changes in the carrying value of goodwill during the nine months ended September 30, 2005 are shown in the following table:

	Protective Packaging	Flexibles	Hospital Supplies	Foodservice	Total
Goodwill as of January 1, 2005	$161,303	$25,495	$21,088	$220	$208,106
SFAS 142 impairment	(35,447)	—	—	(207)	(35,654)
Foreign currency translation adjustment	(7,878)	(2,769)	(2,482)	(13)	(13,142)

Goodwill as of September 30, 2005	$117,978	$22,726	$18,606	$—	$159,310

Intangible assets at September 30, 2005 and December 31, 2004 are shown in the following table:

		September 30, 2005		December 31, 2004
	Average Life (Years)	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization
Non-compete agreements	7	$9,159	$(6,343)	$9,160	$(5,438)
Software	5	2,895	(2,402)	2,596	(2,224)
Other	31	11,795	(7,914)	12,299	(7,768)

Total		$23,849	$(16,659)	$24,055	$(15,430)

Amortization expense related to intangible assets was $504 and $502 for the three months ended September 30, 2005 and 2004, respectively, and $1,535 and $1,510 for the nine months ended September 30, 2005 and 2004, respectively. Estimated future amortization expense for the remaining three months of 2005 and for 2006 is $602 and $1,910, respectively.

Pregis Corporation

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

6. Comprehensive Income

Total comprehensive income (loss) for Pregis is shown in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$9,535	$5,609	$(6,541)	$10,437
Other comprehensive income (loss), net of tax Foreign currency translation adjustment	(2,345)	5,182	(40,251)	(5,735)

Total comprehensive income (loss)	$7,190	$10,791	$(46,792)	$4,702

7. Income Taxes

A reconciliation of the difference between the reported provision for income and that for taxes computed using the U.S. federal statutory rate is shown in the following table:

	Nine Months Ended September 30,
	2005	2004
U.S. federal income-tax rate	(35.00)%	35.00%
Increases (reductions) in income-tax rate resulting from:
Permanent differences	(6.07)	(0.84)
Foreign rate differential	2.66	2.18
State and local taxes on income, net of U.S. federal income-tax benefit	(8.72)	1.56
Research and development	(1.30)	(0.45)
Goodwill impairment	46.76	0.00
Valuation allowance	(0.28)	7.77
Other	0.56	0.53

Income tax expense (benefit)	(1.39)%	45.75%

8. Pension Plans

Pregis sponsors several defined benefit plans in the Netherlands, United Kingdom, and Germany. Each plan operates in accordance with the relevant plan document and may allow for both employer and employee contributions. GPP participates in the U.S. defined benefit pension plan sponsored by Pactiv. Pregis’ combined financial statements include the pension expense allocated to it by Pactiv for its U.S. employees.

Pregis has several small defined contribution plans at certain of its operating units. The company contribution is a defined percentage of pensionable salary and in certain of the plans the employee also makes contributions.

Pregis Corporation

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

The impact of pension plans on pretax income from continuing operations was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Components of net periodic-benefit costs
Service cost of benefits earned	$767	$930	$2,381	$2,791
Interest cost on benefit obligations	1,171	1,075	3,628	3,226
Expected return on plan assets	(1,098)	(1,068)	(3,406)	(3,205)
Income per FAS 88 (1)	—	—	(243)	—
Amortization of unrecognized:
Prior service cost	21	29	67	88
Net loss	385	319	1,193	958

Total net period-benefit cost	$1,246	$1,285	$3,620	$3,858

(1)	SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Penion Plans and for Termination Benefits.

Contributions paid during the nine months ended September 30, 2005 were $2,538. Contributions are expected to total $3.0 million in 2005.

The balance of cash and temporary cash investments at September 30, 2005 includes $14,205 paid to Pregis by Pactiv for Pactiv’s share of funding to be made to two U.K. pension plans upon close of the sale transaction.

Pregis recognized a $243 reduction in its projected benefit obligation resulting from a curtailment in accordance with SFAS No. 88. This occurred for the Netherlands plan as a result of a reduction in its workforce from restructuring activities. This curtailment did not have a material impact on net periodic pension benefit expense in 2005.

Certain salaried U.S. employees of GPP may be eligible for postretirement health care and life insurance benefits under plans sponsored by Pactiv. For salaried employees these plans cover individuals who retire on or after reaching age 55 with at least 10 years of service after reaching age 45. The salaried plan is not funded and the liabilities are accounted for in Pactiv’s financial statements. The combined financial statements of Pregis for the three and nine months ended September 30, 2005 and 2004 include postretirement-benefit expenses allocated to it by Pactiv for Pregis’ eligible employees. This expense totaled approximately $61 and $72 for the three months ended September 30, 2005 and 2004, respectively, and $181 and $215 for the nine months ended September 30, 2005 and 2004, respectively. The non-U.S. businesses have no postretirement-benefit plans.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted. The Act expands Medicare coverage, primarily by adding a prescription-drug benefit for Medicare-eligible participants, starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligible participants with a range of options for coordination with the new government-sponsored program to potentially reduce employers’ costs. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of employer programs.

Pactiv’s plans currently provide prescription drug benefits that will coordinate with the related Medicare benefits. The enactment of the Act will reduce the net periodic benefit cost in 2005 for GPP’s eligible U.S. employees by a minor amount.

Pregis Corporation

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

9. Contingencies

Legal Matters

Pregis is party to legal proceedings arising from its operations. Related reserves are recorded when it is probable that liabilities exist and where reasonable estimates of such liabilities can be made. While it is not possible to predict the outcome of any of these proceedings, Pregis’ management, based on its assessment of the facts and circumstances now known, does not believe that any of these proceedings, individually or in the aggregate, will have a material adverse effect on Pregis’ financial position. However, actual outcomes may be different than expected and could have a material effect on Pregis’ results of operations or cash flows in a particular period.

Environmental Matters

In early 2003, Pregis discovered that certain air emissions at one of its California plants exceeded permitted levels. Pregis reported this matter to the San Joaquin Valley Air Pollution Control District, and, effective November 2003, has entered into a settlement agreement with that agency providing for the payment by Pregis to the San Joaquin Valley Air Pollution Control District of $1.1 million, which was made in January 2004, and the performance by Pregis of certain actions to be taken to address the matter. Some of the actions to be taken under the settlement agreement are subject to review by the EPA in its consideration of a Title V air-permit application regarding the Visilia, California, facility filed with the State of California on April 29, 2005. Pregis does not expect (1) any further discussions with the State or the EPA regarding the terms of the settlement agreement nor (2) any material adverse effect on Pregis’ financial position, results of operations, or cash flows to stem from the settlement agreement.

Pregis is subject to a variety of environmental and pollution-control laws and regulations in all jurisdictions in which it operates. Where it is probable that related liabilities exist and where reasonable estimates of such liabilities can be made, associated reserves are established. Estimated liabilities are subject to change as additional information becomes available regarding the magnitude of possible clean-up costs, the expense and effectiveness of alternative clean-up methods, and other possible liabilities associated with such situations. However, management believes that any additional costs that may be incurred as more information becomes available will not have a material adverse effect on Pregis’ financial position, although such costs could have a material effect on Pregis’ results of operations or cash flows in a particular period.

Safety Matters

In April 2005, Pregis reported to local regulatory authorities that a small European plant is not in compliance with local fire safety regulations. Management and local regulatory authorities agreed on the initial actions that Pregis needed to implement to improve fire safety protection at the plant. These actions have been implemented. Pregis is evaluating its alternatives, including plant closure and relocation to another site. Reasonable estimates of the potential costs of these alternatives are not currently available. However, management believes that any additional costs that may be incurred as more information becomes available will not have a material adverse effect on the financial position of Pregis. Under the purchase agreement between Pactiv and AEA Investors LLC., Pactiv would be responsible for costs incurred in closing the facility.

10. Segment Information

Pregis has four reporting segments: Protective Packaging, comprised of GPP, which manufactures, markets, sells and distributes protective packaging products in North America and Europe; Flexibles, which produces custom barrier films and converted products for niche segments of the food, medical, and non-food markets; Hospital Supplies, which manufactures and supplies customizable operating drape products, procedure packs, protection products, and sterilization packaging for the healthcare industry; and Foodservice, which provides custom packaging products and solutions to the food and foodservice sectors.

Pregis Corporation

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

The following table sets forth certain segment information:

	Protective Packaging	Flexible	Hospital Supplies	Food Service	Inter Co. Elim	Total
For the three months ended September 30, 2005
Sales	$144,045	$41,542	$15,185	$23,958	$(1,256)	$223,474
Operating income (loss)	9,146	2,569	2,184	504	—	14,403
For the three months ended September 30, 2004
Sales	$137,728	$35,760	$15,639	$25,078	$(821)	$213,384
Operating income (loss)	4,980	2,501	3,067	727	—	11,275
At September 30, 2005 and for the nine months ended
Sales	$430,957	$121,767	$47,256	$72,033	$(4,991)	$667,022
Operating income (loss)	(17,888)	5,898	7,703	(1,334)	—	(5,621)
Total assets	461,964	120,357	68,080	56,351	(2,307)	704,445
For the nine months ended September 30, 2004
Sales	$400,549	$104,076	$48,200	$66,665	$(1,734)	$617,756
Operating income (loss)	9,050	5,811	9,142	(2,490)	—	21,513
At December 31, 2004:
Total assets	$565,585	$126,646	$102,695	$60,557	$(1,522)	$853,961

11. Restructuring

In the first quarter of 2004, Pregis announced a restructuring program to rationalize excess manufacturing capacity and reduce overhead costs, and to reinvest a portion of the related savings in strategic growth initiatives. In connection with this program, Pregis recorded restructuring and other charges totaling $12,712 pretax, to reduce overhead and eliminate non-value-added activities in this business. Implementation of the plan resulted in the elimination of 65 salaried and hourly positions in Europe and North America. The total cost of the restructuring plan covers severance and related costs and asset writeoffs.

The following summarizes actual impacts of restructuring activities for programs initiated in 2004:

	Severance	Write-offs	Other	Total
Total restructuring charges	$7,190	$2,949	$2,573	$12,712
Cash payments	(6,802)	—	(2,539)	(9,341)
Charged against asset accounts	—	(2,949)	—	(2,949)

Balance at December 31, 2004	$388	$—	$34	$422

Total restructuring charges	$(67)	$—	$(2)	$(69)
Cash payments	(321)	—	(32)	(353)

Balance at September 30, 2005	$—	$—	$—	$—

Pregis

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

12. Stock-based Compensation

Pregis’ employees participated in Pactiv employee stock plans prior to the sale of Pregis (as described in Note 5). Pregis accounts for activity under the employee stock plans using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

Under APB No. 25, Pregis generally recognizes no compensation expense with respect to shares issued under Pactiv’s employee stock purchase plan and options granted to Pregis’ employees under Pactiv’s stock option plans.

The following table illustrates the effect on net income if Pregis had elected to recognize stock-based compensation expense based on the fair value of the options granted at the date of grant as prescribed by SFAS No. 123. For the purposes of this pro forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods.

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Net income (loss)	$9,535	$5,609	$(6,541)	$10,437
After-tax adjustment of stock-based compensation costs:
Intrinsic-value method	92	208	187	318
Fair-value method	(386)	(427)	(1,181)	(1,246)

Pro forma net income (loss)	$9,241	$5,390	$(7,535)	$9,509

13. Combining Financial Information of Guarantor Subsidiaries

Pregis’ domestic wholly-owned subsidiaries, Pactiv Protective Packaging Inc., and Hexacomb Corporation (“the Guarantors”), have provided guarantees for the financing described in Note 14. The guarantees are full, unconditional, joint and several. Pregis conducts much of its operations through and derives much of its income from its subsidiaries. Therefore, Pregis’ ability to make required payments with respect to its indebtedness and other obligations depends on the financial results and condition of GPP and ESP and its ability to receive funds from GPP and ESP. The non-guarantor subsidiaries include all of Pregis’ non-U.S. subsidiaries.

The following condensed combining financial information for Pregis presents the financial information of the guarantor subsidiaries and the non-guarantor subsidiaries based on Pregis’ understanding of the Securities and Exchange Commission’s interpretation and application of Rule 3-10 under the Securities and Exchange Commission’s Regulation S-X. The financial information may not necessarily be indicative of results of operations or financial position had the guarantor subsidiaries or non-guarantor subsidiaries operated as independent entities.

Pregis

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

Three Months Ended September 30, 2005

Condensed Combining Statement of Operations

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Sales	$85,282	$139,772	$(1,580)	$223,474
Costs and expenses
Cost of sales, excluding depreciation and amortization	65,660	109,925	(1,580)	174,005
Selling, general and administrative	10,410	16,475	—	26,885
Depreciation and amortization	2,879	4,693	—	7,572
Goodwill impairment	—	—	—	—
Other expense, net	586	23	—	609
Restructuring and other	—	—	—	—

Total costs and expenses	79,535	131,116	(1,580)	209,071

Operating income	5,747	8,656	—	14,403
Gain on sale of securities	—	—	—	—
Interest (income) expense, net	(144)	784	—	640
Income tax expense (benefit)	(3,696)	532	—	4,228

Net income	$2,195	$7,340	$—	$9,535

Three Months Ended September 30, 2004

Condensed Combing Statement of Operations

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Sales	$83,555	$130,853	$(1,024)	$213,384
Costs and expenses
Cost of sales, excluding depreciation and amortization	63,580	104,526	(1,024)	167,082
Selling, general and administrative	9,914	13,980	—	23,894
Depreciation and amortization	2,950	4,019	—	6,969
Other expense	132	12	—	144
Restructuring and other	3,716	304	—	4,020

Total costs and expenses	80,292	122,841	(1,024)	202,109

Operating income	3,263	8,012	—	11,275
Interest (income) expense, net	(31)	802	—	771
Income tax expense	(136)	5,031	—	4,895

Net income	$3,430	$2,179	$—	$5,609

Pregis

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

Nine Months Ended September 30, 2005

Condensed Combining Statement of Operations

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Sales	$247,656	$423,488	$(4,122)	$667,022
Costs and expenses
Cost of sales, excluding depreciation and amortization	193,399	339,579	(4,122)	528,856
Selling, general and administrative	33,873	50,159	—	84,032
Depreciation and amortization	9,003	15,166	—	24,169
Goodwill impairment	35,446	208	—	35,654
Other (income) expense	724	(478)	—	246
Restructuring and other	(70)	(244)	—	(314)

Total costs and expenses	272,375	404,390	(4,122)	672,643

Operating income (loss)	(24,719)	19,098	—	(5,621)
Gain on sale of securities	—	(1,228)	—	(1,228)
Interest (income) expense, net	(433)	2,673	—	2,240
Income tax expense (benefit)	(5,780)	5,688	—	(92)

Net income (loss)	$(18,506)	$11,965	$—	$(6,541)

Nine Months Ended September 30, 2004

Condensed Combining Statement of Operations

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Sales	$236,346	$384,806	$(3,396)	$617,756
Costs and expenses
Cost of sales, excluding depreciation and amortization	182,148	304,667	(3,396)	483,419
Selling, general and administrative	31,379	46,147	—	77,526
Depreciation and amortization	9,321	14,014	—	23,335
Other expense, net	208	—	—	208
Restructuring and other	4,097	7,658	—	11,755

Total costs and expenses	227,153	372,486	(3,396)	596,243

Operating income	9,193	12,230	—	21,513
Interest (income) expense, net	(57)	2,332	—	2,275
Income tax expense	1,509	7,292	—	8,801

Net income	$7,741	$2,696	$—	$10,437

Pregis

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

September 30, 2005

Condensed Combining Statement of Financial Position

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and temporary cash investments	$—	$24,340	$—	$24,340
Accounts and notes receivable
Trade, net of allowances	36,737	90,193	—	126,930
Affiliates	289	16,339	(16,522)	106
Other	163	1,563	—	1,726
Inventories, net of valuation allowances	34,012	59,005	—	93,017
Deferred income taxes	4,029	1,619	—	5,648
Prepayments and other	1,010	3,765	—	4,775

Total current assets	76,240	196,824	(16,522)	256,542
Property, plant and equipment, net	97,798	182,350	—	280,148
Other assets
Goodwill	40,878	118,432	—	159,310
Intangible assets, net	6,123	1,067	—	7,190
Other	195	1,060	—	1,255

Total other assets	47,196	120,559	—	167,755

Total assets	$221,234	$499,733	$(16,522)	$704,445

Liabilities and owner’s equity
Current liabilities
Short-term debt, including current maturities of long-term debt, unaffiliated	$—	$261	$—	$261
Short-term debt, affiliates	—	141	—	141
Accounts payable	17,727	46,921	—	64,648
Accounts payable, affiliates	28,545	2,909	(16,522)	14,932
Accrued taxes	3,960	10,087	—	14,047
Accrued payroll and benefits	2,588	10,931	—	13,519
Other	8,469	8,917	—	17,386

Total current liabilities	61,289	80,167	(16,522)	124,934
Long-term debt, unaffiliated	—	187	—	187
Long-term debt, affiliates	26	(26)	—	—
Deferred income taxes	7,160	10,875	—	18,035
Pension liabilities and other	—	31,035	—	31,035
Other	4,418	2,523	—	6,941
Owner’s equity
Owner’s net investment	148,422	365,360	—	513,782
Accumulated other comprehensive income (loss)
Additional minimum pension liability, net	—	(20,725)	—	(20,725)
Foreign currency translation adjustment	(81)	30,337	—	30,256

Total owner’s equity	148,341	374,972	—	523,313

Total liabilities and owner’s equity	$221,234	$499,733	$(16,522)	$704,445

Pregis

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

December 31, 2004

Condensed Combining Statement of Financial Position

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and temporary cash investments	$—	$22,595	$—	$22,595
Accounts and notes receivable
Trade, net of allowances	33,621	89,081	—	122,702
Affiliates	(7,194)	84,163	(1,045)	75,924
Other	536	2,399	—	2,935
Inventories, net of valuation allowances	31,977	64,831	—	96,808
Deferred income taxes	3,190	1,995	—	5,185
Prepayments and other	966	2,599	—	3,565

Total current assets	63,096	267,663	(1,045)	329,714
Property, plant and equipment, net	97,931	208,286	—	306,217
Other assets
Goodwill	76,324	131,782	—	208,106
Intangible assets, net	7,408	1,217	—	8,625
Other	268	1,031	—	1,299

Total other assets	84,000	134,030	—	218,030

Total assets	$245,027	$609,979	$(1,045)	$853,961

Liabilities and owner’s equity
Current liabilities
Short-term debt, including current maturities of long-term debt, unaffiliated	$—	$732	$—	$732
Short-term debt, affiliates	—	101,841	—	101,841
Accounts payable	14,128	48,368	—	62,496
Accounts payable, affiliates	1,349	15,555	(1,045)	15,859
Accrued taxes	5,013	14,236	—	19,249
Accrued payroll and benefits	6,554	7,293	—	13,847
Other	5,949	11,316	—	17,265

Total current liabilities	32,993	199,341	(1,045)	231,289
Long-term debt, unaffiliated	—	304	—	304
Long-term debt, affiliates	—	7,236	—	7,236
Deferred income taxes	15,547	9,794	—	25,341
Pension liabilities and other	—	33,082	—	33,082
Other	3,109	3,497	—	6,606
Owner’s equity
Owner’s net investment	193,459	306,862	—	500,321
Accumulated other comprehensive income (loss)
Additional minimum pension liability, net	—	(20,725)	—	(20,725)
Foreign currency translation adjustment	(81)	70,588	—	70,507

Total owner’s equity	193,378	356,725	—	550,103

Total liabilities and owner’s equity	$245,027	$609,979	$(1,045)	$853,961

Pregis

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

Nine Months Ended September 30, 2005

Condensed Combining Statement of Cash Flows

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Income (loss) before cumulative effect of change in accounting principle	$(18,506)	$11,965	$—	$(6,541)
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	9,003	15,166	—	24,169
Deferred income taxes	1,850	(8,606)	—	(6,756)
Goodwill impairment	35,446	208	—	35,654
Changes in components of working capital – net of effect of acquisitions:
Increase in unaffiliated receivables	(2,480)	(10,561)	—	(13,041)
Increase (decrease) in affiliate receivables	(2,583)	72,979	4,384	74,780
Increase in inventories	(1,436)	74	—	(1,362)
Increase in prepayments and other current assets	(390)	(566)	—	(956)
Increase in unaffiliated accounts payable	3,598	2,681	—	6,279
Increase (decrease) in affiliate accounts payable	10,954	(13,499)	(4,384)	(6,929)
Increase (decrease) in taxes accrued	(1,052)	(2,426)	—	(3,478)
Decrease in interest accrued	—	(203)	—	(203)
Increase (decrease) in other current liabilities	(1,192)	4,211	—	3,019
Other	2,022	(720)	—	1,302

Cash provided by operating activities	35,234	70,703	—	105,937

Investing activities
Proceeds from sale of assets	14	669	—	683
Expenditures for property, plant and equipment	(8,882)	(12,571)	—	(21,453)
(Increase) decrease in other investments	(1,139)	413	—	(726)

Cash used in investing activities	(10,007)	(11,489)	—	(21,496)

Financing activities
Capital contributions (distributions), net	(25,252)	45,271	—	20,019
Net decrease in long-term debt, unaffiliated	—	(499)	—	(499)
Net increase in short-term debt, unaffiliated	—	(9)	—	(9)
Net decrease in short-term debt, affiliates	25	(99,712)	—	(99,687)

Cash provided by (used in) financing activities	(25,227)	(54,949)	—	(80,176)
Effect of foreign-exchange rate changes on cash and temporary-cash investments	—	(2,520)	—	(2,520)

Increase in cash and temporary-cash investments	—	1,745	—	1,745

Cash and temporary-cash investments, January 1	—	22,595	—	22,595

Cash and temporary-cash investments, September 30	$—	$24,340	$—	$24,340

Pregis

Notes to Unaudited Combined Financial Statements—(continued)

September 30, 2005 and 2004

Nine Months Ended September 30, 2004

Condensed Combining Statement of Cash Flows

(In thousands)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Income before cumulative effect of change in accounting principle	$7,741	$2,696	$—	$10,437
Adjustments to reconcile income from continuing operations to cash provided by continuing operations
Depreciation and amortization	9,321	14,014	—	23,335
Deferred income taxes	715	542	—	1,257
Restructuring and other	(57)	57	—	—
Changes in components of working capital – net of effect of acquisitions:
Increase in unaffiliated receivables	(5,042)	(8,466)	—	(13,508)
Increase in affiliate receivables	(2,703)	(8,502)	140	(11,065)
Increase in inventories	(1,958)	(6,576)	—	(8,534)
Decrease in prepayments and other current assets	268	826	—	1,094
Increase in unaffiliated accounts payable	1,581	13,708	—	15,289
Increase in affiliate accounts payable	1,919	6,512	(140)	8,291
Increase (decrease) in taxes accrued	426	(2,407)	—	(1,981)
Decrease in interest accrued	—	(21)	—	(21)
(Increase) decrease in other current liabilities	(69)	2,288	—	2,219
Other	131	(954)	—	(823)

Cash provided by operating activities	12,273	13,717	—	25,990

Investing activities
Proceeds from sale of assets	107	652	—	759
Expenditures for property, plant and equipment	(6,509)	(6,327)	—	(12,836)
Decrease in other investments	—	566	—	566

Cash used in investing activities	(6,402)	(5,109)	0	(11,511)

Financing activities
Capital contributions (distributions), net	(5,871)	10,793	—	4,922
Net decrease in long-term debt, unaffiliated	—	(233)	—	(233)
Net decrease in short-term debt, unaffiliated	—	(426)	—	(426)
Net decrease in short-term debt, affiliates	—	(12,995)	—	(12,995)

Cash used in financing activities	(5,871)	(2,861)	—	(8,732)
Effect of foreign exchange rate changes on cash and temporary-cash investments	—	256	—	256

Increase in cash and temporary-cash investments	—	6,003	—	6,003

Cash and temporary-cash investments, January 1	—	13,378	—	13,378

Cash and temporary-cash investments, September 30	$—	$19,381	—	$19,381

14. Subsequent Event

In accordance with the sale agreement (as described in Note 5), on October 12, 2005 AEA Investors LLC finalized its purchase of GPP and ESP for $523.5 million. The purchase was financed through the issuance of $150 million of face value in senior subordinated notes maturing on October 15, 2013, $123.5 million of euro-denominated senior secured second lien floating-rate notes maturing on April 15, 2013, and $172 million of funded bank debt.

Pregis Holding II Corporation

AUDITED COMBINED FINANCIAL STATEMENTS

As of September 30, 2005 and

From May 18, 2005 (inception) to September 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of Pregis Holding II Corporation

We have audited the accompanying combined statements of financial position as of September 30, 2005 of Pregis Holding II Corporation, consisting of the companies listed in Note 1, (the Company), and the related combined statements of operations and owner’s deficit, and cash flows, from May 18, 2005 (inception) to September 30, 2005. These financial statements are the responsibility of Pregis Holding II Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Pregis Holding II Corporation as at September 30, 2005, and the combined results of its operations and owner’s deficit, and its cash flows from May 18, 2005 to September 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois

December 9, 2005

Pregis Holding II Corporation

Combined Statement of Operations and Owner’s Deficit

From May 18, 2005 (inception) to September 30, 2005

Revenue	$—
Expenses	36,644

Loss before income taxes	(36,644)
Income taxes	—

Net loss	$(36,644)

Capital contributions	30
Owner’s deficit at beginning of the period	—

Owner’s deficit at September 30, 2005	$(36,614)

Note: The accompanying notes are an integral part of these financial statements.

Pregis Holding II Corporation

Combined Statement of Financial Position

As of September 30, 2005

Assets
Current assets
Cash and temporary cash investments	$1,015,161

Total assets	$1,015,161

Liabilities and owner’s deficit
Current liabilities
Accrued liabilities	$36,644
Accounts payable – affiliate	1,015,131

Total current liabilities	1,051,775

Owner’s deficit
Owner’s investment	30
Retained earnings (deficit)	(36,644)

Total owner’s deficit	(36,614)

Total liabilities and owner’s deficit	$1,015,161

Note: The accompanying notes are an integral part of these financial statements.

Pregis Holding II Corporation

Combined Statement of Cash Flows

From May 18, 2005 (inception) to September 30, 2005

Operating activities
Net loss	$(36,644)
Increase in accrued liabilities	36,644

Cash provided by operating activities	—

Financing activities
Accounts payable to affiliate	1,015,131
Issuance of common stock	30

Cash provided by financing activities	1,015,161

Increase in cash and temporary cash investments	1,015,161
Cash at beginning of period	—

Cash and temporary cash investments, September 30, 2005	$1,015,161

Note: The accompanying notes are an integral part of these financial statements.

58

Pregis Holding II Corporation

Notes to Combined Financial Statements

1. Summary of Accounting Policies

Basis of Presentation

The Combined Financial Statements of Pregis Holding II Corporation (the “Company”) are comprised of the financial statements of Pregis Holding II Corporation, Pregis Corporation, and Pregis Management Corporation, all of which were formed by AEA Investors LLC for the purpose of effecting the acquisition of Pactiv Corporation’s global protective packaging and European specialty packaging businesses. Pregis Holding II Corporation and Pregis Corporation were each incorporated under the laws of the state of Delaware on May 18, 2005. Pregis Management Corporation was incorporated under the laws of the state of Delaware on August 15, 2005. As of September 30, 2005, AEA Investors LLC was the sole shareholder of each of these entities.

The statements of financial position as of September 30, 2005, of each one of the entities in the combination, include the initial capital contribution and cash. Additionally, as of September 30, 2005, Pregis Corporation was the sole shareholder of Pregis (Luxembourg) Holding S.a.r.l., which company was incorporated under the laws of Luxembourg on August 29, 2005, in order to facilitate the acquisition of the foreign-based operations of Pactiv Corporation’s global protective packaging and European specialty packaging businesses. In order to provide funding for the capital contribution to Pregis (Luxembourg) Holding S.a.r.l., AEA Investors LLC advanced $1,015,131 to Pregis Corporation to make this investment. Therefore, as of September 30, 2005, this amount is reflected as payable to affiliate in the Combined Financial Statements. Expenses recorded as of September 30, 2005 relate to legal, bank and audit-related charges.

Cash and Temporary Cash Investments

The Company defines cash and temporary cash investments as checking accounts, money-market accounts, certificates of deposit, and U.S. Treasury notes having an original maturity of 90 days or less.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes, which requires that deferred-tax assets and liabilities be recorded to reflect the future tax consequences of temporary timing differences between the tax and financial-statement basis of assets and liabilities. Deferred-tax assets are reduced by a valuation allowance if management determines that it is more likely than not that a portion of deferred-tax assets will not be realized in a future period. Estimates used to recognize deferred-tax assets are subject to revision in subsequent periods based on changes to facts or circumstances. At September 30, 2005, the Company had a deferred tax asset of $6,420, which was fully offset by a valuation allowance. The deferred tax asset originated from $20,320 of accrued liabilities as of September 30, 2005. The remaining balance of accrued liabilities ($16,324) relates to permanent differences and has not been tax effected.

Owner’s Investment

Pregis Holding II Corporation has authorized the issuance of 1,000 shares of common stock at a par value of $0.01 per share. At September 30, 2005, Pregis Holding II Corporation had issued and outstanding 10 shares of common stock, issued at $1 per share.

Use of Estimates

The preparation of the Combined Financial Statements prepared in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Pregis Holding II Corporation

Notes to Combined Financial Statements—(continued)

2. Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) requires that the fair value of all share-based payments to employees, including grants of stock options, be recognized in the financial statements, and supercedes APB No. 25, which required that the “intrinsic value” method be used in determining compensation expense for share-based payments to employees. Under SFAS No. 123(R), employee-compensation expense is based on the grant-date fair value of the award and is recognized in the Combined Statement of Operations over the period during which an employee is required to provide service (normally the vesting period). SFAS No. 123(R) will become effective as of the beginning of the first annual period beginning after December 15, 2005. The impact of adopting SFAS 123(R) cannot be predicted at this time, since it depends on levels of future grants of share-based payments.

3. Subsequent Event

In accordance with the sale agreement between Pactiv Corporation and AEA Investors LLC, on October 12, 2005, Pregis Corporation consummated the acquisition of all the outstanding shares of capital stock of Pactiv Corporation’s subsidiaries operating its global protective packaging and European specialty packaging businesses for $523.5 million. The acquisition was financed through the issuance by Pregis Corporation of $150 million of face value in senior subordinated notes maturing on October 15, 2013, $123.5 million of euro-denominated senior secured second lien floating-rate notes maturing on April 15, 2013, and $172 million of funded bank debt.

Concurrent with the sale transaction, Pregis Corporation became a wholly-owned subsidiary of Pregis Holding II Corporation, and Pregis Management Corporation became a wholly-owned subsidiary of Pregis Corporation. Both Pregis Holding II Corporation and Pregis Management Corporation provided full, unconditional, joint and several guarantees of the above-mentioned debt of Pregis Corporation.

4. Condensed Combining Financial Information

The condensed financial statements of the Parent (and Guarantor), Pregis Holding II Corporation; the Issuer of the debt, Pregis Corporation; the other Guarantor of the debt, Pregis Management Corporation; and the Non-Guarantor, Pregis (Luxembourg) Holding S.a.r.l., as of September 30, 2005, and for the period from May 18, 2005 to September 30, 2005 are as follows:

Condensed Combined Statement of Operations

From May 18, 2005 (inception) to September 30, 2005

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Combined
Revenue	$—	$—	$—	$—	$—	$—

Expenses	5,000	5,000	5,000	21,644	—	36,644
Loss from equity investment	—	21,644	—	—	(21,644)	—

Loss before income taxes	(5,000)	(26,644)	(5,000)	(21,644)	21,644	(36,644)
Income taxes	—	—	—	—	—	—

Net loss	$(5,000)	$(26,644)	$(5,000)	$(21,644)	$21,644	$(36,644)

Pregis Holding II Corporation

Notes to Combined Financial Statements—(continued)

Condensed Combining Statement of Financial Position

As of September 30, 2005

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Combined
Assets
Current assets
Cash and temporary cash investments	$10	$10	$10	$1,015,131	$—	$1,015,161
Accounts receivable – affiliate	—	19,495	—	—	(19,495)	—
Investment in subsidiary	—	973,992	—	—	(973,992)	—

Total assets	$10	$993,497	$10	$1,015,131	$(993,487)	$1,015,161

Liabilities and owner’s deficit
Current liabilities
Accrued liabilities	$5,000	$5,000	$5,000	$21,644	$—	$36,644
Accounts payable – affiliate	—	1,015,131	—	19,495	(19,495)	1,015,131

Total current liabilities	5,000	1,020,131	5,000	41,139	(19,495)	1,051,775

Owner’s deficit
Owner’s investment	10	10	10	995,636	(995,636)	30
Retained earnings (deficit)	(5,000)	(26,644)	(5,000)	(21,644)	21,644	(36,644)

Total owner’s deficit	(4,990)	(26,634)	(4,990)	973,992	(973,992)	(36,614)

Total liabilities and owner’s deficit	$10	$993,497	$10	$1,015,131	$(993,487)	$1,015,161

Condensed Combining Statement of Cash Flows

From May 18, 2005 (inception) to September 30, 2005

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Combined
Operating activities
Net loss	$(5,000)	$(26,644)	$(5,000)	$(21,644)	$21,644	$(36,644)
Loss from equity investment	—	21,644	—	—	(21,644)	—
Increase in affiliate accounts receivable	—	(19,495)	—	—	19,495	—
Increase in accrued liabilities	5,000	5,000	5,000	21,644	—	36,644

Cash provided by operating activities	—	(19,495)	—	—	19,495	—

Investing activities
Investment in subsidiary	—	(995,636)	—	—	995,636	—

Cash used in investing activities	—	(995,636)	—	—	995,636	—

Financing activities
Accounts payable to affiliate	—	1,015,131	—	19,495	(19,495)	1,015,131
Issuance of common stock	10	10	10	995,636	(995,636)	30

Cash provided by financing activities	10	1,015,141	10	1,015,131	(1,015,131)	1,015,161

Increase in cash and temporary cash investments	10	10	10	1,015,131	—	1,015,161
Cash at beginning of period	—	—	—	—	—	—

Cash and temporary cash investments, September 30, 2005	$10	$10	$10	$1,015,131	$—	$1,015,161

Until                 , all dealers that effect transactions in the exchange notes may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

We, Pregis Holding II, Pregis Management Corporation and Pregis Innovative Packaging Inc. are incorporated under the laws of the State of Delaware. Hexacomb Corporation is incorporated under the laws of the State of Illinois.

Section 145 of the Delaware General Corporation Law, or DGCL, and Section 8.75 of the Illinois Business Corporation Act, or IBCA, provide that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL and IBCA further authorize a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 or Section 8.75.

The bylaws of our company, Pregis Holding II, Pregis Management Corporation and Pregis Innovative Packaging Inc. provide for the indemnification of their respective directors and officers to the fullest extent authorized by law. The certificates of incorporation of our company, Pregis Holding II, Pregis Management Corporation provide that, to the fullest extent permitted by the DGCL, a director shall not be liable for monetary damages for breach of its director’s fiduciary duty. Pregis Innovative Packaging Inc.’s certificate of incorporation provides for the indemnification of our directors and officers to the fullest extent authorized by law and that a director shall have no personal liability for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Hexacomb Corporation’s bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by law. We have also purchased insurance on behalf of our directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

2.1	Stock Purchase Agreement, dated as of June 23, 2005, as amended, among Pactiv Corporation and certain of its affiliates, as sellers, and PFP Holding II Corporation, as purchaser.

3.1	Certificate of Incorporation of Pregis Corporation.

3.2	By-laws of Pregis Corporation.

3.3	Certificate of Incorporation of Pregis Holding II Corporation.

3.4	By-laws of Pregis Holding II Corporation.

3.5	Certificate of Incorporation of Pregis Management Corporation.

3.6	By-laws of Pregis Management Corporation.

3.7	Certificate of Incorporation of Pregis Innovative Packaging Inc.

3.8	By-laws of Pregis Innovative Packaging Inc.

3.9	Certificate of Incorporation of Hexacomb Corporation.

3.10	By-laws of Hexacomb Corporation.

4.1	Indenture, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, The Bank of New York, as trustee and collateral agent, The Bank of New York, as registrar and paying agent, and RSM Robson Rhodes LLP, as Irish paying agent.

4.2	Indenture, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, and The Bank of New York, as trustee.

4.3	Form of Initial Notes and Form of Exchange Notes (included within the Indentures filed as Exhibit 4.1 and Exhibit 4.2).

4.4	Registration Rights Agreement, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, Credit Suisse First Boston (Europe) Limited, Credit Suisse First Boston LLC, Lehman Brothers International (Europe), and Lehman Brothers Inc.

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1	Credit Agreement, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, the several banks, other financial institutions and related funds as may from time to time become parties thereto, Credit Suisse, as collateral agent and administrative agent, Lehman Brothers Inc., as syndication agent, and CIT Lending Services, Inc. and JPMorgan Chase Bank, N.A., as co-documentation agents.

10.2	First Lien Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., and Hexacomb Corporation, to Credit Suisse, as collateral agent.

10.3	Second Lien Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., and Hexacomb Corporation, to The Bank of New York, as trustee and collateral agent.

10.4	Senior Pledge Agreement, dated October 12, 2005, between Pregis Corporation, as pledgor, and Credit Suisse, as security agent.

10.5	Subordinated Pledge Agreement, dated October 12, 2005, between Pregis Corporation, as pledgor, and The Bank of New York, as security agent.

10.6	First Lien Intellectual Property Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, to Credit Suisse, as collateral agent.

10.7	Second Lien Intellectual Property Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, to The Bank of New York, as trustee.

10.8	Management Agreement, dated October 12, 2005, by and between Pregis Corporation and AEA Investors LLC

10.9	Separation and Consulting Agreement, dated November 30, 2005, by James D. Morris and Pregis Holding I Corporation, Pregis Holding II Corporation, Pregis Corporation, Pregis Innovative Packaging Inc., and Hexacomb Corporation.

10.10	Separation Agreement and Release, dated November 30, 2005, by Kevin J. Corcoran and Pregis Holding I Corporation, Pregis Holding II Corporation, Pregis Corporation, Pregis Innovative Packaging Inc., Pregis Management Corporation, and Hexacomb Corporation.

10.11	Pregis Holding I Corporation 2005 Stock Option Plan.

10.12	Form of Nonqualified Stock Option Agreement.

10.13	Pregis Holding I Corporation Employee Stock Purchase Plan.

10.14	Form of Pregis Holding I Corporation Employee Stock Purchase Plan Employee Subscription Agreement.

10.15	Employment Agreement, dated February 6, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and Vincent P. Langone.

10.16	Employment Agreement, dated January 23, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and Andy Brewer.

10.17	Employment Agreement of a Managing Director, dated July 1, 1995, between Sengewald Klinikprodukte GmbH and Dieter Eberle (translation from German language)

10.18	Employment Agreement, dated January 23, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and Steven C. Huston.

10.19	Employment Agreement, dated November 7, 1990, between Jiffy Packaging Company Limited and Peter Lewis and Letter Agreement, dated July 3, 2000, from Pactiv Corporation Europe B.V. to Peter Lewis.
10.20	Employment Agreement, dated January 23, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and C. William McBee.

10.21	Employment Agreement of a Managing Director, dated March 8, 2004, between Kobusch Folien Verwaltungsgesellschaft mbH and Hartmut Scherf (translation from German language).

10.22	Noncompetition Agreement, dated February 6, 2006, by and among Pregis Holding I Corporation and Vincent P. Langone, Noncompetition Agreements, dated November 30, 2005, by and among Pregis Holding I Corporation and each of James D. Morris and Kevin Corcoran and Noncompetition Agreements, dated January 23, 2006, by and among Pregis Holding I Corporation and each of Andy Brewer, Steven C. Huston and C. William McBee.

10.23	Nonqualified Stock Option Agreements, dated February 6, 2006, between Pregis Holding I Corporation and Vincent P. Langone, Nonqualified Stock Option Agreement, dated November 30, 2005, between Pregis Holding I Corporation and James D. Morris and Nonqualified Stock Option Agreements, dated January 23, 2006, between Pregis Holding I Corporation and each of Andy Brewer, Dieter Eberle, Steven C. Huston, Peter Lewis, C. William McBee and Hartmut Scherf.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page to the Registration Statement).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as trustee.

99.1	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

99.2	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

99.3	Form of Instructions to Registered Holder from Beneficial Owner.

99.4	Form of Letter to Clients.

99.5	Form of Letter to Registered Holders

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of Illinois, on the 14th day of February, 2006.

PREGIS CORPORATION PREGIS INNOVATIVE PACKAGING INC. HEXACOMB CORPORATION PREGIS MANAGEMENT CORPORATION

By:	/s/ Vincent P. Langone
Vincent P. Langone Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Pryma, Glenn Fischer, Cynthia L. Coco and Robert Gleason, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent P. Langone Vincent P. Langone	President, Chief Executive Officer and Director (principal executive officer)	February 14, 2006

/s/ Kevin J. Corcoran Kevin J. Corcoran	Chief Financial Officer (principal financial officer and principal accounting officer)	February 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of Illinois, on the 14th day of February, 2006.

PREGIS HOLDING II CORPORATION

By:	/s/ Vincent P. Langone
Vincent P. Langone Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Pryma, Glenn Fischer, Cynthia L. Coco and Robert Gleason, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent P. Langone Vincent P. Langone	President, Chief Executive Officer and Director (principal executive officer)	February 14, 2006

/s/ Kevin J. Corcoran Kevin J. Corcoran	Chief Financial Officer (principal financial officer and principal accounting officer)	February 14, 2006

* John L. Garcia	Director	February 14, 2006

* Glenn Fischer	Director	February 14, 2006

* Brian R. Hoesterey	Director	February 14, 2006

* James W. Leng	Director	February 14, 2006

* John P. O’Leary, Jr.	Director	February 14, 2006

* James D. Morris	Director	February 14, 2006

* Thomas J. Pryma	Director	February 14, 2006

* James E. Rogers	Director	February 14, 2006

* David Ryan	Director	February 14, 2006

* By:	/s/ Robert Gleason
Robert Gleason Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of June 23, 2005, as amended, among Pactiv Corporation and certain of its affiliates, as sellers, and PFP Holding II Corporation, as purchaser.

3.1	Certificate of Incorporation of Pregis Corporation.

3.2	By-laws of Pregis Corporation.

3.3	Certificate of Incorporation of Pregis Holding II Corporation.

3.4	By-laws of Pregis Holding II Corporation.

3.5	Certificate of Incorporation of Pregis Management Corporation.

3.6	By-laws of Pregis Management Corporation.

3.7	Certificate of Incorporation of Pregis Innovative Packaging Inc.

3.8	By-laws of Pregis Innovative Packaging Inc.

3.9	Certificate of Incorporation of Hexacomb Corporation.

3.10	By-laws of Hexacomb Corporation.

4.1	Indenture, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, The Bank of New York, as trustee and collateral agent, The Bank of New York, as registrar and paying agent, and RSM Robson Rhodes LLP, as Irish paying agent.

4.2	Indenture, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, and The Bank of New York, as trustee.

4.3	Form of Initial Notes and Form of Exchange Notes (included within the Indentures filed as Exhibit 4.1 and Exhibit 4.2).

4.4	Registration Rights Agreement, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, Credit Suisse First Boston (Europe) Limited, Credit Suisse First Boston LLC, Lehman Brothers International (Europe), and Lehman Brothers Inc.

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1	Credit Agreement, dated October 12, 2005, among Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, the several banks, other financial institutions and related funds as may from time to time become parties thereto, Credit Suisse, as collateral agent and administrative agent, Lehman Brothers Inc., as syndication agent, and CIT Lending Services, Inc. and JPMorgan Chase Bank, N.A., as co-documentation agents.

10.2	First Lien Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., and Hexacomb Corporation, to Credit Suisse, as collateral agent.

10.3	Second Lien Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., and Hexacomb Corporation, to The Bank of New York, as trustee and collateral agent.

10.4	Senior Pledge Agreement, dated October 12, 2005, between Pregis Corporation, as pledgor, and Credit Suisse, as security agent.

10.5	Subordinated Pledge Agreement, dated October 12, 2005, between Pregis Corporation, as pledgor, and The Bank of New York, as security agent.

10.6	First Lien Intellectual Property Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, to Credit Suisse, as collateral agent.

10.7	Second Lien Intellectual Property Security Agreement, dated October 12, 2005, by Pregis Corporation, Pregis Holding II Corporation, Pregis Management Corporation, Pregis Innovative Packaging Inc., Hexacomb Corporation, to The Bank of New York, as trustee.

10.8	Management Agreement, dated October 12, 2005, by and between Pregis Corporation and AEA Investors LLC

10.9	Separation and Consulting Agreement, dated November 30, 2005, by James D. Morris and Pregis Holding I Corporation, Pregis Holding II Corporation, Pregis Corporation, Pregis Innovative Packaging Inc., and Hexacomb Corporation.

10.10	Separation Agreement and Release, dated November 30, 2005, by Kevin J. Corcoran and Pregis Holding I Corporation, Pregis Holding II Corporation, Pregis Corporation, Pregis Innovative Packaging Inc., Pregis Management Corporation, and Hexacomb Corporation.

10.11	Pregis Holding I Corporation 2005 Stock Option Plan.

10.12	Form of Nonqualified Stock Option Agreement.

10.13	Pregis Holding I Corporation Employee Stock Purchase Plan.

10.14	Form of Pregis Holding I Corporation Employee Stock Purchase Plan Employee Subscription Agreement.

10.15	Employment Agreement, dated February 6, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and Vincent P. Langone.

10.16	Employment Agreement, dated January 23, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and Andy Brewer.

10.17	Employment Agreement of a Managing Director, dated July 1, 1995, between Sengewald Klinikprodukte GmbH and Dieter Eberle (translation from German language)

10.18	Employment Agreement, dated January 23, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and Steven C. Huston.

10.19	Employment Agreement, dated November 7, 1990, between Jiffy Packaging Company Limited and Peter Lewis and Letter Agreement, dated July 3, 2000, from Pactiv Corporation Europe B.V. to Peter Lewis.

10.20	Employment Agreement, dated January 23, 2006, by and among Pregis Holding I Corporation and Pregis Holding II Corporation and Pregis Corporation and C. William McBee.
10.21	Employment Agreement of a Managing Director, dated March 8, 2004, between Kobusch Folien Verwaltungsgesellschaft mbH and Hartmut Scherf (translation from German language).

10.22	Noncompetition Agreement, dated February 6, 2006, by and among Pregis Holding I Corporation and Vincent P. Langone, Noncompetition Agreements, dated November 30, 2005, by and among Pregis Holding I Corporation and each of James D. Morris and Kevin Corcoran and Noncompetition Agreements, dated January 23, 2006, by and among Pregis Holding I Corporation and each of Andy Brewer, Steven C. Huston and C. William McBee.

10.23	Nonqualified Stock Option Agreements, dated February 6, 2006, between Pregis Holding I Corporation and Vincent P. Langone, Nonqualified Stock Option Agreement, dated November 30, 2005, between Pregis Holding I Corporation and James D. Morris and Nonqualified Stock Option Agreements, dated January 23, 2006, between Pregis Holding I Corporation and each of Andy Brewer, Dieter Eberle, Steven C. Huston, Peter Lewis, C. William McBee and Hartmut Scherf.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page to the Registration Statement).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as trustee.

99.1	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

99.2	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

99.3	Form of Instructions to Registered Holder from Beneficial Owner.

99.4	Form of Letter to Clients.

99.5	Form of Letter to Registered Holders